   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1999

                                                      REGISTRATION NO. 333-81139
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     AMERICAN PLUMBING & MECHANICAL, INC.*
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             1711                            76-0577626
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------

                             1950 LOUIS HENNA BLVD.

                            ROUND ROCK, TEXAS 78664
                                 (512) 246-5200
              (Address, including zip code, and telephone number,
       including area code, of Registrant's Principal Executive Offices)
                             ---------------------

                                DAVID C. BAGGETT
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             1950 LOUIS HENNA BLVD.
                            ROUND ROCK, TEXAS 78664
                                 (512) 246-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                                DAVID P. OELMAN
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

* The subsidiaries of American Plumbing & Mechanical, Inc. will guarantee the securities being registered hereby and therefore are also registrants. Information about these additional registrants appears on the following pages.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             ADDITIONAL REGISTRANTS

                         CHRISTIANSON ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                           1711                         74-1588887
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                          CHRISTIANSON SERVICE COMPANY
             (Exact name of registrant as specified in its charter)

             TEXAS                           1711                         74-2810094
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                           G.G.R. LEASING CORPORATION
             (Exact name of registrant as specified in its charter)

             TEXAS                           1711                         74-2250428
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                             R.C.R. PLUMBING, INC.
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         1711                         95-3139393
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                              J.A. CROSON COMPANY
             (Exact name of registrant as specified in its charter)

             OHIO                            1711                         31-0784594
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                        FRANKLIN FIRE SPRINKLER COMPANY
             (Exact name of registrant as specified in its charter)

             OHIO                            1711                         31-1232113
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                         J.A. CROSON COMPANY OF FLORIDA
             (Exact name of registrant as specified in its charter)

            FLORIDA                          1711                         59-2944806
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                      TEEPE'S RIVER CITY MECHANICAL, INC.
             (Exact name of registrant as specified in its charter)

             OHIO                            1711                         31-1056529
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                           KEITH RIGGS PLUMBING, INC.
             (Exact name of registrant as specified in its charter)

            ARIZONA                          1711                         86-0265707
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                              POWER PLUMBING, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          1711                         76-0255723
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                      NELSON MECHANICAL CONTRACTORS, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                          1711                         59-1266315
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                           SHERWOOD MECHANICAL, INC.
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         1711                         33-0085731
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                      MILLER MECHANICAL CONTRACTORS, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                          1711                         58-1303603
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

INFORMATION CONTAINED HEREIN is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1999


                                   PROSPECTUS

                                  $125,000,000

                  [AMERICAN PLUMBING & MECHANICAL, INC. LOGO]

                      AMERICAN PLUMBING & MECHANICAL, INC.
                               OFFER TO EXCHANGE
                           $1,000 PRINCIPAL AMOUNT OF

              11 5/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B

                  FOR EACH $1,000 PRINCIPAL AMOUNT OF EXISTING

              11 5/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES A

                 ($125,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER

- - Expires 5:00 p.m., New York City time,           , 1999, unless extended.

- - The exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.

- - All existing notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged.

- - The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the SEC.

                               THE EXCHANGE NOTES

- - The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that we have registered the exchange notes with the SEC. In addition, the exchange notes will not be subject to the transfer restrictions the existing notes are subject to, and provisions relating to an increase in the stated interest rate on the existing notes will be eliminated.


- - The exchange notes will be senior subordinated obligations of American Plumbing & Mechanical, Inc. They are subordinate to our senior debt. As of June 30, 1999, we had senior debt outstanding of approximately $3.7 million.


- - Interest on the exchange notes will accrue from           , 1999 at the rate
  of 11 5/8% per year, payable semi-annually in arrears on each April 15 and October 15, beginning October 15, 1999.

- - The exchange notes will be fully and unconditionally guaranteed by our guarantor subsidiaries.
                             ---------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Summary.....................................................     1
Risk Factors................................................    12
Forward-Looking Statements..................................    22
The Exchange Offer..........................................    23
The Company.................................................    33
Use of Proceeds.............................................    36
Capitalization..............................................    37
Selected Historical Financial Data..........................    38
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    40
Business....................................................    59
Management..................................................    72
Certain Transactions........................................    77
Principal Stockholders......................................    86
Description of Other Indebtedness...........................    87
Description of The Notes....................................    89
Registration Rights.........................................   124
Plan of Distribution........................................   124
Legal Matters...............................................   125
Experts.....................................................   125
Where You Can Find More Information.........................   125
Index to Financial Statements...............................   F-1

                                    SUMMARY

     This summary highlights some information from this prospectus. For a more complete understanding of this exchange offer, we encourage you to read the detailed information appearing elsewhere in this prospectus and to consult with your own legal and tax advisors.

     In this prospectus, the terms "we," "us," "our," "our company" and "AMPAM" refer to American Plumbing & Mechanical, Inc., including the founding companies unless the context otherwise requires. The term "founding companies" refers to Christianson Enterprises, Inc., G.G.R. Leasing Corporation and Christianson Service Company (collectively, "Christianson"), R.C.R. Plumbing, Inc. ("RCR"), Teepe's River City Mechanical, Inc. ("Teepe's"), Keith Riggs Plumbing, Inc. ("Keith Riggs"), J.A. Croson Company and Franklin Fire Sprinkler Company, (collectively, "Croson Ohio"), J.A. Croson Company of Florida ("Croson Florida"), Power Plumbing, Inc. and subsidiaries ("Power"), Nelson Mechanical Contractors, Inc. ("Nelson"), Sherwood Mechanical, Inc. ("Sherwood") and Miller Mechanical Contractors, Inc. ("Miller"). The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you.

THE EXCHANGE OFFER

     On May 19, 1999, we completed a private offering of 11 5/8% Senior Subordinated Notes due 2008. The notes were sold for a total purchase price of $122,417,500.

     We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer by November 15, 1999. This exchange offer entitles you to exchange your notes for notes with identical terms that are registered with the SEC. If the exchange offer is not completed by November 15, 1999, the interest rate on the notes will be increased by 0.25% per year for each 90-day period during which the exchange offer is not completed. The maximum amount by which the interest rate will be increased is 0.5% in total. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your notes. You should read
the discussion under the heading "The Exchange Offer" beginning on page   and
"Description of the Notes" beginning on page 83 for further information about the exchange notes.

The Exchange Offer.........  We are offering to exchange up to $125,000,000 of the exchange notes for up to $125,000,000 of the existing notes. Existing notes may be exchanged only in $1,000 increments.

                             The terms of the exchange notes are identical in all material respects to the existing notes except the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate.

Resale.....................  We believe the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             - the notes received in the exchange offer are
                               acquired in the ordinary course of your business;

                             - you are not participating and have no
                               understanding with any person to participate in the distribution of the notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours.

                             Each broker-dealer issued notes in the exchange offer for its own account in exchange for notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the exchange offer.

Expiration Date............  5:00 p.m., New York City time, on           , 1999,
                             unless we extend the exchange offer. It is possible that we will extend the exchange offer until all existing notes are tendered. You may withdraw existing notes you tendered at any time before
                                       , 1999. See "The Exchange
                             Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the
  Exchange Notes and the
  Existing Notes...........  The exchange notes will bear interest at a rate of
                             11 5/8% per year, payable semi-annually on April 15 and October 15, commencing October 15, 1999. April 1 and October 1 are the record dates for determining holders entitled to interest payments.

Conditions to the Exchange
Offer......................  The exchange offer is subject only to the following conditions:

                             - the compliance of the exchange offer with
                               securities laws;

                             - the tender of the existing notes;

                             - the representation by the holders of the existing
                               notes that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

                             - No judicial or administrative proceeding shall
                               have been threatened that would limit us from proceeding with the exchange offer.

Procedures for Tendering
  Existing Notes Held in
  the Form of Book-Entry
  Interests................  The existing notes were issued as global securities and were deposited with State Street Bank and Trust Company when they were issued. State Street Bank and Trust Company issued a certificate-less depositary interest in each note, which represents a 100% interest in the note, to The Depository Trust Company. Beneficial interests in the notes held by participants in DTC, which we will refer to as notes held in book-entry form, are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC and its participants.

                             If you are a holder of a note held in the form of a book-entry interest and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to State Street Bank and Trust

                             Company, as exchange agent, before the expiration date of the exchange offer:

                             EITHER

                             - a properly completed and executed letter of
                               transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address on the cover page of the letter of transmittal;

                             OR

                             - a computer-generated message transmitted by means
                               of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                             AND, EITHER

                             - a timely confirmation of book-entry transfer of
                               your outstanding notes into the exchange agent's account at DTC, according to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange
                               Offer -- Book-Entry Transfer" beginning on page 25, must be received by the exchange agent on or prior to the expiration date;

                             OR

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

Procedures for Tendering
  Existing Notes...........  If you wish to accept the exchange offer, sign and date the letter of transmittal, and deliver the letter of transmittal, along with the existing notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                             - the exchange notes you receive will be acquired
                               in the ordinary course of your business;

                             - you have no arrangement with any person to
                               participate in the distribution of the exchange notes; and

                             - you are not an affiliate of AMPAM or, if you are
                               an affiliate, you will comply with the
                               registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Special Procedures for
Beneficial Owners..........  If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those existing notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

Guaranteed Delivery
Procedures.................  If you wish to tender your existing notes, you may do so according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  You may withdraw existing notes you tender by furnishing a notice of withdrawal to the exchange agent containing the information described under the heading "The Exchange Offer -- Withdrawal of Tenders" at any time before 5:00 p.m. New York City
                             time on             , 1999.

Acceptance of Existing
Notes and Delivery of
  Exchange Notes...........  We will accept for exchange any and all existing notes that are properly tendered before the expiration date. See "The Exchange
                             Offer -- Procedures for Tendering." The same conditions described under the heading "The Exchange Offer -- Conditions" will apply. The exchange notes will be delivered promptly following the expiration date.

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent for the exchange offer.

See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the notes to be issued in the exchange offer are the same as the form and terms of existing notes except that the notes to be issued in the exchange offer will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. Also, the exchange notes will not contain the penalty interest provisions related to the registration of the existing notes that are in the existing notes. The notes issued in the exchange offer will evidence the same debt as the outstanding notes, and both the existing notes and the exchange notes are governed by the same indenture.

Issuer..................... American Plumbing & Mechanical, Inc.
                             1950 Louis Henna Blvd.
                             Round Rock, Texas 78664
                             (512) 246-5200

Total Amount...............  $125,000,000 total principal amount of 11 5/8%
                             Senior Subordinated Notes due 2008.

Maturity...................  October 15, 2008.

Interest Payment Dates.....  April 15 and October 15, beginning October 15,
                             1999.

Guarantees.................  Each of our direct subsidiaries will jointly and severally guarantee the exchange notes. Future subsidiaries also may be required to guarantee the exchange notes. The guarantees are full and unconditional. If we cannot make payments on the notes when they are due, our guarantor subsidiaries must make them. See "Description of the Notes -- The Guarantees."

Ranking....................  The exchange notes and the subsidiary guarantees are referred to as senior subordinated debt because they are, by their terms, ranked behind our existing and future senior indebtedness and ranked ahead of our existing and future subordinated indebtedness in right of payment. Because the exchange notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the exchange notes will not receive any payment until holders of senior indebtedness and guarantor senior indebtedness have been paid in full. The exchange notes and the subsidiary guarantees:

                             - rank equally with our other senior subordinated
                               debt;

                             - rank ahead of all of our subordinated debt; and

                             - rank below our senior indebtedness.

                             The terms "senior indebtedness" and "guarantor senior indebtedness" are defined in the "Description of the Notes -- Certain Definitions" section of this prospectus.


                             As of June 30, 1999, we had $3.7 million of consolidated senior indebtedness outstanding.


Optional Redemption........  We may redeem some or all of the exchange notes at any time on or after April 15, 2004 at the redemption prices listed under the heading "Description of the Notes -- Optional Redemption."

Optional Redemption
Following Sales of
  Equity...................  Before April 15, 2002, we may redeem up to 35% of the total principal amount of the exchange notes with the net proceeds of sales of equity in AMPAM at the price listed in the section "Description of the

                             Notes" under the heading "Optional Redemption," if at least 65% of the total principal amount of the exchange notes originally issued remains outstanding after the redemption.

Change of Control..........  If we sell assets or if a change of control occurs, we may be required to offer to repurchase the exchange notes at the prices listed in the section "Description of the Notes," under the heading "Change of Control."

Defeasance of the Notes....  AMPAM may, at its option and at any time, terminate the obligations of AMPAM and the guarantors with respect to the outstanding notes and with respect to the covenants in the indenture. In this event, AMPAM will be deemed to have paid and discharged (or "defeased") the entire indebtedness represented by the outstanding notes.

                             In order for this defeasance to occur, various conditions must be met including, but not limited to:

                             - AMPAM or any guarantor depositing cash or U.S.
                               government obligations in trust for the benefit of the holders of the notes,

                             - the defeasance not resulting in a breach of any
                               agreement to which AMPAM is bound by or a party to, and

                             - AMPAM delivering an opinion of counsel to the
                               trustee stating that the conditions of the indenture for this defeasance have been complied with.

                             See "Description of the Notes -- Legal Defeasance or Covenant Defeasance of the Indenture."

Basic Covenants of the
Indenture..................  The indenture governing the exchange notes contains covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:

                             - borrow money;

                             - pay dividends on stock or purchase stock;

                             - make investments;

                             - use our assets as security in other transactions;

                             - sell material assets or merge with or into other
                               companies;

                             - sell stock in our subsidiaries; and

                             - restrict the ability of our subsidiaries to pay
                               dividends and make other payments.

                             These covenants are subject to important exceptions and qualifications, which are described in the section "Description of the Notes" under the heading "Material Covenants" in this prospectus.

Use of Proceeds from Sale
of Existing Notes..........  We used the $117.7 million net proceeds from the private placement of the existing notes to repay outstanding indebtedness we incurred to finance the cash portion of the consideration for the acquisition of the founding companies. See "Use of Proceeds of Note Issuance" under the heading "Certain Transactions" in this prospectus.

Risk Factors...............  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the notes.

OUR COMPANY


     We believe we are the largest company in the United States focused primarily on the plumbing and mechanical contracting services industry. On April 1, 1999, we combined the operations of the ten founding companies, which individually are leading regional providers of plumbing and mechanical contracting services, and commenced operations as one company. We believe that by combining these regional leaders into one professional organization, we have created a national provider which we expect to strengthen and broaden our relationships with our consolidating customer base and enhance our operating efficiency. The ten founding companies have been in business for an average of approximately 31 years and, in 1998, performed plumbing and mechanical contracting services in 24 states. On a pro forma basis for the fiscal year ended December 31, 1998, we generated revenues and EBITDA of $322.2 million and $38.5 million, respectively.


     Almost all construction and renovation in the United States creates demand for plumbing and mechanical contracting services. Depending upon the exact scope of the work, we estimate that the plumbing and mechanical contracting services work we perform generally accounts for approximately 8% to 12% of the total construction cost of a commercial and institutional project and approximately 5% to 10% of the total construction cost of a residential project. In 1992, the most recent year for which data are available from the United States Department of Commerce, the value of new construction and repair and maintenance work completed by plumbing and mechanical contractors totaled approximately $28 billion, including approximately $17 billion from plumbing services and $11 billion from mechanical services.

OUR COMPETITIVE STRENGTHS

     We believe several factors give us a competitive advantage in our industry, including our:

     - strong customer relationships and market leadership;

     - geographically diverse operations;

     - large and highly skilled work force;

     - diverse business mix; and

     - experienced management team.

OUR BUSINESS STRATEGY

     Our goal is to build on our position as a leading provider of plumbing and mechanical contracting services in the residential and commercial/institutional markets by:

     - increasing our market share and the profitability of our operations; and

     - pursuing a selective acquisition strategy.

OUR OPERATING STRATEGY

     We intend to leverage the geographical presence and competitive strengths of our founding and subsequently acquired companies with the objective of continuing strong internal growth. The key elements of our operating strategy are:

     - achieve purchasing savings and other economies of scale;

     - continue to attract, develop and retain qualified plumbers and management personnel;

     - increase off-site prefabrication of plumbing and mechanical systems and components;

     - emphasize "value engineering" and design-and-build capability;

     - increase use of technology;



     - leverage geographic presence to obtain and retain multi-location customers; and



     - broaden scope of specialty services.



OUR ACQUISITION STRATEGY



     We believe that the highly fragmented nature of the plumbing and mechanical contracting services industry offers significant opportunities for us to pursue our acquisition strategy. Key elements of our acquisition strategy include:



     - increase geographic coverage; and



     - expand our service capabilities.



RECENT DEVELOPMENTS



     On September 30, 1999, we closed three transactions to acquire the stock of two companies and the assets of a third company. These three companies have combined annual revenues of approximately $65.7 million and are located in northern Virginia, southern California and the greater Phoenix area. These companies and assets were acquired for a mix of our common stock and cash.



     Also, we are continually considering other possible acquisitions and may from time negotiate and enter into letters of intent with potential acquisition candidates. We intend that these potential acquisitions will be acquired for a mix of our stock and cash. However, the timing, size or success of any acquisition effort and the associated capital commitments cannot be predicted. The completion of these other potential acquisitions is subject to a satisfactory due diligence review, negotiation of definitive acquisition agreements, obtaining any necessary approvals and fulfilling all other conditions to closing.

                             SUMMARY FINANCIAL DATA


     The following summary unaudited pro forma financial data for AMPAM, is adjusted for

     - the effects of the acquisition of the founding companies;

     - the effects of other pro forma adjustments to our historical financial statements; and

     - the original issuance of the notes and our use of the proceeds from that sale.


     For financial reporting purposes, Christianson is considered to be the accounting acquiror. This data includes our results of operations as if the acquisitions and related transactions were closed on January 1 of the respective period presented. This data does not necessarily indicate the results that we would have obtained had these events actually occurred on January 1 of the respective period presented, or our future results. During the periods presented below, our founding companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of future performance. The unaudited pro forma financial data is based on preliminary estimates, available information and some assumptions that our management deems appropriate. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "-- Selected Individual Founding Company Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Unaudited Pro Forma Combined Statements of Operations and related notes thereto included elsewhere in this prospectus. The Historical Balance Sheet Data was derived from AMPAM's Consolidated Financial Statements included elsewhere in this prospectus.



                                                                   YEAR ENDED        SIX MONTHS ENDED
                                                              DECEMBER 31, 1998(a)   JUNE 30, 1999(a)
                                                              --------------------   ----------------
                                                                ($ IN THOUSANDS)     ($ IN THOUSANDS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
  Revenues..................................................        $322,203             $182,793
  Cost of revenues (including depreciation).................         255,461              144,675
                                                                    --------             --------
  Gross profit..............................................          66,742               38,118
  Selling, general and administrative expenses(b)...........          32,321               16,695
  Non cash compensation expense(c)..........................             408                7,992
  Goodwill amortization(d)..................................           3,800                1,900
                                                                    --------             --------
  Income from operations....................................          30,213               11,531
  Other income (expenses)(e)................................         (14,081)              (6,254)
                                                                    --------             --------
  Income before provision for income taxes..................          16,132                5,277
  Provision for income taxes(f).............................           7,823                6,089
                                                                    --------             --------
  Income before extraordinary loss..........................           8,309                 (812)
                                                                    --------             --------
  Extraordinary loss on early extinguishment of debt........              --                  455
                                                                    --------             --------
  Net income................................................        $  8,309             $ (1,267)
                                                                    ========             ========
PRO FORMA OTHER FINANCIAL DATA AND RATIOS:
  EBITDA(g).................................................        $ 38,518             $ 23,912
  EBITDA margin.............................................            12.0%                13.1%
  Total interest expense....................................          15,453                7,727
  Interest expense on net debt(h)...........................          14,701                6,914
  Depreciation and amortization.............................           7,277                3,729
  Capital expenditures......................................           2,838                2,909

  Ratio of EBITDA to total interest expense.................             2.5x                 3.1x
  Ratio of EBITDA to interest expense on net debt(h)........             2.6x                 3.5x
  Ratio of earnings to fixed charges(i).....................             1.9x                 1.6x



                                                                                         AS OF
                                                                                     JUNE 30, 1999
                                                                                     -------------
HISTORICAL BALANCE SHEET DATA:
  Cash and cash equivalents.................................                           $ 10,469
  Working capital...........................................                             30,209
  Total assets..............................................                            228,601
  Total debt (including current maturities).................                            126,157
  Redeemable preferred stock(j).............................                             13,635
  Total stockholders' equity................................                             25,652


                                                Footnotes on following page

- ---------------


(a) Gives effect to the acquisitions of the founding companies and other related pro forma adjustments, as if all of these transactions had occurred on January 1 of the respective periods presented and to the portion of the proceeds from the private placement of notes to be used to repay existing outstanding indebtedness, as if these transactions had occurred on January 1 of the respective period presented for purposes of the Statement of Operations Data and Other Financial Data and Ratios.


(b) Reflects an aggregate of approximately $14.7 million and $0.3 million in pro forma reductions for the year ended December 31, 1998, and the three months ended March 31, 1999, respectively, in salary, bonus and benefits of the owners of the founding companies to which they have agreed prospectively and the effect of revisions to various lease agreements between the founding companies and stockholders of the founding companies. Also, for the three months ended March 31, 1999, reflects the reduction of other income to eliminate the gain on disposal of assets related to AMPAM's acquisition of the founding companies.


(c) Certain members of management and founders received stock and/or stock options in connection with the organization of our company. The applicable accounting rules require that the stock issued to some members of our management be treated as compensation expense. As a result of this treatment, we recorded a non-recurring non-cash charge of $0.4 million on September 15, 1998 for the fair value of the shares issued by AMPAM after the initial organization of the Company. This charge reduced 1998 Pro Forma Net Income. Additionally, the Company recorded a non-recurring non-cash compensation charge of approximately $8.0 million on April 1, 1999, representing the value of the shares held by certain members of AMPAM management, including those previously reflected as an expense in the 1998 Pro Forma Income Statement. This charge reduced net income and was reflected in our second quarter results.



(d) Reflects amortization of the goodwill to be recorded as a result of the acquisitions over a 30-year period and computed on the basis described in the notes to the unaudited pro forma combined Statement of Operations.



(e) Reflects the reduction in historical interest expense related to historical debt of the founding companies which was transferred to stockholders of the founding companies, along with the related nonoperating assets of the founding companies, in connection with the acquisitions. Also reflects the interest cost on the debt incurred on April 1, 1999 to finance the acquisitions.



(f) Assumes that all pre-tax income before non-deductible goodwill, noncash compensation charge and other permanent items is subject to a 39% overall tax rate.



(g) "EBITDA" means net income before interest expense, taxes, depreciation, amortization and noncash compensation expense. EBITDA should not be considered in isolation from or as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. We believe EBITDA is a widely accepted financial indicator of a company's ability to service debt.



(h) For the purpose of this calculation "net debt" represents total debt (excluding redeemable preferred stock) less cash and cash equivalents.



(i) For the purpose of this calculation, "earnings" represents income from operations before income tax expense, plus fixed charges. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rentals representing interest expense. Approximately $114.6 million of indebtedness assumed for pro forma purposes to be outstanding at March 31, 1999 was retired with a portion of the proceeds from the original issuance of notes.



(j) The redeemable preferred stock has a $0.01 par value per share. Currently, there are 1,048,820 shares of Series A Preferred Stock issued and outstanding with a liquidation preference of $13.6 million.

              SELECTED INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents some summary historical statement of operations data of the founding companies for each of the three most recent fiscal years. The historical statement of operations data below have not been adjusted for the pro forma adjustments related to contractually agreed reductions in salaries, bonuses and benefits, or any other pro forma adjustments, reflected in the Unaudited Pro Forma Combined Financial Statements included elsewhere in this prospectus. The statement of operations data presented below have been audited for the periods reflected in their historical financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                THREE MONTHS ENDED
                                                                   FISCAL YEAR ENDED(a)              MARCH 31
                                                              ------------------------------    -------------------
                                                              1996(B)      1997       1998       1998        1999
                                                              --------   --------   --------    -------     -------
                                                                     ($ IN THOUSANDS)            ($ IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Christianson:
  Revenues..................................................  $ 50,330   $ 50,909   $ 63,374    $12,744     $16,824
  Gross profit..............................................    12,127     13,405     17,670      3,720       5,434
RCR:
  Revenues..................................................  $ 40,430   $ 49,738   $ 63,293    $13,200     $19,815
  Gross profit..............................................     5,328      7,361     11,689      2,456       4,080
Teepe's:
  Revenues..................................................  $ 35,400   $ 42,687   $ 50,627    $11,449     $10,546
  Gross profit..............................................     4,990      5,517      6,579      1,383       1,259
Keith Riggs:
  Revenues..................................................  $ 27,080   $ 29,680   $ 34,464    $ 7,279     $ 8,917
  Gross profit..............................................     3,097      3,815      4,499      1,084       1,460
Croson Ohio:
  Revenues..................................................  $ 26,185   $ 27,029   $ 25,234    $ 5,927     $ 7,247
  Gross profit..............................................     3,880      4,059      4,796        827       1,166
Croson Florida:
  Revenues..................................................  $ 11,722   $ 18,095   $ 28,142    $ 6,148     $ 8,274
  Gross profit..............................................     2,422      4,179      7,659      1,490       2,792
Power:
  Revenues..................................................  $ 14,039   $ 17,010   $ 17,109    $ 3,501     $ 5,620
  Gross profit..............................................     1,853      2,330      2,738        327       1,598
Nelson:
  Revenues..................................................  $ 12,507   $ 12,844   $ 15,058    $ 4,110     $ 4,670
  Gross profit..............................................     3,397      3,960      4,951      1,641       2,160
Sherwood:
  Revenues..................................................  $  8,261   $ 11,482   $ 13,556    $ 3,721     $ 4,069
  Gross profit..............................................     1,628      1,615      2,490        976         517
Miller:
  Revenues..................................................  $ 10,603   $  8,042   $ 11,346    $ 2,791     $ 2,497
  Gross profit..............................................     1,845      2,236      3,671        822         835
COMBINED:
  Total revenues............................................  $236,557   $267,516   $322,203    $70,870     $88,479
  Gross profit..............................................    40,567     48,477     66,742     14,726      21,301

- ---------------

(a) The fiscal years presented are the years ended December 31, 1996, 1997 and 1998 for all founding companies, except for Croson Ohio, Sherwood and Miller, for which the fiscal years presented are the years ended September 30, 1996, 1997 and 1998; Nelson, for which the fiscal years presented are the years ended April 30, 1997 and December 31, 1997 and 1998; and Christianson, for which the fiscal years presented are August 31, 1996 and December 31, 1997 and 1998. For the three months ended December 31, 1998, Croson Ohio, Sherwood, and Miller had combined revenues of $16,329 and gross profit of $3,341.

(b) With respect to some of the founding companies, the statement of operations data for the 1996 fiscal year was derived from internal company financial records that have not been audited by any independent accountants. Accordingly, you are cautioned not to place undue reliance on this information. Nevertheless, management believes that the financial information shown in this table may be helpful in understanding the past operations of the founding companies.

                                  RISK FACTORS

     You should carefully consider the following factors as well as the other information contained in this registration statement before deciding to invest in the notes.

- -- WE RECENTLY ACQUIRED THE FOUNDING COMPANIES AND CONDUCTED NO BUSINESS UNTIL APRIL 1, 1999. IF TOO MUCH OF MANAGEMENT'S TIME IS SPENT ATTENDING TO INTEGRATING THE OPERATIONS, OUR OPERATIONS COULD SUFFER.


     Our company was founded in June 1998 but we had not conducted any operations or generated any revenues until April 1, 1999 when we acquired the founding companies. As a result, we have limited historical financial results as one company for investors to evaluate. The unaudited pro forma combined financial results of the founding companies cover periods during which the founding companies and AMPAM were not under common control or management and, therefore, may not accurately depict our future financial or operating results. In addition, historical financial results for the individual founding companies do not necessarily indicate the future results of our combined company.


- -- AS A RESULT OF OUR AGGRESSIVE ACQUISITION PROGRAM, WE HAVE GENERATED WHAT WE BELIEVE IS A SUBSTANTIAL AMOUNT OF DEBT. OUR CURRENT DEBT LEVEL COULD LIMIT OUR ABILITY TO FUND FUTURE WORKING CAPITAL NEEDS AND INCREASE OUR EXPOSURE DURING ADVERSE ECONOMIC CONDITIONS. ADDITIONALLY, OUR DEBT LEVEL COULD
   PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


     We have now and, after the offering, will continue to have a significant amount of debt. The following chart, with dollar amounts in thousands, shows some important credit statistics as of June 30, 1999:



Total indebtedness..........................................  $126,157
Redeemable preferred stock..................................  $ 13,635
Stockholders' equity........................................  $ 26,652
Ratio of earnings to fixed charges..........................       2.8x


     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;
     - increase our vulnerability to general adverse economic and industry conditions;
     - limit our ability to fund future working capital, capital expenditures and other general corporate requirements;
     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
     - place us at a disadvantage compared to our competitors that have less debt; and
     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Additionally, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

     See "Description of the Notes -- Optional Redemption" and "-- Change of Control" and "Description of Other Indebtedness."

- -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THESE NOTES ARE JUNIOR TO ALL OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

     The notes and the subsidiary guarantees rank behind all of our and our subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of senior indebtedness of our company and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

     In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 consecutive days in the event of non-payment defaults on senior indebtedness.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of our company and the guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any proceeding of this type. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.


     These notes and the subsidiary guarantees are subordinated to approximately $3.7 million of senior indebtedness and approximately $95 million was available for borrowing as senior indebtedness under our credit facility as of June 30, 1999. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.


- -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the exchange notes, on commercially reasonable terms or at all.

- -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS. THESE STATUTES COULD CAUSE THE GUARANTEES TO BE WORTHLESS TO YOU. ALSO, IF YOU HAVE RECEIVED PAYMENTS FROM OUR GUARANTORS, YOU COULD BE REQUIRED TO FORFEIT THOSE PAYMENTS.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of this guarantee, and;

     - was insolvent or rendered insolvent by reason of the incurrence;
     - or was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or
     - intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature.

     In addition, any payment by that guarantor under the terms of its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or
     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay these debts as they mature. There can be no assurance, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

- -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES.

     Prior to this offering, there was no public market for these notes. Firms making a market in these notes may cease their market-making at any time. In addition, the liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure than an active trading market will develop for these notes.

- -- THE FAILURE OF A NOTEHOLDER TO EXCHANGE THEIR NOTES IN THE EXCHANGE OFFER COULD CAUSE THAT HOLDER'S INVESTMENT IN THE NOTES TO BECOME ILLIQUID.

     The purpose of this exchange offer is to give the holders of the original privately issued notes the opportunity to exchange those notes for publicly registered exchange notes with identical terms. If a noteholder fails to exchange their original notes for exchange notes, they would find themselves in the position of holding restricted securities which are not freely tradeable. This failure to exchange would have the effect of rendering illiquid this holder's investment in the notes and that holder would face impediments in trying to sell or transfer their original notes.

- -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     We may be able to incur substantial additional indebtedness in the future. Although the indenture contains limitations on our ability to incur additional indebtedness, it does not prohibit us from doing so and any and all additional indebtedness could be senior indebtedness. In addition, we have a credit facility that provides for borrowings up to $95 million, all of which would constitute senior indebtedness. The senior status of this additional debt means that if we were to dissolve, all senior indebtedness would be repaid in full before any amount would be paid to the holders of the notes. If new debt is added to our current debt levels and the current debt levels of our subsidiaries, the related risks that we and they now face could intensify.

     See "Capitalization," "Selected Historical Financial Data," "Description of the Notes -- Optional Redemption" and "-- Change of Control" and "Description of Other Indebtedness."

- -- DOWNTURNS IN CONSTRUCTION COULD ADVERSELY AFFECT OUR BUSINESS BECAUSE A SIGNIFICANT PORTION OF OUR BUSINESS IS DEPENDENT ON LEVELS OF NEW CONSTRUCTION ACTIVITY.

     Our business primarily involves the installation of plumbing and mechanical systems in newly constructed and renovated residential, commercial, industrial and institutional structures. The level of new commercial and institutional installations is affected by fluctuations in the level of new construction of commercial and institutional buildings in the markets in which we operate. The commercial/institutional market is impacted by local economic conditions, changes in interest rates, changes in governmental and institutional appropriations for construction and other related factors. The residential market is similarly affected by changes in general and local economic conditions, such as the following:

     - employment and income levels;
     - interest rates and other factors affecting the availability and cost of financing;
     - tax implications for home buyers;
     - consumer confidence; and
     - housing demand.

     In addition, economic growth in our areas of operations has increased substantially in the last several years, enabling us to achieve historic levels of revenue and net income for the 1998 fiscal year. We can provide no assurances that these levels of growth can be sustained in the future. A material downturn in our areas of operations would result in a decline in the number of residential and commercial housing starts, which could negatively affect our business, financial condition and results of operations.

- -- OUR PRO FORMA FINANCIAL STATEMENTS ASSUME A RATE AT WHICH WE WILL WRITE OFF THE SIGNIFICANT GOODWILL ON OUR BALANCE SHEET AND THIS MAY OVERSTATE OUR PRO FORMA EARNINGS. THIS AND OTHER ACQUISITION RELATED ACCOUNTING ISSUES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE FINANCIAL RESULTS.


     The acquisition of the founding companies has been accounted for using the purchase method of accounting, and the total purchase price has been allocated to the assets and liabilities of the companies acquired based upon the fair values of the assets and liabilities. As a result, we will have significant non-cash charges for depreciation and amortization expense related to the fixed assets and "goodwill" that were acquired in the acquisition. Our balance sheet includes an amount designated as "goodwill" that as of June 30, 1999 represented 49% of assets and 437% of stockholders' equity. In addition, we will pay additional consideration in the form of cash and stock in the event that adjusted net income of the founding companies for the year ended December 31, 1999 exceeds targeted levels. These payments, if any, would result in additional "goodwill." Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. AMPAM's management has determined that the period to be benefitted by the amounts designated as goodwill is 30 years and will write off that goodwill as a noncash operating expense over this period.


- -- OUR REPORTED EARNINGS COULD DECREASE FOR A PERIOD OF TIME IF THE FINANCIAL ACCOUNTING STANDARDS BOARD DECREASES THE MAXIMUM WRITE-OFF PERIOD FOR GOODWILL.


     On September 7, 1999, the Financial Accounting Standards Board issued an exposure draft on accounting for business combinations and intangible assets which, if adopted, would reduce the current maximum write-off period of 40 years for goodwill to 20 years for most companies. The 20-year write-off period would apply only to acquisitions occurring after a future date the FASB will set.



     If this FASB exposure draft results in a retroactive change in generally accepted accounting principles we may be required to accelerate the rate at which we recognize expense resulting from our goodwill. Any such acceleration would cause our reported earnings to decrease for some period of time.


     In addition to the goodwill amortization issue described above, some members of management and founders received stock in connection with the organization of our company. The applicable accounting rules require that the stock issued to some of these members of our management be treated as compensation expense. As a result of this treatment, we recorded a non-recurring non-cash charge on April 1, 1999 of approximately $8.0 million which reduced our net income and was reflected in our 1998 second quarter results.


- -- A FAILURE ON OUR PART TO SUCCESSFULLY INTEGRATE THE FOUNDING COMPANIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE FINANCIAL RESULTS.

     The founding companies have been operating and will continue to operate as separate independent entities, and we cannot guarantee that we will be able to integrate these businesses on an economic basis. In addition, we cannot guarantee that the recently assembled management group will be able to oversee the combined entity and effectively implement our operating or growth strategies. Until we establish centralized accounting and other administrative systems, we will rely on the systems used by the founding companies. If we are unable to successfully coordinate and integrate the founding companies and future acquisitions into AMPAM, including their accounting and administrative functions and other banking and insurance functions and computer systems, then our business, financial condition and results of operations may be materially and adversely affected.

- -- OUR GROWTH COULD BE DIFFICULT TO MANAGE. AN ACTIVELY GROWING COMPANY LIKE OURS REQUIRES THE CONSTANT ATTENTION OF ITS MANAGEMENT. IF TOO MUCH OF OUR MANAGEMENT'S TIME IS SPENT ATTENDING TO THE GROWTH OF AMPAM, OUR OPERATIONS COULD SUFFER.

     If we are unable to manage our growth, or if we are unable to attract and retain additional qualified management, there could be a material adverse effect on our financial condition and results of operations. As we continue to grow, there can be no assurance that our management group will be able to oversee AMPAM and effectively implement our operating or growth strategies. We expect our management will expend time and effort in evaluating, completing and integrating acquisitions and opening new facilities. We cannot guarantee that our systems, procedures and controls will be adequate to support our expanding operations, including the timely receipt of financial information from acquired companies.

     A key point of our business strategy is to grow by acquiring other plumbing and mechanical contracting service companies. We cannot guarantee that we will be able to acquire additional businesses or integrate and manage them successfully. We cannot assure you that the businesses we acquire will achieve sales and profitability that justify our investment.

     Acquisitions we make may involve additional issues, including:

     - adverse short-term effects on our financial results;

     - diversion of our management's attention;

     - dependence on retention, hiring and training of key personnel; and

     - risks associated with unanticipated problems or legal liabilities.

     Although we believe we are the first company to focus primarily on consolidating the plumbing and mechanical contracting service industry, we also believe that the industry will continue to experience consolidation on both a national and a regional level as existing consolidators focusing on related industries pursue their acquisition strategies or as other companies develop acquisition objectives similar to those of our company. In addition, we cannot guarantee that other existing companies consolidating related industries or yet-to-be-formed companies will not also adopt a similar focus and compete with our company for acquisition candidates in plumbing and mechanical contracting services and related industries. These competitors may have greater financial resources than our company to finance acquisitions and internal growth opportunities and might be willing to pay higher prices for the same acquisition opportunities. This competition could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. If these types of acquisitions can be made, we cannot give any assurance that businesses acquired will achieve sales and profitability that justify the investment.

- -- IF WE ARE UNABLE TO OBTAIN A SIGNIFICANT AMOUNT OF ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE FINANCIAL RESULTS.

     The expansion of our company through our acquisition program will require significant capital. The timing, size and success of our acquisition efforts and the associated capital commitments cannot be readily predicted. We currently intend to use common stock for a portion of the consideration used in future acquisitions. If potential acquisition candidates are unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources, if available, to pursue our acquisition program. If we do not have enough cash resources, our growth could be limited unless we are able to obtain additional capital through future debt or equity financings, including borrowings under existing credit facilities. If incurred, this indebtedness would increase our leverage, may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

     We have put into place a credit facility to be used for working capital, capital expenditures and other general corporate purposes. Although we believe this credit facility will be sufficient, we cannot guarantee that it will be able to entirely fund our acquisition program. Additionally, this credit facility includes financial covenants that limit our operations and financial flexibility. As a result, we might be limited in our ability to pursue our acquisition strategy successfully which could have a negative impact on our financial results.

- -- FUTURE ACQUISITIONS COULD CHANGE OUR CAPITAL AND DEBT STRUCTURE AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Although AMPAM does not currently have any agreements or understandings with respect to the acquisition of any company or business, AMPAM may in the future enter into discussions or negotiations with potential acquisition candidates engaged in the plumbing, mechanical, utility installation or HVAC or related businesses. Negotiations may result in agreements to acquire one or more companies or businesses or their assets. In connection with any acquisition of this type, the consideration payable by AMPAM may consist of shares of common stock, cash, promissory notes or other securities of AMPAM or a combination of these types of consideration. Accordingly, if AMPAM enters into agreements to acquire one or more companies or businesses after the date of this prospectus, the capitalization of AMPAM is likely to differ, possibly significantly, from the capitalization reflected in this prospectus. In particular, the number of shares of common stock that would be issued and outstanding, the amount of indebtedness and the amount of working capital as of the date of the closing of any future acquisitions may be significantly different from the amounts reflected in this prospectus. In addition, if AMPAM enters into agreements to acquire one or more companies or businesses after the date of this prospectus, the pro forma financial statements of AMPAM are likely to differ from the pro forma financial statements included in this prospectus.

- -- THERE IS CURRENTLY A SHORTAGE OF QUALIFIED PLUMBERS AND TECHNICIANS. SINCE THE MAJORITY OF OUR WORK IS PERFORMED BY PLUMBERS AND TECHNICIANS, THIS SHORTAGE COULD LIMIT OUR ABILITY TO GROW.

     We are dependent upon an adequate supply of skilled personnel to complete our plumbing and mechanical contracts on time. The supply of skilled personnel is sensitive to economic and competitive conditions and the level of demand for plumbing and mechanical contracting services. Many companies in the plumbing and mechanical contracting services industry are currently experiencing shortages of qualified personnel, and as a result there is significant competition for skilled labor. Accordingly, our ability to increase productivity and profitability may be limited by our ability to employ, train and retain the skilled personnel necessary to meet our service requirements. In addition, labor shortages could result in wage increases, which could reduce our operating margins and have a negative effect on our financial condition and results of operations. We cannot guarantee that, among other things:

     - we will be able to maintain the skilled labor force necessary to operate efficiently;
     - our labor expenses will not increase as a result of a shortage in the skilled labor supply; or
     - we will not have to curtail internal growth as a result of labor shortages.

- -- THE LOSS OF A GROUP OF KEY PERSONNEL, EITHER AT THE CORPORATE OR OPERATING LEVEL, COULD ADVERSELY AFFECT OUR BUSINESS.

     Because we intend to continue to operate on a decentralized basis, our operations will continue to depend on the efforts and experience of our executive officers and the senior management of the founding companies. Furthermore, we will depend on the senior management of companies that may be acquired in the future. Although we have entered into employment agreements with some of our executive officers, we cannot guarantee that any individual will continue in their capacity for any particular period of time. We have not entered into employment agreements with some of the members of management of the founding companies. Also, we may not enter into employment agreements with members of management of additional companies that we may acquire in the future. The loss of key personnel or the inability to hire and retain qualified employees could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key man life insurance.

- -- THE HIGHLY COMPETITIVE NATURE OF OUR INDUSTRY COULD AFFECT OUR PROFITABILITY BY REDUCING OUR PROFIT MARGINS.

     The plumbing and mechanical contracting services industry is highly fragmented and competitive. The industry is generally served by a large number of small, owner-operated private companies and by several large companies that provide plumbing and mechanical contracting services (often on an ancillary basis to an HVAC business) on a regional or national basis. We will compete with other consolidators, including those focused on the HVAC business, that also provide some plumbing and mechanical contracting services. We could also face competition in the future from other competitors entering the market. Some of our competitors may have greater financial resources or may achieve greater efficiencies which may allow these competitors the ability to provide a greater range of services, provide services in a larger number of locations or offer services at lower prices. In some geographic regions, we may not be eligible to compete for contracts because our employees are not subject to collective bargaining agreements.

- -- THE ESTIMATES WE USE IN PLACING BIDS COULD BE MATERIALLY INCORRECT. THE USE OF INCORRECT ESTIMATES COULD RESULT IN LOSSES ON A FIXED PRICE CONTRACT. THESE LOSSES COULD BE MATERIAL TO OUR BUSINESS.

     Nearly all of our plumbing and mechanical contracting services are performed under fixed price contracts, so the risk of cost overruns on a given project is generally borne by our company. Our ability to remain profitable depends in part on our ability to accurately estimate the material and labor costs of completing plumbing and mechanical installation projects. From time to time, market conditions in a given geographic area can cause increases in skilled labor costs, and disruptions in the supply of plumbing and mechanical materials can cause cost increases, either directly or through delays in delivery of materials. Costs can also be affected by delays caused by weather, other contractors working on a given project or other factors beyond our control. Increases in costs caused by any of these factors could have material adverse effects on our business, financial condition and results of operation.

- -- OUR INDUSTRY EXPERIENCES UPTURNS AND DOWNTURNS, DEPENDING ON THE SEASON OF THE YEAR AND THIS COULD HAVE AN ADVERSE EFFECT ON OUR QUARTERLY OPERATING RESULTS.

     The plumbing and mechanical contracting services industry is influenced by seasonal declines in operations and demand that affect the construction business. These declines can result in lower activity levels during the first and fourth quarters than in other periods. There can be no assurance that our combined geographic, service and product mix will be sufficient to overcome any declines that may occur in the future or that seasonal patterns will not emerge. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of costs relating to the assimilation of acquired companies and regional economic conditions. Accordingly, performance in any particular quarter may not indicate the results which can be expected for any other quarter or for the entire year.

- -- THE FOUNDING COMPANIES HAVE SIGNIFICANT CUSTOMER CONCENTRATION AND IF A FOUNDING COMPANY WERE TO LOSE A SIGNIFICANT CUSTOMER, THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE RESULTS OF OPERATIONS OF THAT PARTICULAR SUBSIDIARY.

     Although no individual customer of AMPAM accounts for more than 5% of our revenues, some founding companies have customers that account for up to 63% of their revenues. Although the loss of anyone of these customers would not have a material adverse affect on us, this type of loss could significantly and negatively affect the business, financial condition and results of operations of a founding company.

- -- WE ARE REQUIRED TO COMPLY WITH A NUMBER OF OPERATIONAL AND LICENSING REQUIREMENTS. IF WE WERE TO LOSE A LICENSE OR WERE UNABLE TO OBTAIN A RENEWAL OF A LICENSE, OUR ABILITY TO OPERATE IN A PARTICULAR AREA MAY BE IMPAIRED

     Our business and the activities of our plumbing and mechanical contracting service providers are subject to various federal, state and local laws, regulations, ordinances and policies. Areas of governmental involvement include:

     - the licensing and certification of plumbers and technicians;
     - our advertising, warranties and disclosures to its customers;
     - the bidding process required to obtain plumbing and mechanical contracts; and
     - the applicable plumbing, mechanical and building codes with which we must comply.

     Most states require at least one of our employees to be a licensed master plumber, and many jurisdictions regulate the number and level of license holders who must be present on a construction site during the installation of plumbing and mechanical systems. Some jurisdictions require us to obtain a building permit for each plumbing or mechanical project. In addition, we must comply with labor laws and regulations, including those that relate to verification by employers of legal immigration or work permit status of employees.

     We believe that each of the founding companies holds all of the licenses and permits required to conduct business in the jurisdictions in which we operate, and our employees in each of these jurisdictions have knowledge of the specifications of the applicable construction codes. However, as a result of our expansion, in the future we may operate in jurisdictions where we will need to employ persons with the required licenses and knowledge and we cannot guarantee that we will be able to do so. Furthermore, applicable regulations may change and may increase expenses or cause project delays. We cannot guarantee that existing or new laws or regulations applicable to our business will not have a material adverse effect on our business, financial condition and results of operations.

- -- COMPLIANCE WITH OR ENVIRONMENTAL, HEALTH AND SAFETY REGULATIONS COULD HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR FINANCIAL RESULTS.

     We are subject to safety standards established and enforced by the Occupational Safety and Health Administration and environmental laws and regulations relating to the use, storage, transportation and disposal of various materials. To the extent that we perform work involving air conditioning and refrigeration systems, we are subject to additional restrictions and regulations governing the availability, handling and recycling of refrigerants. While we believe that we are in substantial compliance with all applicable laws and regulations, these regulations may change and may increase expenses or cause project delays. We cannot guarantee that existing or new laws or regulations applicable to our business will not have a material adverse effect on our business, financial condition and results of operations.

     Some of the founding companies utilize underground or aboveground storage tanks for motor fuels and other materials. Many of the founding companies' facilities are located in industrial sectors, where contamination may result from the activities of prior occupants or neighbors. Some environmental laws and regulations impose liability on the operator of a tank or a facility at which contamination is present, regardless of fault. While we know of no contamination affecting any of the tanks or facilities which it will operate, we cannot guarantee that undiscovered contamination does not exist, and that this contamination will not have a material adverse effect on our business, financial condition and results of operations.

- -- OUR OPERATIONS ARE SUBJECT TO NUMEROUS PHYSICAL HAZARDS ASSOCIATED WITH THE CONSTRUCTION OF PLUMBING AND MECHANICAL SYSTEMS. IF AN ACCIDENT OCCURS, CLAIMS AGAINST US COULD EXCEED LEVELS COVERED BY OUR INSURANCE AND COULD SIGNIFICANTLY HARM OUR BUSINESS.

     The nature of our business exposes us to potential claims for personal injury or death resulting from injuries to our employees and other persons, property damage and negligence, intentional misconduct or defective materials or workmanship in connection with the installation, repair or maintenance of plumbing, mechanical and maintenance systems. Claims made by our customers may be based on the warranties we provide with respect to materials or workmanship or may be based on common law or state statutes relating to the conduct of contractors. Although each of the founding companies is covered by comprehensive insurance, subject to deductibles, various types of claims, such as claims for punitive damages or damages arising from intentional misconduct, are generally not covered by insurance. We cannot guarantee that existing or future claims would not exceed our level of insurance or the level of insurance of the founding companies, or that insurance will continue to be available on economically reasonable terms, if at all.

- -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE AND TO SIMULTANEOUSLY REPAY THE CREDIT FACILITY. ADDITIONALLY, WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO REPAY THE NOTES AND THE CREDIT FACILITY SIMULTANEOUSLY IF PAYMENT UNDER THE CREDIT FACILITY IS ACCELERATED FOLLOWING AN EVENT OF DEFAULT THAT IN TURN CAUSES AN EVENT OF DEFAULT UNDER THE INDENTURE.

     On the occurrence of specific kinds of change of control events we will be required to offer to repurchase all outstanding notes and may also be required to repay all amounts outstanding under our credit facility. Similarly, if we are in default under our credit facility, it could trigger a default under the notes, requiring us to both repay all amounts outstanding under the credit facility as well as all of the outstanding notes. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow these repurchases. The same applies in the case of an event of default. In addition, important corporate events, like leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes -- Change of Control" and "--Events of Default."

- -- COMPUTER SYSTEMS WE RELY ON MAY FAIL TO RECOGNIZE YEAR 2000. A FAILURE COULD RESULT IN DISRUPTIONS OF OUR OPERATIONS AND OUR ACCOUNTING SYSTEMS.

     We are in the process of identifying and evaluating potential issues for its information technology and third party relationships associated with the date change in the year 2000. We have not yet fully assessed any year 2000 remedial costs, but we are in the process of identifying and developing solutions to the year 2000 issues. Although we are not currently able to quantify the cost of corrective actions, we do not expect that these actions will materially exceed the cost of normal software upgrades and replacements expected to occur through the year 2000. We believe that all necessary work will be completed in a timely fashion, but we cannot guarantee that the systems of other companies on which we rely will be converted within the same time frame. We are attempting to obtain assurances from vendors, business partners, and others with which we conduct business that their systems will be year 2000 compliant. If as a result of foregoing process we determine that a material business interruption may occur due to the year 2000 issue, we will attempt to implement an appropriate contingency plan. Any material failure of our company or others to bring the computer systems on which we rely into compliance with year 2000 requirements could result in additional costs of corrective actions and delays in preparing contract bids, receiving payment on completed contracts, integrating the reporting systems of the founding companies and implementing our strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company, including, among other things:

     - Our anticipated growth strategies,

     - Our ability to make acquisitions,

     - Our ability to integrate acquired businesses,

     - Our ability to gain efficiencies through consolidation,

     - Anticipated trends in our businesses,

     - Future expenditures for capital projects,

     - Our ability to continue to control costs and maintain quality, and

     - Our ability to compete.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the existing notes on May 19, 1999, to Fleet Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc One Capital Markets, Inc. and Credit Lyonnais Securities (USA), Inc. under a purchase agreement. These initial purchasers then sold the existing notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the purchase of the existing notes by the initial purchasers, AMPAM and the guarantors entered into a registration rights agreement with the initial purchasers, which requires, among other things, that promptly following the sale of the existing notes, AMPAM and the guarantors:

     - file with the Commission the registration statement related to the exchange notes;

     - use their reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

     - offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

     The exchange notes will be issued without a restrictive legend and may be reoffered and resold without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The term "holder" means any person in whose name existing notes are registered on AMPAM's books.

     Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or "affiliates" of AMPAM, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of AMPAM or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from AMPAM to resell under Rule 144A or any other available exemption under the Securities
Act:

     - will not be able to rely on the interpretations by the staff of the Commission described in the above-mentioned no-action letters;

     - will not be able to tender its notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless the sale or transfer is made under an exemption from these requirements.

     We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Commission would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties. See "Plan of Distribution."

     As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, AMPAM and the guarantors will not be required to pay an increased interest rate on the existing notes. Following the closing of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the existing notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all existing notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes in denominations of $1,000 or any integral multiple of $1,000.

     Each holder of the notes who wishes to exchange notes in the exchange offer will be required to represent that:

     - it is not an affiliate of AMPAM or any guarantor;

     - any exchange notes to be received by it were acquired in the ordinary course of its business; and

     - it has no arrangement with any person to participate in the distribution of the exchange notes.

     Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be judged to have admitted that it is an "underwriter" within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements related to the exchange notes with the prospectus contained in the exchange offer registration statement, other than a resale of an unsold allotment from the original sale of the notes. AMPAM will be required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement following the exchange offer, in connection with the resale of exchange notes received in exchange for notes acquired by participating broker-dealers for their own account as a result of market-making or other trading activities. We will not be required to allow participating broker-dealers to use this prospectus if we determine, after being advised by our attorneys, that the continued use of the prospectus would (1) require us to disclose material information that we have a legitimate business reason for keeping confidential or (2) interfere with a material transaction in which AMPAM or our subsidiaries is involved. See "Plan of Distribution."

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes except that:

     - the exchange notes will be issued in a transaction registered under the Securities Act;

     - the exchange notes will not be subject to transfer restrictions; and

     - provisions relating to an increase in the stated interest rate on the existing notes provided for in some circumstances will be eliminated.

     The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

     As of the date of this prospectus, $125,000,000 aggregate principal amount of the existing notes was outstanding. In connection with the issuance of the existing notes, we arranged for the existing notes, which were initially purchased by qualified institutional buyers as defined under Rule 144A under the Securities Act, to be issued and transferable in book-entry form through the facilities of the depositary, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through the depositary.

     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on
          , 1999. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable.

     Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

     - to hold our exchange offer open for twenty business days;

     - to give ten days notice of any change in the terms of this offer; and

     - to issue a press release in the event of an extension of the exchange offer.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered, and holders of the existing notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We shall be considered to have accepted existing notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

     If any tendered existing notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted existing notes will be returned, at our cost, to the tendering holder of the existing notes as promptly as practicable after the expiration date.

     Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of existing notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF AMPAM NOR AMPAM MAKES ANY RECOMMENDATION TO HOLDERS OF EXISTING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR EXISTING NOTES UNDER TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION. HOLDERS OF EXISTING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF EXISTING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on
          , 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     We expressly reserve the right, in our sole discretion:

          (1) to delay acceptance of any existing notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept existing notes not previously accepted, if any of the conditions described in this prospectus under "-- Conditions" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of the delay, extension or termination to the exchange agent; and

          (2) to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay in acceptance by us to the registered holders of the existing notes. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

     You are advised that AMPAM may extend the exchange offer because some portion of the notes may not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, AMPAM may elect to extend the exchange offer.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the date of issuance of the existing notes that are tendered in exchange for the exchange notes (or the most recent date on which interest was paid or provided for on the existing notes surrendered for the exchange notes). Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on the existing notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each April 15 and October 15, commencing on October 15, 1999.

PROCEDURES FOR TENDERING

     Only a holder may tender its existing notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the existing notes (unless the tender is being effected under the procedure for book-entry transfer described below) and any other required documents, to the exchange agent, prior to 5:00 p.m. New York City time, on the expiration date.

     Any financial institution that is a participant in the depositary's book-entry transfer facility system may make book-entry delivery of the existing notes by causing the depositary to transfer the existing notes into the exchange agent's account using the depositary's procedure for the transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the depositary, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address listed in this prospectus under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY USING ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder will constitute an agreement between the holder, AMPAM and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     In the case of a broker-dealer that receives exchange notes for its own account in exchange for existing notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received in the exchange offer. See "Plan of Distribution."

     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR HOLDERS IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

     Any beneficial owner whose existing notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering his existing notes, either make appropriate arrangements to register ownership of the existing notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless the existing notes tendered with the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the letter of transmittal or (2) for the account of an eligible institution. If the letter of transmittal is signed by a person other than the registered holder, the existing notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the existing notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the existing notes. If the letter of transmittal or any existing notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered existing notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within the time as we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of existing notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of existing notes nor shall any of them incur liability for failure to give notification. Tenders of existing notes will not be considered to have been made until the irregularities have been cured or waived. Any existing notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date, or, as described under "-- Termination," to terminate the exchange offer and (2) to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts for the existing notes at the DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of existing notes by causing the book-entry transfer facility to transfer the existing notes into the exchange agent's account for the existing notes using the book-entry transfer facility's procedures for transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address listed below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, with the time period provided under the procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their existing notes and (1) whose existing notes are not immediately available, or (2) who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if the holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the holder's existing notes and the principal amount of the existing notes tendered, stating that the tender is being made, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile), together with the certificate(s) representing the existing notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal (or a facsimile), together with the certificate(s) representing all tendered existing notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at the depositary of existing notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of existing notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the existing notes to be withdrawn (the "depositor");

     - identify the existing notes to be withdrawn (including the certificate number or numbers and principal amount of the existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited);

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee for the existing notes to register the transfer of the existing notes into the name of the depositor withdrawing the tender; and

     - specify the name in which any of these existing notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility (including time of receipt) of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those existing notes unless the existing notes so withdrawn are validly retendered. Any existing notes that have been tendered but are not accepted for exchange will be returned to the holder of the existing notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     The exchange offer is subject only to the following conditions:

     - the compliance of the exchange offer with securities laws;

     - the tender of the existing notes;

     - the representation by the holders of the existing notes that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

     - no judicial or administrative proceeding shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

     State Street Bank and Trust Company, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail:                                  State Street Bank and Trust Company
                                          Corporate Trust Department
                                          P.O. Box 778
                                          Boston, Massachusetts 02102-0778
By Hand Delivery or Overnight Courier:    State Street Bank and Trust Company
                                          Corporate Trust
                                          Window, Fifth Floor
                                          2 Avenue DeLafayette
                                          Boston, Massachusetts 02111-1724
Facsimile Transmission:                   (617) 664-5395
Confirm by Telephone:                     (617) 664-5587

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We will bear the expenses of requesting that holders of existing notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register new notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion is a summary of the material United States federal income tax consequences of owning a note and applies to you if you are a United States holder, you acquired existing notes at original issue for cash and you exchange those existing notes for exchange notes in the exchange offer. This discussion only applies to you if you purchased existing notes in the private placement for an amount equal to the "issue price" of the notes and hold the exchange notes as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are, including without limitation:

     - a broker-dealer, a dealer in securities or a financial institution;

     - an insurance company;

     - a tax-exempt organization;

     - holding the exchange notes through partnerships or other pass-through entities; or

     - holding the exchange notes as part of a hedge, straddle or other risk reduction or constructive sale transaction.

     This discussion only represents our best attempt to describe and summarize some federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the IRS or any court may disagree with this discussion.

     This summary may not cover your particular circumstances because it does not consider foreign, state or local tax rules, disregards federal tax rules, and does not describe future changes in federal tax rules. Please consult your tax advisor concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation rather than relying on this general description.

UNITED STATES HOLDER

     You are a United States holder if you hold notes and you are:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision;

     - an estate the income of which is subject to United States federal income tax regardless of its source; or

     - a trust, if (1) a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

RECEIPT OF EXCHANGE NOTES

     Because the economic terms of the exchange notes and the existing notes are identical, your exchange of existing notes for exchange notes under the exchange offer will not constitute a taxable exchange of the existing notes. As a result:

     - you will not recognize taxable gain or loss when you receive exchange notes in exchange for existing notes;

     - your holding period in the exchange notes will include your holding period in the existing notes; and

     - your basis in the exchange notes will equal your basis in the existing notes.

SALE OR OTHER TAXABLE DISPOSITION OF EXCHANGE NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note in cash or other property, valued at fair market value, minus the amount attributable to accrued qualified stated interest on the exchange note, minus your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note equals the price you paid for the existing note which you exchanged for the exchange note increased by amounts previously includable in income as original issue discount and reduced by any payments other than payments of qualified stated interest made on the notes.

     Your gain or loss will generally be a long-term capital gain or loss if your holding period in the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest which you have not yet included in income will be taxed as ordinary interest income.

BACKUP WITHHOLDING

     You may be subject to a 31% backup withholding tax on payments of interest, principal and premium on, and any proceeds upon the sale or disposition of, an exchange note. Some holders, including, among others, corporations and some tax-exempt organizations, are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number in the prescribed manner unless:

     - the IRS notifies us or our agent that the taxpayer identification number you provided is incorrect;

     - you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

     - you fail to certify under penalties of perjury that you are not subject to backup withholding.

     You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption. If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your federal income tax liability as long as you provide necessary information to the IRS.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

     Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all existing notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the existing notes who do not tender their certificates in the exchange offer will continue to hold the certificates and will be entitled to all the rights, and subject to the limitations applicable to the existing notes, under the indenture, except for any rights under the registration rights agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Notes." All untendered existing notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market for untendered existing notes could be adversely affected. This is because there will probably be many fewer remaining existing notes outstanding following the exchange, significantly reducing the liquidity of the untendered notes.

     We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of existing notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered in the exchange offer.

                                  THE COMPANY

     We believe we are the largest company in the United States focused primarily on the plumbing and mechanical contracting services industry. On April 1, 1999, we combined the operations of the ten founding companies, which individually are leading regional providers of plumbing and mechanical contracting services, and commenced operations as one company. A brief description of each of the founding companies is set forth below.


     CHRISTIANSON ENTERPRISES, INC., G.G.R. LEASING CORPORATION AND CHRISTIANSON SERVICE COMPANY. Christianson Enterprises was founded as a sole proprietorship in 1950, was originally incorporated as W. G. Christianson Co. in 1968 and was reorganized as Christianson Enterprises, Inc. in 1988. G.G.R. Leasing Corporation was founded in 1982 and does business as "Professional Services, Inc." Christianson Service Company was founded in 1997. Christianson is headquartered outside Austin, Texas, with additional facilities in San Antonio and San Marcos, Texas, and operates principally in central Texas. For the 1998 fiscal year, Christianson had revenues of approximately $63.4 million, principally from the residential market, with projects including new home and apartment complex work. Christianson also has specialized expertise in providing maintenance and repair services. At June 30, 1999, Christianson had approximately 500 employees. Robert A. Christianson, the Chief Executive Officer of Christianson, is expected to sign a five-year employment contract with AMPAM to act as its Chief Executive Officer and became a director of AMPAM following the acquisitions.



     R.C.R. PLUMBING, INC. RCR was founded in 1977 and is headquartered in Riverside, California, east of Los Angeles, with additional facilities in Las Vegas, Nevada and in Canoga Park, California in the San Fernando Valley. RCR operates principally in southern California and southern Nevada. For the 1998 fiscal year, RCR had revenues of approximately $63.3 million from both the commercial/institutional and residential markets, with projects including new home and apartment complex construction. In addition to plumbing contracting services, RCR has specialized expertise in residential and commercial HVAC systems installation, fire sprinkler installation and various other mechanical contracting services. At June 30, 1999, RCR had approximately 900 employees. Robert C. Richey the Chief Executive Officer of RCR, is expected to sign a five-year employment agreement with AMPAM to act as its Chief Operating Officer and became a director of AMPAM following the acquisitions.



     TEEPE'S RIVER CITY MECHANICAL, INC. Teepe's was founded in 1953 and is headquartered in Cincinnati, Ohio, with an additional facility in Columbus, Ohio. Teepe's operates principally in the Cincinnati, Columbus and Dayton, Ohio metropolitan areas and in northern Kentucky and southeastern Indiana. For the 1998 fiscal year, Teepe's had revenues of approximately $50.6 million, principally from the commercial/institutional new construction market, with projects including schools, dormitories, hotels, prisons and office buildings. Steven M. Teepe, the Chief Executive Officer of Teepe's and Scott W. Teepe, Sr., the President of Teepe's, each signed a five-year employment agreement with AMPAM to continue in their present positions with Teepe's and Scott W. Teepe, Sr. also became a director of AMPAM following the acquisitions. Since the date of their acquisition by AMPAM, Teepe's and Croson Ohio have combined their businesses and operations.



     KEITH RIGGS PLUMBING, INC. Keith Riggs was founded in 1948 and is headquartered outside Phoenix, Arizona with an additional facility also outside Phoenix. Keith Riggs operates throughout the Phoenix metropolitan area. For the 1998 fiscal year, Keith Riggs had revenues of approximately $34.5 million, principally from the residential market. Keith Riggs also has specialized expertise in providing maintenance and repair services. At June 30, 1999, Keith Riggs had approximately 350 employees. Gerald M. Riggs, the President, Sam Sherwood, the Vice President and Gary N. Goodman, the Assistant Secretary and Assistant Treasurer of Keith Riggs each signed a five-year employment agreement with AMPAM to continue in their present positions with Keith Riggs and Sam Sherwood also became a director of AMPAM following the acquisitions.


     J. A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY. J. A. Croson Company was founded in 1959, and Franklin Fire Sprinkler Company was founded in 1988. Croson Ohio is headquartered in Columbus, Ohio and operates principally in the Columbus metropolitan area and central and southern

Ohio. For the 1998 fiscal year, Croson Ohio had revenues of approximately $25.2 million, principally from plumbing and mechanical contracting services provided to commercial/institutional market with contracting projects including office buildings, penal facilities, schools, university buildings, hospitals and waste water and water purification projects. Croson Ohio also has specialized expertise in designing and building fire protection systems in the institutional and commercial/institutional markets. David Croson, the President of Croson Ohio, signed a five-year employment agreement with AMPAM to continue in his present position with Croson Ohio and became a director or AMPAM following the acquisitions. Since the date of their acquisition by AMPAM, Croson Ohio and Teepe's have combined their business and operations. The combined Company has approximately 450 employee as of June 30, 1999.



     J. A. CROSON COMPANY OF FLORIDA. Croson Florida was founded in 1989, is headquartered in Orlando, Florida, with additional offices in Mount Dora and Tampa, Florida, and operates principally in Orlando, Tampa, Naples/Ft. Myers and other areas of southern and central Florida. For the 1998 fiscal year, Croson Florida had revenues of approximately $28.1 million, principally from plumbing and mechanical contracting services provided to the commercial/institutional market, with projects including time-share condominiums, apartment complexes, hotels and assisted-living facilities. At June 30, 1999, Croson Florida had 280 employees. James A. Croson, the Chief Executive Officer of Croson Florida, and Mark F. LaTourelle, the President of Croson Florida, each signed a five-year employment agreement with AMPAM to continue in their present positions with Croson Florida, and James A. Croson became a director of AMPAM following the acquisitions. James A. Croson is the father of David A. Croson, the President of Croson Ohio.



     POWER PLUMBING INC. Power was founded in 1988 and is headquartered in Houston, Texas. It operates principally in Houston, Dallas and Austin, Texas, but also performs services in the area outside Washington, D.C. on a project-by-project basis. For the 1998 fiscal year, Power had revenues of approximately $17.1 million, principally from plumbing and mechanical contracting services provided to the residential and commercial/institutional markets, with projects including apartment complexes and assisted-living facilities. In addition, Power offers on-site utility services for private developers. At June 30, 1999, Power had approximately 100 employees. James N. Power, the President of Power, and Guy N. Mathieu, the Vice President of Power, each signed a five-year employment agreement with AMPAM to continue in their present positions with Power following the acquisitions.



     NELSON MECHANICAL CONTRACTORS, INC. Nelson was founded in 1964 and is headquartered in Pensacola, Florida, with a branch office in northern Virginia outside Washington D.C. Nelson operates principally along the Florida and Alabama Gulf Coast, but also performs services in other parts of the southeastern United States on a project-by-project basis. For the 1998 calendar year, Nelson had revenues of approximately $15.1 million, principally from plumbing and mechanical contracting services provided to the commercial/institutional market, with projects including apartment complexes, motels, hotels, nursing homes, office buildings, highrise condominiums, dental and medical clinics, shopping centers and various buildings at the U.S. Naval Air Station in Pensacola, Florida and Elgin Air Force Base in Ft. Walton Beach, Florida. In addition, Nelson offers on-site utility services for private developers including underground work on water and sewer systems, well pumping stations, natural gas distribution systems, and communication and power conduits. At June 30, 1999, Nelson had approximately 200 employees. Gilbert Nelson, the President of Nelson, signed a five-year employment agreement with AMPAM to continue in his present position with Nelson following the acquisitions.



     SHERWOOD MECHANICAL, INC. Sherwood was founded in 1976, is headquartered outside San Diego, California, and operates principally in southern California, but also performs services in other parts of the southwestern United States on a project-by-project basis. For the 1998 fiscal year, Sherwood had revenues of approximately $13.6 million, principally from the commercial/institutional market, with projects including hotels, apartment complexes, hospitals, medical laboratories, prisons and waste water and water purification plants. In addition to plumbing contracting services, Sherwood offers on-site utility services for private developers. At June 30, 1999, Sherwood had approximately 170 employees. Robert W. Sherwood, the President of Sherwood, signed a five-year employment agreement with AMPAM to continue in his present position with Sherwood and became a director of AMPAM following the acquisitions.

     MILLER MECHANICAL CONTRACTORS, INC. Miller was founded in 1977, is headquartered in Marietta, Georgia, and operates principally in the Atlanta, Georgia metropolitan area, but also performs services in other parts of the southeastern United States on a project-by-project basis. For the 1998 fiscal year, Miller had revenues of approximately $11.3 million, principally from the multifamily residential and commercial/institutional markets, with specialized expertise in apartment complexes and extended-stay motels. At June 30, 1999, Miller had approximately 80 employees. Joseph E. Miller, Vice President of Miller, signed a five-year employment agreement with AMPAM to continue his employment with Miller and became a director of AMPAM following the acquisitions.


                            ------------------------

     Sterling City Capital, LLC is a private investment firm that focuses on selective investments in companies which plan to execute consolidation strategies within fragmented industries. Sterling City Capital, LLC and its principal, C. Byron Snyder, have founded or invested in numerous public and private companies, including Carriage Services, Inc., a publicly traded death care company, and Integrated Electrical Services, Inc., a publicly traded electrical service company. C. Byron Snyder is also an active member on boards of directors for several private companies as well as Carriage Services, Inc. and Integrated Electrical Services, Inc.
                            ------------------------

     American Plumbing & Mechanical, Inc. was incorporated in Delaware in June 1998. Its executive offices are located at 1950 Louis Henna Blvd., Round Rock, Texas 78664, and its telephone number is (512)246-5200.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

                                 CAPITALIZATION


     The following table sets forth the capitalization of AMPAM as of June 30, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources" and the Consolidated Financial Statements of AMPAM and the notes thereto, included elsewhere in this prospectus.



                                                                  AS OF
                                                              JUNE 30, 1999
                                                              --------------
                                                              (IN THOUSANDS)
Cash........................................................     $ 10,469
                                                                 ========
Long-term obligations (including current maturities):
  Credit facility...........................................     $     --
  Senior Notes..............................................      122,458(a)
  Other debt................................................        3,699(b)
                                                                 --------
Total debt..................................................      126,157
                                                                 --------
Redeemable preferred stock(c)...............................       13,635
                                                                 --------
Stockholders' equity(d).....................................       25,652
                                                                 --------
          Total capitalization..............................     $165,444
                                                                 ========


- ---------------


(a)   Net of unamortized discount of $2,542,000.



(b)   Consists of capital lease obligations.



(c) The redeemable preferred stock has a $0.01 par value per share. Currently, there are 1,048,820 shares of Series A Preferred Stock issued and outstanding with a liquidation preference of $13.6 million.



(d) Consists of common stock with a $0.01 par value per share. There are 105,000,000 shares authorized and 12,217,207 shares issued and outstanding. This includes 2,423,517 issued and outstanding shares of Class B common stock (5,000,000 authorized). All of these shares of Class B common stock have been issued to Sterling City Capital, LLC, the management of AMPAM and other individuals. See "Certain
      Transactions -- Organization of AMPAM." Excludes (i) any additional shares that may be issued as additional consideration to the former stockholders of the founding companies and (ii) 2,142,115 shares which may be issued upon exercise of stock options which were granted upon consummation of the acquisitions. See "Certain Transactions -- Acquisition of Founding Companies." Also includes common stock and additional paid-in capital of $22.1 million and retained earnings of $3.4 million.

                       SELECTED HISTORICAL FINANCIAL DATA

     AMPAM acquired the founding companies simultaneously on April 1, 1999. For financial statement presentation purposes, Christianson has been identified as the "accounting acquirer." As the accounting acquiror, for accounting purposes under SEC SAB No. 97, Christianson is treated as

          - having acquired all the other founding companies (even though AMPAM legally made these acquisitions),

          - having merged with AMPAM (with purchase accounting reflected for AMPAM's non-management stock ownership) and

          - representing the financial history of AMPAM prior to April 1, 1999.

The following selected historical financial data for Christianson (not combined or pro forma for the acquisition of the founding companies) as of December 31, 1997 and 1998 and August 31, 1996, and for the years ended August 31, 1995 and 1996, the four-month period ended December 31, 1996 and the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, have been derived from the audited financial statements of Christianson included elsewhere in this Prospectus and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected historical financial data as of March 31, 1999 and for the three months ended March 31, 1998, and as of August 31, 1993, 1994 and 1995 and for the years ended August 31, 1993 and 1994, have been derived from the unaudited financial statements of Christianson and, in the opinion of the Company management, reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 1999 should not be regarded as indicative of the results that may be expected for the full year.

                                                                                                                     THREE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                 FOUR MONTHS     FOUR MONTHS       YEAR ENDED        MARCH
                                     YEARS ENDED AUGUST 31,         ENDED           ENDED         DECEMBER 31,        31,
                                   ---------------------------   DECEMBER 31,   DECEMBER 31,    -----------------   -------
                                    1994      1995      1996         1995           1996         1997      1998      1998
                                   -------   -------   -------   ------------   -------------   -------   -------   -------
                                                           ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  (CHRISTIANSON):
  Revenues.......................  $43,284   $39,449   $50,330     $14,619         $15,576      $50,909   $63,374   $12,744
  Cost of revenues (including
    depreciation)................   31,327    29,805    38,203      11,044          11,868       37,504    45,704     9,024
                                   -------   -------   -------     -------         -------      -------   -------   -------
  Gross profit...................   11,957     9,644    12,127       3,575           3,708       13,405    17,670     3,720
  Selling, general and
    administrative expenses......   11,834     8,977    11,051       3,430           5,142       11,497    17,078     3,253
                                   -------   -------   -------     -------         -------      -------   -------   -------
  Income (loss) from
    operations(a)................      123       667     1,076         145          (1,434)       1,908       592       467
  Interest and other income,
    net..........................      133       171       267         225              32           59        56       (18)
                                   -------   -------   -------     -------         -------      -------   -------   -------
  Income (loss) before provision
    for income taxes.............      256       838     1,343         370          (1,402)       1,967       648       449
  Provision (benefit) for income
    taxes........................       67       258       345          74             (56)          77        32        20
                                   -------   -------   -------     -------         -------      -------   -------   -------
  Net income (loss)(a)...........  $   189   $   580   $   998     $   296         $(1,346)     $ 1,890   $   616   $   429
                                   =======   =======   =======     =======         =======      =======   =======   =======
OTHER FINANCIAL DATA AND RATIOS
  (CHRISTIANSON):
  Ratio of earnings to fixed
    charges(b)...................      3.7x      7.3x      9.9x        8.6x             --          8.8x      3.4x      3.7x
  Income (loss) from operations
    per common share.............  $  2.39   $  7.32   $ 13.59     $  3.74         $(18.11)     $ 23.21   $  7.20   $  5.22

                                    1999
                                   -------
STATEMENT OF OPERATIONS DATA
  (CHRISTIANSON):
  Revenues.......................  $16,824
  Cost of revenues (including
    depreciation)................   11,390
                                   -------
  Gross profit...................    5,434
  Selling, general and
    administrative expenses......    1,863
                                   -------
  Income (loss) from
    operations(a)................    3,571
  Interest and other income,
    net..........................       (7)
                                   -------
  Income (loss) before provision
    for income taxes.............    3,564
  Provision (benefit) for income
    taxes........................      162
                                   -------
  Net income (loss)(a)...........  $ 3,402
                                   =======
OTHER FINANCIAL DATA AND RATIOS
  (CHRISTIANSON):
  Ratio of earnings to fixed
    charges(b)...................     19.1x
  Income (loss) from operations
    per common share.............  $ 41.39

                                                                  AS OF AUGUST 31,        AS OF DECEMBER 31,     AS OF
                                                              -------------------------   ------------------   MARCH 31,
                                                               1994     1995     1996      1997       1998       1999
                                                              ------   ------   -------   -------   --------   ---------
BALANCE SHEET DATA (AT END OF PERIOD) (CHRISTIANSON):
  Working capital...........................................  $2,967   $3,343   $ 9,891   $4,279    $ 4,792     $ 8,256
  Total assets..............................................   6,718    5,822    11,607    7,634     11,210      15,876
  Long-term obligations, net of current maturities..........     699      584       425      329        349         532
  Total stockholders' equity................................  $3,560   $4,140   $ 3,792   $5,685    $ 6,301     $ 9,703

- ---------------

(a) The loss from operations and the level of net income in historical periods is primarily attributable to the level of owner's compensation paid during those periods.

(b) For the purpose of this calculation "earnings" represents income from operations before income tax expense, plus fixed charges. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rentals representing interest expense. As a result of the loss incurred for the four months ended December 31, 1996, earnings were insufficient to cover fixed charges by $1.4 million in that period.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     The following discussion should be read in conjunction with the Unaudited Pro Forma Combined Statement of Operations, the Consolidated Financial Statements of AMPAM, the founding companies' Financial Statements and related notes thereto and "Selected Historical Financial Data" appearing elsewhere in this prospectus.


     AMPAM's revenues are derived primarily from plumbing and mechanical contracting services provided to residential, commercial and institutional customers. Revenues from construction contracts are generally accounted for on a percentage-of-completion basis. Maintenance and repair revenues are recognized as the services are performed. Of AMPAM's 1998 pro forma revenues, approximately 54% were derived from residential services and approximately 46% were derived from commercial and institutional services. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as an asset and billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a liability on the balance sheet. Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined.

     Cost of revenues consists primarily of salaries and benefits of employees and materials, which represented approximately 28% and 51% of pro forma cost of revenues in 1998 respectively, as well as, subcontracted services, depreciation, fuel and other vehicle expenses and equipment rentals. A number of the founding companies also include salaries of estimators, insurance and other indirect costs in the cost of revenues. AMPAM's gross margin, which is gross profit expressed as a percentage of revenues, depends on the relative proportions of costs related to labor and materials. On projects in which a higher percentage of the cost of revenues consists of labor costs, AMPAM typically achieves higher gross margins than on projects in which materials represent more of the cost of revenues. Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, management and administrative salaries and benefits, insurance, advertising, office rent and utilities, communications and professional fees. In connection with the acquisitions, some owners and some key employees of the founding companies agreed to reductions in their compensation and related benefits that would have totaled $14.7 million for the 1998 fiscal year. Such reductions in salaries, bonuses and benefits have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations and are reflected in the terms of employment agreements with AMPAM. See "Unaudited Pro Forma Combined Financial Statements" and the Notes thereto.

     AMPAM believes that it will realize savings from:

     - greater volume discounts from suppliers of materials, parts and supplies;

     - lower labor costs resulting from scheduling efficiencies and reduced down time;

     - increased use of off-site prefabricated components; and

     - increased use of technology.

Offsetting these savings will be costs related to AMPAM's new corporate management, costs of being a reporting company and costs of integrating the companies acquired in the acquisitions. See "Business -- Operating Strategy."

     The plumbing and mechanical contracting services industry is influenced by seasonal factors, which generally result in lower activity levels during colder winter months than other periods. As a result, AMPAM expects that its revenues and results of operations will generally be lower in the first and fourth quarters of each fiscal year, and higher in the second and third quarters. See "Risk Factors -- Our industry experiences upturns and downturns, depending on the season of the year and this could have an adverse effect on our quarterly operating results."

     Members of management and founders received stock and/or stock options in connection with the organization of AMPAM. The applicable accounting rules require that the stock issued to some members of our management be treated as compensation expense. As a result of this treatment, we recorded a non-recurring, non-cash charge on April 1, 1999 of approximately $8.0 million which reduced our net income and was reflected in our second quarter results.


SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     To facilitate a comparison, the following discussion and analysis is based on the unaudited pro forma financial statements included elsewhere in this registration statement. This data includes our results of operations as if the acquisitions and related transactions were closed on January 1 of the respective period presented. This data does not necessarily indicate the results that we would have obtained had these events actually occurred on January 1 of the respective period presented, or our future results. During the periods presented below, our founding companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of future performance. The unaudited pro forma financial data is based on preliminary estimates, available information and some assumptions that our management deems appropriate. Selling, general and administrative expenses for periods prior to the acquisitions reflect the effects of historical salary and distributions to the owners of the founding companies. The data will not be comparable to, and may not be indicative of, AMPAM's post-combination results of operations because:

     - the founding companies were not under common control or management and some founding companies had different tax structures (generally, S corporations) during the periods presented;

     - AMPAM will incur incremental costs for its corporate management and the costs of being a public company;

     - the combined data do not reflect the potential benefits and cost savings AMPAM expects to realize when operating as a combined entity.

     The following table sets forth supplemental unaudited pro forma combined financial information of the founding companies on a historical basis and as a percentage of total revenue for the periods indicated (dollars in thousands):


                                                              FISCAL YEAR        SIX MONTHS
                                                                ENDED(A)       ENDED JUNE 30,
                                                                  1998              1999
                                                             --------------    --------------
Revenues...................................................  $322,203   100%   $182,793   100%
Cost of revenues...........................................   255,461    79     144,675    79%
                                                             --------   ---    --------   ---
  Gross profit.............................................    66,742    21      38,118    21%
Selling, general and administrative expenses...............    32,321    10      16,695     9%
Non Cash Compensation Charge...............................       408    --       7,992     4%
Goodwill amortization......................................     3,800     1       1,900     1%
                                                             --------   ---    --------   ---
  Income from operations...................................  $ 30,213     9%   $ 11,531     6%
                                                             ========   ===    ========   ===


- ---------------

(a) The fiscal year presented is the year ended December 31, 1998 for all founding companies, except for Croson Ohio, Sherwood and Miller, for which the fiscal year presented is the year ended September 30, 1998.


  Six months ended June 30, 1999



     Revenues and gross profit were the same on both a pro forma combined and historical combined basis for the six months ended June 30, 1999. See discussion on historical combined revenues and gross profit within "Supplemental Unaudited Combined Financial Information."

     The gross profit as a percentage of revenues remained constant at 21% for the six months ended June 30, 1999 from the year ended December 31, 1998.



     Combined selling, general and administrative expenses reduced as a percentage of revenues in the six months ended June 30, 1999 from the year ended December 31, 1998 because fixed cost did not increase in proportion to revenues.



     Goodwill amortization was $1.9 million for the six months ended June 30, 1999 on a pro forma combined basis. Goodwill was recorded for the acquisitions and is being amortized over 30 years.


  Fiscal year ended December 31, 1998

     Revenues and gross profit were the same on both a pro forma combined and historical combined basis for the fiscal year ended December 31, 1998. See discussion on historical combined revenues and gross profit within "Supplemental Unaudited Combined Financial Information."


     Selling, general and administrative expenses were 10% of revenues for the year ended December 31, 1998.



     Goodwill amortization was $3.8 million for the year ended December 31, 1998 on a pro forma combined basis. Goodwill was recorded for the acquisitions and is being amortized over 30 years.


SUPPLEMENTAL UNAUDITED COMBINED FINANCIAL INFORMATION

     To facilitate a meaningful comparison, the following discussion and analysis is based on the combined historical results of the founding companies. The following supplemental unaudited combined financial information for the periods presented do not purport to present those of the combined founding companies in accordance with generally accepted accounting principles, which do not allow for the aggregating of financial data for entities that are not under common ownership. The following discussion represents merely a summation of the revenues, cost of revenues (including depreciation) and gross profit of the individual founding companies on a historical basis and excludes the effects of the pro forma adjustments that are included in the Unaudited Pro Forma Combined Statements appearing elsewhere in this prospectus. The data will not be comparable to, and may not be indicative of, AMPAM's post-combination results of operations because:

     - the founding companies were not under common control or management and some founding companies had different tax structures (generally, S corporations) during the periods presented;

     - AMPAM will use the purchase method to establish a new basis of accounting to record the acquisitions;

     - AMPAM will incur incremental costs for its corporate management and the costs of being a public company;

     - the combined data do not reflect reductions in salary, bonus and benefits of the owners of the founding companies occurring in connection with the acquisitions; and

     - the combined data do not reflect the potential benefits and cost savings AMPAM expects to realize when operating as a combined entity.

     Nevertheless, management believes that the aggregate financial information shown below is helpful in understanding the past operations of the founding companies.

     The following table sets forth supplemental unaudited combined financial information of the founding companies on a historical basis and as a percentage of total revenue for the periods indicated (dollars in thousands):


                                      FISCAL YEAR ENDED(a)                      SIX MONTHS ENDED JUNE 30,
                       --------------------------------------------------    --------------------------------
                          1996(B)             1997              1998              1998              1999
                       --------------    --------------    --------------    --------------    --------------
Revenues.............  $236,557   100%   $267,516   100%   $322,203   100%   $158,214   100%   $182,793   100%
Cost of revenues.....   195,990    83     219,039    82     255,461    79     124,045    78     144,675    79
                       --------   ---    --------   ---    --------   ---    --------   ---    --------   ---
  Gross profit.......  $ 40,567    17%   $ 48,477    18%   $ 66,742    21%   $ 34,169    22%   $ 38,118    21%
                       ========   ===    ========   ===    ========   ===    ========   ===    ========   ===


- ---------------

(a) The fiscal years presented are the years ended December 31, 1996, 1997 and 1998, for all founding companies, except for Croson Ohio, Sherwood and Miller, for which the fiscal years presented are the years ended September 30, 1996, 1997 and 1998, Nelson, for which the fiscal years presented are April 30, 1997, December 31, 1997 and 1998 and Christianson for which the fiscal years presented are August 31, 1996, December 31, 1997 and 1998. For the three months ended December 31, 1998, Croson Ohio, Sherwood and Miller had combined revenues of $16,329 and income from operations of $2,146.

(b) Because the 1996 information includes some unaudited 1996 data you are cautioned not to place undue reliance on this information. Nevertheless, management believes that this information may be helpful in understanding the past operations of the founding companies.


  Six months ended June 30, 1999 compared to the six months ended June 30, 1998



     Revenues increased approximately $24.6 million, or 16%, from $158.2 million for the six months ended June 30, 1998 to $182.8 million for the six months ended June 30, 1999. The increase in combined revenues occurred primarily in the southern California residential market.



     Gross profit increased $3.9 million, or 12%, from $34.2 million for the six months ended June 30, 1998 to $38.1 for the six months ended June 30, 1999. The increase in combined gross profit was primarily generated by improved margins on residential jobs offset by increased costs on certain commercial jobs. The improvements in the residential jobs were primarily the result of the leverage of fixed costs resulting from increased revenues. Additionally, initial integration issues realized in the combination of Croson Ohio and Teepe's operations resulted in increased costs for the six months ended June 30, 1999.


  Fiscal year ended December 31, 1998 compared to fiscal year ended December 31, 1997

     Combined revenues increased approximately $54.7 million, or 20%, from $267.5 million for the 1997 fiscal year to $322.2 million for the 1998 fiscal year. The increase in combined revenues occurred primarily at RCR, Christianson, Croson Florida and Teepe's. RCR's revenues increased $13.6 million, or 27%, from $49.7 million for the 1997 fiscal year to $63.3 million for the 1998 fiscal year, primarily as a result of an increase in the number and size of projects and contracts, reflecting the growth from two new facilities in Canoga Park, California and Las Vegas, Nevada. Christianson's revenues increased $12.5 million, or 24.5%, from $50.9 million for the 1997 fiscal year to $63.4 million for the 1998 fiscal year, primarily as a result of increased market share, more favorable contract pricing and increased construction activity in the Austin and central Texas housing market. Croson Florida's revenues increased $10.0 million, or 56%, from $18.1 million for the 1997 fiscal year to $28.1 million for the 1998 fiscal year, primarily due to expanded operations and contract volumes at Croson Florida's facility in the Tampa/Fort Meyers, Florida area. Teepe's revenues increased $7.9 million, or 19%, from $42.7 million for the 1997 fiscal year to $50.6 million for the 1998 fiscal year, primarily as a result of an increase in large commercial construction contracts in the Columbus, Ohio area as well as continued growth in governmental and institutional projects. The most significant increase in revenues among the other founding companies was an increase of $4.8 million, or 16%, which occurred at Keith Riggs, primarily as a result of increased demand for services due to increased housing starts and also due to increased maintenance revenues.

     Combined gross profit increased $18.2 million, or 38%, from $48.5 million for the 1997 fiscal year to $66.7 million for the 1998 fiscal year, generally as a result of increased market share, more favorable pricing and increased construction activity in AMPAM's markets. The increase in combined gross profit occurred primarily due to increases in gross profit of $4.3 million, or 32%, at Christianson, $4.3 million, or 59%, at RCR, and $3.5 million, or 83%, at Croson Florida. The increase in combined gross profit is primarily attributable to increased revenues and increased margins of each of these companies. Combined gross margin increased to 21% for the 1998 fiscal year from 18% for the 1997 fiscal year. Christianson's gross margin increased to 28% for the 1998 fiscal year from 26% for the 1997 fiscal year, primarily as a result of small price increases for new home construction and increased maintenance revenues. RCR's gross margin increased to 18% for the 1998 fiscal year from 15% for the 1997 fiscal year, primarily due to improved pricing on many contracts as a result of increased demand for RCR's services as well as due to efficiencies gained through additional experience in the Canoga Park, California and Las Vegas, Nevada markets. Croson Florida's gross margin increased to 27% for the 1998 fiscal year from 23% for the 1997 fiscal year, primarily as a result of favorable pricing of its contracts in the Tampa/Fort Meyers, Florida area.

  Fiscal year ended December 31, 1997 compared to fiscal year ended December 31, 1996

     Revenues increased approximately $30.9 million, or 13%, from $236.6 million for the 1996 fiscal year to $267.5 million for the 1997 fiscal year. The increase in combined revenues occurred primarily at RCR, Teepe's and Croson Florida. RCR's revenues increased $9.3 million, or 23%, from 1996 to 1997, primarily as a result of the opening of two new facilities in early 1997. Teepe's revenues increased $7.3 million, or 21%, from 1996 to 1997, primarily as a result of an increase in large commercial construction contracts serviced from Teepe's new facility in Columbus, Ohio which opened in August of 1997. Croson Florida's revenues increased $6.4 million, or 54%, from 1996 to 1997, primarily as a result of an increase in the number and size of contracts and revenues from a new facility in Tampa/Fort Meyers, Florida. All of the remaining seven founding companies reported an increase between the 1997 and 1996 fiscal year, except for Miller, which reported a decrease of $2.6 million, due to the fact that in 1997 Miller ceased to provide HVAC services which it had begun providing to a major customer in 1996.

     Gross profit increased $7.9 million, or 19%, from $40.6 million for the 1996 fiscal year, to $48.5 million for the 1997 fiscal year. The increase in combined gross profit occurred primarily due to increases in gross profit of $2.0 million, or 38%, at RCR, $1.8 million, or 73%, at Croson Florida and $1.3 million, or 11%, at Christianson. The increase in combined gross profit is primarily attributable to increased revenues and increased gross margins of each of these companies. Combined gross margin increased slightly from 17% during the 1996 fiscal year to 18% during the 1997 fiscal year. RCR's gross margin increased to 15% for the 1997 fiscal year from 13% for the 1996 fiscal year. Croson Florida's gross margin increased to 23% during the 1997 fiscal year from 21% during the 1996 fiscal year, primarily as a result of Croson Florida's new facility in the Tampa/Fort Meyers, Florida market and favorable overall pricing of contracts. Christianson's gross margin increased to 26% for the 1997 fiscal year from 24% for the 1996 fiscal year, primarily due to continued discounts on materials purchases and incentive compensation programs.

LIQUIDITY AND CAPITAL RESOURCES


     As of June 30, 1999, AMPAM had $31.6 million in working capital and $126.2 million of outstanding indebtedness including capital lease obligations totaling $3.7 million.



     For the six months ended June 30, 1999 net cash provided by operating activities was $0.5 million primarily due to increases in accounts payable and accrued liabilities. Cash used in investing activities was $56.5 million for the six months ended June 30, 1999 primarily in connection with the acquisition of the founding companies. Cash provided by financing activities for the six months ended June 30, 1999 was $63.5 million and was attributable to the issuance of the notes offset by payments to the former shareholders of Christianson, the accounting acquiror, which were treated as distributions.

     On April 1, 1999, AMPAM entered into a credit facility with The First National Bank of Chicago. The total commitment under the credit facility is $95 million, of which AMPAM drew approximately $70.3 million at the closing of the acquisitions to fund a portion of the cash portion of acquisition consideration. All of these amounts were repaid with proceeds of the original issuance of the notes, leaving the full commitment of the credit facility available for borrowings after closing subject to the borrowing conditions set forth in the credit facility. See "Description of Other Indebtedness."

     On April 1, 1999, AMPAM also entered into a subordinated loan with Fleet Corporate Finance, Inc. The total commitment under the subordinated loan is approximately $30 million, all of which was drawn at closing. AMPAM used all of this amount to fund a part of the cash portion of the acquisition consideration. The entire amount of the subordinated loan was repaid with the proceeds of the original issuance of the notes.

     As part of the acquisitions, AMPAM issued 1,048,820 shares of its series A preferred stock. This preferred stock has a liquidation value of $13 per share. The holders of the preferred stock are entitled to receive dividends at an annual rate of 10% based upon the liquidation value, payable semi-annually. Each semi-annual interest payment will be approximately $682,000. This preferred stock will convert into common stock upon the occurrence of certain significant corporate events. See "Certain Transactions -- Acquisition of Founding
Companies -- Acquisition Consideration -- Series A Redeemable Preferred Stock."

     Also as part of the acquisitions, AMPAM may be obligated to pay the former stockholders of the founding companies additional consideration if the founding companies meet previously set income thresholds or targets. This additional consideration is payable no later than April 30, 2000 in the form of cash and stock. The maximum amount of additional consideration which may be required to be paid under the terms of the acquisition agreements is approximately $28 million. Half of this amount must be cash (or AMPAM notes at the election of the recipient) with the balance paid in the form of common stock. The amount of additional consideration we may be required to pay depends on how many founding companies meet their targets and by how much these targets are exceeded. See "Certain Transactions -- Acquisition of Founding Companies -- Additional Consideration."

     On May 19, 1999, AMPAM sold $125,000,000 aggregate principal amount of the existing notes to qualified institutional buyers in a private placement. The existing notes are being exchanged for new notes with substantially identical terms in the exchange offer. These notes accrue interest at the rate of 11 5/8%. AMPAM will make interest payments of $7.3 million semi-annually on these notes. These notes will be due in October of 2008.

     We have the ability to issue stock options as a way to reward employees and to attract them to come work for us. Because the exercise price of these options is equal to or greater than the fair market value of the common stock on the date of grant, their issuance should have nominal effect on our results of operations other than any dilutive effect they may have on our earnings per share; however the footnotes to our audited financial statements will reflect, on a pro forma basis, the cost to us of issuing these options under the fair value method of accounting as required by SFAS 123.

     We currently have commitments for capital expenditures aggregating approximately $3.3 million over the next 12 months. These expenses primarily relate to the purchase of vehicles and equipment and will be funded from cash flow from operations.

     AMPAM anticipates that its cash flow from operations will provide sufficient cash to enable AMPAM to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment through the foreseeable future. Combined capital expenditures for the founding companies for the 1998 fiscal year were $2.8 million.

     AMPAM intends to continue pursuing attractive acquisition opportunities. We currently intend to acquire companies for a mix of stock and cash. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. AMPAM expects to fund future acquisitions primarily with working capital, cash flow from operations and borrowings, including any unborrowed portion of the credit facility, as well as issuances of additional equity.

     Due to the relatively low levels of inflation experienced in the 1996, 1997 and 1998 fiscal years, inflation did not have a significant effect on the results of the combined founding companies in those fiscal years, or on any of the founding companies, individually.

CHRISTIANSON RESULTS OF OPERATIONS

     Christianson is headquartered outside Austin, Texas, with an additional office in San Antonio, Texas, and operates principally in central Texas. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                                       YEAR ENDED                    THREE MONTHS ENDED
                             YEAR ENDED               DECEMBER 31,                       MARCH 31,
                             AUGUST 31,      ------------------------------    ------------------------------
                                1996             1997             1998             1998             1999
                            -------------    -------------    -------------    -------------    -------------
                                                                                (UNAUDITED)
Revenues..................  $50,330   100%   $50,909   100%   $63,374   100%   $12,744   100%   $16,824   100%
Cost of revenues..........   38,203    76     37,504    74     45,704    72      9,024    71     11,390    68
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Gross profit............   12,127    24     13,405    26     17,670    28      3,720    29      5,434    32
Selling, general and
  administrative
  expenses................   11,051    22     11,497    23     17,078    27      3,253    26      1,863    11
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Income from
    operations............  $ 1,076     2%   $ 1,908     3%   $   592     1%   $   467     3%   $ 3,571    21%
                            =======   ===    =======   ===    =======   ===    =======   ===    =======   ===

  Three months ended March 31, 1999 compared to the three months ended March 31, 1998

     Revenues increased $4.1 million, or 32%, from $12.7 million for the three months ended March 31, 1998 to $16.8 million for the three months ended March 31, 1999, primarily due to price increases for new home construction contracts and increases in the number of construction contracts resulting from the favorable housing market in Austin and surrounding areas.

     Gross profit increased $1.7 million, or 46%, during the three months ended March 31, 1999 to $5.4 million, and gross margin increased to 32% in the first three months of 1999 from 29% in the first three months of 1998 as a result of price increases for new home construction contracts and increased maintenance and service revenues.

     Selling, general and administrative expenses decreased $1.4 million, or 43%, from $3.3 million for the three months ended March 31, 1998 to $1.9 million for the three months ended March 31, 1999. The decrease was a result of a decrease in officer compensation, offset by an increase in overhead related to the overall growth in the business. The total officers' compensation for the three months ended March 31, 1999 was $0.4 million compared to $2.1 million for the three months ended March 31, 1998 due to agreed upon compensation reductions.

  Year ended December 31, 1998 compared to the year ended December 31, 1997

     Revenues increased $12.5 million, or 25%, from $50.9 million for the year ended December 31, 1997 to $63.4 million for the year ended December 31, 1998, primarily due to increased market share as a result of contracts with new builder customers, small increases in contract pricing and increased construction activity in the Austin and central Texas housing market.

     Gross profit increased $4.3 million, or 32%, during the year ended December 31, 1998 to $17.7 million, and gross margin increased to 28% in 1998 from 26% in 1997 as a result of small increases in contract pricing and increased maintenance and service revenues.

     Selling, general and administrative expenses increased $5.6 million, or 49%, from $11.5 million for the year ended December 31, 1997 to $17.1 million for the year ended December 31, 1998. The increase was attributable to an increase in officer compensation and increases in administrative costs due to the increased volume of contracts. The total officers' compensation for the year ended December 31, 1998 was $10.7 million.

  Year ended December 31, 1997 compared to the year ended August 31, 1996

     Revenues increased $0.6 million, or 1%, from $50.3 million for the year ended August 31, 1996 to $50.9 million for the 1997 fiscal year, primarily as a result of increased construction activity in Christianson's areas of operations.

     Gross profit increased $1.3 million, or 11%, during the 1997 fiscal year to $13.4 million, and gross margin increased to 26% during the 1997 fiscal year from 24% during the 1996 fiscal year as a result of continued discounts on materials purchases and incentive compensation programs.

     Selling, general and administrative expenses increased $0.4 million, or 4%, from $11.1 million for the 1996 fiscal year to $11.5 million for the 1997 fiscal year. The increase was attributable to an increase in rent expenses and real property taxes after Christianson's relocation to a new headquarters facility in November 1997 offset by a $0.3 million reduction in total officers' compensation for the year ended December 31, 1997 which was $6.6 million.

LIQUIDITY AND CAPITAL RESOURCES

     Christianson generated approximately $3.7 million of net cash from operating activities for the three months ended March 31, 1999 primarily due to net income before depreciation and deferred income taxes of $3.5 million and a decrease in working capital of $0.2 million. Net cash used in investing activities was approximately $0.1 million related to the purchase of property and equipment. Net cash used in financing activities was approximately $0.1 million, primarily related to the repayment of long-term debt.

     At March 31, 1999, Christianson had working capital of $8.3 million and total debt of $1.0 million.

     Christianson generated approximately $2.5 million of net cash from operating activities for year ended December 31, 1998 primarily due to net income before depreciation and deferred income taxes of $1.3 million and a decrease in working capital of $1.2 million. Net cash used in investing activities was approximately $0.2 million related to the purchase of property and equipment. Net cash used in financing activities was approximately $0.5 million, primarily related to the repayment of long-term debt.

     At December 31, 1998, Christianson had working capital of $4.8 million and total debt of $0.8 million.

RCR RESULTS OF OPERATIONS

     RCR is headquartered in Riverside, California, east of Los Angeles, with additional facilities in Las Vegas, Nevada and Canoga Park, California in the San Fernando Valley. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                        YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                            -----------------------------------------------    ------------------------------
                                1996             1997             1998             1998             1999
                            -------------    -------------    -------------    -------------    -------------
                                                                                (UNAUDITED)
Revenues..................  $40,430   100%   $49,738   100%   $63,293   100%   $13,200   100%   $19,815   100%
Cost of revenues..........   35,102    87     42,377    85     51,604    82     10,744    81     15,735    79
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Gross profit............    5,328    13      7,361    15     11,689    18      2,456    19      4,080    21
Selling, general and
  administrative
  expenses................    3,979    10      5,712    12      8,370    13      1,724    13      2,452    13
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Income from
    operations............  $ 1,349     3%   $ 1,649     3%   $ 3,319     5%   $   732     6%   $ 1,628     8%
                            =======   ===    =======   ===    =======   ===    =======   ===    =======   ===

  Three months ended March 31, 1999 compared to the three months ended March 31, 1998

     Revenues increased $6.6 million, or 50%, from $13.2 million for the three months ended March 31, 1998 to $19.8 million for the three months ended March 31, 1999, primarily as a result of continued growth generated by the two newer facilities in Canoga Park, California and Las Vegas, Nevada.

     Gross profit increased $1.6 million, or 66%, during the three months ended March 31, 1999 to $4.0 million, and gross margin increased to 21% in the first three months of 1999 from 19% in the first three months of 1998 as a result of increases in pricing on many contracts reflecting increased demand for RCR's services and cost efficiencies achieved in the additional markets serviced by the two newer facilities.

     Selling, general and administrative expenses increased $0.8 million, or 42%, from $1.7 million for the three months ended March 31, 1998 to $2.5 million for the three months ended March 31, 1999. The increase was attributable to an increase in administrative support related to the continued growth generated by the newer facilities.

  Year ended December 31, 1998 compared to the year end December 31, 1997

     Revenues increased $13.6 million, or 27%, from $49.7 million for the year ended December 31, 1997 to $63.3 million for the year ended December 31, 1998, primarily as a result of an increase in the number and size of projects and contracts, reflecting the growth from two new facilities in Canoga Park, California and Las Vegas, Nevada.

     Gross profit increased $4.3 million, or 59%, during the year ended December 31, 1998 to $11.7 million, and gross margin increased to 18% in 1998 from 15% in 1997 as a result of improved pricing on many contracts as well as due to efficiencies gained through additional experience in the Canoga Park and Las Vegas markets.

     Selling, general and administrative expenses increased $2.7 million, or 47%, from $5.7 million for the December 31, 1997 to $8.4 million for the December 31, 1998. The increase was attributable to an increase in administrative support required by the increased contract volumes.

 Year ended December 31, 1997 compared to the year ended December 31, 1996

     Revenues increased $9.3 million, or 23%, from $40.4 million for the 1996 fiscal year to $49.7 million for the 1997 fiscal year, primarily as a result of the opening of two new operating divisions in early 1997 in Canoga Park, California and Las Vegas, Nevada.

     Gross profit increased $2.0 million, or 38%, during the 1997 fiscal year to $7.4 million as a result of an increase in revenues for two new facilities in Canoga Park, California and Las Vegas, Nevada and improvements in gross margin. Gross margin increased slightly to 15% during the year ended December 31, 1997 from 13% during the 1996 fiscal year.

     Selling, general and administrative expenses increased $1.7 million, or 44%, from $4.0 million for the 1996 fiscal year to $5.7 million for the 1997 fiscal year. The increase was attributable to an increase in administrative support required by the increased contract volumes and costs related to two start-up divisions.

TEEPE'S RESULTS OF OPERATIONS

     Teepe's is headquartered in Cincinnati, Ohio, with an additional facility added in August of 1997 in Columbus, Ohio. The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated (dollars in thousands):

                                        YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                            -----------------------------------------------    ------------------------------
                                1996             1997             1998             1998             1999
                            -------------    -------------    -------------    -------------    -------------
                                                                                (UNAUDITED)
Revenues..................  $35,400   100%   $42,687   100%   $50,627   100%   $11,449   100%   $10,546   100%
Cost of revenues..........   30,410    86     37,170    87     44,048    87     10,066    88      9,287    88
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Gross profit............    4,990    14      5,517    13      6,579    13      1,383    12      1,259    12
Selling, general and
  administrative
  expenses................    3,414    10      4,158    10      4,779     9      1,205    10      1,126    11
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Income from
    operations............  $ 1,576     4%   $ 1,359     3%   $ 1,800     4%   $   178     2%   $   133     1%
                            =======   ===    =======   ===    =======   ===    =======   ===    =======   ===

  Three months ended March 31, 1999 compared to the three months ended March 31, 1998

     Revenues decreased $0.9 million, or 8%, from $11.4 million for the three months ended March 31, 1998 to $10.5 million for the three months ended March 31, 1999, primarily due to the fact that the majority of the projects in progress during the first three months of 1999 were in the beginning stages, the phase in which less revenues are earned.

     Gross profit decreased $0.1 million, or 9%, from $1.4 million during the three months ended March 31, 1998 to $1.3 million during the three months ended March 31, 1998, as a result of the decrease in revenues discussed above. Gross margin remained constant for the three months ended March 31, 1998 and 1999 at 12%.

     Selling, general and administrative expenses decreased $0.1 million, or 7%, from $1.2 million for the three months ended March 31, 1998 to $1.1 million for the three months ended March 31, 1999. The decrease is a result of certain cost reduction measures implemented by management coupled with the voluntary termination of certain members of the office staff who have not been replaced.

  Year ended December 31, 1998 compared to the year ended December 31, 1997

     Revenues increased $7.9 million, or 19%, from $42.7 million for the year ended December 31, 1997 to $50.6 million for the year ended December 31, 1998, primarily as a result of an increase in large commercial construction contracts in the Columbus, Ohio area as well as continued growth in governmental and institutional projects.

     Gross profit increased $1.1 million, or 19%, from $5.5 million during the year ended December 31, 1997 to $6.6 million during the year ended December 31, 1998, as a result of an increased number of successful bids with higher gross margins and further expansion in the Columbus, Ohio market. Gross margin remained constant for 1997 and 1998 at 13%.

     Selling, general and administrative expenses increased $0.6 million, or 15%, from $4.2 million for the year ended December 31, 1997 to $4.8 million for the year ended December 31, 1998. The increase was attributable to an increase in administrative support required by the higher level of revenues and due to additional overhead associated with the opening of a new facility in the Columbus, Ohio area.

 Year ended December 31, 1997 compared to the year ended December 31, 1996

     Revenues increased $7.3 million, or 21%, from $35.4 million for the 1996 fiscal year to $42.7 million for the 1997 fiscal year, primarily as a result of an increase in large commercial construction contracts performed from a new facility in Columbus, Ohio which opened in August of 1997.

     Gross profit increased $0.5 million, or 11%, from $5.0 million during the 1996 fiscal year to $5.5 million during the 1997 fiscal year, and gross margin decreased to 13% during the 1997 fiscal year from 14% during the 1996 fiscal year as a result of further efforts to expand into the Columbus, Ohio market.

     Selling, general and administrative expenses increased $0.7 million, or 22%, from $3.4 million for the 1996 fiscal year to $4.2 million for the 1997 fiscal year. The increase was attributable to an increase in administrative support required by the increased contract volumes and one-time start-up costs associated with the opening of a new facility in Columbus, Ohio.

KEITH RIGGS RESULTS OF OPERATIONS

     Keith Riggs is headquartered in Phoenix, Arizona. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                               YEAR ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                                            ------------------------------    ------------------------------
                                                1997             1998             1998             1999
                                            -------------    -------------    -------------    -------------
                                                                               (UNAUDITED)
Revenues..................................  $29,680   100%   $34,464   100%   $ 7,279   100%   $ 8,917   100%
Cost of revenues..........................   25,865    87     29,965    87      6,190    85      7,457    84
                                            -------   ---    -------   ---    -------   ---    -------   ---
  Gross profit............................    3,815    13      4,499    13      1,089    15      1,460    16
Selling, general and administrative
  expenses................................    2,583     9      2,943     9        655     9        728     8
                                            -------   ---    -------   ---    -------   ---    -------   ---
  Income from operations..................  $ 1,232     4%   $ 1,556     4%   $   434     6%   $   732     8%
                                            =======   ===    =======   ===    =======   ===    =======   ===

  Three months ended March 31, 1999 compared to the three months ended March 31, 1998

     Revenues increased $1.6 million, or 23%, from $7.3 million for the three months ended March 31, 1998 to $8.9 million for the three months ended March 31, 1999, primarily due to an increase in average billing rates and demand for Keith Riggs' services as a result of the increased construction activity in the Phoenix metropolitan area.

     Gross profit increased $0.4 million, or 34%, from $1.1 million during the three months ended March 31, 1998 to $1.5 million during the three months ended March 31, 1999, and gross margin increased to 16% during the first three months of 1999 from 15% during the first three months of 1998, as a result of price increases offset by increased labor and other cost efficiencies associated with additional contract volumes.

     Selling, general and administrative expenses remained relatively constant at $0.7 million for the three months ended March 31, 1998 and 1999.

  Year ended December 31, 1998 compared to the year ended December 31, 1997

     Revenues increased $4.8 million, or 16%, from $29.7 million for the year ended December 31,1997 to $34.5 million for the year ended December 31, 1998, primarily as a result of increased demand for Keith Riggs' services due to increased housing starts.

     Gross profit increased $0.7 million, or 18%, from $3.8 million during the year ended December 31, 1997 to $4.5 million during the year ended December 31, 1998, as a result of increased revenues from new housing starts.

     Selling, general and administrative expenses increased $0.4 million, or 14%, from $2.6 million for the year ended December 31,1997 to $2.9 million for the year ended December 31, 1998. The increase was attributable to an increase in administrative support required by the increased contract volumes.

CROSON OHIO RESULTS OF OPERATIONS

     Croson Ohio is headquartered in Columbus, Ohio. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                       YEAR ENDED SEPTEMBER 30,                  SIX MONTHS ENDED MARCH 31,
                            -----------------------------------------------    ------------------------------
                                1996             1997             1998             1998             1999
                            -------------    -------------    -------------    -------------    -------------
                                                                                (UNAUDITED)
Revenues..................  $26,185   100%   $27,029   100%   $25,234   100%   $12,330   100%   $17,194   100%
Cost of revenues..........   22,305    85     22,970    85     20,438    81     10,500    85     14,407    84
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Gross profit............    3,880    15      4,059    15      4,796    19      1,830    15      2,787    16
Selling, general and
  administrative
  expenses................    2,263     9      2,217     8      2,032     8        894     7      1,232     7
                            -------   ---    -------   ---    -------   ---    -------   ---    -------   ---
  Income from
    operations............  $ 1,617     6%   $ 1,842     7%   $ 2,764    11%   $   936     8%   $ 1,555     9%
                            =======   ===    =======   ===    =======   ===    =======   ===    =======   ===

  Six months ended March 31, 1999 compared to the six months ended March 31,
  1998

     Revenues increased $4.9 million or 39%, from $12.3 million for the six months ended March 31, 1998 to $17.2 million for the six months ended March 31, 1999, primarily as a result of additional HVAC and plumbing projects.

     Gross profit increased $1.0 million, or 52%, from $1.8 million during the six months ended March 31, 1998 to $2.8 million during the six months ended March 31, 1999, and gross margin increased nominally to 16% in 1999 from 15% in 1998 as a result of increased prices, as well as cost efficiencies, for wastewater treatment plant projects.

     Selling, general and administrative expenses increased $0.3 million, or 38% from $0.9 million for the six months ended March 31, 1998 to $1.2 million for the six months ended March 31, 1999, primarily as a result of an increase in advertising and supply expense related to the combination of Croson Ohio's and Teepe's operations as well as an increase in administrative salaries.

  Year ended September 30, 1998 compared to the year ended September 30, 1997

     Revenues decreased $1.8 million or 7%, from $27.0 million for the year ended September 30, 1997 to $25.2 million for the year ended September 30, 1998, primarily as a result of a decrease in new starts due to strong competition in Ohio.

     Gross profit increased $0.7 million, or 18%, from $4.1 million during the year ended September 30, 1997 to $4.8 million during the year ended September 30, 1998, and gross margin increased to 19% in 1998 from 15% in 1997 as a result of increased revenues and prices on wastewater treatment plant projects, as well as improved margins for specific jobs.

     Selling, general and administrative expenses decreased $0.2 or 8% from $2.2 million for the year ended September 30, 1997 to $2.0 million for the year ended September 30, 1998, primarily as a result of a decrease in administrative salaries due to the retirement of a key employee. In addition, Croson Ohio replaced the profit sharing plan with a discretionary bonus plan, which resulted in less expense.

  Year ended September 30, 1997 compared to the year ended September 30, 1996

     Revenues increased $0.8 million, or 3%, from $26.2 million for the 1996 fiscal year to $27.0 million for the 1997 fiscal year, primarily as a result of larger contracts for mechanical contracting services for wastewater and purification projects, offset by smaller plumbing contracting services contracts due to increased competition in the Columbus, Ohio area.

     Gross profit increased $0.2 million, or 5%, from $3.9 million during the 1996 fiscal year to $4.1 million during the 1997 fiscal year, as a result of increased revenues. Gross margin remained relatively constant at 15% for the 1996 and 1997 fiscal years.

     Selling, general and administrative expenses remained relatively constant at approximately $2.2 million in 1996 and 1997.

CROSON FLORIDA RESULTS OF OPERATIONS

     Croson Florida is headquartered in Orlando, Florida, with additional facilities in Sorrento and Tampa, Florida. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                          YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                              -----------------------------------------------    ----------------------------
                                  1996             1997             1998             1998            1999
                              -------------    -------------    -------------    ------------    ------------
                                                                                 (UNAUDITED)
Revenues....................  $11,722   100%   $18,095   100%   $28,142   100%   $6,148   100%   $8,274   100%
Cost of revenues............    9,300    79     13,916    77     20,483    73     4,658    76     5,482    66
                              -------   ---    -------   ---    -------   ---    ------   ---    ------   ---
  Gross profit..............    2,422    21      4,179    23      7,659    27     1,490    24     2,792    34
Selling, general and
  administrative expenses...    1,050     9      2,213    12      2,960    10       718    12       869    11
                              -------   ---    -------   ---    -------   ---    ------   ---    ------   ---
  Income from operations....  $ 1,372    12%   $ 1,966    11%   $ 4,699    17%   $  772    12%   $1,923    23%
                              =======   ===    =======   ===    =======   ===    ======   ===    ======   ===

  Three months ended March 31, 1999 compared to the three months ended March 31, 1998

     Revenues increased $2.2 million, or 35%, from $6.1 million for the three months ended March 31, 1998 to $8.3 million for the three months ended March 31, 1999, primarily due to continued growth and contract volumes in the newer Tampa/Fort Meyer, Florida operation.

     Gross profit increased $1.3 million or, 87%, from $1.5 million during the three months ended March 31, 1998 to $2.8 million during the three months ended March 31, 1999, and gross margin increased to 34% in the first three months of 1999 from 24% in the first three months of 1998 as a result of price increases reflecting the demand for Croson Florida's services and costs efficiencies obtained from additional experience in the newer operation.

     Selling, general and administrative expenses increased $0.2 million, or 21%, from $0.7 million for the three months ended March 31, 1998 to $0.9 million for the three months ended March 31, 1999. The increase was due to an increase in compensation and an increase in the number of employees needed at the newer Tampa/Fort Meyer facility.

  Year ended December 31, 1998 compared to the year ended December 31, 1997

     Revenues increased $10.0 million, or 56%, from $18.1 million for the year ended December 31, 1997 to $28.1 million for the year ended December 31, 1998, primarily due to expanded operations and contract volumes at Croson Florida's facility in the Tampa/Fort Meyers, Florida area.

     Gross profit increased $3.5 million or, 83%, during the year ended December 31, 1998 to $7.7 million, and gross margin increased to 27% in 1998 from 23% in 1997 as a result of favorable pricing of contracts in the Tampa/Fort Meyers, Florida area.

     Selling, general and administrative expenses increased $0.8 million, or 34%, from $2.2 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998. The increase was attributable to an increase in workforce and salaries after the opening of the Tampa/Fort Meyers, Florida facility, as well as increases in bonus and incentive pay.

  Year ended December 31, 1997 compared to the year ended December 31, 1996

     Revenues increased $6.4 million, or 54%, from $11.7 million for the 1996 fiscal year to $18.1 million for the 1997 fiscal year, primarily as a result of an increase in the number and size of contracts and revenues from Croson Florida's new facility in Tampa/Fort Meyers, Florida.

     Gross profit increased $1.8 million, or 73%, during the 1997 fiscal year to $4.2 million, and gross margin increased to 23% during the 1997 fiscal year from 21% during the 1996 fiscal year as a result of the new facility in the Tampa/Fort Meyers, Florida market and favorable overall pricing of contracts.

     Selling, general and administrative expenses increased $1.1 million, or 111%, from $1.1 million for the 1996 fiscal year to $2.2 million for the 1997 fiscal year. The increase was attributable to the opening of the new facility in Tampa/Fort Meyers, Florida, which included increases in administrative salaries and additional rent and travel expenses.

POWER RESULTS OF OPERATIONS

     Power is headquartered in Houston, Texas. The following table sets forth selected statement of operations data and this data as a percentage of revenues for the periods indicated (dollars in thousands):

                                                 YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED MARCH 31,
                                              ------------------------------    ----------------------------
                                                  1997             1998             1998            1999
                                              -------------    -------------    ------------    ------------
                                                                                (UNAUDITED)
Revenues....................................  $17,010   100%   $17,109   100%   $3,501   100%   $5,620   100%
Cost of revenues............................   14,680    86     14,371    84     3,174    91     4,022    72
                                              -------   ---    -------   ---    ------   ---    ------   ---
  Gross profit..............................    2,330    14      2,738    16       327     9     1,598    28
Selling, general and administrative
  expenses..................................    1,128     7      1,268     7       217     6       346     6
                                              -------   ---    -------   ---    ------   ---    ------   ---
  Income from operations....................  $ 1,202     7%   $ 1,470     9%   $  110     3%   $1,252    22%
                                              =======   ===    =======   ===    ======   ===    ======   ===

  Three months ended March 31, 1999 compared to the three months ended March 31, 1998

     Revenues increased $2.1 million, or 61%, from $3.5 million for the three months ended March 31, 1998 to $5.6 million for the three months ended March 31, 1999, primarily as a result of an increase in the demand for Power's services, which has increased the volume of projects.

     Gross profit increased $1.3 million, or 389%, during the three months ended March 31, 1999 to $1.6 million, and gross margin increased to 28% in the three months ended March 31, 1999 from 9% in the three months ended March 31, 1998 as a result of an improved bidding environment resulting from the increase in demand and slightly lower materials costs. In addition, Power began achieving cost efficiencies associated with gaining experience working with certain builders with whom recurring work was performed and further cost reductions were achieved as a result of Power's business being provided primarily in the Houston area versus areas outside Houston.

     Selling, general and administrative expenses increased $0.1 million, or 59%, from $0.2 million for the three months ended March 31, 1998 to $0.3 million for the three months ended March 31, 1999. The increase was attributable to a slight increase in administrative payroll and payroll related costs as well as an increase in communication costs and in travel and entertainment expenses.

  Year ended December 31, 1998 compared to the year ended December 31, 1997

     Revenues increased slightly by $0.1 million, or 1%, from $17.0 million for the year ended December 31, 1997 to $17.1 million for the year ended December 31, 1998, primarily as a result of favorable market conditions in Houston, offset by the limited capacity to accept additional work.

     Gross profit increased $0.4 million, or 18%, during the year ended December 31, 1998 to $2.7 million, and gross margin increased to 16% in the year ended December 31, 1998 from 14% in the year ended December 31, 1997 as a result of a decrease in material prices, partially offset by an increase in labor rates.

     Selling, general and administrative expenses increased $0.2 million, or 12%, from $1.1 million for the year ended December 31, 1997 to $1.3 million for the year ended December 31, 1998. The increase was attributable to an increase in administrative salary expense and increased employee benefits.

NELSON RESULTS OF OPERATIONS

     Nelson is headquartered in Pensacola, Florida. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                                                                                ELEVEN
                                                                YEAR ENDED APRIL 30,         MONTHS ENDED
                                                           ------------------------------      MARCH 31,
                                                               1997             1998             1999
                                                           -------------    -------------    -------------
Revenues.................................................  $12,507   100%   $14,240   100%   $14,039   100%
Cost of revenues.........................................    9,110    73      9,641    68      9,349    67
                                                           -------   ---    -------   ---    -------   ---
  Gross profit...........................................    3,397    27      4,599    32      4,690    33
Selling, general and administrative expenses.............    2,408    19      2,458    17      1,914    13
                                                           -------   ---    -------   ---    -------   ---
  Income from operations.................................  $   989     8%   $ 2,141    15%   $ 2,776    20%
                                                           =======   ===    =======   ===    =======   ===

 Eleven months ended March 31, 1999 compared to the year ended April 30, 1998

     Revenues of $14.0 million were earned during the eleven months ended March 31, 1999 compared to $14.2 million earned during the year ended April 30, 1998. Fiscal year 1999 revenues are on pace to exceed fiscal year 1998 revenues as a result of the continued growth in underground utility installation and building pipe replacement projects.

     Gross profit of $4.7 million was earned for the eleven months ended March 31, 1999 compared to $4.6 million earned during the year ended April 30, 1998. Fiscal year 1999 gross profit is on pace to exceed fiscal year 1998 gross profit as a result of material and labor cost efficiencies associated with building pipe replacement contracts. Gross margin increased nominally to 33% in 1999 from 32%.

     Selling, general and administrative expenses were $1.9 million for the eleven months ended March 31, 1999 compared to $2.5 million for the year ended April 30, 1998, which would result in a decrease for the fiscal year. The decrease is due to a reduction in officer compensation.

  Year ended April 30, 1998 compared to the year ended April 30, 1997

     Revenues increased $1.7 million, or 14%, from $12.5 million for the 1997 fiscal year to $14.2 million for the 1998 fiscal year, primarily as a result of an increase in contracts for underground utility installation and existing building pipe replacement, partially offset by the effects of the wet winter season in the panhandle region of Florida.

     Gross profit increased $1.2 million, or 35%, during the year ended April 30, 1998 to $4.6 million, and gross margin increased to 32% during the 1998 fiscal year from 27%, during the 1997 fiscal year as a result of increased margins on materials required for some building pipe replacement contracts, and reduced labor costs associated with Nelson's underground utility contracts.

     Selling, general and administrative expenses increased $0.1 million, or 2%, from $2.4 million for the 1997 fiscal year to $2.5 million for the 1998 fiscal year. The increase was attributable to an increase in office labor expense.

SHERWOOD RESULTS OF OPERATIONS

     Sherwood is headquartered in San Diego, California. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                                 YEAR ENDED SEPTEMBER 30,        SIX MONTHS ENDED MARCH 31,
                                              ------------------------------    ----------------------------
                                                  1997             1998             1998            1999
                                              -------------    -------------    ------------    ------------
                                                                                (UNAUDITED)
Revenues....................................  $11,482   100%   $13,556   100%   $6,607   100%   $7,790   100%
Cost of revenues............................    9,867    86     11,066    82     5,372    81     6,530    84
                                              -------   ---    -------   ---    ------   ---    ------   ---
  Gross profit..............................    1,615    14      2,490    18     1,235    19     1,260    16
Selling, general and administrative
  expenses..................................    1,505    13      2,189    16       850    13     1,150    15
                                              -------   ---    -------   ---    ------   ---    ------   ---
  Income from operations....................  $   110     1%   $   301     2%   $  385     6%   $  110     1%
                                              =======   ===    =======   ===    ======   ===    ======   ===

  Six months ended March 31, 1999 compared to the six months ended March 31,
1998

     Revenues increased $1.2 million, or 18%, from $6.6 million for the six months ended March 31, 1998 to $7.8 million for the six months ended March 31, 1999, primarily as a result of an increase in private projects, principally hotels.

     Gross profit increased slightly from $1.2 million for the three months ended March 31, 1998 to $1.3 million for the three months ended March 31, 1999; however gross margin decreased to 16% in the six months 1999 from 19% in 1998 as a result of inefficiency for two specific projects due to contract period extension.

     Selling, general and administrative expenses increased $0.3 million, or 40%, from $0.9 million for the six months ended March 31, 1998 to $1.2 million for the six months ended March 31, 1999. The increase was attributable to continued development of the pre-fab department, creation of a Special Projects division, and expansion of the Design department.

  Year ended September 30, 1998 compared to the year ended September 30, 1997

     Revenues increased $2.1 million, or 18%, from $11.5 million for the year ended September 30, 1997 to $13.6 million for the year ended September 30, 1998, primarily as a result of the expansion into more on-site utility services, and an increase in public works projects and private projects, principally hotels.

     Gross profit increased $0.9 million, or 54%, during 1998 to $2.5 million, and gross margin increased to 18% in 1998 from 14% in 1997 as a result of Sherwood's new prefabrication process and improved market conditions as well as an increase in the number of private sector projects.

     Selling, general and administrative expenses increased $0.7 million, or 45%, from $1.5 million for the year ended September 30, 1997 to $2.2 million for the year ended September 30, 1998. The increase was attributable to an increase in costs related to the relocation to a new facility and an increase in staffing necessary to manage growing operations. In addition, Sherwood incurred a one time charge related to a litigation settlement of approximately $0.3 million.

MILLER RESULTS OF OPERATIONS

     Miller is headquartered in Marietta, Georgia. The following table sets forth selected statement of operations data and data as a percentage of revenues for the periods indicated (dollars in thousands):

                                                 YEAR ENDED SEPTEMBER 30,        SIX MONTHS ENDED MARCH 31,
                                               -----------------------------    ----------------------------
                                                   1997            1998             1998            1999
                                               ------------    -------------    ------------    ------------
                                                                                (UNAUDITED)
Revenues.....................................  $8,042   100%   $11,346   100%   $5,369   100%   $5,158   100%
Cost of revenues.............................   5,806    72      7,675    68     3,713    69     3,346    65
                                               ------   ---    -------   ---    ------   ---    ------   ---
  Gross profit...............................   2,236    28      3,671    32     1,656    31     1,812    35
Selling, general and administrative
  expenses...................................   2,023    25      2,531    22     1,224    21       892    17
                                               ------   ---    -------   ---    ------   ---    ------   ---
  Income (loss) from operations..............  $  213     3%   $ 1,140    10%   $  432     8%   $  920    18%
                                               ======   ===    =======   ===    ======   ===    ======   ===

  Six months ended March 31, 1999 compared to the six months ended March 31,
1998

     Revenues decreased $0.2 million, or 4%, from $5.4 million for the six months ended March 31, 1998 to $5.2 million for the six months ended March 31, 1999, primarily as a result of a reduction in projects with a significant customer.

     Gross profit increased $0.1 million, or 9%, from $1.7 million during the six months ended March 31, 1998 to $1.8 million during the six months ended March 31, 1999, and gross margin increased to 35% in the six months ended March 31, 1999 from 31% in the six months ended March 31, 1998 as a result of favorable pricing and improved efficiencies resulting from experience obtained in performing similar projects.

     Selling, general and administrative expenses decreased $0.3 million, or 27%, from $1.2 million for the six months ended March 31, 1998 to $0.9 million for the six months ended March 31, 1999. The decrease was attributable to a reduction in officer compensation.

  Year ended September 30, 1998 compared to the year ended September 30, 1997

     Revenues increased $3.3 million, or 41%, from $8.0 million for the year ended September 30, 1997 to $11.3 million for the year ended September 30, 1998, primarily as a result of an increase in multifamily housing starts and increased contract volumes in Miller's areas of operations.

     Gross profit increased $1.4 million, or 64%, from $2.2 million during the year ended September 30, 1997 to $3.7 million for the year ended September 30, 1998 as a result of the increase in revenues and gross margins. Gross margin increased to 32% in 1998 from 28% in 1997 as a result of small increases in contract pricing and increased productivity.

     Selling, general and administrative expenses increased $0.5 million, or 25%, from $2.0 million for the year ended September 30, 1997 to $2.5 million for the year ended September 30, 1998. The increase was attributable to an increase in officer and employee bonus compensation.

YEAR 2000

     Year 2000 Issue. Many software applications, hardware and equipment and embedded chip systems identify dates using only the last two digits of the year. These products may be unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability (referred to as the "Year 2000" issue), if not addressed, could cause applications, equipment or systems to fail or provide incorrect information after December 31, 1999, or when using dates after December 31, 1999. This in turn could have an adverse effect on AMPAM due to AMPAM's direct dependence on its own applications, equipment and systems and indirect dependence on those of other entities with which AMPAM must interact.

     Systems and Equipment. AMPAM's founding companies utilize two basic types of computer systems: accounting/administrative and design/estimation. These systems are generally personal computer based systems or are small network or local area network systems. Neither AMPAM nor the founding companies employ any wide area networks or mainframe computers. Because AMPAM's business is not heavily dependent on the use of computer technology for the completion of the vast majority of its work, AMPAM believes it will be able to continue operations, with minor disruptions, were it to experience systems failures as a result of the Year 2000 issue. AMPAM and the founding companies have had discussions with their technical vendors and consultants in an attempt to anticipate any Year 2000 issues and have received either oral assurances as to their systems' state of readiness or guidance as to steps necessary to ensure their systems will continue to function in the Year 2000 environment.

     Risk of Non-Compliance and Contingency Plans. Potential problems if the Year 2000 compliance program is not successful could include disruptions of AMPAM's revenue generation and collection from its customers and purchasing and payments to its vendors and the inability to perform its other financial and accounting functions. AMPAM operates on a decentralized basis with each individual reporting unit having independent information technology (IT) and non-IT systems. AMPAM's Year 2000 compliance program is focused on the systems which could materially affect its business. AMPAM has completed a preliminary assessment of its significant operating units and believes that the systems at these companies are or will shortly be Year 2000 compliant. AMPAM is in the process of testing equipment at some of its largest subsidiaries to ensure that the equipment is Year 2000 compliant. AMPAM currently has assessed its remaining Year 2000 risk as low because:

     - AMPAM is not dependent on any key customers or suppliers (none represent as much as 5% of AMPAM's sales or purchases, respectfully),

     - AMPAM has many separate personal computer based systems and is not dependent on any one system,

     - many of AMPAM's processes are performed using spreadsheets and/or other manual processes which are not technologically dependent,

     - AMPAM performs construction and service maintenance on site for its customers, the work performed is manual in nature and not dependent on automated information technology systems to be completed, and

     - AMPAM currently believes that most of its systems that have Year 2000 compliance issues are based on prepackaged third-party software that can be upgraded at nominal costs through vendor supported upgrades.

     As a result, AMPAM believes that its reasonably likely worst case Year 2000 scenario is a temporary inability for it to process the accounting transactions representing its business activity using automated information systems at some of its operating units. AMPAM does not currently believe that Year 2000 failures at AMPAM or the founding company level would materially affect the ability of AMPAM to complete or continue work on its projects.

     The goal of AMPAM's year 2000 project is to ensure that all of the critical systems and processes which are under the direct control of AMPAM remain functional. However, because some systems and processes may be interrelated with systems outside of the control of AMPAM, there can be no assurance that all implementations will be successful. Accordingly, as part of the Year 2000 project, contingency and business plans are in the process of being developed to respond to potential failures that may occur. Such contingency and business plans are scheduled to be completed by the fourth quarter of fiscal 1999. To the extent appropriate, these plans will include emergency back up and recovery procedures, remediation of existing systems with system upgrades or installation of new systems and replacing electronic applications with manual processes. Due to the uncertain nature of contingency planning, there can be no assurances that these plans actually will be sufficient to reduce the risk of material impacts on AMPAM's operations due to Year 2000 issues. AMPAM has ongoing information systems development and implementation projects, none of which have experienced delays due to its Year 2000 compliance program.

     Compliance Program. In order to address the Year 2000 issue, AMPAM has established a project team to assure that key automated systems and related processes will remain functional through year 2000. The team is addressing the project in the following stages: (1) awareness, (2) assessment, (3) remediation,
(4) testing and (5) implementation of the necessary modifications. The key automated systems consist of (a) project estimating, management and financial systems applications, (b) hardware and equipment, (c) embedded chip systems and
(d) third-party developed software. The evaluation of the Year 2000 issue includes the evaluation of the Year 2000 exposure of third parties material to the operations of AMPAM.

     AMPAM State of Readiness. The recently completed awareness phase of the Year 2000 project began with a corporate-wide awareness program which will continue to be updated throughout the life of the project. AMPAM believes that there is not a material risk related to its non-IT systems because AMPAM is primarily a manual service provider and does not rely on these types of systems. The assessment phase of the project involves for both IT and non-IT systems, among other things, efforts to obtain representations and assurances from third parties, including third party vendors, that their hardware and equipment, embedded chip systems and software being used by or impacting AMPAM or any of its business units are or will be modified to by Year 2000 compliant. To date, AMPAM does not expect that responses from third parties will be conclusive. AMPAM does not control its customers, suppliers and vendors and cannot guarantee that these third parties will not experience material business disruptions that could affect AMPAM as a result of the Year 2000 problem. However, because AMPAM is not dependent on any key customers or suppliers, AMPAM does not believe that a disruption in service with any third party would have a material adverse effect on its business, results of operations or financial condition. The remediation phase involves identifying the changes which are required to be implemented by system for them to be Year 2000 compliant. The testing and implementation phases involve verifying that the identified changes address the Year 2000 problems identified through testing the system as part of implementing such changes. Management expects that the remediation, testing and implementation phases will be substantially completed during the third and fourth quarters of fiscal 1999.

     Costs to Address Year 2000 Compliance Issues. While the total cost to AMPAM of the Year 2000 project is still being evaluated, AMPAM's management currently estimates that the costs to be incurred by AMPAM in 1999 associated with the assessing and testing applications, hardware and equipment, embedded chip systems, and third party developed software will be less than $500,000, which will be funded with existing operating cash flows and AMPAM will deduct from income as incurred. AMPAM believes that software vendor Year 2000 releases should address the majority of AMPAM's Year 2000 issues. These costs were primarily related to the assessment phase of the project. AMPAM expects that the majority of its costs related to the Year 2000 project to be incurred in the third and fourth quarters of its 1999 fiscal year. Because AMPAM's internal systems are PC-based, management does not expect the costs to AMPAM of the Year 2000 project to have a material adverse effect on AMPAM's financial position, results of operations or cash flows.

                                    BUSINESS


     We believe AMPAM is the largest company in the United States focused primarily on the plumbing and mechanical contracting services industry. On April 1, 1999, AMPAM combined the operations of the ten founding companies, which individually are leading regional providers of plumbing and mechanical contracting services, and commenced operations as one company. AMPAM believes that by combining these regional leaders into one professional organization, AMPAM has created a national provider which it expects to strengthen and broaden AMPAM's relationships with its consolidating customer base and enhance its operating efficiency. The ten founding companies have been in business for an average of approximately 31 years and, in 1998 performed plumbing and mechanical contracting services in 24 states. On a pro forma basis for the fiscal year ended December 31, 1998, AMPAM generated revenue and EBITDA of $322.2 million and $38.5 million, respectively.


     Plumbing contracting includes the installation of integrated domestic water systems, sanitary waste and vent systems, irrigation systems, fire protection systems and natural gas piping systems. Mechanical contracting includes the installation of mechanical and process piping and tubing systems that convey hot and chilled water, steam, medical gases, fuels and other liquid and gaseous substances. Both plumbing and mechanical systems include related equipment (water heaters, boilers, chillers, pumps, sprinklers and drains) and fixtures (basins, toilets, sinks, tubs, faucets, spigots and valves). AMPAM also provides renovation/retrofitting and maintenance and repair services for plumbing and mechanical systems on a per-visit basis and under short-term and long-term maintenance contracts.

     AMPAM provides plumbing and mechanical contracting services in the residential and commercial/institutional markets. The residential market includes single family and multifamily homes and low-rise apartments. The commercial/institutional market includes retail establishments, office buildings, high-rise apartments and condominiums, theaters and restaurants, hotels and casinos, waste water and water purification plants, manufacturing plants and other industrial complexes, and public and private institutional buildings, including schools, hospitals, dormitories, assisted-living centers, military and other governmental facilities, stadiums, arenas, convention centers, airports and prisons. During fiscal 1998, approximately 54%, and 46% of AMPAM's pro forma revenues were derived from the residential, and commercial/institutional markets, respectively. Of AMPAM's commercial/institutional revenue, approximately 43% was derived from institutional customers.

     AMPAM's strategy is to conduct its operations on a decentralized basis, including among other things, retaining the operating names of its founding companies in their respective regions. Senior management at the founding companies will retain primary responsibility for operations, profitability and growth of their respective business units. AMPAM believes that a decentralized operating strategy, balanced by centralized financial and accounting controls, will retain the entrepreneurial approach of the founding companies and preserve AMPAM's knowledge of its individual markets, its extensive brand name recognition and strong customer relationships. In addition, AMPAM believes that this decentralized operating strategy will enable it to better respond to future customer demand and changing market conditions.

     The following table contains information for each founding company as well as our combined operations:

                                                                                                      Revenues
                                                                                             ---------------------------
                                           YEARS IN          PRIMARY         TARGET MARKET       FISCAL        1996-1998
FOUNDING COMPANY                           OPERATION    MARKET(S) SERVED     SEGMENT(S)(1)        1998          CAGR(2)
- ----------------                           ---------   -------------------   -------------       ------        ---------
                                                                                             ($ in millions)
Christianson.............................     49          Central Texas      Residential         $ 63.4          12.2%
RCR......................................     22       Southern California   Residential           63.3          25.1%
                                                           and Nevada           and CI
Croson Ohio/Teepe's(3)...................     43          Ohio Valley,            CI               75.8          11.0%
                                                          Southwestern
                                                        Indiana, Northern
                                                            Kentucky
Keith Riggs..............................     51         Greater Phoenix     Residential           34.5          12.8%
Croson Florida...........................     10          Southern and       Residential           28.1          54.9%
                                                         Central Florida        and CI
Power....................................     11        Greater Houston,     Residential           17.1          10.4%
                                                        Dallas and Austin       and CI
Nelson...................................     35           Florida and            CI               15.1           9.7%
                                                             Alabama
                                                           Gulf Coast
Sherwood.................................     23       Southern California        CI               13.6          28.1%
Miller...................................     22         Greater Atlanta     Residential           11.3           3.4%
                                                                                and CI
                                                                                                 ------          -----
                                                                             COMBINED....        $322.2          16.7%
                                                                                                 ======          =====

- ---------------

(1) "CI" means a commercial/institutional market segment.

(2) "CAGR" means compound annual growth rate. With respect to some of the founding companies, the statement of operations data for the 1996 fiscal year was derived from internal financial company records that have not been audited by any independent accountants. Because the 1996-1998 CAGR of these companies, and of AMPAM on a combined basis, includes some unaudited 1996 data you are cautioned not to place undue reliance on this information. Nevertheless, management believes that the financial information shown above may be helpful in understanding the past operations of the founding companies.

(3) Immediately following their acquisition, we combined the business and operations of Croson Ohio and Teepe's. Croson Ohio's fiscal 1998 revenues were $25.2 million and Teepe's fiscal 1998 revenues were $50.6 million.

INDUSTRY OVERVIEW

     General. Virtually all construction and renovation in the United States generates demand for plumbing and mechanical contracting services. Depending upon the exact scope of work, AMPAM estimates that the plumbing and mechanical contracting work it performs generally accounts for approximately 8% to 12% of the total construction cost of the related commercial and institutional projects and approximately 5% to 10% of the total construction cost of the related residential projects. In 1992, the most recent year for which data are available from the United States Department of Commerce, the total value of new construction and repair and maintenance work completed by plumbing and mechanical contractors totaled approximately $28 billion, including approximately $17 billion from plumbing services and $11 billion from mechanical services.

     The plumbing and mechanical contracting service industry is highly fragmented and we estimate it to include at least 40,000 companies. These companies are generally small, owner-operated, independent contractors who serve customers in a local market and therefore have limited access to capital for investment in infrastructure, technology and expansion. According to our estimates, approximately 200, or 0.5% of all industry participants, had annual sales greater than $20 million, and no single company accounted for more than 1.0% of total expenditures for plumbing and mechanical contracting services in the United States.

     Residential Market. Residential customers include regional and national homebuilders and apartment and condominium developers. Typical residential plumbing projects include the installation, maintenance and repair of domestic water systems, sanitary waste and vent systems, lawn and garden irrigation systems, fire protection systems and natural gas piping systems. The residential construction market has increasingly become dominated by large regional and national homebuilders, who have been rapidly consolidating or merging, and national apartment or multifamily residential developers. AMPAM believes that these large customers generally select plumbing and mechanical contractors with a large, trained workforce that is able to meet the customer's location and scheduling requirements and to provide reliable, high-quality services. Substantially all of AMPAM's residential contracts are obtained on negotiated terms through ongoing customer relationships versus through a competitive bid process. The residential market has repetitive floor plans which enables AMPAM to utilize its prefabrication techniques. In this way, AMPAM can increase productivity and profitability by reducing construction time, labor costs and skill requirements. In addition to installation, the residential market includes substantial demand for maintenance and repair services, which are provided both on a per visit basis and under short-term and long-term contracts.

     The residential market depends primarily on the number of single family and multifamily home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. The founding companies serve many of the more rapidly growing metropolitan areas, including Houston, San Antonio, and Austin, Texas, Phoenix, Arizona, Las Vegas, Nevada, Atlanta, Georgia, Orlando, Florida and Riverside and the San Fernando Valley, California. These metropolitan areas have experienced significant new construction activity for single family homes and low-rise multifamily residences over the last several years and demographic trends indicate continued growth in these areas. In 1998, AMPAM installed plumbing systems in over 20,000 new or renovated homes. AMPAM's residential plumbing and mechanical contracting service revenues have grown at an average compound annual rate of approximately 16% from the 1996 fiscal year through the 1998 fiscal year.

     Commercial/Institutional Market. Commercial and institutional customers include general contractors, commercial developers, consulting engineers, architects, owners and managers of retail establishments, office buildings, apartments and condominiums, theaters and restaurants, hotels and casinos, operators of waste water and water purification plants, manufacturing and other industrial corporations, schools, hospitals, military and other governmental agencies, stadiums, arenas and convention centers, airports and prisons. High-rise residential projects are viewed as commercial rather than residential projects because of the nature of the installation techniques and plumbing codes involved. Because of the long-term nature of the budgetary processes involved, government and institutional construction projects tend to be less affected by economic downturns. In 1998, approximately 43% of AMPAM's revenues from the commercial/institutional market were attributable to governmental and institutional projects.

     Typically, plumbing and mechanical contracting services for the commercial/institutional market involve the installation, maintenance and repair of integrated systems that transport hot and chilled water, domestic water, steam, medical gas, fuels and other liquid and gaseous substances and the related equipment, such as water heaters, boilers, chillers, and pumps. Commercial and institutional plumbing and mechanical construction is most often performed by a subcontractor for a general contractor, although a plumbing and mechanical contractor may also perform services directly as a prime contractor.

     Commercial/institutional contracts are obtained through a competitive bid process or on negotiated terms through ongoing customer relationships. Many larger projects have substantial bonding requirements that eliminate smaller contractors from the bidding process because of inadequate financial resources or capacity. As with the residential market, AMPAM is increasingly able in the commercial and institutional markets to prefabricate system components off-site, and these items are transported to the job site ready to be installed. The commercial/institutional market also involves maintenance and repair of plumbing and mechanical systems. AMPAM provides plumbing and mechanical contracting services for the commercial/institutional market in several of the country's growth areas, including the southeastern, southwestern and western United States. From the 1996 fiscal year through the 1998 fiscal year, AMPAM's revenues from plumbing and mechanical contracting services for commercial and institutional customers have grown at an average compound annual rate of approximately 18% per year.

     Industry Trends. Significant consolidation has occurred among a number of the industry's principal customers, such as homebuilders, apartment and condominium developers and other commercial developers, REITs and other real estate concerns and national contractors and construction managers. Additionally, we believe the privitization of, or outsourcing by, water utilities in many areas of the country may provide us with additional customer opportunities. AMPAM has also witnessed significant consolidation within its supply channels. We believe these consolidations present an opportunity for a large, more proficient and professional company, like us, to consolidate and provide plumbing and mechanical contracting services on a regional and national basis.

     AMPAM believes that smaller, traditional plumbing and mechanical contractors may find it increasingly difficult to compete for plumbing and mechanical contracting projects due to scarcity of qualified manpower, customer demand for broader geographic coverage and the associated licensing requirements, costs associated with automating project bidding and estimating, bonding and insurance requirements (including workers' compensation and liability insurance) and manufacturers' discounts available to volume purchasers. In the residential sector, AMPAM believes homebuilders will be increasingly searching for contractors they can use in multiple capacities, a "preferred provider," and that AMPAM will be able to take advantage of this opportunity because of its size and diversity of operations.

COMPETITIVE STRENGTHS

     We believe several factors give us a competitive advantage in our industry, including our:

     - Strong Customer Relationships and Market Leadership. We believe that our strong customer relationships and market reputation allows us the ability to obtain a high percentage of negotiated contracts, which are economically more favorable for us than competitive bid situations. Currently, approximately 75% of our business has been obtained through negotiated contracts. Our long-standing relationships also result in a significant amount of repeat business as well as the opportunity for cross-selling our services;

     - Geographically Diverse Operations. In 1998, we provided plumbing and mechanical contracting services in 24 states. We have operations in the higher growth southwest, southeast and western regions of the United States. We believe our broad geographic coverage will allow us to build and strengthen our relationships with large regional and national customers and will reduce the impact of local and regional economic downturns as well as minimize seasonal variations in activity;

     - Large Highly Skilled Work Force. We believe our size, national scope, stable and recurring project base, and comprehensive benefits packages and training programs allow us to attract and retain the most highly qualified personnel in the industry. We currently employee over 2,100 technicians which enables us to deliver quality service with greater reliability than many of our competitors. This is particularly important given a current industry shortage of qualified plumbers;

     - Diverse Business Mix. We believe that our balanced customer base of residential, commercial, governmental and institutional work and our ability to offer both plumbing and mechanical contracting services provide us with greater stability both in revenues and cash flow. On a pro forma basis, no single customer represented more than 5% of our total 1998 revenues; and

     - Experienced Management Team. Our chief executive and chief operating officer combined have over 65 years of experience in plumbing and mechanical contracting services and have developed extensive industry relationships. In addition, the presidents of our operating companies have an average of over 28 years in the industry and have established reputations in their local markets. The combined management team of AMPAM holds more than 76% of our company's outstanding common stock.

OUR BUSINESS STRATEGY

     Our goal is to build on our position as a leading provider of plumbing and mechanical contracting services in the residential and commercial/institutional markets by (1) increasing our market share and the profitability of our operations; and (2) pursuing a selective acquisition strategy.

     OPERATING STRATEGY

          We intend to leverage the geographical presence and competitive strengths of our founding and subsequently acquired companies with the objective of continuing strong internal growth. We also believe that there are significant opportunities to increase the profitability of our business through the implementation of various best practices used by some of the founding companies throughout our operations. AMPAM has formed a Best Practices Committee consisting of various members of the management of the founding companies and smaller forum groups composed of representatives of similarly situated companies, all of which will meet regularly to facilitate communication and sharing of best practices. The key elements of our operating strategy are:

     - Achieve Purchasing Savings and Other Economies of Scale. As a result of AMPAM's size, it believes it will achieve substantial cost savings by purchasing copper, steel, cast iron, PVC and ABS pipe, plumbing fixtures, boilers, chillers and air handling equipment, pumps, drains, sprinkler systems and other materials. Our size will also enable us to purchase and negotiate rebates directly from manufacturers for high volume items. In 1998, AMPAM's materials purchases were 51% of its total combined cost of revenues. In addition, AMPAM believes it can reduce costs associated with:

          (1) purchasing or leasing and routine maintenance of vehicles, cranes, backhoes, loaders, highlifts and other heavy equipment;

          (2) bonding, casualty and liability insurance;

          (3) health insurance and related benefits;

          (4) retirement benefits administration;

          (5) marketing and advertising; and

          (6) accounting, financial management and legal services;

     - Continue to Attract, Develop and Retain Qualified Plumbers and Management Personnel. AMPAM intends to provide:

          (1) stock-based compensation for a large portion of its employees;

          (2) progressive performance-based compensation for management;

          (3) recruitment and training programs to provide a steady labor supply, including state-registered apprenticeship programs;

          (4) advancement opportunities for talented employees within the larger public company; and

          (5) a broad-based health, disability and life insurance and retirement benefits program which is often not available from smaller plumbing and mechanical contracting services businesses;

     - Increase Off-site Prefabrication of Plumbing and Mechanical Systems and Components. AMPAM intends to increase the use of prefabricated components in the installation of plumbing and mechanical systems. Prefabrication generally involves measuring, cutting and assembling pipe segments and attaching various fittings and valves, which is particularly useful in the residential market where standard floor plans are often repeated. These fabricated segments are then numerically ordered and packaged together for installation at the job site. Prefabrication increases consistency and quality of work products and allows AMPAM to reduce on-site labor costs, materials costs and accelerate its on-site production schedule. In some of our regions, we have experienced a high degree of success in lowering labor costs, reducing materials usage and increasing standardization by fabricating portions of the plumbing and mechanical systems prior to installation at the job site. By sharing the most sophisticated and efficient prefabrication techniques currently utilized in some of our operating regions, AMPAM believes that it can increase the use of prefabrication to achieve meaningful cost reductions for AMPAM as a whole;

     - Emphasize "Value Engineering" and Design-and-Build Capability. In addition to the traditional installation of plumbing systems to the specifications set forth in architectural or engineering plans, AMPAM also provides "value engineering" and design-and-build capability. "Value engineering" involves the modification or enhancement of existing plans for plumbing and mechanical systems to improve efficiency and cost-effectiveness. AMPAM also provides full design-and-build services using its technical expertise to create designs for plumbing and mechanical systems. By providing this more sophisticated level of service, AMPAM is able to integrate itself with the customer earlier in the design process, thereby generating higher margins and differentiating itself from the competition;

     - Increase Use of Technology. AMPAM intends to take advantage of new and innovative technology currently utilized in some of our operating regions. AMPAM will use computer-assisted contract bid preparation and historical cost analysis in order to reduce the variances between the estimates used in the contract bidding process and the actual costs incurred. Additionally, AMPAM will expand its use of technology, including computer-aided design or "CAD" display stations used for project design and engineering;

     - Leverage Geographic Presence to Obtain and Retain Multi-Location Customers. AMPAM intends to enhance the sales and marketing programs of the founding companies to target large regional and national homebuilders, apartment and condominium developers and other commercial developers, REITs and other real estate concerns and national contractors and construction managers. AMPAM believes that significant demand exists from these companies to utilize the services of a single plumbing and mechanical contractor that has demonstrated consistent quality, dependability, bonding pre-qualification and financial stability; and

     - Broaden Scope of Specialty Services. AMPAM intends to broaden its service capabilities within its existing operating areas to provide an expanded range of plumbing and mechanical services without any significant incremental investment in infrastructure. Such complementary services include installation and maintenance of on-site and off-site utility systems, fire protection systems and HVAC systems.

     ACQUISITION STRATEGY

          We believe that the highly fragmented nature of the plumbing and mechanical contracting services industry offers significant opportunities for us to pursue our acquisition strategy. We have an acquisition team focused on identifying profitable acquisition candidates with leading market positions, stable operating histories, prospects for growth, strong management and entrepreneurial skills. We currently intend to acquire companies for a mix of common stock and cash. We are evaluating and have entered into confidentiality agreements with several acquisition candidates. Key elements of our acquisition strategy include:

     - Increase Geographic Coverage. We believe that increasing our geographical presence will allow us to build and strengthen our relationships with large, regional and national customers and will reduce the impact of local and regional economic downturns as well as minimize seasonal variations in activity. We intend to pursue acquisition candidates that serve geographic markets that we do not currently serve and have an appropriate customer base to integrate with or complement our existing business; and

     - Expand Our Service Capabilities. We will seek to acquire companies that offer diverse services which broaden our service capabilities within existing operational areas. We intend to pursue acquisition candidates who:

      - serve the commercial/institutional market in locations where we currently focus on the residential market, or vice versa;

      - offer expertise in higher margin complex installation projects, like waste water and water purification plants; and

      - focus on maintenance and repair services.

SERVICES

     Plumbing. Plumbing services provided by AMPAM consist primarily of the installation of systems that convey domestic water throughout a building, systems that transport sanitary waste out of a building to a sewer connection and systems that transport natural gas to various equipment or appliances such as heaters, boilers, ovens and stoves. A domestic water system typically includes separate piping for hot and chilled water as well as a number of fixtures such as sinks, bathtubs and showers and may also include the installation of interior or exterior sprinkler systems and other specialty purpose fixtures. A sanitary waste and vent system includes toilets, urinals and piping to transport sanitary waste. A natural gas system typically includes piping and connections to transport natural gas, including valves and other equipment to regulate the natural gas flow. AMPAM also provides repair and maintenance services for plumbing systems, primarily for systems which AMPAM initially installed.

     For both residential and commercial/institutional customers, plumbing contracting projects begin with project design and engineering in which the locations, configuration and specifications for the plumbing systems to be installed are determined. Whether the design is provided by the customer or produced by AMPAM utilizing CAD technology, the type, size and design of piping, fittings, valves, fixtures and other equipment is typically input into AMPAM's computer systems which handle estimation, materials ordering and job scheduling functions. Where appropriate, AMPAM plans to integrate its most advanced systems into additional locations and areas of its operations to increase automation and efficiency. Substantially all of the equipment and component parts AMPAM installs are purchased from third-party wholesale suppliers or directly from the manufacturers and resold to the customer as part of the contracted installation. Orders and deliveries are coordinated to match the project schedule. Whenever possible, a significant portion of the plumbing and piping assembly will be prefabricated at AMPAM facilities in order to reduce on-site installation time, increase quality control and reduce material costs. Such prefabrication generally involves measuring, cutting and assembling pipe segments and attaching various fittings and valves. These prefabricated segments are then numerically ordered and packaged together for installation at the job site.

     Once the job moves onto the construction site, connections are made to the municipal sewage system and supply and drainage piping is installed within the construction "footings" along the building's perimeter. Risers are installed which extend this piping above the level of the foundation. These risers are designed either to be contained within the walls for extension into upper floors or to connect with fixtures to be installed in specified locations on ground level floors. After the foundation is poured and as framing for the walls and floors of the upper levels of the building are constructed, piping systems are extended to supply the fixtures and systems throughout the building. Simultaneously, venting systems are installed which ultimately extend through the roof of the structure. Once the walls have been covered and flooring, ceilings and roofing completed, fixtures (including sinks, hot water heaters, toilets, baths, faucets and spigots) are installed and the system is connected to the water main and gas supply. Typically, plumbing personnel are on-site during all phases of construction, as AMPAM assigns separate, specialized plumbing crews to each specific required task (water and gas connections and pressure testing, sewage connections, ground level piping, wall and ceiling extensions and fixture installation). AMPAM believes that it increases its efficiency and labor productivity by training crews to perform specialized tasks. Municipal inspectors also generally tour a job site several times during the construction process to assure compliance with the applicable plumbing codes.

     Mechanical. Mechanical contracting services provided by AMPAM consist primarily of the installation of mechanical and process piping and tubing, including systems which convey hot and chilled water, steam, medical gas, fuels and other liquid and gaseous substances, as well as the installation of related equipment and fixtures which store, pump, regulate and measure the distribution of these substances. In some cases, these mechanical systems installed by AMPAM are critical to the underlying business of the future tenant, as in the case of water treatment plants, chemical plants and medical laboratories. Mechanical contracting services provided by AMPAM also include the installation of the piping portion of HVAC systems, including the piping and tubing used to convey hot and chilled water to the heating or cooling systems and the related boilers, chillers, cooling towers, pumps, valves and control devices. See "-- HVAC" below. AMPAM also provides repair and maintenance services for mechanical systems on a per visit and short-term and long-term contract basis, primarily for systems which AMPAM initially installed.

     Mechanical contracting projects begin with project design and engineering which may be produced by AMPAM or specified by the customer. In response to customer demand, AMPAM may develop some or all of the design parameters using its CAD programs or may "value engineer" customer supplied specifications in order to suggest more efficient installation configurations or lower cost components. Prefabrication at AMPAM facilities may also be employed to efficiently pre-assemble various piping and mechanical configurations prior to deployment at the construction site. Most mechanical projects begin after the foundation has been poured with the installation of distribution piping and duct systems within the walls and between the floor and ceilings in accordance with technical design specifications. Once the distribution and main service lines have been installed, service branches to various equipment are completed, and the equipment and controls are then balanced and commissioned.

     HVAC. In some regions, we also offer HVAC contracting services as a complement to our plumbing and mechanical businesses. HVAC systems typically involve piping and air-handling components. The piping component, as described above, often is classified as a mechanical contracting service. The air-handling component of an HVAC system includes the ductwork and ventilation systems that carry air as opposed to hot or chilled water or other liquids or gaseous substances. Equipment and fixtures related to the air-handling component of an HVAC system include heaters, compressors, air handlers and air conditioning units. Typically, HVAC installation projects begin with the customer providing the architectural plans and mechanical drawings for the building to be constructed. The process of on-site installation is similar to that required for mechanical systems, with the installation of distribution ductwork followed by the connection of service branches and the installation of the appropriate HVAC equipment.

     Maintenance and Repair. Maintenance and repair contracting services are generally provided on a per visit basis and through short-term and long-term maintenance contracts. Revenue from repair and maintenance contracting services has historically fluctuated, representing a larger portion of the overall revenue of the founding companies when existing manpower capacity is not already implemented on installation projects. AMPAM plans to expand its maintenance and repair business through greater focus on promoting these services.

OPERATIONS

     Contracting. Residential work is generally obtained by relationships and referrals, with pricing being negotiated between the homebuilder and the plumbing subcontractor. Commercial and institutional work is typically awarded through a competitive bid process, which is often limited to approved bidders who meet bonding and other requirements. Often large projects attract fewer bidders because smaller contractors are unable to meet the bonding and manpower capacity requirements. Contracts may provide precise specifications for the work to be completed, require the contractor to design and build the plumbing system or may permit the contractor to provide revised specifications for the project. AMPAM's plumbing contracts are generally structured on a fixed cost basis, although repair and maintenance contracting services are generally provided for on a fixed periodic fee or an hourly fee. Revenues from a single residential plumbing contracting service project range from approximately $350,000 to $550,000 for installation in a typical low-rise apartment complex to approximately $1.5 million for installation in a typical 300-residence subdivision of new homes or approximately $5,000 per home. Revenues from a single commercial or institutional mechanical contracting project generally ranges from approximately $500,000 to $10 million, depending upon the size of the building involved, the nature of the plumbing and mechanical contracting services involved and the specific equipment and fixtures to be installed. For example, revenue from a plumbing and mechanical project involving a ten-floor high-rise apartment building may range from approximately $650,000 to $1,000,000, whereas the revenues from a large plumbing and mechanical contracting service project such as a stadium or industrial complex may range from $5 million to $10 million.

     Engineering and Design. We have engineering and design capabilities which enable us to offer a higher level of service to our customers. These capabilities may be offered in-house or obtained from third parties, as appropriate. CAD systems may be used to "value engineer" the project by providing cost saving alternatives to the specifications and designs provided by the customer or to actually design and build the plumbing and mechanical systems to be installed. CAD systems can be used to automate the production of blueprints, specifications and a schedule of required assemblies and to assist in selecting the materials and equipment to be used. AMPAM plans to further develop its "value engineering" and design-and-build capabilities to capture the higher margins justifiable on account of the cost savings passed on to the customer.

     Purchasing. AMPAM purchases copper, steel, cast iron, PVC and ABS pipe, valves, hangers, fire protection and sprinkler systems and plumbing fixtures, drains, water heaters, boilers, chillers, air handling units and pumps and other materials from a number of manufacturers. AMPAM purchases these materials directly from the manufacturer or through wholesalers and other distributors. In some instances, AMPAM receives discounts from wholesalers in return for prompt payment, and AMPAM plans to negotiate with wholesalers to receive discounts whenever possible. AMPAM estimates that its cost of materials purchased represents approximately 51% of AMPAM's costs of revenues. As a result of its size following the acquisitions, AMPAM also plans to negotiate directly with the national manufacturers to participate in rebate programs offered by these manufacturers. AMPAM also believes it will be able to lower its costs for

     - the purchase or lease and maintenance of vehicles;

     - bonding, casualty and liability insurance;

     - health insurance and related benefits;

     - retirement benefits administration;

     - marketing and advertising; and

     - a variety of accounting, information, financial management and legal services.

     Management Information Systems and Controls. AMPAM intends to centralize consolidated accounting and financial reporting activities at its corporate headquarters while basic accounting activities will continue to be conducted at the operating level. In addition, where an operating unit has a system in place that is inadequate for its existing or near-term needs, AMPAM will implement standards that will allow for greater consistency. In addition, several of the founding companies, serving both the residential and commercial/institutional markets, possess sophisticated (and in several cases proprietary) software systems which handle estimation, materials ordering and job scheduling functions. Where appropriate, AMPAM plans to integrate these advanced systems into additional areas of its operations.

     Recruiting and Training. Recruiting and training will primarily occur at the local level for each operating unit of AMPAM, but will also be supplemented by national programs. AMPAM will share best practices in recruiting, selection and training, to take advantage of the successful human resources, training and apprenticeship programs developed by some of the founding companies. AMPAM plans to offer state-registered apprenticeship programs which use local inspectors and AMPAM supervisory personnel as instructors. Upon completion of the program, each apprentice will be a licensed plumber and placed on a AMPAM project where needed. AMPAM believes it will be able to attract highly qualified candidates as a result of its national size, potential for growth and advancement as well as its health, disability and life insurance and retirement benefits packages and stock-based compensation plans.

     Advertising and Marketing. AMPAM uses both local advertising and local direct sales forces to market its commercial and residential services in its geographic markets. AMPAM intends to preserve the value of the long-standing trade names and customer identification enjoyed by the individual operating units.

CUSTOMERS

     AMPAM has a diverse customer base with no one customer accounting for more than 5% of AMPAM's pro forma combined revenues for the year ended December 31, 1998. As a result of an emphasis on quality and reliability, the founding companies have been responsible for developing and maintaining successful relationships with key customers. AMPAM intends to continue this emphasis on superior quality and customer service in order to maintain these relationships. We have provided plumbing and mechanical contracting services to numerous customers in the residential and commercial/institutional markets and for a wide variety of intended tenants and owners, some of which are listed below:

  COMMERCIAL/ INSTITUTIONAL            TENANTS/ OWNERS                   RESIDENTIAL
  -------------------------            ---------------                   -----------
Ashland Chemical Company        AMC Theatre                     Beazer Homes USA, Inc.
Barton Mallow                   Bank One Corporation            Centex Corporation
Camden Development Company      Callaway Golf Company           Del Webb Corporation
Clark Construction Company      Citibank                        D. R. Horton, Inc.
Finger Construction Company     Doubletree Corporation          The Fortress Group, Inc.
Fluor Daniel, Inc.              Embassy Suites Hotels           Kaufman and Broad Home
Greenbelt Construction Company  Fidelity Investments              Corporation
Hamilton County, Ohio           Marriott Hotels                 Lennar Corporation
Hubert, Hunt & Nichols          Nordstrom, Inc.                 Newmark Home Corporation
JPI Construction                The Proctor & Gamble Company    Pulte Corporation
Lincoln Property Trust          Samsung Electronics Co., Ltd.   The Ryland Group, Inc.
Ohio State University           Sears, Roebuck and Co.          Toll Brothers, Inc.
Post Properties, Inc.           Sony Corporation                Trammel Crow Residential
A. G. Spanos Construction,      United Airlines, Inc.             Construction
  Inc.                          USAA Insurance Company          UDC Homes, Inc.
Spaw Glass Corporation          Walmart Stores
State of Florida
State of Ohio
Trammel Crow Company
Turner Construction Company
Winegardner & Hammonds

PROPERTY AND EQUIPMENT

     AMPAM operates a fleet of approximately 1,500 owned and leased service trucks, vans and support vehicles, as well as heavy machinery including cranes, backhoes, dump trucks and high-lifts. It believes these vehicles generally are adequate for AMPAM's current operations.

     At June 30, 1999, AMPAM maintained 31 facilities in eight states. All of these facilities are leased by AMPAM. AMPAM's current warehouses, shops, and administrative offices are currently as follows:


LOCATION                                            SQUARE FEET            USE
- --------                                            -----------            ---
Glendale, Arizona.................................     6,588      Office/Warehouse
Mesa, Arizona.....................................     7,648      Office/Warehouse/Shop
Mesa, Arizona.....................................     5,675      Office/Warehouse/Shop
Mesa, Arizona.....................................     8,550      Office/Warehouse/Shop
Adelanto, California..............................    10,000      Office/Warehouse
Canoga Park, California...........................    15,900      Office/Warehouse
Poway, California.................................    14,500      Office/Warehouse
Riverside, California.............................    35,000      Office/Warehouse
San Diego, California.............................    13,000      Office/Warehouse
Tustin, California................................     1,500      Office
Mount Dora, Florida...............................     1,700      Office
Orlando, Florida..................................    21,000      Office/Warehouse
Orlando, Florida..................................     6,000      Shop
Pensacola, Florida................................    20,000      Office/Warehouse
Tampa Bay, Florida................................     7,000      Warehouse
Marietta, Georgia.................................    24,000      Office/Warehouse
Marietta, Georgia.................................    10,000      Warehouse
Las Vegas, Nevada.................................    19,000      Office/Warehouse
Cincinnati, Ohio..................................    24,000      Office
Cincinnati, Ohio..................................     5,700      Office/Warehouse
Columbus, Ohio....................................     9,550      Office/Warehouse
Columbus, Ohio....................................    20,100      Office/Warehouse
Houston, Texas....................................     4,200      Office
Houston, Texas....................................     1,250      Warehouse
Round Rock, Texas.................................     7,800      Office
Round Rock, Texas.................................       900      Office
Round Rock, Texas.................................    34,900      Office/Warehouse
Round Rock, Texas.................................     4,000      Office
Round Rock, Texas.................................    30,900      Office/Warehouse
San Antonio, Texas................................    14,500      Office/Warehouse
Woodbridge, Virginia..............................     1,500      Office


     In addition to the facilities listed above, AMPAM may operate on a short-term basis in other locations as may be required from time to time to perform its contracts.


     AMPAM believes that its properties are generally adequate for its present needs. Furthermore, AMPAM believes that suitable additional or replacement space will be available as required.

COMPETITION

     The plumbing and mechanical contracting services industry is a highly fragmented and competitive industry. AMPAM believes that the primary competitive factors in the plumbing and mechanical contracting services industry are high quality service, reliability and price. Other competitive factors in the plumbing and mechanical contracting services industry include:

     - the availability of qualified and licensed plumbers and mechanics;

     - safety record;

     - cost structure;

     - relationships with customers;

     - relationships with plumbing component manufacturers;

     - geographic diversity;

     - ability to reduce project costs;

     - access to technology;

     - experience in specialized plumbing applications; and

     - ability to obtain bonding.

     Although AMPAM believes it is the first company to focus primarily on consolidating the plumbing and mechanical contracting services industry, it will compete with other existing companies for acquisitions and there can be no assurance that other existing companies consolidating related industries or yet-to-be-formed companies will not also adopt a similar focus. In particular, other existing companies which are consolidating various aspects of the residential and commercial contracting industry have focused on acquiring companies that provide residential and commercial plumbing repair services and residential and commercial HVAC installation and repair services. Some of these existing companies have acquired companies engaged in the plumbing and mechanical contracting services business with respect to new installations; however, these companies have not represented a significant portion of the overall revenues of the acquiring companies. Competition from existing companies or yet-to-be-formed companies could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisition candidates. See "Risk Factors -- The highly competitive nature of our industry could affect our profitability by reducing our profit margins."

REGULATION

     Operations and Licensing. AMPAM's business and the activities are subject to various federal, state and local laws, regulations, ordinances and policies relating to, among other things:

     - the licensing and certification of plumbers and technicians;

     - AMPAM's advertising, warranties and disclosures to its customers;

     - the bidding process required to obtain plumbing and mechanical contracts; and

     - the applicable plumbing, mechanical and building codes with which AMPAM must comply.

     Most states require at least one of AMPAM's employees to be a licensed master plumber, and many jurisdictions regulate the number and level of license holders who must be present on a construction site during the installation of plumbing and mechanical systems. Some jurisdictions require AMPAM to obtain a building permit for each plumbing or mechanical project. In addition, AMPAM must comply with labor laws and regulations, including those that relate to verification by employers of legal immigration or work permit status of employees.

     Environment, Health and Safety. AMPAM is subject to safety standards established and enforced by the Occupational Safety and Health Administration and environmental laws and regulations relating to the use, storage, transportation and disposal of various materials. To the extent that AMPAM performs work involving air conditioning and refrigeration systems, it is subject to additional restrictions and regulations governing the availability, handling and recycling of various refrigerants, due to the phase-out of ozone-depleting substances under the Montreal Protocol and the Clean Air Act.

LEGAL PROCEEDINGS

     Each of the founding companies has, from time to time, been a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of AMPAM.

EMPLOYEES


     At June 30, 1999, AMPAM had approximately 3,500 employees. Currently, none of AMPAM's employees are members of unions or work under a collective bargaining agreement. AMPAM believes that its relationship with its employees is satisfactory.



RECENT DEVELOPMENTS



     On September 30, 1999, we closed three transactions to acquire the stock of two companies and the assets of a third company. These three companies have combined annual revenues of approximately $65.7 million and are located in northern Virginia, southern California and the greater Phoenix area. These companies and assets were acquired for a mix of our common stock and cash.



     Also, we are continually considering other possible acquisitions and may from time negotiate and enter into letters of intent with potential acquisition candidates. We intend that these potential acquisitions will be acquired for a mix of our stock and cash. However, the timing, size or success of any acquisition effort and the associated capital commitments cannot be predicted. The completion of these other potential acquisitions is subject to a satisfactory due diligence review, negotiation of definitive acquisition agreements, obtaining any necessary approvals and fulfilling all other conditions to closing.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth information as of June 30, 1999 concerning AMPAM's directors and executive officers:



                 NAME                   AGE                   POSITION
                 ----                   ----                  --------
C. Byron Snyder.......................   50    Chairman of the Board of Directors
Robert A. Christianson................   53    President, Chief Executive Officer and
                                                 Director
Robert C. Richey......................   48    Senior Vice President, Chief Operating
                                                 Officer and Director
David C. Baggett......................   38    Senior Vice President, Chief Financial
                                                 Officer, Secretary and Director
David A. Croson.......................   44    Director
James A. Croson.......................   67    Director
Joseph E. Miller......................   46    Director
Albert W. Niemi, Jr. .................   56    Director
Susan O. Rheney.......................   39    Director
Robert W. Sherwood....................   48    Director
Sam B. Sherwood.......................   43    Director
Scott W. Teepe, Sr. ..................   41    Director


     All officers serve at the discretion of the Board of Directors and are expected to enter into employment agreements with AMPAM. See "-- Employment Agreements."

     C. Byron Snyder. Mr. Snyder has been Chairman of the Board of AMPAM since its inception. Mr. Snyder is the President of Sterling City Capital, LLC, a Houston-based private investment company that focuses on selective investments in companies which plan to execute consolidation strategies within fragmented industries. He was the owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment which he acquired in 1992 and which was merged in February 1998 into Hospitality Companies, Inc. Mr. Snyder is a director of Hospitality Companies, Inc., a supplier of food equipment and heating/air conditioning products to the hospitality industry. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Mr. Snyder is a director of Carriage Services, Inc., a publicly held death care company and Chairman of the Board of Directors of Integrated Electrical Services, Inc., a publicly held electrical contracting and maintenance services consolidator.

     Robert A. Christianson. Mr. Christianson became Chief Executive Officer and a director of AMPAM following the acquisitions. Mr. Christianson has been Chief Executive Officer of Christianson Enterprises, Inc., since it was founded in 1980. He also served in management positions with its predecessor company. He has over 35 years experience in the plumbing and mechanical contracting services industry. He is a past president of the Austin Association of Plumbing, Heating and Cooling Contractors and a past secretary of the Plumbing, Heating and Cooling Contractors of Texas.

     Robert C. Richey. Mr. Richey became Chief Operating Officer and a director of AMPAM following the acquisitions. Mr. Richey has been Chief Executive Officer of R.C.R. Plumbing, Inc. since it was founded in 1977. He has over 30 years experience in the plumbing and mechanical contracting services industry.

     David C. Baggett. Mr. Baggett has been the Senior Vice President and Chief Financial Officer of AMPAM since August 1998 and became a director of AMPAM following the acquisitions. Prior to that, he served as the Senior Vice President and Chief Financial Officer of Kelley Oil & Gas Corporation from

March 1997 until August 1998. Before joining Kelley Oil & Gas Corporation, Mr. Baggett was the partner in charge of energy and corporate finance for the Houston office of the accounting and consulting firm of Deloitte & Touche LLP.

     David A. Croson. Mr. David Croson became a director of AMPAM following the acquisitions. Mr. David Croson has been President and Chief Executive officer of
J. A. Croson since 1986. Mr. David Croson is the son of Mr. James Croson.

     James A. Croson. Mr. James Croson became a director of AMPAM following the acquisitions. Mr. Croson was President of Croson Florida from 1989 until 1997 and Chief Executive Officer from 1998 to present. Mr. James Croson is the father of Mr. David Croson.

     Joseph E. Miller. Mr. Miller became a director of AMPAM following the acquisitions. Mr. Miller has been Vice President of Miller Mechanical Contractors, Inc. since that company was formed in 1977 and acts as the Chief Operating Officer. Mr. Miller is past-President of the Georgia Association of Plumbing, Heating and Cooling Contractors.

     Albert W. Niemi, Jr. Dr. Niemi is the John and Debbie Tolleson Dean of the Edwin L. Cox School of Business at Southern Methodist University where his areas of expertise include economic growth, economic forecasting and American business history. Before Dr. Niemi's arrival at Southern Methodist University, he served as dean of the Terry College of Business from 1982 through 1996. He also served as dean of the School of Business at the University of Alabama at Birmingham for the 1996-1997 academic year.

     Susan O. Rheney. Ms. Rheney has been a director of AMPAM since April, 1999. Ms. Rheney is a principal of The Sterling Group, Inc., a private financial organization engaged in the acquisition and ownership of operating businesses, where she has served as Vice President since 1992. Ms. Rheney is also a director of Texas Petrochemical Holdings, Inc. and AXIA Group, Inc.

     Robert W. Sherwood. Mr. Robert Sherwood became a director of AMPAM following the acquisitions. Mr. Robert Sherwood has been President and Chief Executive Officer of Sherwood Mechanical, Inc. since he founded that company in 1976. Mr. Robert Sherwood is the current President of the San Diego chapter of Associated Builders and Contractors and is the current Chairman of the Plumbing Industry Committee of the California Contractors Alliance. Robert W. Sherwood and Sam B. Sherwood are not related to each other.

     Sam B. Sherwood. Mr. Sam Sherwood became a director of AMPAM following the acquisitions. Mr. Sam Sherwood has been Vice President of Keith Riggs Plumbing, Inc. since 1989. Robert W. Sherwood and Sam B. Sherwood are not related to each other.

     Scott W. Teepe, Sr. Mr. Teepe became a director of AMPAM following the acquisitions. Mr. Teepe was Vice President of Teepe's River City Mechanical, Inc. from 1984 until 1998 and has been President since 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of AMPAM. The Compensation Committee determines the salaries and bonuses of executive officers and administers the 1999 Stock Plan. Messrs. J. Croson, Miller and Niemi serve as members of AMPAM's Audit Committee and Messrs. R. Sherwood, Christianson and Ms. Rheney serve as members of AMPAM's Compensation Committee. Any future material transactions between AMPAM and its management and affiliates, including approval of executive employment agreements and the issuance of securities other than through the 1999 Stock Plan and the 1999 Directors Stock Plan, will be subject to prior review and approval by the members of the Board of Directors without an interest in the transaction.

     The Board of Directors is divided into three classes of directors, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders following the 1999 fiscal year (Class I),

2000 fiscal year (Class II) and 2001 fiscal year (Class III), respectively. At each annual meeting of stockholders, one class of directors is elected for a full term of three years to succeed that class of directors whose terms are expiring. The Board of Directors is classified as follows: Messrs. J. Croson, S. Sherwood, Snyder and Miller are Class I directors, Messrs. R. Sherwood, D. Croson, Christianson and Niemi are Class II directors and Messrs. Teepe, Baggett, Richey and Ms. Rheney are Class III directors.

DIRECTOR COMPENSATION

     Directors who are employees of AMPAM or a subsidiary do not receive additional compensation for serving as directors. Each director who is not an employee of AMPAM or a subsidiary will receive a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of AMPAM will be reimbursed for any reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees THEREOF, and for other expenses reasonably incurred in their capacity as directors of AMPAM. Each non-employee director receives stock options to purchase 5,000 shares of common stock upon initial election to the Board of Directors and thereafter an annual grant of 5,000 options at each annual meeting on which the non-employee director continues to serve. See "-- 1999 Stock Plan."

EXECUTIVE COMPENSATION

     The annualized base salaries of AMPAM's most highly compensated executive officers are as follows: Robert A. Christianson -- $220,000; Robert C. Richey
 -- $220,000 and David C. Baggett -- $190,000.

EMPLOYMENT AGREEMENTS

     AMPAM is currently negotiating and expects to enter into an employment agreement with each of the executive officers named above on substantially the same terms and conditions as described in this and the following paragraphs. These agreements will prohibit the officer from disclosing AMPAM's confidential information and trade secrets and will generally restricts these individuals from competing with AMPAM for a period of two years after the date of the termination of employment with AMPAM. However, many states' courts have a presumption against non-competition agreements due to public policy concerns and some state courts may decide not to enforce or only partially enforce these noncompetition clauses. Each of the agreements will have an initial term of five years and will provide for an annual extension at the end of its initial term, unless either party timely notifies the other that the term will not be extended, and will be terminable by AMPAM or by the officer upon thirty days' written notice. The employment agreements will provide that AMPAM will pay each officer the annual salary set forth above under "-- Executive Compensation," which may be increased by the Board of Directors. Such agreements will also provide that each officer will be reimbursed for out-of-pocket business expenses and will be eligible to participate in all benefit plans and programs as are maintained from time to time by AMPAM. All employment agreements will provide that if the officer's employment is terminated by AMPAM without "cause" or is terminated by the officer for "good reason," the officer will be entitled to receive a lump sum severance payment at the effective time of termination equal to the base salary (at the rate then in effect) for some period of time. In this type of an event, the time period during which the officer is restricted from competing with AMPAM will be shortened.

     The employment agreements will contain provisions concerning a change-in-control of AMPAM, including the following:

     - in the event the officer's employment is terminated within two years following the change in control by AMPAM other than for "cause" or by the officer for "good reason," or the officer is terminated by AMPAM within three months prior to the change in control at the request of the acquiror in anticipation of the change in control, the officer will be entitled to receive a lump sum severance amount equal to the greater of
       (a) three years' base salary (at the rate then in effect) or (b) the base salary for whatever period is then remaining on the initial term, and the provisions which restrict competition with AMPAM will not apply;

     - in any change-of-control situation, the officer may elect to terminate his employment by giving five business days' written notice prior to the closing of the transaction giving rise to the change-in-control, which will be considered to be a termination of employment by the officer for "good reason," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable will be doubled (but not to exceed six times the officer's base pay) (if the successor does not give written notice of its acceptance of AMPAM's obligations under the employment agreement at least ten business days prior to the anticipated closing date, the severance amount will be tripled, but not to exceed nine times base salary), and the provisions which restrict competition with AMPAM will not apply; and

     - if any payment to the officer is subject to the 20% excise tax on excess parachute payments, the officer will be made "whole" on a net after-tax basis.

     A change in control is generally defined to occur upon:

     - the acquisition by any person of 20% or more of the total voting power of the outstanding securities of AMPAM;

     - the first purchase pursuant to a tender or exchange offer for common stock;

     - the approval of some types of mergers, sale of substantially all the assets, or dissolution of AMPAM; or

     - a change in a majority of the members of AMPAM's Board of Directors.

     In general, a "parachute payment" is any "payment" made by AMPAM in the nature of compensation that is contingent on a change in control of AMPAM and includes the present value of the accelerations of vesting and the payment of options and other deferred compensation amounts upon a change in control. If the aggregate, present value of the parachute payments to individuals, including officers, equals or exceeds three times that individual's "base amount" (generally, the individual's average annual compensation from AMPAM for the five calendar years ending before the date of the change in control), then all parachute amounts in excess of the base amount are "excess" parachute payments. An individual will be subject to a 20% excise tax on excess parachute amounts and AMPAM will not be entitled to a tax deduction for these payments.

1999 STOCK PLAN

     The Board of Directors of AMPAM adopted the 1999 Stock Plan. The purpose of the 1999 Stock Plan is to provide officers, employees, directors and consultants with additional incentives by increasing their ownership interests in AMPAM. Individual awards under the Plan may take the form of one or more of:

        - non-qualified stock options ("NQSOs");

        - stock appreciation rights ("SARs");

        - restricted stock;

        - phantom stock;

        - performance awards;

        - bonus stock awards;

        - other stock-based awards, i.e., awards not otherwise provided for, the value of which are based in whole or in part upon the value of the common stock; and

        - cash awards that may or may not be based on the achievement of performance goals (collectively, "Awards").

     The performance goals for Awards, until changed, include target levels of net income, cash flows, return on equity, profit margins, sales, stock price, reductions in cost of goods sold and earnings per share.

     The Compensation Committee or AMPAM's Chief Executive Officer, to the extent duties are delegated to the Chief Executive by the Compensation Committee, administers the 1999 Stock Plan and selects the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of common stock that may be subject to outstanding awards, determined immediately prior to the grant of any award, may not exceed the greater of 3,700,000 shares of common stock or 15% of the aggregate number of shares of common stock then outstanding. Shares of common stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of common stock with respect to which any person may receive options and SARs in any calendar year is 200,000 shares. With respect to other forms of awards, the maximum award that may be granted to any individual in any calendar year cannot exceed $5.0 million (determined as of the date of the grant of the award). Options and SARs may have exercise prices as the Compensation Committee, in its discretion, determines.

     The 1999 Stock Plan will remain in effect for 10 years, unless earlier terminated by the Board of Directors. The 1999 Stock Plan may be amended by the Board of Directors or the Compensation Committee without the consent of the stockholders of AMPAM, except that any amendment will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

     NQSOs to purchase 200,000 shares of common stock have been granted to David
C. Baggett, Chief Financial Officer and NQSOs to purchase 1,942,115 shares of common stock have been granted to other members of management of AMPAM, employees of the founding companies and holders of the preferred stock. Each of the foregoing options have an exercise price of $7.00. These options will vest at the rate of 20% per year, commencing on the first anniversary of grant and will expire at the earliest of:

        - ten years from the date of grant;

        - three months following termination of employment or service, other than due to death or disability; or

        - one year following a termination of employment or service due to death or disability.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF AMPAM

     AMPAM (1) issued 3,417,517 shares of common stock and Class B common stock, to Sterling City Capital, LLC, the management of AMPAM and other individuals and
(2) granted options to purchase 2,142,115 shares of common stock to various officers and employees of AMPAM, holders of the preferred stock and other persons. The following executive officers and directors of AMPAM have been issued the following number of shares of common stock and Class B common stock, respectively: Mr. Snyder -- 0 and 1,598,901 (these shares are held in the name of Sterling City Capital, LLC), Mr. Christianson -- 300,000 and 108,372, respectively, Mr. Richey -- 150,000 and 54,186, respectively, Mr.
Baggett -- 300,000 and 108,372, respectively.


     Sterling City Capital, LLC advanced funds to AMPAM to pay for the expenses related to the acquisitions. The advances totaled approximately $3.1 million through the closing of the acquisitions and were repaid concurrently with closing of the acquisitions in the form of a sponsor note. This note was repaid with the proceeds of the original issuance of the notes.


ACQUISITION OF FOUNDING COMPANIES

     At the closing of the acquisitions, AMPAM purchased all the issued and outstanding capital stock of the founding companies, at which time each founding company became a wholly-owned subsidiary of AMPAM. The acquisition consideration was negotiated by the parties and was based primarily upon the pro forma adjusted net income of each founding company for prior historical periods, the amounts of indebtedness and working capital of each of the founding companies as well as the future prospects of the businesses of each of the founding companies. The acquisition consideration delivered upon the closing of the acquisitions consisted of:

     - $99.9 million in cash (which represents a portion of the $106.3 million total cash consideration, subject to adjustment as discussed below, to be paid to the stockholders of the founding companies);

     - $5.8 million of seller notes;

     - 8,898,618 shares of common stock; and

     - 1,048,820 shares of preferred stock. Only some of the stockholders of Christianson received shares of preferred stock, and these stockholders did not receive any seller notes or shares of common stock.


     Included in the $99.9 million cash acquisition consideration paid upon closing was a portion of the cash payments to be made to the stockholders of the founding companies based upon the level of working capital of that founding company as of the closing date. The cash portion of the acquisition consideration attributable to the level of working capital was increased by approximately $12.0 million based on the actual working capital as of the closing date.



     The stockholders of each founding company were also entitled to distributions of nonoperating assets of the founding company (subject to assumption of related liabilities), retained earnings of the founding company (if a C corporation) or the positive amount of the accumulated adjustment account (if an S corporation). Distributions of excess working capital and non-operating assets ("owner amounts") amounted to: $6.1 million for Christianson; $4.1 million for RCR; $5.1 million for Teepe's; $2.6 million for Riggs; $3.8 million for Croson Ohio; $5.2 million for Croson Florida; $2.3 million for Power; $0.3 million for Nelson; $1.4 million for Sherwood; and $1.5 million for Miller. In addition to the acquisition consideration and other payments and distributions described above, the stockholders of each founding company (including some of the former stockholders of Christianson) may receive additional consideration in the event the founding company generates actual adjusted net income for the year ending December 31, 1999, in excess of a designated target level of net income for that period.

  ACQUISITION CONSIDERATION

     In addition to the $99.9 million in cash consideration and 8,898,618 shares of common stock issued to stockholders of the companies, AMPAM issued approximately $5.8 million in seller notes and 1,048,820 shares of preferred stock. The principal features of the seller notes and preferred stock are set forth below.

  Seller Notes


     Principal Amount and Interest Rate. Concurrently with the closing of the acquisitions, AMPAM issued $5.8 million principal amount of seller notes due three years from the date of issuance. The seller notes bore interest at the rate of 10% per annum, and any overdue payments also bore interest at a rate of 10%. These notes were repaid with the proceeds from these notes.


     Interest Payment Dates. Interest on the seller notes was payable quarterly, commencing 90 days from the date of issuance.

     Ranking. The seller notes were unsecured obligations of AMPAM, subordinated in right of payment to any and all existing and future senior indebtedness of AMPAM, including the credit facility.

     Redemption at the Option of AMPAM. The seller notes were redeemable at any time, at the option of AMPAM, in whole or from time to time in part, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption.

     Redemption at the Option of Holders. In the event AMPAM completed a qualified financing each of the holders of the seller notes would have had a one-time "put right," but not an obligation, to require AMPAM to repurchase the seller notes held by any holder, together with any accrued and unpaid interest, if any, to the date of redemption, subject to some limitations. A "qualified financing" meant the completion by AMPAM of (i) an initial public offering of common stock or (ii) a private placement or public offering of unsecured, senior subordinated or subordinated notes from which AMPAM would have received at least $75 million in gross proceeds. The consummation of the original issuance of the notes was a "qualified financing" and all of the seller notes have been repaid in full.

  Series A Redeemable Preferred Stock

     Shares and Liquidation Value. An aggregate of 1,048,820 shares of preferred stock were issued to members of the Christianson family at the closing of the acquisitions. These Christianson stockholders received their acquisition consideration solely in the form of cash and shares of preferred stock and did not receive any common stock. The issuance of the preferred stock was the result of arms' length negotiation between AMPAM and the stockholders of Christianson and was a necessary component of the consideration required for the sale of their company. The preferred stock is cumulative, redeemable and convertible. The aggregate liquidation value of the preferred stock is $13,634,660, plus accrued and unpaid dividends, as adjusted proportionately for any stock dividends, combinations, splits or other similar events with respect to those shares.

     Dividends. The holders of the preferred stock are entitled to receive dividends at an annual rate of 10% based on the "liquidation value" of the preferred stock. The dividends are payable in cash semiannually in arrears. The dividend payment dates are June 30 and December 31, beginning on June 30, 1999.

     Ranking. The preferred stock ranks senior to all other classes of AMPAM's capital stock, including the common stock, in right of liquidation, dividends and distributions.

     Voting Rights. Except as set forth below, the preferred stock is not entitled to vote as a separate class, but votes together with the holders of shares of all other classes of capital stock of AMPAM as one class on all matters submitted to a vote of AMPAM's stockholders. Each holder of shares of preferred stock is entitled to the number of votes equal to the largest number of full shares of common stock into which all shares of preferred stock held by a holder could be converted at the record date for the determination of the stockholders entitled to vote on those matters. In all cases where the holders of shares of preferred stock are required by law to vote separately as a class, the holders are entitled to one vote for each share.

     Without the affirmative vote of the holders of not less than a majority of the shares of preferred stock, voting together as a single class, AMPAM may not issue preferred stock having equal or superior rights to the preferred stock, repurchase common stock or amend its charter documents in a manner which is adverse to the holders of preferred stock.

     Additionally, at any time and for so long as either (i) AMPAM has failed to punctually pay when due any redemption payment or (ii) dividends payable on the preferred stock have been in arrears and unpaid for a period of forty days, AMPAM shall not, without the affirmative vote of the holders of not less than a majority of the shares of preferred stock, voting together as a single class:

     - incur any additional indebtedness for borrowed money other than borrowings under any credit facility to which AMPAM is a party at that time and as then in effect;

     - effect any (a) sale, lease, assignment, transfer or other conveyance of the assets of AMPAM or its subsidiaries which individually or in the aggregate would constitute a significant subsidiary, (b) consolidation or merger involving AMPAM or any of its subsidiaries, or (c) dissolution, liquidation or winding-up of AMPAM or any of its subsidiaries;

     - make (or permit any subsidiary to make) any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by AMPAM and except for any loans and advances which do not in the aggregate exceed $250,000;

     - make any loan or advance to any person, including, without limitation, any employee or director of AMPAM or any subsidiary, except advances and similar expenditures in the ordinary course of business; or

     - acquire, by purchase, exchange, merger or otherwise, all or substantially all of the properties or assets of any other corporation or entity.

     Redemption. The preferred stock is redeemable at AMPAM's option, at any time and from time to time, in whole or in part, prior to an initial public offering of common stock for the greater of (i) the fair market value of the preferred stock and (ii) $13.00 per share of preferred stock, plus, in each case, accrued and unpaid dividends thereon. After an initial public offering of common stock, AMPAM has the right to redeem the preferred stock at any time and from time to time, in whole or in part, at a price equal to the trading price of the common stock at the time of redemption but in no event for less than $13.00 per share of preferred stock, plus accrued and unpaid dividends. After the third anniversary of the date of issuance, the holders of the preferred stock may require AMPAM to redeem the preferred stock. In each case, the redemption price per share will be equal to the liquidation value plus accrued and unpaid dividends through the date of redemption.

     Convertibility. Prior to the filing of a registration statement by AMPAM with the Securities and Exchange Commission with respect to an initial public offering of common stock, the holders of preferred stock may convert the preferred stock into common stock on a share-for-share basis.

     AMPAM may convert the preferred stock following the completion of an initial public offering of common stock on a share-for-share basis, unless this conversion would result in the holder of preferred stock receiving common stock having a value of less than $13.00 per share, in which case the conversion would be made at a conversion ratio equal to the liquidation value (without inclusion of accrued but unpaid dividends) divided by the price per share to the public in the initial public offering of common stock.

 ADDITIONAL CONSIDERATION

     In addition to the acquisition consideration and the other payments and distributions described above, the stockholders of each founding company, other than Christianson, are entitled to receive additional consideration in the event that founding company generates actual adjusted net income for the year ended December 31, 1999 in excess of a designated target level of net income for that period. This target net income for each founding company is generally an amount equal to 107.5% of the founding company's pro forma adjusted net income for the 12-month period ended June 30, 1998.

     In the event that the adjusted net income for a founding company for the year ending December 31, 1999 exceeds the target net income for that period, the stockholders of that founding company will be entitled to receive additional consideration, subject to a maximum amount of additional consideration as described below, having a value equal to the product obtained by multiplying (1) 50% of the difference between adjusted net income of the founding company for that period and the target net income by (2) ten. The amount of additional consideration payable to the stockholders of a founding company eligible for additional consideration is subject to a maximum limitation of 15% of the total value of acquisition consideration paid to that stockholder upon the closing of the acquisitions. Any additional consideration payable to stockholders of a founding company will be paid 50% in cash and 50% in shares of common stock of AMPAM. AMPAM's obligation to pay the cash portion of the additional consideration is subject to the covenants, limitations and restrictions contained in AMPAM's outstanding debt and equity instruments then in existence.

     Additionally, seven of the previous stockholders of Christianson, including Robert A. Christianson, entered into employment agreements with Christianson and/or AMPAM, effective upon the closing of the acquisitions. As part of the compensation to be received by these individuals through their employment agreements, they are entitled to receive additional consideration based on the adjusted net income for Christianson for the year ending December 31, 1999 in the same manner, subject to the same restrictions and determined by the same methodology as described above for the stockholders of the other founding companies.

  COVENANT NOT TO COMPETE

     Pursuant to the agreements relating to the acquisitions, all of the former stockholders of each of the founding companies have agreed not to compete with AMPAM in the plumbing and mechanical contracting services business for a period of two years after the closing of the acquisitions. However, many states' courts have a presumption against non-competition agreements due to public policy concerns and some state courts may decide not to enforce or only partially enforce the provisions of these noncompetition clauses. In addition, some of the management personnel of each of the founding companies will enter into employment agreements through which these persons will agree not to compete with AMPAM in the plumbing and mechanical contracting services business for a period of two years after the termination of their affiliation with AMPAM. In connection with the acquisitions, AMPAM and the owners of the founding companies have agreed to indemnify each other for breaches of representations and warranties and other matters, subject to limitations.

  COMMON STOCK REDEMPTION RIGHTS

     Redemption Trigger. In the event that within three years of the closing of the acquisitions, (1) AMPAM has not consummated an initial public offering of common stock and (2) any stockholder of any founding company has not received cash (including the proceeds from the public or private sale of common stock and the receipt of principal payments, if any, on the seller notes held by that stockholder) equal to or exceeding 50% of the aggregate value of the acquisition consideration received by each stockholder through his or her respective acquisition agreement, each stockholder will have a "put right," to require AMPAM to purchase a number of shares of common stock representing 10% of the total number of shares of common stock then owned by that stockholder, subject to the limitations described below. The purchase price for this redemption will be $13.00 per share of common stock.

     Minimum Redemption; Limitations. If the events specified in clauses (1) and
(2) above, have not occurred within the time specified, AMPAM will be obligated to purchase annually from each eligible stockholder no less than 10% of the common stock held by that stockholder; provided, however, that an eligible stockholder will not be entitled to exercise his or her put right if and to the extent that the stockholder's founding company has not achieved the target net income for that founding company for the year preceding the year the stockholder seeks to exercise his put right. AMPAM's obligation to effect these redemptions will be subject to the covenants, limitations and restrictions contained in AMPAM's outstanding private or public debt and equity instruments then in existence.

     Additional Redemptions. In the event an initial public offering of common stock has not been consummated, to the extent the stockholders who have received greater than 50% of their acquisition consideration in cash wish to tender common stock to AMPAM for purchase, AMPAM will use its commercially reasonable efforts to continue to repurchase annually up to 10% of the common stock held by those stockholders. AMPAM's obligation to make any additional redemptions will also be subject to any covenants, limitations or restrictions contained in AMPAM's outstanding private or public debt and equity instruments then in existence.

     Termination of Redemption Obligation. The put rights with respect to any individual stockholder will terminate upon receipt by a stockholder of 50% of his acquisition consideration in cash. This termination will not, however, limit the stockholder's ability to participate in the additional redemptions described above. Notwithstanding the foregoing, all of AMPAM's redemption obligations under the acquisition agreements will terminate on the earlier to occur of (1) an initial public offering of common stock, (2) any sale of all or substantially all of AMPAM's assets in one transaction or series of transactions, (3) any merger or consolidation which involves AMPAM and in which AMPAM is not the surviving entity or (4) any transaction after which the shares of common stock, if any, which are then held by persons other than the holders of common stock as of the closing date of the acquisitions constitute 50% or more of the shares of common stock outstanding as of the date of the closing of the transaction.

  ACQUISITION CONSIDERATION PAID TO OFFICERS AND DIRECTORS

     Individuals who are executive officers or directors of AMPAM received the following portions of the acquisition consideration for their interests in the founding companies. Mr. Teepe's share number excludes 10,000 of the 20,000 shares of common stock that AMPAM has agreed to contribute to a deferred compensation plan for the benefit of some of the employees of Teepe's. Mr. David Cronson's share number excludes 76,928 shares of common stock that AMPAM has agreed to contribute to deferred compensation plans for the benefit of some of the employees of Croson Ohio. Mr. Miller's share number excludes 5,880 shares of the 12,000 shares of common stock that AMPAM has agreed to contribute to a deferred compensation plan for the benefit of some of the employees of Miller.

                                                                                     SHARES OF
                                                                         SELLER       COMMON         OWNER
                      FOUNDING COMPANY                        CASH(1)   NOTES(1)     STOCK(1)      AMOUNTS(1)
                      ----------------                        -------   ---------   -----------    ----------
                                                                          (dollars in thousands)
Christianson
  Robert A. Christianson....................................  $ 3,706        --        665,166       $   35
RCR
  Robert C. Richey(2).......................................    8,473    $1,412      1,412,230          193
Teepe's
  Scott W. Teepe, Sr........................................    2,052       990        532,760          159
Keith Riggs
  Sam B. Sherwood(3)........................................      921        --        169,451           12
Croson Florida
  James A. Croson...........................................    1,906        --        463,225           92
Croson Ohio
  David A. Croson...........................................    4,066        --        720,334          648
Sherwood
  Robert W. Sherwood........................................    1,765       294        294,120          450
Miller
  Joseph E. Miller..........................................    1,838       306        300,461           47
                                                              -------    ------      ---------       ------
        Total...............................................  $24,727    $3,002      4,557,747       $1,636
                                                              =======    ======      =========       ======

- ---------------

(1) Does not include any additional consideration that may be payable to the stockholders of the founding companies. Owner amounts are estimates and assume the transactions were consummated on December 31, 1998. Owner amounts consist of non-operating assets, S corporation accumulated adjustment accounts and excess working capital of the founding companies.

(2) The acquisition consideration was paid to the Robert C. Richey Family Trust.

(3) The acquisition consideration was paid to the Sam B. Sherwood and Vicki S. Sherwood Trust.

  USE OF PROCEEDS OF NOTE ISSUANCE


     We used the net proceeds from the private placement of the existing notes (approximately $117.7 million after deducting underwriting commissions and estimated offering expenses) to repay approximately $70.3 million of indebtedness then outstanding under the credit facility, to repay the $30.0 million subordinated loan and to repay $8.9 million of seller and sponsor notes. All of the debt which was repaid was incurred to fund the cash portion of the acquisition of the founding companies. The balance of the proceeds from the private placement of notes were retained for general corporate purposes, including but not limited to future acquisitions, capital expenditures and additional working capital.


OTHER TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND SHAREHOLDERS


     Byron Snyder is the principal of Sterling City Capital, LLC. In connection with the organization of AMPAM, Sterling City Capital, LLC advanced AMPAM funds to pay legal, accounting and other expenses. Sterling City Capital, LLC was reimbursed for these expenses in the form of a note which has since been paid off. See "Certain Transactions -- Organization of AMPAM."


     Christianson leases its office and warehouse space in Round Rock and San Antonio, Texas from the Glen T. Christianson Family Trusts, W. George Christianson, Jr. Family Trusts, Robert A. Christianson Family Trusts, and Wilburn G. Christianson Family Trusts. Amounts paid through these leases were $156,000 for the 1996 fiscal year, $466,000 for the 1997 fiscal year and $492,000 for the 1998 fiscal year. Future minimum lease payments under these noncancelable operating leases are $495,000 for 1999, $554,000 for 2000, $559,000 for 2001, $69,000 for 2002 and $24,000 for 2003. AMPAM believes that these rents are not in excess of the fair rental value for these facilities. Glen Christianson and George Christianson are brothers of Robert Christianson who is the Chief Executive Officer and a director of AMPAM.

     Through December 31, 1995, Christianson subcontracted its construction labor from Contractor Resources, Inc., a company which is wholly-owned by Robert Christianson. Christianson was charged for this labor based on Contractor Resources' actual costs. For the 1996 fiscal year, and the four months ended December 31, 1995, subcontractor labor costs reflected within cost of revenues in the accompanying statements of operations were $2,663,000 and $2,663,000, respectively. This relationship was terminated effective December 31, 1995.


     Also through December 31, 1995, Contractor Resources provided workers' compensation insurance to Christianson's employees through a self-insurance program. Contractor Resources charged Christianson an agreed-upon rate for this insurance based on an estimate of the cost of workers' compensation insurance as a subscriber under the Texas risk pool. Claims were administered and paid by Contractor Resources. For the 1996 fiscal year, and the four months ended December 31, 1995, workers' compensation insurance costs reflected within cost of revenues in the accompanying statements of operations were $268,000 and $268,000, respectively. This relationship was terminated effective December 31, 1995.

     Effective January 1, 1999, Christianson entered into a 7 year operating agreement with Contractor Resources to lease some furniture for an annual lease payment of $63,000.

     Also, Robert Christianson's employment agreement with AMPAM contains a provision whereby Robert Christianson may earn additional consideration. See "Certain Transactions -- Acquisition of Founding Companies -- Additional Consideration."

     G.G.R. Leasing Corporation, d.b.a. Professional Services, Inc. ("Professional Services"), a company in which Robert Christianson had a one-third ownership interest prior to the closing of the acquisitions, provided various administrative and management services to Christianson Enterprises, Inc. In connection with these services, Professional Services charged a fee to Christianson. For the 1996 fiscal year, and the four months ended December 31, 1995, Professional Services charged Christianson $225,000 and $225,000, respectively. These amounts are included within other income in the accompanying statements of operations. As discussed above, the relationship was terminated December 31, 1995; therefore, no fees were charged subsequent to this date.

     Mr. Richey was a part owner in a partnership which leased vehicles to RCR at rates approximating market. During 1996, the partnership contributed these leased vehicles to RCR, at their historical cost, less accumulated depreciation. Upon the contribution of these assets, the net book value approximated zero. Mr. Richey is the Chief Operating Officer and a director of AMPAM.

     A partnership owned by Mr. Richey leased steel storage containers to RCR at rates approximating market rates. During 1996, the partnership contributed all of RCR's leased steel storage containers. These assets were contributed at the approximate historical cost, less accumulated depreciation, of approximately $37,000.

     A partnership owned by Mr. Richey leased some equipment to RCR, at rates approximating market rates. RCR incurred lease expense under this arrangement of approximately $87,000, $52,000 and $77,000 for the 1996, 1997 and 1998 fiscal years, respectively.

     RCR funds three life insurance policies for Mr. Richey and some other parties affiliated with RCR. Two of the policies name RCR as the beneficiary. Total payments for these policies approximated $41,000, $29,000 and $12,000 for the 1996, 1997 and 1998 fiscal years.

     RCR leases some facilities from Mr. Richey. Lease expense related to these buildings totaled approximately $220,000, $220,000 and $220,000 for the 1996, 1997 and 1998 fiscal years, respectively. Future minimum lease payments under this lease are approximately $233,400 for 1999, $240,400 for 2000, and $123,500 for 2001. AMPAM believes that this rent is not in excess of the fair rental value for this property.

     In 1997, Teepe's entered into an operating lease for some facilities with Teepe, Ltd., of which Scott W. Teepe, Sr. and Steven M. Teepe each own 50%. The lease expires in August 2003 with an option to renew for two five-year terms. The lease calls for monthly lease payments of approximately

$5,000. Total rent paid under this lease was $18,000 and $55,000 in 1997 and 1998, respectively. Future minimum yearly lease payments under this lease are $60,000 for 1999 through 2003. AMPAM believes that this rent is not in excess of the fair rental value for this property. Steven M. Teepe's brother, Scott W. Teepe, Sr., is a director of AMPAM.

     As of December 31, 1997 and 1998, Teepe's has an outstanding loan to Steven
M. Teepe. The loan is classified as other receivables for balance sheet presentation. The loan to Steven M. Teepe had an outstanding balance of $114,000 and $122,940 at December 31, 1997 and 1998, respectively. The loan bears interest at the blended federal rate (5.9% at December 31, 1997 and 1998). Total interest income related to this loan was $7,000 for the 1997 and 1998 fiscal years.

     In July 1998, Teepe's sold some property to an entity controlled by Scott
W. Teepe, Sr. Concurrent with the sale, Teepe's entered into a lease with the entity for the same property. The lease calls for monthly lease payments of approximately $12,000.

     On March 1, 1995, Croson Ohio sold some facilities to David Croson for $500,000. Croson Ohio now leases these facilities from David Croson. David Croson's mortgage on these facilities is guaranteed by Croson Ohio. In 1996, 1997 and 1998, Croson Ohio made yearly lease obligation payments to David Croson in the amount of $99,600. As of September 30, 1997 and 1998, Croson Ohio owed David Croson $537,743 and $484,155, respectively. Future minimum lease payments are $213,000 for 1999, $159,000 for 2000, $106,000 for 2001, $100,000 for 2002,
and $241,000 for each year thereafter. David Croson and his father, James Croson, are both directors of AMPAM.

     Croson Florida leases some property and facilities from James Croson under a noncancelable operating lease expiring in September 2002. Rent expense under this Lease was approximately $32,000 for each of the 1996 and 1997 fiscal years, and $24,000 for the 1998 fiscal year. Future minimum yearly lease payments under this lease are approximately $22,000. AMPAM believes that these rents are not in excess of the fair rental value for these properties.

     Croson Florida has a Subordinated Note Agreement with James Croson, with a balance of $434,000 at December 31, 1997 and $0 at December 31, 1998. Interest is due quarterly at the rate of prime plus 2% (9.75% at December 31, 1998). Principal is due in full on December 15, 2002.

     During the 1996 and 1997 fiscal years, Croson Florida purchased supplies from Eastway Supplies, Inc., a company in which James Croson had a 35% ownership interest. Croson Florida's purchases totaled approximately $81,000, $48,000 and $0 for the 1996, 1997 and 1998 fiscal year, respectively. No amounts were owed to Croson Florida at December 31, 1997 and 1998. James Croson was also a director of Eastway Supplies, Inc., until 1996. At December 31, 1997, James Croson no longer owned any interest in Eastway Supplies, Inc.

     Sherwood entered into a construction contract with Poway Land Associates, LLC, which is 90% owned by Mr. Sherwood. The total contract receivable balance as of September 30, 1997 and 1998 was approximately $302,000 and $88,000, respectively. Sherwood recorded construction revenue and gross margin for this contract of approximately $457,000 and $23,000 for 1997, and approximately $475,000 and $(112,000) for 1998, respectively. Mr. Sherwood is a director of AMPAM.

     Poway Land Associates, LLC, leases some facilities to Sherwood. Amounts paid through this lease were $78,000 for the 1997 fiscal year and $97,000 for the 1998 fiscal year. Future minimum lease payments under the lease, which expire in May 2003 are $126,000 for 1999, $129,000 for 2000, $133,000 for 2001,
$137,000 for 2002, and $129,000 for 2003. AMPAM believes that the leases are not in excess of fair rental value for these facilities.

     As of September 30, 1998 and 1997, Mr. Sherwood had an outstanding loan to Sherwood with a balance of $63,000 and $83,000, respectively. The indebtedness was originally incurred in June 1997.

     Miller purchased various materials and supplies from North Georgia Supply and Appliance Company, a company in which Joseph H. Miller is a part owner. Miller also bills salaries, insurance, and office supplies to North Georgia Supply and Appliance Company. Miller purchased approximately $1,940,000 of material and supplies from North Georgia Supply and Appliance Company in 1997, and $3,048,000 in 1998. Miller had receivables of $195,334 due from North Georgia Supply and Appliance Company at September 30, 1997 and $8,241 at September 30, 1998.

     Miller leases some facilities from Joseph H. Miller under a lease agreement that expires on September 30, 2005. Rent expense for the years ended September 30, 1997 and 1998 was $90,000. Future yearly lease payments for fiscal years 1999 through 2005 are $90,000. AMPAM believes that this rent is not in excess of the fair rental value for this property. Joseph E. Miller, a director of AMPAM, is the son of Joseph H. Miller.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of AMPAM's common stock and Class B common stock, by (i) all persons known to AMPAM to be the beneficial owner of 5% or more of the common stock,
(ii) each director and nominee for director, (iii) each executive officer and
(iv) all executive officers and directors as a group.

     The holders of Class B common stock, voting together as a single class, are entitled to elect one member of AMPAM's Board of Directors and to one-fourth of one vote on any other matters on which they are entitled to vote. Each share of Class B common stock will automatically convert to common stock (as adjusted proportionately to give effect to any stock dividends, combinations, splits or other similar events with respect to the common stock) on a share-for-share basis in the event AMPAM consummates any of the following events: (i) an initial public offering of common stock, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any merger or consolidation that involves AMPAM in which AMPAM is not the surviving entity or (iv) any transaction after which the common stock held by persons other than the holders of common stock as of April 1, 1999 constitutes 50% or more of the common stock outstanding as of the date of the consummation of such transaction. Furthermore, if the Class B common stock has not previously been converted into common stock before April 1, 2002, AMPAM will have the option to redeem all outstanding shares of Class B common stock for $0.01 a share.

     Unless otherwise indicated, the address of each person is c/o American Plumbing & Mechanical, Inc., 1950 Louis Henna Blvd., Round Rock, Texas 78664. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


                                              COMMON STOCK            CLASS B COMMON STOCK
                                        BENEFICIAL OWNERSHIP(1)       BENEFICIAL OWNERSHIP
                                        ------------------------     ----------------------
                                          SHARES        PERCENT        SHARES       PERCENT
                                        -----------     --------     ----------     -------
Sterling City Capital, LLC............          --          --        1,598,901      66.0
C. Byron Snyder.......................          --          --        1,598,901(2)   66.0
Robert A. Christianson................     965,166         8.9          108,372       4.5
Robert C. Richey......................   1,562,230(3)     14.4           54,186       2.2
David C. Baggett......................     300,000         2.8          108,372       4.5
David A. Croson.......................     720,334(4)      6.6               --        --
James A. Croson.......................     463,225         4.3               --        --
Joseph E. Miller......................     300,461(5)      2.8               --        --
Albert W. Niemi, Jr.(6)...............          --          --               --        --
Susan O. Rheney(7)....................      10,000(8)     *                  --        --
Robert W. Sherwood....................     294,120         2.7               --        --
Sam B. Sherwood.......................     169,451(9)      1.6               --        --
Scott W. Teepe, Sr....................     532,760(10)     4.9               --        --
                                        ----------        ----       ----------      ----
All executive officers and directors
  as a group (12 persons).............   5,317,747        49.0        1,869,831      77.2


- ---------------


  *  Indicates less than a 1% ownership.


 (1) Assumes conversion of the 1,048,820 shares of preferred stock into the same number of shares of common stock.

 (2) Represents 1,598,901 shares of Class B common stock owned by Sterling City Capital, LLC. Mr. Snyder is the only natural person who shares beneficial ownership over these shares.

 (3) Of these shares, 1,412,230 are held by the Robert C. Richey Trust and 150,000 shares are held by Robert C. Richey.

 (4) Excludes 76,928 shares of common stock that AMPAM has agreed to contribute to deferred compensation plans for the benefit of some of the employees of Croson Ohio.

 (5) Excludes 5,880 shares of the 12,000 shares of common stock that AMPAM has agreed to contribute to a deferred compensation plan for the benefit of some of the employees of Miller.

 (6) Southern Methodist University, 6212 Bishop Blvd., Room 200A, Dallas, TX 75275.

 (7) The Sterling Group, 8 Greenway Plaza, Suite 702, Houston, TX 77046.


 (8) All of these shares are owned by the Rheney Living Trust, of which Ms. Rheney is a trustee.



 (9) All of these shares are held by the Sam B. Sherwood and Vicki S. Sherwood Trust.



(10) Excludes 10,000 of the 20,000 shares of common stock that AMPAM has agreed to contribute to a deferred compensation plan for the benefit of some of the employees of Teepe's.

                       DESCRIPTION OF OTHER INDEBTEDNESS


     On June 30, 1999 AMPAM had senior indebtedness of approximately $3.7 million related to capital lease obligations. In addition AMPAM is able to borrow up to $95.0 million under its credit facility, subject to the conditions set forth in the credit facility. The terms of our credit facility are substantially as follows:



     Commitment; Interest Rates. The credit facility is a senior secured revolving credit facility in an aggregate principal amount of $95 million which includes a sublimit for the issuance of standby letters of credit. Amounts borrowed under the credit facility were used to fund a part of the cash portion of the acquisition consideration and will be used to fund future acquisitions and to provide financing for general corporate purposes. The credit facility bears interest, at the option of AMPAM, at the base rate of the arranging bank plus an applicable margin or at LIBOR plus an applicable margin. The applicable margin will fluctuate based on AMPAM's ratio of funded debt to EBITDA. The applicable margin is between 1.50% and 2.50% above LIBOR or 0.00% and 1.00% above the arranging banks base rate.



     Repayment; Maturity. Interest will be payable no less frequently than quarterly in arrears. The term of the credit facility is three years from the date of the closing of the acquisitions (April 1, 1999), and all principal amounts borrowed thereunder are payable in full at maturity.


     Security and Guarantees. The obligations of AMPAM under the credit facility are secured by a first priority perfected security interest in (1) all the accounts receivable, inventory, equipment and other personal property of AMPAM and (2) all of the capital stock owned by AMPAM of its existing or later-formed domestic subsidiaries. Also, the obligations of AMPAM are guaranteed by the founding companies.

     Prepayments. AMPAM is required to make prepayments or commitment reductions on the credit facility in an amount equal to:

     - 100% of the cash proceeds from any property insurance recoveries not promptly applied toward the repair or replacement of the damaged property;
     - 100% of the net proceeds of the sale of any equity securities; and
     - 100% of the net proceeds of any public or private debt financing.

     Conditions and Covenants. The obligations of the lenders under the credit facility are subject to the satisfaction of conditions precedent customary under similar credit facilities or otherwise appropriate under the circumstances. AMPAM is subject to customary negative covenants contained in the credit facility, including without limitation covenants that restrict, subject to specified exceptions:

     - the incurrence of additional indebtedness;
     - asset sales;
     - capital expenditures;
     - mergers, acquisitions, consolidations and liquidations;
     - transactions with affiliates;
     - permitted investments; and
     - the ability of AMPAM to make various payments (including payments of the cash portion of the additional consideration and for redemption of common stock), to incur guaranty obligations and to incur additional liens.

The credit facility also contains customary affirmative covenants, including:

     - the delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information requested by the lenders;
     - the continuation of business and maintenance of material rights and privileges;
     - the payment of other obligations;
     - maintenance of property and insurance;
     - maintenance of books and records;
     - compliance with environmental laws;
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

     - the right of the lenders to inspect AMPAM's property and books; and
     - notice of defaults, litigation and other material events.

       In addition, the credit facility requires AMPAM to maintain compliance with a number of specified financial covenants including:

     - a maximum ratio of funded total debt to EBITDA of no more than 4.0 to 1.0 calculated on a rolling four quarter basis;
     - a maximum ratio of funded senior debt to EBITDA of no more than 2.5 to
       1.0 calculated on a rolling four quarter basis;
     - a minimum fixed charge coverage ratio of at least 1.0x to 1.25x calculated on a rolling four quarter basis; and
     - a minimum net worth with quarterly step-ups equal to 75% of positive net income and 100% of net proceeds from equity issuances.

     Events of Default. The credit facility includes events of default that are usual and customary under similar credit facilities, including without limitation, failure to pay principal, failure to pay interest or fees, cross default on other indebtedness:

     - change of control of AMPAM;

     - breach of covenants;

     - material judgments rendered against AMPAM;

     - ERISA events; and

     - a material inaccuracy in any representation or warranty. The occurrence of any of these events of default could result in the acceleration of AMPAM's obligations under the credit facility which, in turn, could have a material adverse effect on AMPAM's operations.

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

                            DESCRIPTION OF THE NOTES

     You can find the definitions of capitalized terms used in the following description under the subheading "-- Certain Definitions." In this description, the words "AMPAM," "we," "our," "ours," and "us" refers only to American Plumbing & Mechanical, Inc. and not to any of its subsidiaries.

     We will issue the exchange notes under an indenture among AMPAM, the guarantors and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

     These notes:

     - are general obligations of AMPAM;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of AMPAM;

     - are senior in right of payment to any future Subordinated Indebtedness of AMPAM; and

     - are fully and unconditionally guaranteed by the guarantors.

  THE GUARANTEES

     These notes are guaranteed by all of the current direct subsidiaries of AMPAM.

     The guarantees of these notes:

     - are general obligations of each guarantor;

     - are subordinated in right of payment to all existing and future Guarantor Senior Indebtedness; and

     - are senior in right of payment to any future Subordinated Indebtedness of each guarantor.

     As of the date of the indenture, all of our subsidiaries were Restricted Subsidiaries. However, under the circumstances described below, we will be permitted to designate some of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee these notes.

     As of the date of this prospectus, all of our subsidiaries were guarantors of these notes. It is possible that in the future not all of our Restricted Subsidiaries will guarantee these notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

MATURITY, INTEREST AND PRINCIPAL

     We will issue exchange notes with a maximum aggregate principal amount of $125 million. We will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on October 15, 2008.

     Interest on these notes will accrue at the rate of 11 5/8% per year and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 1999. We will make each interest

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

payment to the holders of record of these notes on the April 1 and October 1 immediately before each payment date.

     Interest on these notes will accrue from the date the existing notes were issued or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     After April 15, 2004, we may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated below:

                                                               REDEMPTION
YEAR                                                             PRICE
- ----                                                           ----------
2004........................................................    106.000%
2005........................................................    104.000%
2006........................................................    102.000%
2007 and thereafter.........................................    100.000%

     In addition, at any time, or from time to time, on or prior to April 15, 2002, AMPAM may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the notes originally issued, at a redemption price equal to 111.625% of the principal amount of the notes plus accrued and unpaid interest, if any, thereon to the redemption date; if that at least 65% of the originally issued principal amount of notes remains outstanding immediately after the occurrence of this redemption. In order to effect this redemption with the proceeds of any Public Equity Offering, AMPAM must consummate this redemption not later than 60 days after the closing of any Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     - if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     - if the notes are not listed, on a pro rata basis, by lot or by any method the trustee shall determine to be fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the original note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless AMPAM defaults in the payment of the redemption price.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, AMPAM shall be obligated to make an offer to purchase all of the outstanding notes at a purchase price equal to 101% of the principal amount of the

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

notes plus accrued and unpaid interest, if any, on the notes to the date the offer is completed. AMPAM shall be required to purchase all notes properly tendered and not withdrawn.

     In order to effect a Change of Control offer, AMPAM must mail to each holder of notes notice of the Change of Control offer no later than 30 days after the Change of Control takes place. We must complete the offer on a business day not less than 30 days nor more than 60 days after the mailing of the notice of the Change of Control. We are required to keep the offer open for at least 20 business days. The notice governs the terms of the offer and states the procedures that holders of notes must follow to accept the offer.

     If a Change of Control offer is made, AMPAM cannot give any assurance that it will have available funds sufficient to pay the purchase price for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control offer. In addition, AMPAM cannot give any assurance that its debt instruments will permit an offer to be made. AMPAM's credit facility does not permit AMPAM to make a Change of Control offer. In order to make this type of offer, AMPAM would be required to pay off the credit facility in full or seek a waiver from the lenders under the credit facility to allow AMPAM to make the Change of Control offer.

     The occurrence of a Change of Control is also an event of default under the credit facility and would entitle the lenders under the credit facility to accelerate all amounts owing under the credit facility. Any future credit agreements or other agreements relating to Senior Indebtedness to which AMPAM becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their rights to require AMPAM to repurchase the notes could cause a default under indebtedness of the type described, even if the Change of Control itself does not, due to the financial effect of this type of repurchase on AMPAM. AMPAM's failure to make a Change of Control offer, even if prohibited by AMPAM's debt instruments, would constitute a default under the indenture. See "Risk Factors."

     AMPAM shall not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer at the same purchase price, at the same time and otherwise in compliance with the requirements applicable to a Change of Control offer made by AMPAM and purchases all notes validly tendered and not withdrawn under a Change of Control offer.

     In addition, AMPAM shall not be required to make a Change of Control offer, as provided above, if, in connection with or in contemplation of any Change of Control, it has made an offer to purchase any and all notes validly tendered at a cash price equal to or higher than the Change of Control purchase price and has purchased all notes properly tendered in accordance with the terms of this alternate offer.

     The provisions of the indenture may not afford Note holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving AMPAM if the transaction is not a transaction defined as a "Change of Control." The existence of a holder's right to require AMPAM to repurchase the notes upon a Change of Control may deter a third party from acquiring AMPAM in a transaction that constitutes, or results in, a Change of Control.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of AMPAM and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require AMPAM to repurchase their notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AMPAM and its Subsidiaries taken as a whole may be uncertain.

     AMPAM will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations, to the extent these laws or regulations are applicable, in connection with a repurchase of notes resulting from a Change of Control. Any violation of the provisions of the indenture relating to this type of offer shall not be considered to be a default or an event of default.

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

SUBORDINATION

     The payment of principal, premium and interest, if any, on these notes will be subordinated to the prior payment in full of all Senior Indebtedness of AMPAM. The credit facility provides that the subordination provisions of the notes may not be modified or amended without the prior written consent of the lenders under the credit facility.

     The holders of Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy regardless of whether interest is an allowed claim in the bankruptcy proceeding) will be entitled to receive payment in full before the holders of notes will be entitled to receive any payment related to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance or Covenant Defeasance of Indenture"), in the event of any distribution to creditors of AMPAM:

     - in a liquidation, dissolution or winding up of AMPAM;

     - in any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding relating to AMPAM or its assets;

     - in an assignment for the benefit of creditors; or

     - in any marshalling of our assets and liabilities.

     We also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance or Covenant Defeasance of Indenture") if:

     - a payment default on Senior Indebtedness occurs and is continuing and the trustee and AMPAM receive a notice from representatives of the holders of the Senior Indebtedness; or

     - any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the earlier of either of the following;
       (a) the trustee and AMPAM receive a notice of the default from representatives of the holders of the Designated Senior Indebtedness or
       (b) if the default is the result of the acceleration of the maturity of the notes, the date of the acceleration.

     Payments on the notes may and shall be resumed:

     - in the case of a payment default, upon the date on which the default is cured, waived or ceases to exist or the Senior Indebtedness is paid in full or indefeasibly discharged; and

     - in case of a nonpayment default, the earlier of

        (a) the date on which the nonpayment default is cured, waived or ceases to exist or the Senior Indebtedness is paid in full or indefeasibly discharged;

        (b) 179 days after the date on which the notice of default is received or the date of acceleration, unless the maturity of any Designated Senior Indebtedness has been accelerated; or

        (c) the receipt of notice from those representatives of the holders of Designated Senior Indebtedness who gave the original notice of default stating that payments may be resumed.

     No new notice of default may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior notice of default. No nonpayment default shall be the basis for a subsequent notice of default unless that default will have been cured or waived for a period of not less than 90 days.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of AMPAM, holders of these notes may recover less ratably than creditors of AMPAM who are holders of Senior Indebtedness.
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

     On a pro forma basis after giving effect to the sale of the notes and the application of the estimated net proceeds therefrom, AMPAM and the guarantors would have had, without duplication, approximately $3.5 million of Senior Indebtedness and guarantor Senior Indebtedness outstanding as of December 31, 1998. The indenture will limit, but not prohibit, the incurrence by AMPAM of additional Indebtedness which is senior to the notes and will prohibit the incurrence by AMPAM of Indebtedness which is subordinated in right of payment to any other indebtedness of AMPAM and senior in right of payment to the notes.

GUARANTEES

     The guarantors will jointly and severally guarantee our obligations under these notes. The guarantees are full and unconditional. Each guarantee will be subordinated to the prior payment in full of all guarantor Senior Indebtedness. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

     Each guarantor may consolidate with or merge into or sell its assets to us or another guarantor without limitation, or with other persons upon the terms and conditions described in the indenture. See "-- Consolidation, Merger, Sale of Assets, Etc." In the event all or substantially all of the assets or the capital stock of a guarantor is sold or the guarantor is designated an Unrestricted Subsidiary as allowed by the terms of the indenture, then the guarantors guarantee will be automatically and unconditionally discharged and released.

     Separate financial statements of the guarantors are included in this prospectus because of their status as subsidiaries, not because of their status as guarantors. The guarantors are jointly and severally liable with respect to AMPAM's obligations under the notes, and the aggregate net assets, earnings and equity of the guarantors and AMPAM are substantially equivalent to the net assets, earnings and equity of AMPAM on a consolidated basis.

MATERIAL COVENANTS

     LIMITATION ON INDEBTEDNESS. AMPAM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise for the payment of any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that AMPAM and any guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), if:

     - the Consolidated Fixed Charge Coverage Ratio of AMPAM is at least 2.0 to 1; and

     - no default or event of default would occur or be continuing.

     LIMITATION ON RESTRICTED PAYMENTS. AMPAM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (a) declare or pay any dividend or make any other distribution or payment on or in respect of capital stock of AMPAM or any of its Restricted Subsidiaries or make any payment to the direct or indirect holders of capital stock of AMPAM or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in capital stock of AMPAM (other than Redeemable capital stock or in options, warrants or other rights to purchase capital stock of AMPAM (other than Redeemable capital stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to AMPAM or any guarantor);

        (b) purchase, redeem or otherwise acquire or retire for value any capital stock of AMPAM or any of its Restricted Subsidiaries or any options, warrants or other rights to purchase any capital stock (other than any securities owned by AMPAM or a Restricted Subsidiary);

        (c) make any principal payment on, or purchase, defease, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment

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

        or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to AMPAM or a guarantor); or

        (d) make any Investment (other than any Permitted Investment) in any person (payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any Restricted Payment, if other than cash, shall be the fair market value of the asset(s) proposed to be transferred by AMPAM or the Restricted Subsidiary, as the case may be, under the Restricted Payment):

           (A) no default or event of default shall have occurred and be continuing;

           (B) after giving pro forma effect to the Restricted Payment, AMPAM would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" covenant described above; and

           (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of:

               (1) 50% of the aggregate Consolidated Net Income of AMPAM accrued on a cumulative basis during the period beginning on April 1, 1999 and ending on the last day of the fiscal quarter ending immediately prior to the date of the proposed Restricted Payment for which consolidated financial statements are available (or, if the aggregate cumulative Consolidated Net Income of AMPAM for the period shall be a loss, minus 100% of the loss);

               (2) the aggregate net cash proceeds received by AMPAM as capital contributions to AMPAM after the Issue Date and which constitute shareholders' equity of AMPAM in accordance with GAAP;

               (3) the aggregate net cash proceeds received by AMPAM from the issuance or sale of capital stock, excluding redeemable capital stock, of AMPAM to any person other than to a Subsidiary of AMPAM after the Issue Date;

               (4) the aggregate net cash proceeds received by AMPAM from any person, other than a Subsidiary of AMPAM, upon the exercise of any options, warrants or rights to purchase shares of capital stock (other than redeemable capital stock) of AMPAM after the Issue Date;

               (5) the aggregate net cash proceeds received after the Issue Date by AMPAM from any person, other than a subsidiary of AMPAM, from the issuance and sale of debt securities that have been converted into or exchanged for capital stock of AMPAM (other than Redeemable capital stock) to the extent the debt securities were originally sold for cash, plus the aggregate amount of cash received by AMPAM, other than from a subsidiary of AMPAM, at the time of the conversion or exchange;

               (6) to the extent not otherwise included in AMPAM's Consolidated Net Income, in the case of the disposition or repayment of any Investment constituting a Restricted Payment after the Issue Date, an amount equal to the lesser of the return of capital with respect to the Investment and the initial amount of the Investment, in either case, less the cost of the disposition of the Investment;

               (7) so long as the Designation was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "-- Limitation on Designations of Unrestricted Subsidiaries" below, the fair market value of AMPAM's interest in the Subsidiary at the time of the redesignation. However, this amount shall

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               not in any case exceed the Designation Amount with respect to the
               Restricted Subsidiary upon its Designation; and

               (8) $4.0 million.

     For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by AMPAM upon the issuance of capital stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of the options, warrants or rights plus the incremental amount received by AMPAM upon the exercise of the options, warrants or rights.

     None of the foregoing provisions will prohibit, so long as, in the case of clauses (5) and (6) below, there is no default or event of default continuing:

        (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration this payment would be permitted by the first paragraph of this covenant;

        (2) the redemption, repurchase or other acquisition or retirement of any shares of any class of capital stock of AMPAM in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, other shares of capital stock of AMPAM (other than Redeemable capital stock) to any person (other than to a Subsidiary of AMPAM); provided, however, that the net cash proceeds are excluded from clause (C) above;

        (3) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of AMPAM in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale of, (A) capital stock (other than redeemable capital stock) of AMPAM to any person (other than to a Subsidiary of AMPAM); provided, however, that any net cash proceeds of this type are excluded from clause (C) of the first paragraph of this covenant; or (B) other Subordinated Indebtedness of AMPAM which:

           - has no scheduled principal payment prior to the 91st day after the Maturity Date;

           - has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

           - is subordinated to the notes to at least the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired;

        (4) payments to purchase capital stock of AMPAM from management or employees of AMPAM or any of its Subsidiaries or their authorized representatives, upon the death, disability or termination of employment of these employees, in aggregate amounts under this clause (4) not to exceed $1.0 million in any fiscal year of AMPAM;

        (5) the payment of regularly scheduled semi-annual dividends in respect of the Seller Preferred Stock in an aggregate amount not to exceed $1.4 million in any one year;

        (6) the payment of the aggregate liquidation preference of the Seller Preferred Stock at final maturity in an aggregate amount not to exceed $14.0 million;

        (7) the application of the net proceeds of the private placement of notes to which this registration statement relates;

        (8) cash payments in lieu of fractional shares issuable as dividends on preferred securities of AMPAM or any of its Restricted Subsidiaries, in aggregate amounts under this clause (8) not to exceed $20,000 in any fiscal year of AMPAM;

        (9) repurchases of capital stock considered to have occurred upon exercise of stock options if that capital stock represents a portion of the exercise price of options previously described;

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

        (10) the payment of the redemption price of rights issued through any shareholders, rights plan not in excess of $0.05 per right and not in excess of $1.0 million in the aggregate;

        (11) the payment of "Additional Consideration" (as defined in the Acquisition Agreements) in the manner and in the amounts as provided in the Acquisition Agreements as in effect on the Issue Date and described in the Offering Memorandum, in an aggregate amount not to exceed $16.2 million; provided, however, that AMPAM's Consolidated Fixed Charge Coverage Ratio at that time is at least 3.25 to 1; and

        (12) the payment of amounts constituting post-closing adjustments to the former stockholders of the founding companies in respect of (A) working capital adjustments for which AMPAM received assets of comparable value and (B) unpaid cash consideration reflected in the pro forma financial statements of AMPAM on the Issue Date, in each case, in accordance with the Acquisition Agreements as in effect on the Issue Date.

Any payments made pursuant to clauses (1), (4), (6), (10) and (11) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made from and after the Issue Date.

     In computing Consolidated Net Income of AMPAM under clause (C)(1) of the first paragraph of this covenant:

     - AMPAM shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of AMPAM for the remaining portion of that period; and

     - AMPAM shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of AMPAM that are available on the date of determination.

If AMPAM makes a Restricted Payment which, at the time the Restricted Payment is made would in the good faith determination of AMPAM be permitted under the requirements of the indenture, that Restricted Payment shall be considered to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to AMPAM's financial statements affecting Consolidated Net Income of AMPAM for any period.

     LIMITATION ON LIENS. AMPAM will not, and will not permit any of its Restricted Subsidiaries to, directly and indirectly, create, incur, assume or suffer to exist any Liens of any kind securing Indebtedness upon any of its property or assets, or any proceeds therefrom, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the notes to the same extent that Subordinated Indebtedness is subordinate to the notes), except for:

     - Liens securing Senior Indebtedness and guarantor Senior Indebtedness;

     - Liens securing the notes;

     - Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien (other than a Lien in favor of AMPAM or a Restricted Subsidiary) permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that these Liens do not extend to or cover any property or assets of AMPAM or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and

     - Permitted Liens.

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

     DISPOSITION OF PROCEEDS OF ASSET SALES. AMPAM will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless:

     - AMPAM or a Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the shares or assets sold or otherwise disposed of; and

     - at least 75% of the consideration in the Asset Sale, plus all other Asset Sales since the Issue Date on a cumulative basis, consists of cash or Cash Equivalents;

For purposes of this provision, the following shall be regarded as cash:

     - the amount of any Indebtedness (as shown on the most recent balance sheet of AMPAM or the Restricted Subsidiary) of AMPAM or a Restricted Subsidiary that is assumed by the transferee of the assets as a result of which AMPAM and its Restricted Subsidiaries are no longer liable thereon; and

     - any securities, notes or other obligations received by AMPAM or a Restricted Subsidiary from a transferee that are converted within 60 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received).

     Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, AMPAM or the Restricted Subsidiary may apply the Net Cash Proceeds at its option:

     - to repay, and permanently reduce the commitments under Senior Indebtedness or Guarantor Senior Indebtedness;

     - to an investment in properties and assets that replace the properties and assets that were the subject of an Asset Sale;

     - to an investment in properties and assets that are used or useful in the business of AMPAM and its Restricted Subsidiaries conducted at that time; or

     - to an investment in capital stock of a person, the principal portion of whose assets qualify under either of the previous two points in businesses reasonably related thereto or in capital stock of a person, the principal portion of whose assets consist of these types property or assets.

     Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness or Guarantor Senior Indebtedness in accordance with their terms nor invested in replacement assets within this 360-day period will constitute "Excess Proceeds" subject to disposition as provided below. However, that any Net Cash Proceeds from any Asset Sale which are used to repay Senior Indebtedness or Guarantor Senior Indebtedness but are subsequently invested in replacement assets within this 360-day period will not constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds equals or exceeds $10 million, AMPAM shall make an offer to purchase, from all holders of the notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of notes and any then outstanding Pari Passu Indebtedness equal to the Excess Proceeds as follows:

     - (A) AMPAM shall make an offer to purchase from all holders of the notes in accordance with the procedures set forth in the indenture the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount equal to the product of the Excess Proceeds, multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and Pari Passu Indebtedness, if any of all notes tendered, and (B) to the extent required by the Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of the

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       Pari Passu Indebtedness, AMPAM shall make an offer to purchase Pari Passu
       Indebtedness in an amount equal to the excess of the Excess Proceeds over the Asset Sale offer amount;

     - The offer price for the notes shall be payable in cash in an amount equal to 100% of the principal amount of the notes tendered in connection with an Asset Sale Offer, plus accrued and unpaid interest, if any, to the date the Asset Sale Offer is consummated, in accordance with the procedures set forth in the indenture. To the extent that the aggregate Offered Price of the notes tendered in connection with an Asset Sale Offer is less than the Asset Sale Offer Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid in connection with the Pari Passu Offer is less than the Pari Passu Indebtedness Amount, AMPAM may use the Asset Sale Deficiency for general corporate purposes, subject to the limitations contained in the indenture; and

     - If the aggregate total price of notes validly tendered and not withdrawn by holders exceeds the amount offered, notes to be purchased will be selected on a pro rata basis. Upon completion of the offers described above, the amount of Excess Proceeds shall be reset to zero.

     AMPAM will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations, to the extent these laws and regulations are applicable, in the event that an Asset Sale occurs and AMPAM is required to purchase notes as described above, and any violation of the provisions of the indenture relating to the offer described above occurring as a result of this compliance shall not be considered a default or an event of default.

     LIMITATION ON ISSUANCES AND SALES OF RESTRICTED SUBSIDIARY STOCK. AMPAM will not

     - permit any Restricted Subsidiary to issue any capital stock (other than to AMPAM or a Restricted Subsidiary); and

     - permit any Person (other than AMPAM and/or one or more Restricted Subsidiaries) to own any capital stock of any Restricted Subsidiary.

This covenant shall not prohibit:

     - the issuance and sale of all, but not less than all, of the issued and outstanding capital stock of any Restricted Subsidiary owned by AMPAM or any of its Restricted Subsidiaries in compliance with the other provisions of the indenture; or

     - the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of capital stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. AMPAM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates, except:

        (a) on terms that are no less favorable to AMPAM or the Restricted Subsidiary, as the case may be, than those which could have been obtained at the time in a comparable transaction or series of related transactions from persons who are not Affiliates of AMPAM,

        (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, AMPAM shall have delivered an officers' certificate to the trustee certifying that this transaction or transactions comply with the preceding clause (a) and have been approved by the Disinterested Members of the Board of Directors of AMPAM; provided, however that AMPAM may, if there are no Disinterested Members of the Board of Directors or at its option, obtain and deliver to the trustee the written opinion referred to in clause (c) below in lieu of an officers' certificate and

        (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $10 million, AMPAM shall have delivered to the trustee the
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        officers' certificate referred to in clause (b) which includes a certification that this transaction or transactions have been approved by a majority of the Disinterested Members of the Board of Directors of AMPAM or, in the event there are no Disinterested Members of the Board of Directors, that AMPAM has obtained a written opinion from an independent nationally recognized investment banking firm, accounting firm or appraisal firm, in each case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinion shall be to the effect set forth in clause (a) above or shall state that SUCH transaction or series of related transactions is fair from a financial point of view to AMPAM or the Restricted Subsidiary.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to

     - transactions between or among AMPAM and its Restricted Subsidiaries;

     - customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of AMPAM or any Restricted Subsidiaries entered into in the ordinary course of business;

     - any dividends made in compliance with "-- Limitation on Restricted Payments" above;

     - loans and advances to officers, directors and employees of AMPAM or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1,000,000 outstanding at any one time;

     - transactions in connection with agreements in effect on the Issue Date;

     - written agreements assumed in connection with Asset Acquisitions with persons who were not Affiliates prior to the transactions; provided, however, that these agreements were not entered into in connection with or in contemplation of an Asset Acquisition;

     - leases of property or equipment entered into in the ordinary course of business on terms that are substantially similar to those which could have been obtained at the time in a comparable transaction with non-Affiliates; or

     - any sale or other issuance for cash of capital stock (other than Redeemable capital stock) of AMPAM.

     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. AMPAM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     - pay dividends, in cash or otherwise, or make any other distributions on or in respect of its capital stock to AMPAM or any other Restricted Subsidiary,

     - pay any Indebtedness owed to AMPAM or any other Restricted Subsidiary,

     - make loans or advances to AMPAM or any other Restricted Subsidiary,

     - transfer any of its properties or assets to AMPAM or any other Restricted Subsidiary or

     - guarantee any Indebtedness of AMPAM or any other Restricted Subsidiary.

However, the following encumbrances or restrictions are allowed:

     - those existing under or by reason of applicable law or any applicable rule, regulation or order;

     - customary nonassignment provisions of any contract or any lease governing a leasehold interest of AMPAM or any Restricted Subsidiary;

     - customary restrictions on transfers of property subject to a Lien permitted under the indenture (including purchase money Liens permitted under the indenture);

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     - any agreement or other instrument of a person acquired by AMPAM or any
       Restricted Subsidiary in existence at the time of the acquisition (but not created in contemplation of such an acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

     - an agreement entered into for the sale or disposition of capital stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as the encumbrance or restriction, by its terms, terminates on the earlier of the termination of the agreement or the consummation of the agreement and so long as the restriction applies only to the capital stock or assets to be sold);

     - any agreement in effect on the Issue Date (including, without limitation, the credit facility);

     - those existing under or by reason of the indenture and the guarantees;
       and

     - any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any agreement of this type are not materially less favorable to the holders of the notes with respect to these encumbrances or restrictions than those under the agreement amended, extended, refinanced, renewed or replaced.

     LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. AMPAM may designate after the Issue Date any Restricted Subsidiary as an "Unrestricted Subsidiary" under the indenture (a "Designation") only if:

     - no default shall have occurred and be continuing at the time of or after giving effect to a Designation;

     - AMPAM would be permitted to make an Investment (other than a Permitted Investment covered by clause (x) of that definition) at the time of the Designation pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the fair market value of AMPAM's interest in the Subsidiary on that date; and

     - AMPAM would be permitted under the indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness" at the time of the Designation (assuming the effectiveness of the Designation).

     In the event of any Designation of this type, AMPAM shall be regarded as having made an Investment constituting a Restricted Payment under the covenant "-- Limitation on Restricted Payments" for all purposes of the indenture in the Designation Amount.

     AMPAM shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

     - provide credit support for or subject any of its property or assets (other than the capital stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary;

     - be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

     - be directly or indirectly liable for any Indebtedness which provides that the holder of that Indebtedness may (upon notice, lapse of time or both) declare a default thereon or cause payment to be accelerated or payable prior to its final Stated Maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

          The Designation of any Subsidiary as an Unrestricted Subsidiary shall automatically include the Designation of all Subsidiaries of that Subsidiary as Unrestricted Subsidiaries.

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     AMPAM may revoke any Designation of a Subsidiary as an Unrestricted
Subsidiary (a "Revocation") if:

     - no default shall have occurred and be continuing at the time of and after giving effect to the Revocation; and

     - all Liens and Indebtedness of the Unrestricted Subsidiary outstanding immediately following the Revocation would, if incurred at that time, have been permitted to be incurred under the indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of AMPAM delivered to the trustee certifying compliance with the foregoing provisions.

     LIMITATION ON THE ISSUANCE OF SUBORDINATED INDEBTEDNESS. AMPAM will not, and will not permit any guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is expressly subordinate or junior in right of payment to any other Indebtedness of AMPAM or that guarantor and senior in right of payment to the notes or the guarantee of that guarantor, as the case may be.

     ADDITIONAL SUBSIDIARY GUARANTEES. If AMPAM or any of its Restricted Subsidiaries acquires, creates or designates another Restricted Subsidiary organized under the laws of the United States or any of its possessions or territories, any State of the United States or the District of Columbia, then this newly acquired, created or designated Restricted Subsidiary shall, within 30 days after the date of its acquisition, creation or designation, whichever is later, execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee through which that Subsidiary shall unconditionally guarantee (on a senior subordinated basis) all of AMPAM's obligations under the notes and the indenture on the terms set forth in the indenture; provided, however, that this Restricted Subsidiary shall not be obligated to become a guarantor in the manner set forth above if this Restricted Subsidiary is not, either individually or when considered in the aggregate with all other Restricted Subsidiaries that are not guarantors, a Significant Subsidiary. Thereafter, this Restricted Subsidiary shall be a guarantor for all purposes of the indenture. Any Restricted Subsidiary that is not a guarantor shall become a guarantor in the manner provided above within 30 days of that time as it becomes, either individually or when considered in the aggregate with all other Restricted Subsidiaries that are not guarantors, a Significant Subsidiary. AMPAM at its option may also cause any other Restricted Subsidiary to so become a guarantor.

     REPORTING REQUIREMENTS. For so long as the notes are outstanding, whether or not AMPAM is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provisions, AMPAM shall file with the SEC the annual reports, quarterly reports and other documents which AMPAM would have been required to file with the SEC under Section 13(a) or 15(d) or any successor provisions if AMPAM were so subject, these documents to be filed with the SEC on or prior to the respective dates by which AMPAM would have been required so to file these documents if AMPAM were so subject. AMPAM shall also in any event within 15 days after each required filing date file with the trustee, copies of the annual reports, quarterly reports and other documents which AMPAM would be required to file with the SEC if the notes were then registered under the Exchange Act and to make this information available to holders of notes upon request. In addition, if AMPAM is not subject to the reporting requirements of the Exchange Act, for so long as any notes remain outstanding, AMPAM will furnish to the holders of notes and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     AMPAM will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any person or persons, and AMPAM will not permit any of its Restricted Subsidiaries to enter into any transaction of this type or series of transactions if that transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or

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substantially all of the properties and assets of AMPAM and its Restricted
Subsidiaries, on a consolidated basis, to any other person or persons, unless:

     - either (1) if the transaction or series of transactions is a merger or consolidation, AMPAM or the Restricted Subsidiary, as the case may be, shall be the surviving person of the merger or consolidation, or (2) the person formed by the consolidation or into which AMPAM or the Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of AMPAM or the Restricted Subsidiary, as the case may be, are disposed of shall be a corporation organized and existing under the laws of the United States of America, any state or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of AMPAM under the notes, the indenture and the registration rights agreement, and in each case, the indenture shall remain in full force and effect;

     - immediately after giving effect to the transaction or series of transactions on a pro forma basis, no default or event of default shall have occurred and be continuing; and

     - except in the case of any merger of AMPAM with any Restricted Subsidiary or any merger of guarantors, AMPAM or the surviving entity, as the case may be, after giving effect to the transaction or series of transactions on a pro forma basis on the assumption that the transaction or transactions had occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of the transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in the pro forma calculation, could incur $1.00 of additional Indebtedness in accordance with the "Limitation on Indebtedness" covenant described above.

     Upon any consolidation, merger or any sale, assignment, conveyance, transfer, lease or other disposition in accordance with the immediately preceding paragraphs, the successor person formed by the consolidation or into which AMPAM or a Restricted Subsidiary, as the case may be, is merged or the successor person to which the sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of AMPAM under the notes, the indenture and/or the registration rights agreement, as the case may be, with the same effect as if the successor had been named as AMPAM in the notes, the indenture and/or the registration rights agreement, as the case may be, and, except in the case of a lease, AMPAM or the Restricted Subsidiary shall be released and discharged from its obligations under the notes and the indenture.

     For all purposes of the indenture and the notes (including, without limitation, the provision of this covenant and the covenants described in "-- Material Covenants -- Limitation on Indebtedness," "-- Limitation on Restricted Payments," and "-- Limitation on Liens"), Subsidiaries of any surviving person shall, upon the transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries under and in accordance with "-- Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of AMPAM and the Restricted Subsidiaries in existence immediately after the transaction or series of related transactions will be considered to have been incurred upon the transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "events of default" under the indenture:

        (1) default in the payment of the principal of or premium, if any, when due and payable, on any of the notes (at Stated Maturity, upon optional redemption, required purchase or otherwise) (whether or not prohibited by the subordination provisions of the indenture); or

        (2) default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days (whether or not prohibited by the subordination provisions of the indenture); or

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        (3) default in the performance or breach of any covenant or agreement of
        AMPAM under the indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clause (1), (2) or (4)) and this default or breach shall continue for a period of 30 days after written notice has been given, by certified mail,

        - to AMPAM by the trustee or

        - to AMPAM and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

        (4) failure by AMPAM to comply with the provisions described under the captions "Consolidation, Merger and Sale of Assets, Etc.," "-- Material Covenants -- Disposition of Proceeds of Asset Sales" or "Change of Control"; or

        (5) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which AMPAM or any Restricted Subsidiary then has outstanding Indebtedness in excess of $10 million, individually or in the aggregate, and

        - the default or defaults include a failure to make a payment of principal,

        - the Indebtedness is already due and payable in full or

        - the default or defaults have resulted in the acceleration of the maturity of this Indebtedness;

        provided, that if any default described above is cured or waived or any acceleration rescinded, or the Indebtedness is repaid, within a period of 10 days from the continuation of the default beyond the applicable grace period or the occurrence of the acceleration, as the case may be, the event of default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as the rescission does not conflict with any judgment or decree; or

        (6) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $10 million, either individually or in the aggregate (net of applicable insurance coverage which is acknowledged in writing by the insurer or which has been determined to be applicable by a final nonappealable determination by a court of competent jurisdiction), shall be entered against AMPAM or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of this judgment, order or decree shall not be in effect; or

        (7) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law or (B) adjudging AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that taken together, would constitute a Significant Subsidiary, under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any decree or order unstayed and in effect for a period of 60 consecutive days; or

        (8) the institution by AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of a voluntary case or

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        proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to the entry of a decree or order for relief in respect of AMPAM or a Significant Subsidiary or group of Restricted Subsidiaries in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against AMPAM or a Significant Subsidiary or group of Restricted Subsidiaries, or the filing by AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any petition of this type or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by AMPAM or any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in furtherance of any action of this type; or

        (9) any of the Guarantees of any Significant Subsidiary or one or more Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary ceases to be in full force and effect or any of these Guarantees is declared to be null and void and unenforceable or any of these Guarantees is found to be invalid or any guarantors denies its liability under its Guarantee, other than by reason of release of the guarantor in accordance with the terms of the indenture.

     If an event of default (other than those covered by clause (7) or (8) above) shall occur and be continuing, the trustee, by notice to AMPAM, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the trustee and AMPAM, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately on which declaration, all amounts payable in respect of the notes shall be due and payable. If an event of default specified in clause (7) or (8) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

     After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to AMPAM and the trustee, may rescind the declaration if:

     - AMPAM or any guarantor has paid or deposited with the trustee a sum sufficient to pay

        (a) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

        (b) all overdue interest on all notes,

        (c) the principal of and premium, if any, on any notes which have become due otherwise than by the declaration of acceleration and interest thereon at the rate borne by the notes, and

        (d) to the extent that payment of interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by a declaration of acceleration;

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     - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

     - all events of default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by a declaration of acceleration, have been cured or waived.

     No holder of any of the notes will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding of this type as trustee under the notes and the indenture, the trustee has failed to institute a proceeding of this type within 45 days after receipt of notice and the trustee, within the 45-day period, has not received directions inconsistent with the written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations will not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on the note on or after the respective due dates expressed in the note.

     During the existence of an event of default, the trustee will be required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise of these rights as a prudent person would exercise under the circumstances in the conduct of that person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee under the indenture will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holder unless the holders shall have offered to the trustee reasonable security or indemnity. Subject to provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

     If a default or an event of default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder of the notes notice of the default or event of default within 30 days after obtaining knowledge of the default or event of default. Except in the case of a default or an event of default in payment of principal of premium, if any, or interest on any notes, the trustee may withhold the notice to the holders of these notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Noteholders.

     AMPAM must furnish to the trustee annual and quarterly statements as to the performance by AMPAM of its obligations under the indenture and as to any default in this performance. AMPAM also will be required to notify the trustee within five business days of any event which is, or after notice or lapse of time or both would become, an event of default.

NO LIABILITY FOR CERTAIN PERSONS

     No director, officer, employee or stockholder of AMPAM, nor any director, officer or employee of any guarantor, as such, will have any liability for any obligations of AMPAM or any guarantor under the notes, the guarantees or the indenture based on, in respect of, or by reason of the obligations described or their creation. Each holder by accepting a Note waives and releases all liability of this type. The foregoing waiver and release are an integral part of the consideration or the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     AMPAM may, at its option and at any time, terminate the obligations of AMPAM and the guarantors with respect to the outstanding notes ("Legal Defeasance") to the extent set forth below. Such

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Legal Defeasance means that AMPAM shall be considered to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

     - the rights of holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on these notes when payments are due;

     - AMPAM's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

     - the rights, powers, trusts, duties and immunities of the trustee; and

     - the Legal Defeasance provisions of the indenture. In addition, AMPAM may, at its option and at any time, elect to terminate the obligations of AMPAM and the guarantors with respect to covenants in the indenture, some of which are described under "-- Material Covenants" above, and any subsequent failure to comply with these obligations shall not constitute a default or an event of default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     - AMPAM or any guarantor must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or any combination, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity (except lost, stolen or destroyed notes which have been replaced or paid);

     - AMPAM shall have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of this Legal Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if this Legal Defeasance or Covenant Defeasance had not occurred (in the case of Legal Defeasance, this opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

     - no default or event of default shall have occurred and be continuing on the date of this deposit (other than a default or event of default relating to the borrowing of funds to be applied to this deposit);

     - the Legal Defeasance or Covenant Defeasance shall not cause the trustee to have a conflicting interest with respect to any securities of AMPAM;

     - the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any agreement or instrument to which AMPAM is a party or by which it is bound;

     - AMPAM shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     - AMPAM shall have delivered to the trustee an officers' certificate stating that the deposit was not made by AMPAM with the intent of preferring the holders of the notes over the other creditors of AMPAM with the intent of hindering, delaying or defrauding creditors of AMPAM or others;

     - no event or condition shall exist that would prevent AMPAM from making payments of the principal of, premium, if any, and interest on the notes on the date of the deposit or at any time ending on the 91st day after the date of the deposit; and

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     - AMPAM shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture to either Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

     AMPAM may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:

     - either

           (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by AMPAM and thereafter repaid to AMPAM or discharged from the trust) have been delivered to the trustee for cancellation or

           (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the serving of notice of redemption by the trustee in the name, and at the expense, of AMPAM, and AMPAM or any guarantor has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit or to the Stated Maturity or date for redemption, as the case may be, together with irrevocable instructions from AMPAM directing the trustee to apply these funds to the payment of the notes at Stated Maturity or redemption, as the case may be;

     - AMPAM or the guarantors have paid all other sums payable under the indenture by AMPAM or the guarantors; and

     - AMPAM has delivered to the trustee an officers' certificate and an opinion of counsel which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, AMPAM and the guarantors, when authorized by a resolution of its Board of Directors, and the trustee may, without the consent of the holders of any outstanding notes, amend or modify the indenture or the notes for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act, to provide for the assumption of AMPAM's or any guarantor's obligations in the case of a merger or consolidation or sale of all or substantially all of AMPAM's assets, or to make any change that would provide any additional rights or benefits to the holders of the notes, in each case, as long as any change of this type does not adversely affect the rights of any holder of notes. Other amendments and modifications of the indenture or the notes may be made by AMPAM, the guarantors and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no modification of this type or amendment may, without the consent of the holder of each outstanding Note affected thereby:

     - change the Stated Maturity of the principal of, or any installment of interest on, any Note or alter the redemption provisions of the notes;

     - reduce the principal amount of (or the premium, if any, on), or interest on, any notes;

     - change the currency in which any notes or any premium or the interest thereon is payable;

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     - reduce the above-stated percentage in principal amount of outstanding notes that must consent to an amendment or modification of the indenture or the notes;

     - impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the guarantees;

     - reduce the percentage in aggregate principal amount of outstanding notes necessary to waive compliance with provisions of the indenture or to waive various defaults under the indenture;

     - amend or modify the obligation of AMPAM to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate the Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

     - release any guarantor from its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

     - modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any guarantee in a manner which adversely affects the Noteholders.

     The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive (1) compliance by AMPAM with restrictive provisions of the indenture and (2) any past defaults under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee thereunder will perform only those duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will exercise the rights and powers vested in the trustee under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of a person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of AMPAM, to obtain payment of claims in cases or to realize on property received by it in respect of any claims of the type previously described, as security or otherwise. The trustee may engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate this conflict or resign.

     State Street Bank and Trust Company, is the trustee under the indenture.

GOVERNING LAW

     The indenture and the notes are governed by the laws of the State of New York.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from that person or (b) existing at the time this person becomes or is merged into a Subsidiary of any other person.

     "Acquisition Agreements" means, collectively, the acquisition agreements dated February 11, 1999 between AMPAM and each of the stockholders of the founding companies through which AMPAM acquired the founding companies.

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     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of this person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a person shall be considered to be control.

     "Asset Acquisition" means (a) an Investment by AMPAM or any Restricted Subsidiary in any other person through which this person shall become a Restricted Subsidiary, or shall be merged with or into AMPAM or any Restricted Subsidiary, or (b) the acquisition by AMPAM or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of this person, any division or line of business of this person or, other than in the ordinary course of business, any other properties or assets of this person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by AMPAM or any Restricted Subsidiary to any person other than AMPAM or a Restricted Subsidiary, of:

     - any capital stock of any Restricted Subsidiary;

     - all or substantially all of the properties and assets of any division or line of business of AMPAM or any Restricted Subsidiary; or

     - any other properties or assets of AMPAM or any Restricted Subsidiary outside of the ordinary course of business, other than sales of obsolete, damaged or used equipment or other equipment or inventory sales in the ordinary course of business, sales of assets in one or a series of related transactions for an aggregate consideration of less than $2.0 million and sales of accounts receivable for financing purposes.

For the purposes of this definition the term "Asset Sale" shall not include:

     - any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets, Etc."; or

     - a Restricted Payment that is permitted by the covenant described under "-- Material Covenants -- Limitation on Restricted Payments", or the trade or exchange by AMPAM or any Restricted Subsidiary of any property or assets owned or held by AMPAM or the Restricted Subsidiary for any property or assets owned or held by another person, provided that the fair market value of the properties traded or exchanged by AMPAM or the Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by AMPAM or the Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents) to be received by AMPAM or the Restricted Subsidiary, and provided further that any cash or Cash Equivalents of this type shall be considered to constitute Net Cash Proceeds of an Asset Sale for purposes of the covenant described under "Material
       Covenants -- Disposition of Proceeds of Asset Sales."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction including any period for which the lease has been extended or may, at the option of lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in this transaction, determined in accordance with GAAP.

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     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing: the sum of the products of

        (a) the number of years (and any portion of years) from the date of the determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of this Indebtedness, and

        (b) the amount of each principal payment

by the sum of all principal payments.

     "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee of the board.

     "capital stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents of this person's capital stock or equity participations, and any rights, warrants or options exchangeable for or convertible into capital stock and including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, partnerships, limited liability companies or business trusts of this type.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of an obligation at any date shall be the capitalized amount of this lease at that date, determined in accordance with GAAP.

     "Cash Equivalents" means, at any time,

        (a) any evidence of Indebtedness, maturing not more than two years after that time, issued or guaranteed by the United States Government or any of its agencies (provided that the full faith and credit of the United States of America is pledged in support of this Indebtedness);

        (b) commercial paper, maturing not more than 270 days from the date of issue, rated at least A-2 by Standard & Poor's Ratings Group or P-2 by Moody's Investors Service, Inc.;

        (c) any certificate of deposit or bankers acceptance, maturing not more than one year after that time, or overnight Federal Funds transactions that are issued or sold by a banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million;

        (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the specifications of clause (c) above; and

        (e) investments in funds investing primarily in investments of the types described in clauses (a) through (d) above.

     "Change of Control" means the occurrence of any of the following events:

     - any "Person" or "group" (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be considered to have "beneficial ownership" of all securities that the person has the right to acquire, whether this right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of AMPAM;

     - AMPAM consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any

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       person consolidates with, or merges with or into, AMPAM in any event through a transaction in which the outstanding Voting Stock of AMPAM is converted into or exchanged for cash, securities or other property, other than any transaction where:

        - the outstanding Voting Stock of AMPAM is converted into or exchanged for Voting Stock (other than Redeemable capital stock) of the surviving or transferee corporation; and

        - immediately after the transaction no "person" or "group" (as these terms are used in Sections 13 (d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be considered to have "beneficial ownership" of any securities that this person has the right to acquire, whether this right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

     - during any consecutive two-year period, individuals who at the beginning of this period constituted the Board of Directors of AMPAM (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of AMPAM was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of this period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of AMPAM then in office; or

     - AMPAM is liquidated or dissolved or adopts a plan of liquidation.

     "common stock" means the common stock of AMPAM, par value $0.01 per share.

     "Consolidated Cash Flow Available for Fixed Charges" as of any date of determination means, with respect to any person for any period, the Consolidated Net Income of a person for a period plus, to the extent deducted from Consolidated Net Income during this period, the sum of, without duplication, the amounts for this period, taken as a single accounting period, of (a) Consolidated Non-cash Charges, (b) Consolidated Interest Expense and (c) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses) less all cash payments during this period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in any prior period.

     "Consolidated Fixed Charge Coverage Ratio" as of any date of determination means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of this person for the four full fiscal quarters, treated as one period, for which financial information in respect of which is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (this four full fiscal quarter period referred to as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of this person for this Four Quarter Period. For purposes of making the computation referred to above, Consolidated Cash Flow Average for Fixed Charges and Consolidated Fixed Charges shall be calculated giving pro forma effect (in a manner consistent with Rule 11-02 of Regulation S-X to the following events (without duplication):

     - any Asset Sale or Asset Acquisition occurring since the first day of the Four Quarter Period (including to the date of calculation) as if the acquisition or disposition occurred at the beginning of the Four Quarter Period (including giving effect to (A) the amount of any reduction in expenses related to any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any Asset Sale or Asset Acquisition to the extent the costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce these costs) prior to the date of this calculation and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the entity involved in any Asset Sale or Asset Acquisition of this type);

     - the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to
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       refinance other indebtedness, as if the Indebtedness were incurred at the beginning of the Four Quarter Period;

     - the incurrence, repayment or retirement of any other Indebtedness by AMPAM and its Restricted Subsidiaries since the first day of the Four Quarter Period and prior to the date of making this calculation as if the Indebtedness or obligations were incurred, prepaid or retired at the beginning of the Four Quarter Period (except that in making this computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of the Indebtedness during the Four Quarter Period); and

     - elimination of Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, but, with respect to Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of the referent person or any of its Restricted Subsidiaries following the Transaction Date.

In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio,

     - interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be considered to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date; and

     - if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be considered to have been in effect during the Four Quarter Period. If this person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above provisions shall give effect to the incurrence of this guaranteed Indebtedness as if the person or the Subsidiary had directly incurred or otherwise assumed this guaranteed Indebtedness.

     "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for this period of:

     - Consolidated Interest Expense; and

     - the product of (a) the aggregate amount of dividends and other distributions paid, accrued or scheduled to be paid during this period in respect of Redeemable capital stock or Preferred Stock of that person and its Restricted Subsidiaries on a consolidated basis (other than dividends or distributions paid solely in shares of capital stock (other than Redeemable capital stock)) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of the person, expressed as a decimal.

     "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of this person and its Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of:

     - the interest expense of a person and its Restricted Subsidiaries for a period as determined on a consolidated basis in accordance with GAAP, including, without limitation;

        (a) an amortization of debt discount, capitalized debt issuance costs and original issue discount,

        (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

        (c) the interest portion of any deferred payment obligation;
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        (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities;

        (e) all accrued interest; and

        (f) imputed interest with respect to Attributable Debt; and

     - the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by this person and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of that person and its Restricted Subsidiaries for the period as determined in accordance with GAAP, adjusted, to the extent included in calculating the net income, by excluding, without duplication:

     - all items classified as extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto) on an after-tax basis;

     - net income (or loss) of any person combined with the person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination;

     - gains or losses in respect of any Asset Sales by the person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

     - the net income of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     - any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

     - the net income of any person, other than a Restricted Subsidiary of the referent person, except to the extent of cash dividends or distributions paid to the referent person or to a Restricted Subsidiary of the referent person by the person;

     - any restoration to income of any contingency reserve in excess of $100,000 in the aggregate for any one fiscal quarter, except to the extent that provision for this reserve was made out of Consolidated Net Income accrued at any time following the Issue Date and reflected on the financial statements of the person;

     - in the case of a successor to the referent person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to the consolidation, merger or transfer of assets; and

     - one-time non-cash charges reducing net income resulting from stock issued to management of AMPAM in connection with AMPAM's organization.

     "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges of that person and its Restricted Subsidiaries to the extent that reducing Consolidated Net Income of that person and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP excluding non-cash charges (other than any non-cash charge reflected on the financial statements of that person on the Issue Date) which require an accrual of or a reserve for cash charges for any future period.

     "credit facility" means the Credit Agreement dated as of March 31, 1999 among AMPAM, the First National Bank of Chicago, as Agent, LC Issuer and lender, Credit Lyonnais, New York Branch, as Documentation Agent, and the Lenders named in the agreement, including any notes, guarantees,

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collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement of it), modified, extended, renewed, refunded, substituted or replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of AMPAM as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under the agreement or any successor or replacement agreement and whether by the same or any other agents, creditor, lender or group of creditors or lenders.

     "default" means any event that is, or after notice or passage of time or both would be, an event of default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the credit facility and (ii) any other Senior Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by AMPAM in the instrument evidencing the Senior Indebtedness as "Designated Senior Indebtedness."

     "Disinterested Member of the Board of Directors of AMPAM" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of AMPAM other than a member who has any material direct or indirect financial interest in or with respect to that transaction or series of related transactions or is an Affiliate, or an officer, director or an employee of any person (other than AMPAM) who has any direct or indirect financial interest in or with respect to that transaction or series of related transactions (in each case other than an interest arising solely from the beneficial ownership of capital stock of AMPAM).

     "event of default" has the meaning set forth under "-- Events of Default".

     "Exchange Act" means the Securities Exchange Act of 1934.

     "fair market value" means, with respect to any asset, the price (after taking into account any liabilities relating to these assets) which could be negotiated in an arm's length free market transaction between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair market value shall be determined by the Disinterested Members of the Board of Directors of AMPAM in good faith.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by an other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are in effect from time to time.

     "guarantee" means, as applied to any obligation:

     - a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of the obligation; and

     - an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of this obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" of a guarantor means the principal of, premium, if any, and interest on any Indebtedness of this guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or under which the same is outstanding expressly provides that the Indebtedness shall not be senior in right of payment to the guarantor's guarantee. Without limiting the generality of the foregoing, (x) "Guarantor Senior Indebtedness" shall include all monetary obligations of every nature under the credit facility, including the principal of, premium, if any, and interest on all obligations of every

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nature of the guarantor from time to time owed to the lenders under the credit facility, including, without limitation, principal of and interest on, reimbursement obligations under letters of credit and all fees, indemnities and expenses payable under, the credit facility, and (y) in the case of amounts owing under the credit facility and Guarantees of Designated Senior Indebtedness, "Guarantor Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of an event of default specified in clause
(7) or (8) under "-- Events of Default" relating to the guarantor, whether or not the claim for the interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include:

     - Indebtedness evidenced by the notes or the guarantees;

     - Indebtedness that is expressly subordinate or Junior in right of payment to any other Indebtedness of the guarantor;

     - Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is by its terms without recourse to the guarantor;

     - Indebtedness which is represented by Redeemable capital stock;

     - to the extent it constitutes Indebtedness, any liability for federal, state, local or other taxes owed or owing by the guarantor;

     - Indebtedness of the guarantor to AMPAM or a Subsidiary of AMPAM or any other Affiliate of AMPAM or any of the Affiliate's Subsidiaries;

     - that portion of any Indebtedness which is incurred by the guarantor in violation of the indenture; and

     - trade payables.

     "Indebtedness" means, with respect to any person, without duplication:

     - all liabilities of a person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of a person in connection with any letters of credit, bankers' acceptance or other similar credit transaction, if, and to the extent, any of the foregoing would appear as a liability on a balance sheet of a person prepared in accordance with GAAP;

     - all obligations of a person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability on a balance sheet of a person prepared in accordance with GAAP;

     - all indebtedness of a person created or arising under any conditional sale or other title retention agreement with respect to property acquired by a person (even if the rights and remedies of the seller or lender under an agreement in the event of a default are limited to repossession or sale of property), but excluding consignments and trade accounts payable arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

     - all Capitalized Lease Obligations of a person;

     - all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by a person, even though that person has not assumed or become liable for the payment of the Indebtedness (the amount of this obligation being considered to be the lesser of the fair market value of that property or asset or the amount of the obligation so secured);

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     - all guarantees of Indebtedness referred to in this definition by a person;

     - all Redeemable capital stock of a person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

     - all Interest Rate Protection Obligations of a person; and

     - all Attributable Debt in respect of sale and leaseback transactions of a person;

provided, that the term "Indebtedness" shall not include:

     - Indebtedness arising from agreements of AMPAM or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of this business, assets or Subsidiary for the purpose of financing this acquisition; or

     - obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

     For purposes hereof, the "maximum fixed repurchase price" of any Redeemable capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of this Redeemable capital stock as if this Redeemable capital stock were purchased on any date on which Indebtedness shall be required to be determined under the indenture, and if the price is based upon, or measured by, the fair market value of the Redeemable capital stock, the fair market value shall be approved in good faith by the board of directors of the issuer of the Redeemable capital stock; provided, however, that if the Redeemable capital stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of the Redeemable capital stock. In the case of Indebtedness issued with original issue discount, the amount of the Indebtedness shall be the accreted value of the Indebtedness as of that date.

     "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly a person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by a person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage a person's exposure to fluctuations in interest rates.

     "Interest Rate Protection Obligations" means the net obligations of any person under any Interest Rate Protection Agreements.

     "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by a person of any capital stock bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person; provided, however, that the term "Investment" shall not include:

     - extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; and

     - Interest Rate Protection Obligations entered into in the ordinary course of business.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or other encumbrance upon or with respect to any property of any kind. A person shall be considered to own subject to a Lien any property which that person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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     "Maturity Date" means October 15, 2008.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of the sale received by AMPAM or any Restricted Subsidiary in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that these obligations are financed or sold with recourse to AMPAM or any Restricted Subsidiary) net of:

     - brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to this Asset Sale;

     - provisions for all taxes payable as a result of this Asset Sale;

     - amounts required to be paid to an person (other than AMPAM or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale;

     - payments made to permanently retire Indebtedness where payment of this Indebtedness is secured by the assets or properties the subject of this Asset Sale; and

     - appropriate amounts to be provided by AMPAM or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with this Asset Sale and retained by AMPAM or any Restricted Subsidiary, as the case may be, after this Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with this Asset Sale;

provided, that any amounts remaining after adjustments, revaluations or liquidations of reserves shall constitute Net Cash Proceeds.

     "Pari Passu Indebtedness" means any Indebtedness of AMPAM that is pari passu in right of payment to the notes.

     "Permitted Indebtedness" means, without duplication:

        (a) Indebtedness of AMPAM and the guarantors evidenced by the notes issued on the date of the Indenture, the Exchange notes and the guarantees;

        (b) Indebtedness of AMPAM and any guarantor under the credit facility in an aggregate principal amount at any one time outstanding not to exceed $125 million, less any amounts permanently repaid in accordance with the covenant described under "-- Material Covenants -- Disposition of Proceeds of Asset Sales";

        (c) Indebtedness of AMPAM or any guarantor outstanding on the Issue
        Date;

        (d) Indebtedness of AMPAM or any Restricted Subsidiary incurred in respect of bankers' acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of AMPAM or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), in an aggregate amount not to exceed $5.0 million at any time, but excluding letters of credit issued in respect of or to secure money borrowed;

        (e) (1) Interest Rate Protection Obligations of AMPAM or a guarantor covering Indebtedness of AMPAM or a guarantor and (2) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness or Acquired Indebtedness of the Restricted Subsidiary; provided, however, that, in the case of either clause (1) or (2), (x) any Indebtedness to which any Interest Rate Protection Obligations correspond bears interest at fluctuating interest rates and is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant and (y) the notional principal amount of any Interest Rate Protection Obligations that exceeds
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        105% of the principal amount of the Indebtedness to which Interest Rate
        Protection Obligations relate shall not constitute Permitted
        Indebtedness;

        (f) Indebtedness of a Restricted Subsidiary owed to and held by AMPAM or another Restricted Subsidiary, except that:

        - any transfer of Indebtedness by AMPAM or a Restricted Subsidiary (other than to AMPAM or another Restricted Subsidiary);

        - the sale, transfer or other disposition by AMPAM or any Restricted Subsidiary of capital stock of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary so that it shall no longer be a Restricted Subsidiary; and

        - the Designation of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary as an Unrestricted Subsidiary shall, in each case, be an incurrence of Indebtedness by a Restricted Subsidiary subject to the other provisions of the indenture;

        (g) Indebtedness of AMPAM owed to and held by a Restricted Subsidiary which is unsecured and expressly subordinated in right of payment to the payment and performance of the obligations of AMPAM under the indenture and the notes, except that:

        - any transfer of Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary);

        - the sale, transfer or other disposition by AMPAM or any Restricted Subsidiary of capital stock of a Restricted Subsidiary which is owed Indebtedness of AMPAM so that it shall no longer be a Restricted Subsidiary; and

        - the Designation of a Restricted Subsidiary which is owed Indebtedness of AMPAM shall, in each case, be an incurrence of Indebtedness by AMPAM, subject to the other provisions of the indenture;

        (h) Indebtedness of AMPAM or any guarantor represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of AMPAM or a guarantor, in an aggregate principal amount not to exceed $15 million at any time outstanding;

        (i) Subordinated Indebtedness of AMPAM, in an aggregate principal amount not to exceed $10 million at any time outstanding, that is convertible into common stock and issued in connection with an Asset Acquisition of a business engaged in the plumbing and mechanical contracting and maintenance services businesses and any other businesses reasonably related thereto;

        (j) Indebtedness of AMPAM, in addition to that described in clauses (a) through (i) of this definition, in an aggregate principal amount not to exceed $15 million at any time outstanding;

        (k) (1) Indebtedness of AMPAM, the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of AMPAM or any of the guarantors incurred under the Consolidated Fixed Charge Coverage Ratio test of the proviso of the "Limitation on Indebtedness" covenant or clause (a) or (c) of this definition and (2) Indebtedness of any guarantor the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of this guarantor incurred under the Consolidated Fixed Charge Coverage Ratio test of the proviso of the "Limitation on Indebtedness" covenant or clause (c) or (k) of this definition; provided, that (x) the principal amount of Indebtedness incurred under this clause (k) (or if the Indebtedness provides for an amount less than the principal amount of this Indebtedness to be due and payable upon a declaration of acceleration of maturity of this Indebtedness, the original issue price of this Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced,
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        plus the amount of any premiums and fees required to be paid in connection with this refinancing under the terms of this Indebtedness, and (y) any Indebtedness incurred under this clause (k) (A) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes and (B) is subordinated to the notes or the guarantees, as the case may be, at least to the same extent that the Indebtedness being refinanced is subordinated to the notes or the guarantees, as the case may be;

        (l) Indebtedness of any Restricted Subsidiary that constitutes Acquired Indebtedness not incurred in contemplation of the acquisition of a Restricted Subsidiary; provided, however, that this Indebtedness is repaid within 90 days following the consummation of the Asset Acquisition in which AMPAM acquired this Restricted Subsidiary; and

        (m) guarantees by AMPAM or guarantees by a guarantor of Indebtedness that was permitted to be incurred under the indenture.

     For purposes of determining compliance with the "Limitation on Indebtedness" covenant, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses of the preceding paragraph, or is entitled to be incurred under the proviso of the "Limitation on Indebtedness" covenant, AMPAM, in its sole discretion, shall classify the item of Indebtedness and only be required to include the amount and type of this Indebtedness in one clause of this type and (B) the amount of Indebtedness issued at a price that is either less or greater than the principal amount of the Indebtedness shall be equal to the amount of the liability in respect of the Indebtedness determined in conformity with GAAP.

     "Permitted Investments" means any of the following:

     - Investments in AMPAM or in a Restricted Subsidiary;

     - Investments in another person, if as a result of the Investment (A) the other person becomes a Restricted Subsidiary or (B) the other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to AMPAM or a Restricted Subsidiary;

     - Investments representing capital stock or obligations issued to AMPAM or any of its Restricted Subsidiaries in settlement of debts created in the ordinary course of business or claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of AMPAM or the Restricted Subsidiary or in satisfaction of judgments;

     - Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by AMPAM or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of AMPAM or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;

     - Investments in the notes;

     - Investments in Cash Equivalents;

     - Investments acquired by AMPAM or any Restricted Subsidiary in connection with an Asset Sale permitted under "-- Material Covenants -- Disposition of Proceeds of Asset Sales" to the extent these Investments are non-cash proceeds as permitted under the covenant;

     - any Investment to the extent that the consideration therefor is capital stock (other than Redeemable capital stock) of AMPAM;

     - any loans or other advances made under any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements (including for the purchase of capital stock by these employees), in each case as approved by the Board of Directors of AMPAM in its good faith judgment, not to exceed $1 million at any one time outstanding; and

     - other Investments not to exceed $2 million at any time outstanding.

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     "Permitted Junior Securities" means capital stock of AMPAM or debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to at least the same extent as the notes are subordinated to Senior Indebtedness.

     "Permitted Liens" means the following types of Liens:

        (a) any Lien existing as of the date of the indenture;

        (b) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of the Indebtedness by AMPAM or any Restricted Subsidiary, if this Lien does not attach to any property or assets of AMPAM or any Restricted Subsidiary other than the property or assets subject to the Lien prior to this incurrence;

        (c) Liens in favor of AMPAM or a guarantor;

        (d) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of this Unrestricted Subsidiary;

        (e) Liens for taxes, assessments or governmental charges or claims, to the extent any changes or claims of this type constitute Indebtedness, either (1) not delinquent or (2) contested in good faith by appropriate proceedings and as to which AMPAM or its Restricted Subsidiaries shall have set aside on its books these reserves as may be required under GAAP;

        (f) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, old age pension or public liability obligations;

        (g) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (h) under the definition of "Permitted Indebtedness" covering only the assets acquired with this indebtedness;

        (h) Liens securing Interest Rate Protection Obligations permitted to be entered into under "-- Limitation on Indebtedness";

        (i) judgment and attachment Liens not giving rise to an event of default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

        (j) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of AMPAM or any Subsidiary on deposit with or in possession of this bank; and

        (k) Liens not otherwise permitted by clauses (a) through (j) that are incurred in the ordinary course of business of AMPAM or any Restricted Subsidiary with respect to Indebtedness that does not exceed $5 million at any one time outstanding.

     "person" means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock Company, trust, unincorporated organization or government or any agency or political subdivision of the entities previously described.

     "Preferred Stock," as applied to any person, means capital stock of any class or series (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of this person, over shares of capital stock of any other class or series of this person.

     "Public Equity Offering" means any public sale of common stock of AMPAM in connection with a registration statement filed with the SEC in accordance with the Securities Act (other than any public offerings with respect to AMPAM's common stock registered on Form S-8 or Form S4).

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     "Redeemable capital stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the 91st day after the Maturity Date or is redeemable at the option of the holder of the Redeemable capital stock at any time prior to the 91st day after the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the 91st day after the Maturity Date; provided, however, that (i) capital stock will not constitute Redeemable capital stock solely because the holders of the Redeemable capital stock have the right to require AMPAM to repurchase or redeem this capital stock upon the occurrence of a Change of Control or an Asset Sale and (ii) the common stock of AMPAM will not constitute Redeemable capital stock solely because of the redemption trigger features described under "Certain Transactions--Acquisition of Founding Companies--Common Stock Redemption Rights."

     "Restricted Subsidiary" means any Subsidiary of AMPAM that is not an Unrestricted Subsidiary.

     "Seller Preferred Stock" means the 10% Cumulative Redeemable Convertible Preferred Stock, Series A of AMPAM.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of AMPAM, whether outstanding on the Issue Date or created afterwards, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or in connection with which the same is outstanding expressly provides that this Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, (x) "Senior Indebtedness" shall include all monetary obligations of every nature under the credit facility, including the principal of, premium, if any, and interest on all obligations of every nature of AMPAM from time to time owed to the lenders under the credit facility, including, without limitation, principal of and interest on, reimbursement obligations under letters of credit, and all fees, indemnities and expenses payable under, the credit facility and (y) in the case of Designated Senior Indebtedness, "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any event of default specified in clause (vii) or (viii) under "-- Events of Default" relating to AMPAM, whether or not the claim for this interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of AMPAM,
(c) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is by its terms without recourse to AMPAM, (d) Indebtedness which is represented by Redeemable capital stock, (e) to the extent it constitutes Indebtedness, any liability for federal, state, local or other taxes owed or owing by AMPAM, (f) Indebtedness of AMPAM to a Subsidiary of AMPAM or any other Affiliate of AMPAM or any of this Affiliate's Subsidiaries, (g) that portion of any Indebtedness which is incurred by AMPAM in violation of the indenture and (h) trade payables.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as this Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, when used with respect to any note or any installment of interest on that note, the date specified in this note as the fixed date on which the principal of this note or the installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing that Indebtedness as the fixed date on which the principal of that Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means, with respect to AMPAM, Indebtedness of AMPAM which is expressly subordinated in right of payment to the notes.

     "Subsidiary" means, with respect to any person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by that person, by one or more Subsidiaries of that person or by that person and one or more Subsidiaries of that person and (2) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which that person, one or more of its Subsidiaries of that person or that person and one or more of its Subsidiaries, directly or indirectly, at the date of determination of that person, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees of that person (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Unrestricted Subsidiary" means (1) each Subsidiary of AMPAM designated as a Subsidiary of AMPAM under and in compliance with the covenant described under "-- Material Covenants -- Limitation on Designations of Unrestricted Subsidiaries" and (2) each Subsidiary of any Subsidiary described in clause (1) of this definition.

     "Voting Stock" means any class or classes of capital stock through which the holders of the capital stock have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person.

BOOK-ENTRY; DELIVERY AND FORM

     Notes offered and sold to QIBs in reliance on Rule 144A under the Securities Act will be represented by a single, permanent global note in definitive, fully registered book-entry form (the "Global Security") which will be registered in the name of a nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

     THE GLOBAL SECURITY. AMPAM expects that, under procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Security will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the Global Security directly through DTC if they are Participants in this system, or indirectly through organizations which are Participants in this system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or its nominee will be considered the sole owner or holder of the notes represented by the Global Security for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the Global Security will be able to transfer the interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture. The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in the Global Security to the persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined in this prospectus), the ability of a person having beneficial interests in the Global Security to pledge these interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of the interests, may be affected by the lack of a physical certificate evidencing these interests.

     Payments of the principal of, premium, if any, and interest on the notes represented by the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Security. None of AMPAM, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interest.

     AMPAM expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the notes represented by the Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Security as shown in the records of DTC or its nominee. AMPAM also expects that payments by Participants to owners of beneficial interests in the Global Security held through Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. Such payment will be the responsibility of the Participants.

     DTC has advised AMPAM that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Security are credited and only in respect of the aggregate principal amount as to which the Participant or Participants has or have given direction.

     DTC has advised AMPAM as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and various other organizations. Indirect access to the DTC system is available to others like banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Security among Participants of DTC, is it under no obligation to perform these procedures, and these procedures may be discontinued at any time. Neither AMPAM nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their obligations under the rules and procedures governing their operations.

     CERTIFICATED SECURITIES. Interests in the Global Security will be exchanged for Certificated Securities if DTC notifies AMPAM that it is unwilling or unable to continue as depositary for the Global Security, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by AMPAM within 90 days. Upon the occurrence of any of the events described in the preceding sentence, AMPAM will cause the appropriate Certificated Securities to be delivered.

                              REGISTRATION RIGHTS

     AMPAM has entered into a registration rights agreement with the initial purchasers under which AMPAM and the guarantors have agreed, for the benefit of the holders of the notes, at AMPAM's cost, to use their reasonable best efforts:

     - to file with the SEC the registration statement of which this prospectus is a part related to the exchange offer of the exchange notes within 60 days after the Issue Date;

     - to cause this exchange offer registration statement to be declared effective under the Securities Act within 150 days of the Issue Date;

     - to keep this exchange offer registration statement effective until the closing of the exchange offer; and

     - to cause this exchange offer to be completed within 180 days of the Issue Date.

     Under the registration rights agreement, AMPAM is required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement (subject to "black out" periods) following the exchange offer, in connection with the resale of exchange notes received in exchange for notes acquired by those participating broker-dealers for their own account as a result of market-making or other trading activities.

     The registration rights agreement shall be governed by, and construed under, the laws of the State of New York. If you have further questions about registration rights, you should refer to the registration rights agreement, a copy of which is available upon request to AMPAM. The registration rights agreement is also attached as an exhibit to this registration statement. In addition, the information described above concerning interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own advisors on these matters.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities.

     AMPAM will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by any person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as an admission that it is an "underwriter," within the meaning of the Securities Act.

     AMPAM has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for AMPAM by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements of AMPAM and the founding companies included elsewhere in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act on Form S-4 related to the exchange notes offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement. If you have a question on any contract, agreement or other document filed as an exhibit to the registration statement, please see the exhibits for a more complete description of the matter involved.


     Before filing this registration statement, we have not been subject to the periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission (and within 15 days of the date that is or would be prescribed thereby), for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission (unless the Commission will not accept that filing) (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on forms 10-Q and 10-K if we were required to file forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to the annual information only, a report thereon by our independent auditors and (2) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available, upon request, to any prospective purchaser of the notes and beneficial owner of the notes in connection with the sale of the notes the information required by Rule 144A(d)(4) under the Securities Act. Information may be obtained from us at 1950 Louis Henna Blvd., Round Rock, TX 78664, Attention: Secretary.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES
  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
  Introduction to Unaudited Pro Forma Combined Statements of
     Operations.............................................    F-3
  Unaudited Pro Forma Combined Statement of Operations for
     the year ended December 31, 1998.......................    F-4
  Unaudited Pro Forma Combined Statement of Operations for
     the six months ended June 30, 1999.....................    F-5
  Notes to Unaudited Pro Forma Combined Statements of
     Operations.............................................    F-6
AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES
  CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..................    F-9
  Consolidated Balance Sheets...............................   F-10
  Consolidated Statements of Operations.....................   F-11
  Consolidated Statements of Cash Flows.....................   F-12
  Consolidated Statements of Stockholders' Equity...........   F-13
  Notes to Consolidated Financial Statements................   F-14
AMERICAN PLUMBING & MECHANICAL, INC.
  Report of Independent Public Accountants..................   F-29
  Balance Sheets............................................   F-30
  Statements of Operations..................................   F-31
  Statements of Cash Flows..................................   F-32
  Statements of Stockholders' Equity........................   F-33
  Notes to Financial Statements.............................   F-34
FOUNDING COMPANIES:
CHRISTIANSON ENTERPRISES, INC. AND COMBINED COMPANIES
  Report of Independent Public Accountants..................   F-42
  Combined Balance Sheets...................................   F-43
  Combined Statements of Operations.........................   F-44
  Combined Statements of Cash Flows.........................   F-45
  Combined Statements of Stockholders' Equity...............   F-46
  Notes to Combined Financial Statements....................   F-47
RCR PLUMBING, INC. (dba RCR COMPANIES, INC.)
  Report of Independent Public Accountants..................   F-56
  Balance Sheets............................................   F-57
  Statements of Operations..................................   F-58
  Statements of Cash Flows..................................   F-59
  Statements of Stockholders' Equity........................   F-60
  Notes to Financial Statements.............................   F-61
TEEPE'S RIVER CITY MECHANICAL, INC.
  Report of Independent Public Accountants..................   F-68
  Balance Sheets............................................   F-69
  Statements of Operations..................................   F-70
  Statements of Cash Flows..................................   F-71
  Statements of Stockholders' Equity........................   F-72
  Notes to Financial Statements.............................   F-73

                                                              PAGE
                                                              -----
KEITH RIGGS PLUMBING, INC.
  Report of Independent Public Accountants..................   F-81
  Balance Sheets............................................   F-82
  Statements of Operations..................................   F-83
  Statements of Cash Flows..................................   F-84
  Statements of Stockholders' Equity........................   F-85
  Notes to Financial Statements.............................   F-86
J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY
  Report of Independent Public Accountants..................   F-93
  Combined Balance Sheets...................................   F-94
  Combined Statements of Operations.........................   F-95
  Combined Statements of Cash Flows.........................   F-96
  Combined Statements of Stockholders' Equity...............   F-97
  Notes to Combined Financial Statements....................   F-98
J.A. CROSON COMPANY OF FLORIDA
  Report of Independent Public Accountants..................  F-105
  Balance Sheets............................................  F-106
  Statements of Operations..................................  F-107
  Statements of Cash Flows..................................  F-108
  Statements of Stockholders' Equity........................  F-109
  Notes to Financial Statements.............................  F-110
POWER PLUMBING, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-117
  Consolidated Balance Sheets...............................  F-118
  Consolidated Statements of Operations.....................  F-119
  Consolidated Statements of Cash Flows.....................  F-120
  Consolidated Statements of Stockholders' Equity...........  F-121
  Notes to Consolidated Financial Statements................  F-122
NELSON MECHANICAL CONTRACTORS, INC.
  Report of Independent Public Accountants..................  F-130
  Balance Sheets............................................  F-131
  Statements of Operations..................................  F-132
  Statements of Cash Flows..................................  F-133
  Statements of Stockholders' Equity........................  F-134
  Notes to Financial Statements.............................  F-135
SHERWOOD MECHANICAL, INC.
  Report of Independent Public Accountants..................  F-141
  Balance Sheets............................................  F-142
  Statements of Operations..................................  F-143
  Statements of Cash Flows..................................  F-144
  Statements of Stockholders' Equity........................  F-145
  Notes to Financial Statements.............................  F-146
MILLER MECHANICAL CONTRACTORS, INC. AND SUBSIDIARY
  Report of Independent Public Accountants..................  F-154
  Balance Sheets............................................  F-155
  Statements of Operations..................................  F-156
  Statements of Cash Flows..................................  F-157
  Statement of Stockholders' Equity.........................  F-158
  Notes to Consolidated Financial Statements................  F-159

          AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                             BASIS OF PRESENTATION


     The following unaudited pro forma combined statements of operations give effect to (a) the acquisitions by American Plumbing & Mechanical, Inc. (AMPAM), of the outstanding capital stock of Christianson, RCR, Teepe's, Keith Riggs, Croson Ohio, Croson Florida, Power, Nelson, Sherwood and Miller, and related transactions, and (b) the issuance of the 11 5/8% Senior Subordinated Notes due 2008 and application of the net proceeds therefrom. The acquisitions occurred on April 1, 1999 and have been accounted for using the purchase method of accounting. Christianson has been reflected as the accounting acquiror for financial statement presentation purposes.



     The unaudited pro forma combined statements of operations give effect to the acquisitions and related transactions as if they had occurred on January 1 of the respective period presented.



     These pro forma combined statements of operations should be read in conjunction with the financial statements of each of the Founding Companies included elsewhere herein.


     AMPAM has preliminarily analyzed the savings that it expects to be realized from reductions in salaries, bonuses and certain benefits, including lease payments to the owners. To the extent the owners of the founding companies have contractually agreed to prospective changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, AMPAM cannot fully quantify these savings. Any potential cost savings are expected to be partially offset by costs related to AMPAM's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the pro forma combined financial information of AMPAM.


     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that AMPAM management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what AMPAM's combined results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of AMPAM's combined results of operations for any future period. Since the founding companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this offering memorandum. See also "Risk Factors" included elsewhere herein.

          AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                         KEITH    CROSON    CROSON
                                     CHRISTIANSON     RCR     TEEPE'S    RIGGS     OHIO     FLORIDA    POWER    NELSON    SHERWOOD
                                     ------------   -------   -------   -------   -------   -------   -------   -------   --------
REVENUES...........................    $63,374      $63,293   $50,627   $34,464   $25,234   $28,142   $17,109   $15,058   $13,556
COST OF REVENUES (including
  depreciation)....................     45,704       51,604    44,048    29,965    20,438    20,483    14,371    10,107    11,066
                                       -------      -------   -------   -------   -------   -------   -------   -------   -------
        Gross profit...............     17,670       11,689     6,579     4,499     4,796     7,659     2,738     4,951     2,490
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................     17,078        8,370     4,779     2,943     2,032     2,960     1,268     1,759     2,189
NONCASH COMPENSATION EXPENSE.......
GOODWILL AMORTIZATION..............         --           --        --        --        --        --        --        --        --
                                       -------      -------   -------   -------   -------   -------   -------   -------   -------
        Income from operations.....        592        3,319     1,800     1,556     2,764     4,699     1,470     3,192       301
OTHER INCOME (EXPENSE):
  Interest, net....................        (14)        (270)      (43)      (73)       (9)     (108)       30       (18)      (83)
  Other, net.......................         70          (11)     (177)       97        (7)       --        83       184         3
                                       -------      -------   -------   -------   -------   -------   -------   -------   -------
        Other income (expense),
          net......................         56         (281)     (220)       24       (16)     (108)      113       166       (80)
                                       -------      -------   -------   -------   -------   -------   -------   -------   -------
INCOME BEFORE PROVISION FOR INCOME
  TAXES............................        648        3,038     1,580     1,580     2,748     4,591     1,583     3,358       221
PROVISION FOR INCOME TAXES.........         32           24       666        --        33        --       612        --       207
                                       -------      -------   -------   -------   -------   -------   -------   -------   -------
NET INCOME.........................        616        3,014       914     1,580     2,715     4,591       971     3,358        14
PREFERRED DIVIDENDS................         --           --        --        --        --        --        --        --        --
                                       -------      -------   -------   -------   -------   -------   -------   -------   -------
NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS.....................    $   616      $ 3,014   $   914   $ 1,580   $ 2,715   $ 4,591   $   971   $ 3,358   $    14
                                       =======      =======   =======   =======   =======   =======   =======   =======   =======
PRO FORMA NET INCOME AVAILABLE TO
  COMMON STOCKHOLDERS PER SHARE:
  Basic............................
  Diluted..........................
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS PER SHARE(1):
  Basic............................
  Diluted..........................

                                                          PRO FORMA    PRO FORMA
                                     MILLER     AMPAM    ADJUSTMENTS    COMBINED
                                     -------   -------   -----------   ----------
REVENUES...........................  $11,346   $    --    $     --     $  322,203
COST OF REVENUES (including
  depreciation)....................    7,675        --          --        255,461
                                     -------   -------    --------     ----------
        Gross profit...............    3,671        --          --         66,742
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................    2,531     1,066     (14,654)        32,321
NONCASH COMPENSATION EXPENSE.......                408                        408
GOODWILL AMORTIZATION..............       --        --       3,800          3,800
                                     -------   -------    --------     ----------
        Income from operations.....    1,140    (1,474)     10,854         30,213
OTHER INCOME (EXPENSE):
  Interest, net....................       35        --     (13,783)       (14,336)
  Other, net.......................       13        --          --            255
                                     -------   -------    --------     ----------
        Other income (expense),
          net......................       48        --     (13,783)       (14,081)
                                     -------   -------    --------     ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES............................    1,188    (1,474)     (2,929)        16,132
PROVISION FOR INCOME TAXES.........      463      (426)      6,212          7,823
                                     -------   -------    --------     ----------
NET INCOME.........................      725    (1,048)     (9,141)         8,309
PREFERRED DIVIDENDS................       --        --       1,363          1,363
                                     -------   -------    --------     ----------
NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS.....................  $   725   $(1,048)   $(10,504)    $    6,946
                                     =======   =======    ========     ==========
PRO FORMA NET INCOME AVAILABLE TO
  COMMON STOCKHOLDERS PER SHARE:
  Basic............................                                    $     0.56
                                                                       ==========
  Diluted..........................                                    $     0.56
                                                                       ==========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS PER SHARE(1):
  Basic............................                                    12,316,135
                                                                       ==========
  Diluted..........................                                    12,403,248
                                                                       ==========


- ---------------


(1) Includes (a) 3,417,517 shares of common stock and Class B common stock issued to Sterling City Capital LLC, the management of AMPAM and certain other individuals (b) 8,898,618 shares issued to acquire founding companies and (c) 108,928 shares not outstanding but to be issued to deferred compensation plans for the benefit of employees of certain founding companies. These share amounts exclude additional shares of common stock that may be issued to the stockholders of the founding companies if certain targeted earnings thresholds are satisfied during the year ended December 31, 1999. See "Certain Transaction -- Acquisition of Founding
    Companies -- Additional Consideration" included elsewhere herein. The diluted share amount includes common stock equivalents for approximately 2.1 million shares of common stock subject to options granted in connection with the acquisitions.


  See accompanying notes to unaudited pro forma combined financial statements.

          AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     KEITH    CROSON    CROSON
                                      AMPAM       RCR     TEEPE'S    RIGGS     OHIO     FLORIDA    POWER    NELSON    SHERWOOD
                                     --------   -------   -------   -------   -------   -------   -------   -------   --------
REVENUES...........................  $111,138   $19,815   $10,546   $ 8,917   $ 7,247   $ 8,274   $ 5,620   $ 4,670   $ 4,069
COST OF REVENUES (including
  depreciation)....................    88,887    15,735     9,287     7,457     6,081     5,482     4,022     2,510     3,552
                                     --------   -------   -------   -------   -------   -------   -------   -------   -------
        Gross profit...............    22,251     4,080     1,259     1,460     1,166     2,792     1,598     2,160       517
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................     9,558     2,452     1,126       728       676       869       346     1,029       612
NONCASH COMPENSATION EXPENSE.......     7,992        --        --        --        --        --        --        --        --
GOODWILL AMORTIZATION..............       950        --        --        --        --        --        --        --        --
                                     --------   -------   -------   -------   -------   -------   -------   -------   -------
        Income from operations.....     3,751     1,628       133       732       490     1,923     1,252     1,131       (95)
OTHER INCOME (EXPENSE):
  Interest, net....................    (3,197)      (30)      (49)        2        (4)       (7)       19       (71)      (27)
  Other, net.......................       119       613         5       227        (9)       --         4       425        (3)
                                     --------   -------   -------   -------   -------   -------   -------   -------   -------
        Other income (expense),
          net......................    (3,078)      583       (44)      229       (13)       (7)       23       354       (30)
                                     --------   -------   -------   -------   -------   -------   -------   -------   -------
INCOME BEFORE PROVISION FOR INCOME
  TAXES and EXTRAORDINARY ITEM.....       673     2,211        89       961       477     1,916     1,275     1,485      (125)
PROVISION FOR INCOME TAXES.........     2,695        26        27        --        (6)       --       488        --      (122)
                                     --------   -------   -------   -------   -------   -------   -------   -------   -------
INCOME (LOSS) BEFORE EXTRAORDINARY
  LOSS.............................    (2,022)    2,185        62       961       483     1,916       787     1,485        (3)
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT...........       455        --        --        --        --        --        --        --        --
NET INCOME (LOSS)..................    (2,477)    2,185        62       961       483     1,916       787     1,485        (3)
PREFERRED DIVIDENDS................       340        --        --        --        --        --        --        --        --
                                     --------   -------   -------   -------   -------   -------   -------   -------   -------
NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS..............  $ (2,817)  $ 2,185   $    62   $   961   $   483   $ 1,916   $   787   $ 1,485   $    (3)
                                     ========   =======   =======   =======   =======   =======   =======   =======   =======
PRO FORMA NET INCOME AVAILABLE TO
  COMMON STOCKHOLDERS PER SHARE
  (BASIC AND DILUTED):
  Income before extraordinary
    loss...........................
  Extraordinary loss...............
  Net loss.........................
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS PER SHARE(1):
  Basic............................
  Diluted..........................

                                                PRO FORMA     PRO FORMA
                                     MILLER    ADJUSTMENTS    COMBINED
                                     -------   -----------   -----------
REVENUES...........................  $ 2,497     $    --     $   182,793
COST OF REVENUES (including
  depreciation)....................    1,662          --         144,675
                                     -------     -------     -----------
        Gross profit...............      835          --          38,118
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................      458      (1,159)         16,695
NONCASH COMPENSATION EXPENSE.......       --          --           7,992
GOODWILL AMORTIZATION..............       --         950           1,900
                                     -------     -------     -----------
        Income from operations.....      377         209          11,531
OTHER INCOME (EXPENSE):
  Interest, net....................       16      (3,405)         (6,753)
  Other, net.......................       14        (896)            499
                                     -------     -------     -----------
        Other income (expense),
          net......................       30      (4,301)         (6,254)
                                     -------     -------     -----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES and EXTRAORDINARY ITEM.....      407      (4,092)          5,277
PROVISION FOR INCOME TAXES.........      173       2,808           6,089
                                     -------     -------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  LOSS.............................      234      (6,900)           (812)
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT...........       --          --             455
NET INCOME (LOSS)..................      234      (6,900)         (1,267)
PREFERRED DIVIDENDS................       --         341             681
                                     -------     -------     -----------
NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS..............  $   234     $(7,241)    $    (1,948)
                                     =======     =======     ===========
PRO FORMA NET INCOME AVAILABLE TO
  COMMON STOCKHOLDERS PER SHARE
  (BASIC AND DILUTED):
  Income before extraordinary
    loss...........................                          $      (.12)
  Extraordinary loss...............                          $      (.04)
                                                             -----------
  Net loss.........................                          $      (.16)
                                                             ===========
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS PER SHARE(1):
  Basic............................                           12,316,135
                                                             ===========
  Diluted..........................                           12,403,248
                                                             ===========


- ---------------


(1) Includes (a) 3,417,517 shares of common stock and Class B common stock issued to Sterling City Capital LLC, the management of AMPAM and certain other individuals (b) 8,898,618 shares issued to acquire founding companies and (c) 108,928 shares not outstanding but to be issued to deferred compensation plans for the benefit of employees of certain founding companies. These share amounts exclude additional shares of common stock that may be issued to the stockholders of the founding companies if certain targeted earnings thresholds are satisfied during the year ended December 31, 1999. See "Certain Transaction -- Acquisition of Founding
    Companies -- Additional Consideration" included elsewhere herein. The diluted share amount includes common stock equivalents for approximately 2.1 million shares of common stock subject to options granted in connection with the acquisitions.


  See accompanying notes to unaudited pro forma combined financial statements.

          AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES


         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

1. GENERAL:

     American Plumbing & Mechanical, Inc. (AMPAM) was founded to be the leading national provider of plumbing and mechanical contracting services to the residential and commercial/institutional markets. AMPAM conducted no operations prior to April 1, 1999, when it acquired the founding companies concurrently with entering into the credit facility and the subordinated loan.


     The pro forma financial statements reflect the results of operations of the founding companies and were derived from the respective founding companies' financial statements. The periods included in the unaudited pro forma combined statement of operations for the year ended December 31, 1998 for the individual founding companies are for the year ended December 31, 1998, except for Miller, Sherwood and Croson Ohio for which the period is the twelve months ended September 30, 1998. The unaudited pro forma combined statement of operations for the six months ended June 30, 1999 for AMPAM includes the results of operations for the accounting acquiror (Christianson) for the three months ended March 31, 1999 and the consolidated results of AMPAM for the three months ended June 30, 1999, and for the other founding companies, for the three months ended March 31, 1999.


2. ACQUISITION OF FOUNDING COMPANIES:


     On April 1, 1999, AMPAM acquired all of the outstanding capital stock and other equity interests of the founding companies. The acquisitions were accounted for using the purchase method of accounting, with Christianson being reflected as the accounting acquiror. As the accounting acquiror, for accounting purposes under SEC SAB No. 97, Christianson is treated as (a) having acquired all the other founding companies (even though AMPAM legally made such acquisitions), (b) having merged with AMPAM (with purchase accounting reflected for AMPAM's non-management stock ownership) and (c) representing the financial history of AMPAM prior to April 1, 1999.



     The following table sets forth the consideration paid (a) in cash, (b) seller notes and (c) stock to the stockholders of each of the founding companies. This initial consideration excludes certain additional shares of common stock and cash that may be issued to the stockholders of the founding companies if certain targeted earnings thresholds are satisfied during the year ended December 31, 1999, which could increase goodwill and amortization of goodwill from the amounts reflected herein. See "Certain
Transactions -- Acquisition of Founding Companies -- Additional Consideration" included elsewhere herein for further discussion.



                                                                                     IN THOUSANDS
                                                            --------------------------------------------------------------
                                                                                  COMMON STOCK
                                                                               ------------------    PREFERRED     TOTAL
                                                                                          VALUE        STOCK      PURCHASE
                                                             CASH     NOTES    SHARES   OF SHARES      VALUE       PRICE
                                                            -------   ------   ------   ---------   -----------   --------
Founding Companies:
  RCR.....................................................  $10,048   $1,675   1,675     $12,560      $    --     $ 24,283
  Teepe's.................................................    5,538      990   1,036       7,769           --       14,297
  Keith Riggs.............................................    5,128       --     575       4,311           --        9,439
  Croson Ohio.............................................    4,708       --   1,079       8,091           --       12,799
  Croson Florida..........................................    5,776       --   1,219       9,145           --       14,921
  Power...................................................    3,035       --     474       3,555           --        6,590
  Nelson..................................................    6,059    1,010   1,010       7,573           --       14,642
  Sherwood................................................    1,765      294     294       2,206           --        4,265
  Miller..................................................    4,261      306     610       4,579           --        9,146
AMPAM shares issued to Promoter, other investors and
  certain Management......................................       --       --   2,296(a)   14,004           --       14,004
Acquisition Costs.........................................       --       --      --          --           --          500
                                                            -------   ------   ------    -------      -------     --------
        Total Purchase Consideration......................   46,318    4,275   10,268     73,793           --      124,886
                                                            -------   ------   ------    -------      -------     --------
Accounting Acquiror:
  Christianson............................................   34,586    1,491     927       6,951       13,635       56,663
                                                            -------   ------   ------    -------      -------     --------
        Total.............................................  $80,904   $5,766   11,195    $80,744      $13,635     $181,549
                                                            =======   ======   ======    =======      =======     ========


- ---------------

(a) Included in the 2,296,000 shares is 150,000 of common and 2,146,000 of Class B common shares.

          AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES

                          NOTES TO UNAUDITED PRO FORMA

                COMBINED STATEMENTS OF OPERATIONS -- (CONTINUED)



    3. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:



     The following table summarizes unaudited pro forma combined statement of operations adjustments for the year ended December 31, 1998 related to the acquisitions and related transactions, and the issuance of the notes (in thousands):



                                                       ADJUSTMENT
                                    -------------------------------------------------    PRO FORMA
                                      (A)        (B)       (C)        (D)       (E)     ADJUSTMENTS
                                    --------   -------   --------   -------   -------   -----------
Selling, general and
  administrative expenses.........  $(14,654)  $    --   $     --   $    --   $    --    $(14,654)
Goodwill amortization.............        --     3,800         --        --        --       3,800
                                    --------   -------   --------   -------   -------    --------
          Income from
            operations............    14,654    (3,800)        --        --        --      10,854
Interest expense..................        --        --    (13,783)       --        --     (13,783)
                                    --------   -------   --------   -------   -------    --------
          Income before income
            taxes.................    14,654    (3,800)   (13,783)       --        --      (2,929)
Provisions for income taxes.......        --        --         --     6,212        --       6,212
                                    --------   -------   --------   -------   -------    --------
Net income........................    14,654    (3,800)   (13,783)   (6,212)       --      (9,141)
Preferred dividends...............        --        --         --        --     1,363       1,363
                                    --------   -------   --------   -------   -------    --------
Net income available to common
  shareholders....................  $ 14,654   $(3,800)  $(13,783)  $(6,212)  $(1,363)   $(10,504)
                                    ========   =======   ========   =======   =======    ========



     The following table summarizes unaudited pro forma combined statement of operations adjustments related to the acquisitions for the three months from January 1, 1999 to March 31, 1999, as AMPAM recorded actual costs for these types of expenses from April 1, 1999, the date which AMPAM acquired the Founding Companies, through June 30, 1999 (in thousands):



                                                        ADJUSTMENT
                                       ---------------------------------------------    PRO FORMA
                                         (A)      (B)      (C)       (D)       (E)     ADJUSTMENTS
                                       -------   -----   -------   -------   -------   -----------
Selling, general and administrative
  expenses...........................  $(1,159)  $  --   $    --   $    --   $    --     $(1,159)
Goodwill amortization................       --     950        --        --        --         950
                                       -------   -----   -------   -------   -------     -------
          Income from operations.....    1,159    (950)       --        --        --         209
Interest expense.....................       --      --    (3,405)       --        --      (3,405)
Other income.........................     (896)     --        --        --        --        (896)
                                       -------   -----   -------   -------   -------     -------
          Income before income
            taxes....................      263    (950)   (3,405)       --        --      (4,092)
Provisions for income taxes..........       --      --        --     2,808        --       2,808
                                       -------   -----   -------   -------   -------     -------
Net income...........................      263    (950)   (3,405)   (2,808)       --      (6,900)
Preferred dividends..................       --      --        --        --       341         341
                                       -------   -----   -------   -------   -------     -------
Net income available to common
  shareholders.......................  $   263   $(950)  $(3,405)  $(2,808)  $  (341)    $(7,241)
                                       =======   =====   =======   =======   =======     =======


  Pro Forma Adjustments:

(a) Reflects the $17.6 million and $1.9 million reduction in salaries, bonuses, benefits and lease payments to the owners of the founding companies for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. These reductions in salaries, bonuses, benefits and lease payments have been agreed to prospectively in accordance with the terms of employment and lease agreements executed as part of the acquisitions. Such employment agreements are

          AMERICAN PLUMBING & MECHANICAL, INC. AND FOUNDING COMPANIES

                          NOTES TO UNAUDITED PRO FORMA

                COMBINED STATEMENTS OF OPERATIONS -- (CONTINUED)


      primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. This reversal is partially offset by a $2.9 million and $0.7 million charge for recurring contractual salaries of AMPAM management for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. Also, for the three months ended March 31, 1999, reflects the reduction of other income to eliminate the gain on disposal of assets related to AMPAM's acquisition of the founding companies.


      Upon consummation of the acquisitions, AMPAM also recorded a non-recurring, non-cash compensation charge of $8.0 million related to shares of common stock and Class B common stock owned by management. Such charge represents the difference between the estimated fair value of the shares issued and their recorded values. The issuances of the management shares were made in connection with the organization of AMPAM, and no further issuances of this nature are anticipated.



(b) Reflects the amortization of goodwill to be recorded as a result of these acquisitions over a 30-year estimated life, which is management's estimate as the period to be benefitted. Upon consummation of the acquisitions, AMPAM recorded on its balance sheet $114.0 million of goodwill, representing the excess of the purchase price for the founding companies over the fair value of the net assets to be acquired. Neither the goodwill amortization nor the compensation charge will be deductible for federal income tax purposes.



(c) Reflects the net effect on interest expense related to the $114.6 million portion of the original issuance of the notes used to repay existing debt at an estimated rate of 11 5/8% per annum and related amortization of unamortized debt discount and offering costs


(d) Reflects the incremental provision for federal and state income taxes at a 39% overall tax rate, before nondeductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on the pretax income of founding companies that have historically elected S corporation tax status.

(e) Reflects the dividends which would have been owed to the shareholders of the redeemable preferred stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To American Plumbing & Mechanical, Inc.


and Subsidiaries:



     We have audited the accompanying consolidated balance sheets of American Plumbing & Mechanical, Inc. and Subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for the year ended August 31, 1996, the four months ended December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the year ended August 31, 1996, the four months ended December 31, 1996, and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas


September 29, 1999

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS


                                                                DECEMBER 31
                                                              ----------------     JUNE 30
                                                               1997     1998        1999
                                                              ------   -------   -----------
                                                                                 (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  165   $ 1,980    $ 10,469
  Accounts receivable --
     Contract, net..........................................   4,835     6,301      63,219
     Other..................................................     166        93       1,466
     Related parties........................................      32         3          --
  Inventories...............................................     376       450       6,338
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     143       273      10,941
  Prepaid expenses and other current assets.................     165       233       1,797
                                                              ------   -------    --------
          Total current assets..............................   5,882     9,333      94,230
PROPERTY AND EQUIPMENT, net.................................   1,590     1,699      14,972
GOODWILL, net...............................................      --        --     113,065
OTHER NONCURRENT ASSETS.....................................     162       178       6,334
                                                              ------   -------    --------
          Total assets......................................  $7,634   $11,210    $228,601
                                                              ======   =======    ========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of capital lease obligations...........  $  396   $   480    $  1,260
  Accounts payable and accrued expenses.....................     944     3,213      36,579
  Accounts payable, including acquisition consideration
     payable................................................      17        37       9,994
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     174       611      13,250
  Income taxes payable......................................      66       169       2,219
  Deferred income taxes.....................................       6        31         719
                                                              ------   -------    --------
          Total current liabilities.........................   1,603     4,541      64,021
LONG-TERM LIABILITIES:
  Long-term debt............................................      --        --     122,458
  Capital lease obligations, net of current maturities......     329       349       2,439
  Deferred income taxes.....................................      17        19         396
                                                              ------   -------    --------
          Total liabilities.................................   1,949     4,909     189,314
                                                              ------   -------    --------
COMMITMENTS AND CONTINGENCIES
SERIES A REDEEMABLE PREFERRED STOCK, $.01 par value,
  10,000,000 shares authorized, none, none and 1,048,820
  shares issued and outstanding, respectively...............      --        --      13,635
STOCKHOLDERS' EQUITY:
  Common stock, $1.00, $1.00 and $.01 par value,
     respectively and 3,000,000 shares authorized through
     December 31, 1998 and 100,000,000 shares authorized at
     June 30, 1999, 82,000, 82,000 and 9,783,690 shares
     issued and outstanding, respectively...................      82        82          98
  Class B common stock, $.01 par value, 5,000,000 shares
     authorized, none, none and 2,423,517 shares issued and
     outstanding, respectively..............................      --        --          24
  Additional paid-in capital................................      11        11      22,139
  Retained earnings.........................................   5,592     6,208       3,391
                                                              ------   -------    --------
          Total stockholders' equity........................   5,685     6,301      25,652
                                                              ------   -------    --------
          Total liabilities and stockholders' equity........  $7,634   $11,210    $228,601
                                                              ======   =======    ========



  The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                    FOUR MONTHS           YEAR ENDED          SIX MONTHS ENDED
                                  YEAR ENDED     ENDED DECEMBER 31        DECEMBER 31             JUNE 30
                                  AUGUST 31,   ---------------------   -----------------   ----------------------
                                     1996         1995        1996      1997      1998        1998         1999
                                  ----------   -----------   -------   -------   -------   -----------   --------
                                               (UNAUDITED)                                      (UNAUDITED)
REVENUES........................   $50,330       $14,619     $15,576   $50,909   $63,374     $30,973     $111,138
COST OF REVENUES (Including
  depreciation).................    38,203        11,044      11,868    37,504    45,704      21,461       88,887
                                   -------       -------     -------   -------   -------     -------     --------
    Gross profit................    12,127         3,575       3,708    13,405    17,670       9,512       22,251
                                   -------       -------     -------   -------   -------     -------     --------
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.......    11,051         3,430       5,142    11,497    17,078       7,455        9,558
                                   -------       -------     -------   -------   -------     -------     --------
NONCASH COMPENSATION EXPENSE....        --            --          --        --        --          --        7,992
GOODWILL AMORTIZATION...........        --            --          --        --        --          --          950
                                   -------       -------     -------   -------   -------     -------     --------
    Income (loss) from
      operations................     1,076           145      (1,434)    1,908       592       2,057        3,751
OTHER INCOME (EXPENSE):
  Interest and dividend
    income......................       109            24          39       126       102           6           69
  Interest expense..............       (92)          (29)        (33)     (102)     (116)        (72)      (3,266)
  Other, net....................       250           230          26        35        70          31          119
                                   -------       -------     -------   -------   -------     -------     --------
    Other income (expense),
      net.......................       267           225          32        59        56         (35)      (3,078)
                                   -------       -------     -------   -------   -------     -------     --------
INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES and
  EXTRAORDINARY LOSS............     1,343           370      (1,402)    1,967       648       2,022          673
PROVISION (BENEFIT) FOR INCOME
  TAXES.........................       345            74         (56)       77        32          91        2,695
                                   -------       -------     -------   -------   -------     -------     --------
INCOME (LOSS) BEFORE
  EXTRAORDINARY LOSS............       998           296      (1,346)    1,890       616       1,931       (2,022)
                                   -------       -------     -------   -------   -------     -------     --------
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT (net of
  income taxes of $314).........        --            --          --        --        --          --          455
                                   -------       -------     -------   -------   -------     -------     --------
NET INCOME (LOSS)...............       998           296      (1,346)    1,890       616       1,931       (2,477)
                                   -------       -------     -------   -------   -------     -------     --------
PREFERRED DIVIDENDS.............        --            --          --        --        --          --          340
                                   -------       -------     -------   -------   -------     -------     --------
NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS...........   $   998       $   296     $(1,346)  $ 1,890   $   616     $ 1,931     $ (2,817)
                                   =======       =======     =======   =======   =======     =======     ========
NET INCOME (LOSS) PER SHARE
  (BASIC AND DILUTED):
  Income before Extraordinary
    Loss........................                                                                         $  (0.36)
  Extraordinary Loss............                                                                            (0.07)
                                                                                                         --------
  Net Loss......................                                                                         $  (0.43)
                                                                                                         ========
SHARES USED IN COMPUTING NET
  INCOME (LOSS) PER SHARE:
  Basic.........................                                                                            6,567
                                                                                                         ========
  Diluted.......................                                                                            6,608
                                                                                                         ========



  The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                                             SIX MONTHS
                                                                  FOUR MONTHS           YEAR ENDED             ENDED
                                                YEAR ENDED     ENDED DECEMBER 31        DECEMBER 31           JUNE 30
                                                AUGUST 31,   ---------------------   -----------------   ------------------
                                                   1996         1995        1996      1997      1998      1998       1999
                                                ----------   -----------   -------   -------   -------   -------   --------
                                                             (UNAUDITED)                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................    $  998       $  296      $(1,346)  $ 1,890   $   616   $ 1,931   $ (2,477)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities --
    Depreciation and amortization.............       461          152          184       595       673       318      1,914
    Non cash compensation charge related to
      issuance of stock to management.........        --           --           --        --        --        --      7,992
    Amortization of deferred compensation
      expense.................................        --           --           --        --        --        --        114
    Extraordinary loss on early
      extinguishments of debt.................        --           --           --        --        --        --        455
    Loss on disposal of property and
      equipment...............................         1           --           14         1        --        --          5
    Deferred income taxes.....................       145          (53)        (135)       49       (35)       --       (372)
    Increase (decrease) in cash flows from:
        Accounts receivable...................      (870)         421        1,425      (648)   (1,363)   (1,956)   (10,398)
        Inventories...........................      (160)        (282)        (269)      411       (75)   (1,054)    (1,307)
        Prepaid expenses and other current
          assets..............................      (234)        (234)         (80)      (16)     (153)     (385)        --
        Accounts payable and accrued
          expenses............................     2,008        2,958        2,312    (5,631)    2,290     7,746      3,994
        Billings in excess of earnings........        --           --           --        --        --        --      4,038
        Other.................................         6          123          207        14       540       165     (2,492)
                                                  ------       ------      -------   -------   -------   -------   --------
        Net cash provided by (used in)
          operating activities................     2,355        3,381        2,312    (3,335)    2,493     6,765      1,466
                                                  ------       ------      -------   -------   -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment.........      (269)         (76)         (61)     (166)     (167)       --     (2,102)
  Proceeds from sale of property and
    equipment.................................        --           --           --        --        --       (42)        32
  Acquisition of founding companies, net of
    cash acquired.............................        --           --           --        --        --        --    (54,387)
                                                  ------       ------      -------   -------   -------   -------   --------
          Net cash used in investing
            activities........................      (269)         (76)         (61)     (166)     (167)      (42)   (56,457)
                                                  ------       ------      -------   -------   -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on subordinated loan.............        --           --           --        --        --        --     30,000
  Payments on subordinated loan...............        --           --           --        --        --        --    (30,000)
  Net payments on short term credit
    facility..................................        --           --           --        --        --        --     (1,320)
  Payments to shareholders....................        --           --           --        --        --        --    (39,123)
  Payments of long-term debt assumed..........      (351)         (46)        (147)     (425)     (511)     (267)    (8,639)
  Payments on notes to shareholders...........        --           --           --        --        --        --     (5,766)
  Issuance of subordinated notes..............        --           --           --        --        --        --    118,668
  Preferred dividends.........................        --           --           --        --        --        --       (340)
                                                  ------       ------      -------   -------   -------   -------   --------
          Net cash used in financing
            activities........................      (351)         (46)        (147)     (425)     (511)     (267)    63,480
                                                  ------       ------      -------   -------   -------   -------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................     1,735        3,259        2,104    (3,926)    1,815     6,456      8,489
CASH AND CASH EQUIVALENTS, beginning of
  period......................................       252          252        1,987     4,091       165       165      1,980
                                                  ------       ------      -------   -------   -------   -------   --------
CASH AND CASH EQUIVALENTS, end of period......    $1,987       $3,511      $ 4,091   $   165   $ 1,980   $ 6,621   $ 10,469
                                                  ======       ======      =======   =======   =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
    Interest..................................    $   92       $   29      $    33   $   102   $   116   $    72   $  2,945
    Income taxes..............................       200          127           80        28        29        91         80
  Capital lease additions.....................       630          141           --       460       615       255         --



  The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                               CLASS B
                                        COMMON STOCK         COMMON STOCK                 ADDITIONAL                  TOTAL
                                     ------------------   ------------------    STOCK      PAID-IN     RETAINED   STOCKHOLDERS'
                                      SHARES     AMOUNT    SHARES     AMOUNT   WARRANTS    CAPITAL     EARNINGS      EQUITY
                                     ---------   ------   ---------   ------   --------   ----------   --------   -------------
BALANCE, August 31, 1995...........     79,200    $ 79           --    $ --     $  --      $     11    $ 4,050      $  4,140
  Net income.......................         --      --           --      --        --            --        998           998
                                     ---------    ----    ---------    ----     -----      --------    -------      --------
BALANCE, August 31, 1996...........     79,200      79           --      --        --            11      5,048         5,138
  Net loss.........................         --      --           --      --        --            --     (1,346)       (1,346)
                                     ---------    ----    ---------    ----     -----      --------    -------      --------
BALANCE, December 31, 1996.........     79,200      79           --      --        --            11      3,702         3,792
  Formation of Christianson Service
     Company.......................      3,000       3           --      --        --            --         --             3
  Net income.......................         --      --           --      --        --            --      1,890         1,890
                                     ---------    ----    ---------    ----     -----      --------    -------      --------
BALANCE, December 31, 1997.........     82,200      82           --      --        --            11      5,592         5,685
  Net income.......................         --      --           --      --        --            --        616           616
                                     ---------    ----    ---------    ----     -----      --------    -------      --------
BALANCE, December 31, 1998.........     82,200      82           --      --        --            11      6,208         6,301
  Unaudited:
     Exchange of accounting
       acquiror stock..............    (82,200)    (82)          --      --        --            82         --            --
     Issuance of stock to
       accounting acquiror.........    926,772       9           --      --        --            (9)        --            --
     Issuance of stock to
       shareholders of founding
       companies, and promoter.....  8,012,918      80    2,146,587      21        --        72,875         --        72,976
     Distribution to accounting
       acquiror....................         --      --           --      --        --       (55,603)        --       (55,603)
     Issuance of shares to
       management..................    844,000       9      276,930       3        --         7,980         --         7,992
     Stock issuance costs..........         --      --           --      --        --        (3,611)        --        (3,611)
     Amortization of deferred
       compensation expense........         --      --           --      --        --           114         --           114
     Issuance of common stock
       warrants....................         --      --           --      --       300            --         --           300
     Expiration of common stock
       warrants....................         --      --           --      --      (300)          300         --            --
     Preferred dividends...........         --      --           --      --                      --       (340)         (340)
     Net loss......................         --      --           --      --                      --     (2,477)       (2,477)
                                     ---------    ----    ---------    ----     -----      --------    -------      --------
BALANCE, June 30, 1999
  (Unaudited)......................  9,783,690    $ 98    2,423,517    $ 24     $   0      $ 22,139    $ 3,391      $ 25,652
                                     =========    ====    =========    ====     =====      ========    =======      ========



  The accompanying notes are an integral part of these consolidated financial statements.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:


     American Plumbing & Mechanical, Inc., a Delaware corporation (AMPAM or the "Company"), was organized in June 1998 to be the leading provider of plumbing and mechanical contracting services in the United States, focusing primarily on the commercial/institutional and residential markets. On April 1, 1999, AMPAM acquired ten U.S. businesses (see Note 11, Founding Company Acquisitions) and completed the initial financings (see Note 12). The acquisitions were accounted for using the purchase method of accounting with Christianson being reflected as the accounting acquiror. As the accounting acquiror, for accounting purposes under SEC SAB No. 97, Christianson is treated as (a) having acquired all of the other founding companies (even though AMPAM legally made such acquisitions), (b) having merged with AMPAM (with purchase accounting reflected for AMPAM's non-management stock ownership) and (c) representing the financial history of AMPAM prior to April 1, 1999. On May 19, 1999, the Company completed additional financings (see Note 13) and intends to continue to acquire through merger or purchase similar companies to expand its national or regional operations.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation and Combination


     The accompanying financial statements prior to April 1, 1999 present Christianson Enterprises, Inc., consolidated with its wholly owned subsidiaries, Christianson Service Company and GGR Leasing Corporation, (together referred to as "Christianson"), as the accounting acquiror. These financial statements consolidate Christianson with the consolidated results of AMPAM since April 1, 1999. All significant intercompany transactions have been eliminated in consolidation and combination.


     Effective December 31, 1997, Christianson Enterprises, Inc., and its subsidiaries changed their year ends from August 31 to December 31. Christianson Service Company and GGR Leasing Corporation have each reported on a December 31 year-end since inception. For the years ended August 31, 1995 and 1996, the results of operations for Christianson Service Company and GGR Leasing Corporation have been conformed to an August 31 year-end. Generally accepted accounting principles have been consistently applied to the financial statements for all periods presented.

  Interim Financial Information


     The interim financial statements for the four months ended December 31, 1995 and the six months ended June 30, 1998 and 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for one year after completion of a plumbing or air conditioning installation. The Company generally warrants labor for 90 days after plumbing and air conditioner repairs. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.


  Preacquisition Officers' Compensation of the Accounting Acquiror



     Total officers' compensation of Christianson for the years ended August 31, 1996, and December 31, 1997 and 1998, the four months ended December 31, 1995, 1996 and the three months ended March 31, 1999 was $6,905,000, $6,643,000,
$10,701,000, $2,257,000 (unaudited), $3,763,000, and $400,000 respectively. Such amounts are included within selling, general and administrative expenses in the accompanying statements of operations.


  Income Taxes


     Effective January 1, 1997, Christianson Enterprises, Inc., including its wholly owned subsidiaries, elected S Corporation status. Christianson Service Company and GGR Leasing Corporation have elected S Corporation status. Under S Corporation status, as defined by the Internal Revenue Code, Christianson

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES was not subject to taxation for federal purposes; rather, the stockholders reported their share of the Christianson's taxable earnings or losses in their personal tax returns. Certain states do not recognize S Corporation status for purposes of state taxation. Consequently, the provision for current and deferred income taxes for the years ended December 31, 1997, and 1998 consists of only state income taxes. Christianson terminated its S Corporation status concurrently with the effective date of the merger discussed in Note 11.


     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.


  Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Reclassifications

     Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):


                                                                DECEMBER 31
                                                              ----------------
                                                               1997      1998
                                                              ------    ------
Billed......................................................  $4,957    $6,402
Allowance for uncollectible accounts........................    (122)     (101)
                                                              ------    ------
Contract receivables, net...................................  $4,835    $6,301
                                                              ======    ======

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):


                                                             FOUR MONTHS ENDED    YEAR ENDED
                                                YEAR ENDED      DECEMBER 31       DECEMBER 31
                                                AUGUST 31,   ------------------   -----------
                                                   1996         1995       1996   1997   1998
                                                ----------   -----------   ----   ----   ----
                                                             (UNAUDITED)
Balance at beginning of period................     $ 74          $74       $117   $109   $122
Additions to costs and expenses...............       74           25          2     63     59
Deductions for uncollectible receivables
  written off and recoveries..................      (31)          (6)       (10)   (50)   (80)
                                                   ----          ---       ----   ----   ----
Balance at end of period......................     $117          $93       $109   $122   $101
                                                   ====          ===       ====   ====   ====


     Plumbing and air conditioning installation contracts in progress are as follows (in thousands):


                                                                 DECEMBER 31
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Costs incurred on contracts in progress.....................  $ 1,200   $ 1,848
Estimated earnings, net of losses...........................    1,100     4,259
                                                              -------   -------
                                                                2,300     6,107
Less -- Billings to date....................................   (2,331)   (6,445)
                                                              -------   -------
                                                              $   (31)  $  (338)
                                                              =======   =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $   143   $   273
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................     (174)     (611)
                                                              -------   -------
                                                              $   (31)  $  (338)
                                                              =======   =======


     Accounts payable and accrued expenses consist of the following (in thousands):


                                                               DECEMBER 31
                                                              -------------
                                                              1997    1998
                                                              ----   ------
Accounts payable, trade.....................................  $239   $2,101
Accrued warranty............................................   315      410
Accrued payroll.............................................    25      132
Accrued bonuses.............................................    74      173
Accrued vacation............................................   258      205
Self-insurance reserve......................................    --      115
Other accrued expenses......................................    33       77
                                                              ----   ------
                                                              $944   $3,213
                                                              ====   ======

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT, NET:

     Property and equipment, net consists of the following (in thousands):


                                                          ESTIMATED        DECEMBER 31
                                                         USEFUL LIVES   -----------------
                                                           IN YEARS      1997      1998
                                                         ------------   -------   -------
Vehicles and equipment.................................        5        $ 4,531   $ 5,180
Office equipment.......................................      5-7            403       378
                                                                        -------   -------
                                                                          4,934     5,558
Less -- Accumulated depreciation and amortization......                  (3,344)   (3,859)
                                                                        -------   -------
  Property and equipment, net..........................                 $ 1,590   $ 1,699
                                                                        =======   =======



     Capital leases of approximately $1,118,000 and $1,529,000 as of December 31, 1997 and 1998 are included in vehicles and equipment.


5. LONG-TERM DEBT:

     Long-term debt consists of capital lease obligations. The maturities of capital lease obligations are as follows (in thousands):


                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
1999........................................................     $ 522
2000........................................................       328
2001........................................................        95
                                                                 -----
          Total lease payments..............................       945
Less -- Amounts representing interest.......................      (116)
                                                                 -----
Present value of minimum lease payments.....................       829
Less -- Current maturities..................................      (480)
                                                                 -----
Capital lease obligations, net of current maturities........     $ 349
                                                                 =====


6. LEASES:

     The Company leases facilities under operating leases from related parties. The Company also leases certain vehicles and equipment under operating leases from third parties. Lease expiration dates vary, and approximate lease payments were as follows (in thousands):


                                                              RELATED     THIRD
                                                              PARTIES    PARTIES
                                                              -------    -------
Four months ended December 31 --
  1995 (unaudited)..........................................   $ 52        $15
  1996......................................................     52         11
Year ended August 31, 1996..................................    156         43
Year ended December 31 --
  1997......................................................    466         33
  1998......................................................    492         18
Six months ended June 30, 1999 (unaudited)..................    711         78

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

                                                              RELATED     THIRD
                                                              PARTIES    PARTIES
                                                              -------    -------
Year ending December 31 --
  1999......................................................  $  495       $19
  2000......................................................     554         2
  2001......................................................     559        --
  2002......................................................      69        --
  2003......................................................      24        --
                                                              ------       ---
                                                              $1,701       $21
                                                              ======       ===

7. INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):


                                                         FOUR MONTHS         YEAR ENDED
                                       YEAR ENDED     ENDED DECEMBER 31     DECEMBER 31
                                       AUGUST 31,    -------------------    ------------
                                          1996          1995        1996    1997    1998
                                       ----------    -----------    ----    ----    ----
                                                     (UNAUDITED)
Federal --
  Current............................     $155          $105        $ 71    $ --    $ --
  Deferred...........................      126           (49)        (64)    (16)     --
State --
  Current............................       45            22           8      28      67
  Deferred...........................       19            (4)        (71)     65     (35)
                                          ----          ----        ----    ----    ----
                                          $345          $ 74        $(56)   $ 77    $ 32
                                          ====          ====        ====    ====    ====


     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income
(loss) before provision for income taxes as follows (in thousands):


                                                                      FOUR MONTHS        YEAR ENDED
                                                     YEAR ENDED    ENDED DECEMBER 31     DECEMBER 31
                                                     AUGUST 31,   -------------------   -------------
                                                        1996         1995       1996    1997    1998
                                                     ----------   -----------   -----   -----   -----
                                                                  (UNAUDITED)
Provision (benefit) at the statutory rate..........    $ 470         $130       $(491)  $ 688   $ 227
Increase (decrease) resulting from --
  Earnings of combined corporations taxed as S
     Corporations..................................     (199)         (78)        501    (688)   (227)
  Permanent differences, primarily meals and
     entertainment.................................       31           10          (3)      5      --
  State income tax, net of benefit for federal
     deduction.....................................       43           12         (63)     88      32
  Reversal of C Corporation federal deferred
     taxes.........................................       --           --          --     (16)     --
                                                       -----         ----       -----   -----   -----
                                                       $ 345         $ 74       $ (56)  $  77   $  32
                                                       =====         ====       =====   =====   =====


     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):


                                                              DECEMBER 31
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Deferred income tax assets --
  Reserves and accrued expenses.............................  $ 25    $ 62
  Other.....................................................     1      --
                                                              ----    ----
          Total deferred income tax assets..................    26      62
                                                              ----    ----
Deferred income tax liabilities --
  Property and equipment....................................   (17)    (15)
  Revenue recognition.......................................   (32)    (23)
  Other.....................................................    --     (12)
                                                              ----    ----
          Total deferred income tax liabilities.............   (49)    (50)
                                                              ----    ----
          Net deferred income tax assets (liabilities)......  $(23)   $ 12
                                                              ====    ====


     The net deferred tax assets and liabilities are comprised of the following (in thousands):


                                                              DECEMBER 31
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Deferred tax assets --
  Current...................................................  $ 26    $ 56
  Long-term.................................................    --       6
                                                              ----    ----
          Total deferred income tax assets..................    26      62
                                                              ----    ----
Deferred tax liabilities --
  Current...................................................   (32)    (31)
  Long-term.................................................   (17)    (19)
                                                              ----    ----
          Total deferred income tax liabilities.............   (49)    (50)
                                                              ----    ----
     Net deferred income tax assets (liabilities)...........  $(23)   $ 12
                                                              ====    ====



     Effective January 1, 1997, Christianson Enterprises, Inc., elected S Corporation status. As such, Christianson Enterprises, Inc., was no longer directly responsible for any federal deferred tax liability. The removal of the federal deferred tax liability of $16,000 at December 31, 1996, was recognized in the 1997 statement of operations for the year ended December 31, 1997.



8. STOCKHOLDERS' EQUITY:



  Common Stock



     In connection with the organization and initial capitalization of AMPAM, the Company issued 2,092,401 shares of Class B common stock at $.01 par value (Class B common stock). AMPAM has subsequently issued 1,325,116 additional shares of Class B common stock and common stock to certain management of AMPAM and other individuals. The shares of Class B common stock have rights similar to shares of common stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-fourth of one vote for each share held on all other matters, and are subordinate in liquidation to all other classes of stock.



     Each share of Class B common stock will automatically convert to common stock (as adjusted proportionately to give effect to any stock dividends, combinations, splits or other similar events with

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             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



respect to the common stock) on a share-for-share basis in the event AMPAM consummates any of the following events: (i) an IPO, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any merger or consolidation that involves AMPAM in which AMPAM is not the surviving entity or (iv) any transaction after which the common stock held by persons other than the holders of common stock as of April 1, 1999 constitutes 50% or more of the common stock outstanding as of the date of the consummation of such transaction. Furthermore, if the Class B common stock has not previously been converted into common stock before April 1, 2002, AMPAM will have the option to redeem all outstanding shares of Class B common stock for $.01 a share.



     On April 1, 1999, the Company recorded a nonrecurring, non cash compensation charge related to all shares issued to management of $8.0 million which represented the difference between the estimated fair value ($7.50 for common stock and $6.00 for Class B common stock) of such shares and their recorded values. Compensation expense was recognized for shares issued to management of the Company (1) who were formerly management of the accounting acquiror and (2) who did not participate in negotiating the acquisitions of the founding companies.



     On April 1, 1999, the Company reflected the shares previously issued to Sterling City Capital, LLC and certain consultants as acquisition costs (i.e. goodwill) in connection with the acquisitions. The management and Sterling City Capital, LLC shares were issued in contemplation of the acquisitions, and no further stock issuances of this nature are anticipated.



  Preferred Stock



     An aggregate of 1,048,820 shares of preferred stock was issued to certain stockholders of Christianson at the closing of the acquisitions. Such Christianson stockholders received their acquisition consideration solely in the form of cash and shares of preferred stock. The preferred stock is cumulative, redeemable and convertible and was recorded at its estimated fair value of $13 per share.



     The holders of the preferred stock are entitled to receive dividends at an annual rate of 10% based on the liquidation value (as defined below). The dividends are payable in cash semiannually in arrears. The dividend payment dates are June 30 and December 31, beginning on June 30, 1999. The holders of the preferred stock are also entitled to receive additional dividends on an equal share for share basis with the common stock to the extent that the Company has paid cumulative dividends on a base amount of $13.00 per share of common stock, as proportionately adjusted for any stock dividends, combinations, splits or other similar events with respect to such shares, a common stock base amount. However, the right of the holders of the preferred stock to receive this preferential dividend will extinguish 40 days after the 25th day following the date of the final prospectus related to an initial public offering of the Company's common stock. After such time, the holders will be entitled to share equally, on a per share basis, in any dividends of the Company with the holders of common stock.



     The preferred stock is senior to all other classes of the Company's capital stock (including the common stock) in right of liquidation, dividends and distributions.



     The liquidation value of the preferred stock is $13.00 per share, plus accrued and unpaid dividends, as adjusted proportionately for any stock dividends, combinations, splits or other similar events with respect to such shares, at liquidation value. In addition, the preferred stock shares equally, on a per share basis, with the common stock after each share is paid the common stock base amount plus a cumulative amount of dividends equal to 10% from the later to occur of the date of issuance of the preferred stock or the date of the issuance of such share of common stock.



     Except under certain circumstances, the preferred stock is not entitled to vote as a separate class, but votes together with the holders of shares of all other classes of capital stock of the Company as one class on all matters submitted to a vote of the Company's stockholders. Each holder of shares of preferred stock

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             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



is entitled to the number of votes equal to the largest number of full shares of common stock into which all shares of preferred stock held by such holder could be converted at the record date for the determination of the stockholders entitled to vote on such matters. In all cases where the holders of shares of preferred stock are required by law to vote separately as a class, such holders are entitled to one vote for each such share.



     The preferred stock is redeemable at the Company's option, in whole or in part prior to an initial public offering of AMPAM common stock for the greater of (i) the fair market value of the preferred stock or (ii) $13.00 per share of preferred stock, plus, in each case, accrued and unpaid dividends thereon. After an IPO, the Company has the right to redeem the preferred stock at any time and from time to time, in whole or in part, at a price equal to the trading price of the common stock at the time of redemption but in no event for less than $13.00 per share of preferred stock, plus accrued and unpaid dividends. After April 1, 2002, the holders of the preferred stock may require the Company to redeem the preferred stock. In each such case, the redemption price per share will be equal to the liquidation value plus accrued and unpaid dividends through the date of redemption.



     Prior to the filing of a registration statement by the Company with the Securities and Exchange Commission with respect to an IPO, the holders of preferred stock may convert the preferred stock into common stock on a share-for-share basis. Not later than the twenty-fifth day after the date of the final prospectus relating to such IPO, the Company will give notice to each holder of preferred stock to the effect that the preferred stock will automatically convert into shares of common stock on the 40th day thereafter unless such holder gives the Company written notice on or before such date that such holder elects such conversion not occur with respect to such holder's shares of preferred stock. In the event the Company does not receive such notice on or before such date, the preferred stock shall be converted into common stock at a conversion ratio equal to the liquidation value (without inclusion of accrued but unpaid dividends) divided by the price per share to the public in the IPO, effective as of such date.



     The Company may convert the preferred stock following the consummation of an IPO on a share-for-share basis, unless such conversion would result in the holder of preferred stock receiving common stock having a value of less than $13.00 per share, in which case the conversion would be made at a conversion ratio equal to the liquidation value (without inclusion of accrued but unpaid dividends) divided by the price per share to the public in the IPO.



  Other Preferred Stock



     Additionally, the board of directors of the Company may authorize the issuance from time to time shares of one or more new classes or series of preferred stock. Subject to the provisions of the Company's amended and restated certificate of incorporation and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of preferred stock or any class or series other than the preferred stock.



9. EARNINGS PER SHARE:



     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 revises the methodology to be used in computing earnings per share (EPS) such that the computations previously required for primary and fully diluted EPS are to be replaced with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock

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             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



outstanding during the period. Diluted EPS is computed in a similar manner as fully diluted EPS, except that, common stock equivalents (such as "in the money" stock options) are included in diluted weighted average shares. The effect of the assumed conversion of Preferred Stock during the first six months of 1999 was anti-dilutive.



10. STOCK-BASED COMPENSATION:



     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by APB Opinion No. 25 under which compensation expense is recorded to the extent that the fair market value of the related stock is in excess of the options exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.



     In February 1999, the Company's board of directors and stockholders approved the Company's 1999 Stock Plan, or the "stock plan", which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or phantom stock, and other incentive awards to directors, officers, key employees and consultants of the Company. The number of shares authorized and reserved for issuance under the stock plan is the greater of 3.7 million shares or 15% of the aggregate number of shares of common stock outstanding. The terms of the option awards will be established by the Compensation Committee of the Company's board of directors. The Company granted nonqualified stock options to purchase a total of approximately 2.1 million shares of common stock at a price of $7.00 per share to key employees of the Company at the consummation of the acquisitions. These options vest at the rate of 20 percent per year, commencing on the first anniversary of the grant date and will expire at the earliest of ten years from the date of grant, three months following termination of employment other than due to death or disability, or one year following termination of employment due to death or disability. As described below, the Company has elected to account for employee stock options under Accounting Principles Board (APB) Opinion No. 25. Compensation expense in the amount of $114,167 (unaudited) was recognized during the three months ended June 30, 1999 for the difference between the fair market value and the exercise price over the vesting period of the options, and approximately $0.9 million of unamortized deferred compensation expense existed at June 30, 1999.



11. FOUNDING COMPANY ACQUISITIONS:



     On April 1, 1999 AMPAM acquired ten entities contemporaneously with the related initial financings (collectively referred to as the "Founding Companies"). The entities acquired were:



       Christianson Enterprises, Inc., Christianson Service Company and Professional Services, Inc.


         (collectively, Christianson)


       R.C.R. Plumbing, Inc.


       Teepe's River City Mechanical, Inc.


       Keith Riggs Plumbing, Inc.


       J.A. Croson Company and Franklin Fire Sprinkler Company


       J.A. Croson Company of Florida


       Power Plumbing, Inc.


       Nelson Mechanical Contractors, Inc.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

       Sherwood Mechanical, Inc.


       Miller Mechanical Contractors, Inc.



     The Company's results of operations include the Founding Companies beginning April 1, 1999. Prior to April 1, 1999, the Company's results of operations are reflected as those of Christianson, since it was the accounting acquiror.



     The acquisition consideration delivered upon the closing of the acquisitions consisted of:



          (i) $99.9 million in cash,



          (ii) $5.8 million of seller notes,



          (iii) 8,898,618 shares of common stock, and,



          (iv) 1,048,820 shares of preferred stock.



     Additionally, approximately 2.1 million shares of Class B common stock issued to Sterling City Capital, LLC and certain consultants are reflected as goodwill as part of the acquisition transactions.



     Included in the $99.9 million cash acquisition consideration was an estimated amount based on the level of working capital of each Founding Company as of the closing date. The cash portion of the acquisition consideration attributable to the level of working capital was increased by approximately $12.0 million based on the actual working capital as of the closing date. Approximately $2.0 million had been paid as of June 30, 1999 and $10.0 million was recorded as acquisition consideration payable.



     The stockholders of each Founding Company were also entitled to distributions of certain non-operating assets of such Founding Company (subject to assumption of related liabilities), retained earnings of such Founding Company (if a C corporation) or the positive amount of the accumulated adjustment account (if an S corporation). In addition to the acquisition consideration and other payments and distributions described above, the stockholders of each Founding Company (including certain former shareholders of Christianson) may receive additional consideration in the event such Founding Company generates actual adjusted net income for the year ending December 31, 1999, in excess of a designated target level of net income for that period. Any additional stock issued or cash paid will be recorded as additional consideration and, accordingly, will be reflected as goodwill in the financial statements of the Company.



     The acquisitions resulted in a substantial amount of goodwill recorded on the Company's balance sheet. Goodwill from the acquisitions is being amortized on a straight-line basis over 30 years. The Company's management will periodically evaluate recorded goodwill balances, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset.



     In addition, the Company has entered into employment agreements with certain key executives of the Founding Companies and with the executive officers of AMPAM. These employments agreements will generally prohibit such individuals from disclosing confidential information and trade secrets, and restrict such individuals from competing with the Company for a period of two years following termination of employment. The initial terms of these employment agreements is five years with provisions for annual extensions at the end of the initial term.



     The accompanying June 30, 1999 balance sheet includes allocations of the respective purchase prices to the assets acquired and liabilities assumed based on the preliminary estimates of fair value and is subject to final adjustment.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

     The unaudited pro forma data presented below consist of the income statement data presented in these consolidated financial statements plus income statement data for the Founding Companies as if the acquisitions and the related financings were effective on January 1, 1998 through the respective dates of the acquisitions (in thousands except per shared data):



                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues....................................................  $158,214   $182,793
Net income (loss)...........................................     5,191     (1,267)
Net income per share........................................       .43       (.10)
Shares used in computing net income per share...............    12,207     12,207



12. INITIAL FINANCINGS:



     On April 1, 1999, the Company obtained debt financing in the form of a credit facility, a subordinated loan, seller notes and a note to Sterling City Capital, LLC or a sponsor note, which all comprise the initial financings. The key terms of these debt instruments are as follows:



  The Credit Facility



     The credit facility is a senior secured revolving credit facility in an aggregate principal amount of $95 million. Amounts borrowed under the credit facility were used to fund a part of the cash portion of the acquisition consideration and will be used to fund future acquisitions and to provide financing of general corporate purposes. The credit facility bears interest, at the option of the Company, at the base rate of the arranging bank plus an applicable margin or at LIBOR plus an applicable margin. The applicable margin fluctuates based on the Company's ratio of funded debt to EBITDA and will be between 1.50% and 2.50% above LIBOR or 0.00% and 1.00% above the arranging banks base rate. Interest is payable no less frequently than quarterly in arrears. The term of the credit facility is three years from the date of closing of the acquisitions and all principal amounts borrowed will be payable in full at maturity.



     The credit facility is secured by (1) the accounts receivable, the seller notes, inventory, equipment and other personal property of the Company and (2) all of the capital stock owned by AMPAM of its existing or later-formed domestic subsidiaries. The Company is required to make prepayments or commitment reductions on the credit facility under certain circumstances.



     The credit facility requires the Company to maintain compliance with certain specified financial covenants including maximum ratios of funded debt to EBITDA, a minimum fixed charge coverage ratio, a minimum net worth and other restrictive covenants. Additionally, the terms of the credit facility limit the ability of the Company to incur additional indebtedness, dispose of assets, make acquisitions or other investments and to make various other payments.



     As of April 1, 1999, $70.3 million was outstanding on the credit facility. The Company repaid such outstanding amount in full with the proceeds from the offering discussed in Note 13. At June 30, 1999 there were no amounts outstanding on the credit facility.



  The Subordinated Loan



     The subordinated loan was a senior subordinated loan in an aggregate principal amount of $30.0 million. The subordinated loan was a senior subordinated obligation of the Company, subordinated to all other of the Company's senior debt (including the credit facility) and senior to all other subordinated

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             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



debt of the Company (including the seller notes). Amounts borrowed under the subordinated loan were used to fund a portion of the cash acquisition consideration. The subordinated loan bore interest at an annual rate equal to three months LIBOR plus 350 basis points. Interest was payable quarterly in arrears.



     Concurrently with entering into the subordinated loan, AMPAM deposited into escrow, for the benefit of the lenders, warrants to purchase common stock. The warrants terminated when the subordinated loan was repaid, upon closing of the offering discussed in Note 13. The warrants were immediately exercisable at a price of $0.01 per share in the event that the subordinated loan was not repaid prior to or at maturity. Upon exercise, the warrants would have represented approximately 5.0% of the outstanding common stock and would have been subject to customary anti-dilution provisions. The Company recorded the warrants as an increase to stockholder's equity for their estimated fair value (approximately $0.3 million) and a corresponding discount to the subordinated loan recorded value. The discount was amortized as additional interest expense.



     As of April 1, 1999, $30.0 million was outstanding on the subordinated loan. The Company repaid such outstanding amount in full with the proceeds from the offering discussed below. Upon repayment, the Company wrote off deferred loan issuance costs of $0.5 million and the discount of approximately $0.3 million.



  The Seller Notes



     The Company issued $5.8 million principal amount of seller notes due on April 1, 2002. The seller notes bore interest at the rate of 10% per annum.



     Interest on the seller notes was payable quarterly, commencing 90 days from the date of issuance. The seller notes were unsecured obligations of the Company, subordinated in the right of payment to any and all existing and future senior indebtedness of the Company (including the credit facility and the subordinated loan). The seller notes were repaid upon completion of the offering discussed in Note 13.



  The Sponsor Note



     The Company issued a subordinated note payable to Sterling City Capital, LLC on April 1, 1999 in settlement of the amounts due to stockholders of $3.1 million ($2.0 million at December 31, 1998). The sponsor note was due on April 1, 2002 and bore interest payable quarterly at the annual rate of 10%. The sponsor note was redeemed by the Company upon completion of the offering discussed in Note 13.



13. THE OFFERING AND THE EXCHANGE OFFERING:



     On May 19, 1999, the Company completed an offering of $125.0 million of 11 5/8% senior subordinated notes due in 2008. The notes are subordinated to all existing and future senior indebtedness of the Company and are guaranteed by each of the Company's current and future subsidiaries. The Company has the option to redeem the notes at any time on or after 2004, at specified redemption prices. Before 2002, the Company also has the option, under certain circumstances, to redeem up to 35% of the aggregate principal amount of the notes at specified redemption prices. Additionally, the Company is required under certain circumstances to repurchase the notes at specified redemption prices in the event of a change in control.



     Additionally, the terms of the notes limit the ability of the Company to, among other things, incur additional indebtedness, dispose of assets, make acquisitions, make other investments, pay dividends and to make various other payments. In conjunction with this offering, the Company entered into a registration rights agreement whereby the Company agreed to file a registration statement within 60 days after the close of the offering that would enable noteholders to exchange their privately placed notes for publicly registered notes with substantially identical terms. Additionally, the Company agreed, among other things,

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES to use their reasonable best efforts to cause the registration statement to become effective within 150 days after the close of the offering and to be completed within 180 days after the close of the offering. If the Company does not comply with their obligations (including their reasonable best efforts) under the registration rights agreement, the interest rate on the notes will increase.



     The bonds are recorded on the June 30, 1999 balance sheet net of an original issuance discount of approximately $2.6 million which is being amortized to interest expense over the term of the bonds. The net proceeds from the offering of approximately $117.7 million (net of offering expenses), were used (1) to repay the outstanding indebtedness ($70.3 million as of April 1, 1999) under the $95.0 million credit facility discussed above (2) to repay the $30.0 million subordinated loan (3) to repay the seller notes and the sponsor note ($8.9 million as of April 1, 1999) and (4) for general corporate purposes.



     The Company is currently in the process of registering the privately placed notes with the Securities and Exchange Commission and, accordingly, intends to meet their obligations, as described above, under the registration rights agreement. No assurance can be made that the exchange offering will be completed.



14. RELATED-PARTY TRANSACTIONS:


  Leases


     As discussed in Note 6, Christianson leases its facilities and its furniture and fixtures in Austin and San Antonio, Texas, from related parties. It is management's opinion that such leases are at market value.


  Other


     Through December 31, 1995, Christianson subcontracted its construction labor to a related party. Christianson was charged for such labor based on the related party's actual costs. For the year ended August 31, 1996, and the four months ended December 31, 1995, subcontractor labor costs reflected within cost of revenues in the accompanying statements of operations were $2,663,000 and $2,663,000 (unaudited), respectively. This relationship was terminated effective December 31, 1995.



     Also through December 31, 1995, the related party provided workers' compensation insurance to its employees through a self-insurance program. The related party charged Christianson an agreed-upon rate for such insurance based on an estimate of the cost of workers' compensation insurance as a subscriber under the Texas risk pool. Claims were administered and paid by the related party. For the year ended August 31, 1996, and the four months ended December 31, 1995, workers' compensation insurance costs reflected within cost of services in the accompanying statements of operations were $268,000 and $268,000 (unaudited), respectively. This relationship was terminated effective December 31, 1995.



     In connection with various administrative and management services provided to the related party, Christianson charged a fee to the related party for such services. For the years ended August 31, 1996, and the four months ended December 31, 1995, Christianson charged the related party $225,000 and $225,000 (unaudited), respectively. These amounts are included within other income in the accompanying statements of operations. As discussed above, the relationship was terminated December 31, 1995; therefore, no fees were charged subsequent to this date.



15. COMMITMENTS AND CONTINGENCIES:


  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

             AMERICAN PLUMBING & MECHANICAL, INC. AND SUBSIDIARIES

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.


     Beginning on May 1, 1998, Christianson self-insured for medical claims up to $50,000 per year per individual covered, with a $642,000 aggregate maximum exposure per year. Claims in excess of these amounts are covered by a stop-loss policy. At December 31, 1998, Christianson has recorded reserves within accounts payable and accrued liabilities for its portion of self-insurance claims based on estimated claims.



  Impact of the Year 2000 Issue



     The Year 2000 Issue is whether the Company's computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company uses purchased software programs for a variety of functions, including general ledger, accounts payable and accounts receivable accounting packages. Responsibility for Year 2000 compliance has been analyzed and testing is currently ongoing for many of the financial applications, individual work stations, and job-costing systems. Preliminary tests on applications have proven them to be compliant, but further testing is warranted. The Company believes that the Year 2000 Issue will not pose significant operational problems for the Company's computer systems and, therefore, will not have a material impact on the financial position or the results of operations of the Company.



16. MAJOR CUSTOMERS AND RISK CONCENTRATION:



     Christianson had sales of approximately 24.1 percent, 22.8 percent, 23.1 percent, 23.5 percent (unaudited), and 23.4 percent of total sales to one major customer during the years ended August 31, 1996, December 31, 1997 and 1998, the four months ended December 31, 1995 and 1996, respectively.


     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest on the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.


     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas in which it operates.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Plumbing & Mechanical, Inc.

     We have audited the accompanying balance sheet of American Plumbing & Mechanical, Inc. as of December 31, 1998, and March 31, 1999, and the related statements of operations, cash flows and stockholders' equity for the period from inception (June 29, 1998) through December 31, 1998, and for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Plumbing & Mechanical, Inc. as of December 31, 1998, and March 31, 1999, and the results of its operations and its cash flows for the period from inception (June 29, 1998) through December 31, 1998, and for the three months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
June 14, 1999

                      AMERICAN PLUMBING & MECHANICAL, INC.

                                 BALANCE SHEETS

                    (IN THOUSANDS EXCEPT SHARE INFORMATION)


                                     ASSETS


                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
CASH AND CASH EQUIVALENTS...................................    $    --       $    37
OTHER ASSETS................................................        426           663
DEFERRED TRANSACTION COSTS..................................      2,936         3,505
                                                                -------       -------
          Total assets......................................    $ 3,362       $ 4,205
                                                                =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

ACCOUNTS PAYABLE............................................    $ 1,955       $ 2,032
AMOUNTS DUE TO STOCKHOLDERS.................................      2,046         3,103
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 authorized,
     none issued and outstanding............................         --            --
  Class B common stock, $.01 par value, 5,000,000 shares
     authorized, 2,417,517 and 2,423,517 shares issued and
     outstanding............................................         24            24
  Common stock, $.01 par value, 100,000,000 authorized,
     900,000 and 994,000 shares issued and outstanding......          9            10
  Additional paid-in capital................................        408         1,090
  Receivable from stockholders..............................        (32)          (33)
  Retained earnings.........................................     (1,048)       (2,021)
                                                                -------       -------
          Total stockholders' equity........................       (639)         (930)
                                                                -------       -------
          Total liabilities and stockholders' equity........    $ 3,362       $ 4,205
                                                                =======       =======


Reflects a 1,683-for-one stock split effected in April 1999.

   The accompanying notes are an integral part of these financial statements.

                      AMERICAN PLUMBING & MECHANICAL, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS EXCEPT SHARE INFORMATION



                                                                FOR THE
                                                              PERIOD FROM
                                                               INCEPTION      FOR THE
                                                               (JUNE 29,       THREE
                                                                 1998)        MONTHS
                                                                THROUGH        ENDED
                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
REVENUES....................................................    $    --       $    --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................      1,474         1,165
                                                                -------       -------
LOSS BEFORE INCOME TAXES....................................     (1,474)       (1,165)
PROVISION FOR INCOME TAXES..................................        426           193
                                                                -------       -------
NET LOSS....................................................    $(1,048)      $  (972)
                                                                =======       =======


   The accompanying notes are an integral part of these financial statements.

                      AMERICAN PLUMBING & MECHANICAL, INC.

                            STATEMENTS OF CASH FLOWS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                                FOR THE
                                                              PERIOD FROM
                                                               INCEPTION      FOR THE
                                                               (JUNE 29,       THREE
                                                                 1998)        MONTHS
                                                                THROUGH        ENDED
                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(1,048)      $ (972)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Non-cash compensation charge...........................        408          682
     Deferred income taxes..................................       (426)        (193)
     Changes in assets and liabilities --
       Increase in other assets.............................         --          (45)
       Increase in deferred transaction costs...............     (2,936)        (569)
       Increase in amounts due to stockholders..............      2,046        1,057
       Increase in accounts payable.........................      1,955           77
                                                                -------       ------
          Net cash provided (used) in operating
            activities......................................         (1)          37
                                                                -------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Initial capitalization....................................          1           --
                                                                -------       ------
          Net cash provided by financing activities.........          1           --
                                                                -------       ------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         --           37
CASH AND CASH EQUIVALENTS, beginning of period..............         --           --
                                                                -------       ------
CASH AND CASH EQUIVALENTS, end of period....................    $    --       $   37
                                                                =======       ======


   The accompanying notes are an integral part of these financial statements.

                      AMERICAN PLUMBING & MECHANICAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                      CLASS B
                                    COMMON STOCK        COMMON STOCK     ADDITIONAL    RECEIVABLE                   TOTAL
                                 ------------------   ----------------    PAID-IN         FROM       RETAINED   STOCKHOLDERS'
                                  SHARES     AMOUNT   SHARES    AMOUNT    CAPITAL     STOCKHOLDERS   EARNINGS      EQUITY
                                 ---------   ------   -------   ------   ----------   ------------   --------   -------------
INITIAL CAPITALIZATION AND
  SUBSEQUENT SHARE ISSUANCE,
  June 29, 1998................  2,363,361    $23     750,000    $ 8       $   --         $(30)      $    --       $     1
  September 15, 1998...........     54,156      1     150,000      1          408           (2)           --           408
NET INCOME (LOSS)..............         --     --          --     --           --           --        (1,049)       (1,049)
                                 ---------    ---     -------    ---       ------         ----       -------       -------
BALANCE, December 31, 1998.....  2,417,517     24     900,000      9          408          (32)       (1,049)         (640)
SHARE ISSUANCE.................      6,000     --      94,000      1          682           (1)           --           682
NET LOSS.......................         --     --          --     --           --           --          (972)         (972)
                                 ---------    ---     -------    ---       ------         ----       -------       -------
BALANCE, March 31, 1999........  2,423,517    $24     994,000    $10       $1,090         $(33)      $(2,021)      $  (930)
                                 =========    ===     =======    ===       ======         ====       =======       =======


Reflects a 1,683-for-one stock split effected in April 1999.

   The accompanying notes are an integral part of these financial statements.

                      AMERICAN PLUMBING & MECHANICAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:


     American Plumbing & Mechanical, Inc., a Delaware corporation (AMPAM or the "Company"), was organized in June 1998 to be the leading provider of plumbing and mechanical contracting services in the United States, focusing primarily on the commercial/institutional and residential markets. On April 1, 1999, AMPAM acquired ten U.S. businesses (see Note 4, Founding Company Acquisitions) and completed the initial financings (see Note 5). On May 19, 1999, the Company completed additional financings (see Note 6) and intends to continue to acquire through merger or purchase similar companies to expand its national or regional operations.



     All activities to date have related to the Acquisitions. All expenditures of the Company to March 31, 1999 were funded by its founder and then primary stockholder, Sterling City Capital, LLC, on behalf of the Company. AMPAM has capitalized third party acquisition costs as deferred transaction costs in the accompanying balance sheet. Internal costs ($0.3 and $0.5 million in 1998 and 1999, respectively) are reflected as a period cost in the accompanying statements of operations. The ability of AMPAM to generate future income is dependent upon the ability of the Company to manage the integration of the acquisitions as well as the effect on the combined companies of the following factors which are discussed in more detail in "Risk Factors" -- substantial indebtedness and potential incurrence of additional debt that would be senior to the notes offer (discussed in Note 6), absence of combined operating history and dependence on future operating performance, exposure to cyclicality and downturns in construction, availability of skilled labor, management of growth, reliance on acquisitions, competition, dependence on key personnel, amortization of goodwill and acquisition and other related accounting issues, availability of acquisition financing, use of fixed price contracting and potential materials and labor cost escalations, the Year 2000 issue, potential adverse effect of future acquisition, potential inability of the Company to repurchase the notes from the offering (discussed in Note 6) upon a change of control, lack of a trading market for the notes, seasonality and fluctuation of quarterly operating results, concentration of customers, regulations, liability and insurance.


  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


  Income Taxes



     The Company, which is a C Corporation, follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. The only difference in the effective tax rate and the statutory rate was the nondeductible compensation charge. A deferred tax asset was recorded for the benefit of other expenses in the periods.

                      AMERICAN PLUMBING & MECHANICAL, INC.

  Deferred Transaction Costs


     Following is a detail of deferred transaction costs which were paid to third parties as of March 31, 1999 (in thousands):



Accounting fees............................................   $2,785
Legal fees.................................................      241
Consultants................................................      205
Other......................................................      274
                                                              ------
          Deferred transaction costs.......................   $3,505
                                                              ======


2. STOCKHOLDERS' EQUITY:

  Common Stock


     In connection with the organization and initial capitalization of AMPAM, the Company issued 2,092,401 shares of Class B common stock at $.01 par value (Class B common stock). AMPAM has subsequently issued 1,325,116 additional shares of Class B common stock and common stock to certain management of AMPAM and other individuals. The shares of Class B common stock have rights similar to shares of common stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-fourth of one vote for each share held on all other matters, and are subordinate in liquidation to all other classes of stock.



     Each share of Class B common stock will automatically convert to common stock (as adjusted proportionately to give effect to any stock dividends, combinations, splits or other similar events with respect to the common stock) on a share-for-share basis in the event AMPAM consummates any of the following events: (i) an IPO, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any merger or consolidation that involves AMPAM in which AMPAM is not the surviving entity or
(iv) any transaction after which the common stock held by persons other than the holders of common stock as of April 1, 1999 constitutes 50% or more of the common stock outstanding as of the date of the consummation of such transaction. Furthermore, if the Class B common stock has not previously been converted into common stock before April 1, 2002, AMPAM will have the option to redeem all outstanding shares of Class B common stock for $.01 a share.



     As of July 31, 1998 and as restated for the 1,683-for-one stock split discussed below, the Company issued a total of 1,598,901 shares to Sterling City Capital, LLC and an aggregate of 1,514,430 shares to the executive management of the Company and other individuals. The shares issued prior to August 1998 were recorded at their estimated fair value at that time of $.01 par value. The fair value at that time of all such shares was based on specific factors related to the Company and the transaction including restrictions on transferability and sale, the time value of money during the holding period and the substantive progress of the transaction at each issuance date. In September 1998, the Company issued 204,186 shares of common stock to a member of management at $0.01 per share. The shares were recorded in the accompanying financial statements as a nonrecurring noncash compensation charge of $0.4 million which represented the excess of the estimated fair value ($2.00 per share) of the shares over the amount paid. During the three months ended March 31, 1999, 94,000 and 6,000 shares of common stock and Class B common stock, respectively were issued to employees of the Company at $0.01 per share. Such shares were recorded in the accompanying financial statements at their fair values per share ($6.91 for common stock and $5.53 for Class B common stock), and compensation expense of $0.7 million was recorded for the excess of the fair value of such shares over the amount paid.


     On April 1, 1999, the Company reflected the shares previously issued to Sterling City Capital, LLC and certain consultants as acquisition costs (i.e., goodwill) in connection with the acquisitions.

                      AMERICAN PLUMBING & MECHANICAL, INC.

Additionally, the Company recorded a nonrecurring, noncash compensation charge related to the shares issued on April 1, 1999 to management of $8.0 million which represented the difference between the estimated fair value ($7.50 for common stock and $6.00 for Class B common stock) of such shares and their recorded values. The management and Sterling City Capital, LLC shares were issued in contemplation of the acquisitions, and no further stock issuances of this nature are anticipated.


     AMPAM effected a 1,683-for-one stock split in April 1999 for each share of Class B common stock and each share of common stock of the Company then outstanding. In addition, the Company increased the number of authorized shares of common stock to 100,000,000 and increased the number of authorized shares of $.01 par value preferred stock to 10,000,000. The effects of the stock split and the increase in the shares of authorized common stock have been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes. Additionally, the difference between the initial capitalization value and the par value of total shares outstanding subsequent to the stock split has been reflected as a receivable from stockholders.

  Preferred Stock

     An aggregate of 1,048,820 shares of preferred stock was issued to certain stockholders of Christianson at the closing of the acquisitions. Such Christianson stockholders received their acquisition consideration solely in the form of cash and shares of preferred stock. The preferred stock is cumulative, redeemable and convertible and will be recorded at its estimated fair value of $13 per share.


     The holders of the preferred stock are entitled to receive dividends at an annual rate of 10% based on the liquidation value (as defined below). The dividends are payable in cash semiannually in arrears. The dividend payment dates are June 30 and December 31, beginning on June 30, 1999. The holders of the preferred stock are also entitled to receive additional dividends on an equal share for share basis with the common stock to the extent that the Company has paid cumulative dividends on a base amount of $13.00 per share of common stock, as proportionately adjusted for any stock dividends, combinations, splits or other similar events with respect to such shares, a common stock base amount. However, the right of the holders of the preferred stock to receive this preferential dividend will extinguish 40 days after the 25th day following the date of the final prospectus related to an initial public offering of the Company's common stock. After such time, the holders will be entitled to share equally, on a per share basis, in any dividends of the Company with the holders of common stock.


     The preferred stock is senior to all other classes of the Company's capital stock (including the common stock) in right of liquidation, dividends and distributions.

     The liquidation value of the preferred stock is $13.00 per share, plus accrued and unpaid dividends, as adjusted proportionately for any stock dividends, combinations, splits or other similar events with respect to such shares, a liquidation value. In addition, the preferred stock shares equally, on a per share basis, with the common stock after each share is paid the common stock base amount plus a cumulative amount of dividends equal to 10% from the later to occur of the date of issuance of the preferred stock or the date of issuance of such share of common stock.

     Except under certain circumstances, the preferred stock is not entitled to vote as a separate class, but votes together with the holders of shares of all other classes of capital stock of the Company as one class on all matters submitted to a vote of the Company's stockholders. Each holder of shares of preferred stock is entitled to the number of votes equal to the largest number of full shares of common stock into which all shares of preferred stock held by such holder could be converted at the record date for the determination of the stockholders entitled to vote on such matters. In all cases where the holders of shares of preferred stock are required by law to vote separately as a class, such holders are entitled to one vote for each such share.

                      AMERICAN PLUMBING & MECHANICAL, INC.

     The preferred stock is redeemable at the Company's option, in whole or in part prior to an initial public offering of AMPAM common stock for the greater of (i) the fair market value of the preferred stock or (ii) $13.00 per share of preferred stock, plus, in each case, accrued and unpaid dividends thereon. After an IPO, the Company has the right to redeem the preferred stock at any time and from time to time, in whole or in part, at a price equal to the trading price of the common stock at the time of redemption but in no event for less than $13.00 per share of preferred stock, plus accrued and unpaid dividends. After April 1, 2002, the holders of the preferred stock may require the Company to redeem the preferred stock. In each such case, the redemption price per share will be equal to the liquidation value plus accrued and unpaid dividends through the date of redemption.


     Prior to the filing of a registration statement by the Company with the Securities and Exchange Commission with respect to an IPO, the holders of preferred stock may convert the preferred stock into common stock on a share-for-share basis. Not later than the twenty-fifth day after the date of the final prospectus relating to such IPO, the Company will give notice to each holder of preferred stock to the effect that the preferred stock will automatically convert into shares of common stock on the 40th day thereafter unless such holder gives the Company written notice on or before such date that such holder elects such conversion not occur with respect to such holder's shares of preferred stock. In the event the Company does not receive such notice on or before such date, the preferred stock shall be converted into common stock at a conversion ratio equal to the liquidation value (without inclusion of accrued but unpaid dividends) divided by the price per share to the public in the IPO, effective as of such date.

     The Company may convert the preferred stock following the consummation of an IPO on a share-for-share basis, unless such conversion would result in the holder of preferred stock receiving common stock having a value of less than $13.00 per share, in which case the conversion would be made at a conversion ratio equal to the liquidation value (without inclusion of accrued but unpaid dividends) divided by the price per share to the public in the IPO.

  Other Preferred Stock

     Additionally, the board of directors of the Company may authorize the issuance from time to time shares of one or more new classes or series of preferred stock. Subject to the provisions of the Company's amended and restated certificate of incorporation and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of preferred stock of any class or series other than the preferred stock.

  Stock Plan

     In February 1999, the Company's board of directors and stockholders approved the Company's 1999 Stock Plan, or the "stock plan", which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or phantom stock, and other incentive awards to directors, officers, key employees and consultants of the Company. The number of shares authorized and reserved for issuance under the stock plan is the greater of 3.7 million shares or 15% of the aggregate number of shares of common stock outstanding. The terms of the option awards will be established by the Compensation Committee of the Company's board of directors. The Company granted nonqualified stock options to purchase a total of approximately 2.1 million shares of common stock at a price of $7.00 per

                      AMERICAN PLUMBING & MECHANICAL, INC.

share to key employees of the Company at the consummation of the acquisitions. These options vest at the rate of 20 percent per year, commencing on the first anniversary of the grant date and will expire at the earliest of ten years from the date of grant, three months following termination of employment other than due to death or disability, or one year following termination of employment due to death or disability. As described below, the Company has elected to account for employee stock options under Accounting Principles Board (APB) Opinion No. 25.


3. STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by APB Opinion No. 25 under which compensation expense is recorded to the extent that the fair market value of the related stock is in excess of the options exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

4. FOUNDING COMPANY ACQUISITIONS:

     On April 1, 1999 AMPAM acquired the following entities contemporaneously with the related initial financings. The entities acquired were:

         Christianson Enterprises, Inc., Christianson Service Company and Professional Services, Inc. (collectively, Christianson)
         R.C.R. Plumbing, Inc.
         Teepe's River City Mechanical, Inc.
         Keith Riggs Plumbing, Inc.
         J. A. Croson Company and Franklin Fire Sprinkler Company
         J. A. Croson Company of Florida
         Power Plumbing, Inc.
         Nelson Mechanical Contractors, Inc.
         Sherwood Mechanical, Inc.
         Miller Mechanical Contractors, Inc.


     The Company's results of operations will include the founding companies beginning April 1, 1999. Prior to April 1, 1999 the Company's results of operations will be reflected as those of Christianson, as the accounting acquiror.


     The acquisition consideration delivered upon the closing of the acquisitions consisted of (i) $99.9 million in cash (which represents a portion of the $106.3 million cash consideration, subject to adjustment as discussed below, to be paid to the stockholders of the founding companies), (ii) $5.8 million of seller notes, (iii) 8,898,618 shares of common stock and (iv) 1,048,820 shares of preferred stock. Additionally, approximately 2.1 million shares of Class B common stock issued to Sterling City Capital, LLC and certain consultants will be reflected as goodwill as part of the acquisition transactions.


     Included in the $99.9 million cash acquisition consideration paid upon closing was a portion of the cash payments to be made to the stockholders of the founding companies based upon the level of working capital of such founding company as of the closing date. The cash portion of the acquisition consideration

                      AMERICAN PLUMBING & MECHANICAL, INC.

attributable to the level of working capital was increased by approximately $12.0 million based on the actual working capital as of the closing date.


     The stockholders of each founding company were also entitled to distributions of certain nonoperating assets of such founding company (subject to assumption of related liabilities), retained earnings of such founding company (if a C corporation) or the positive amount of the accumulated adjustment account (if an S corporation). In addition to the acquisition consideration and other payments and distributions described above, the stockholders of each founding company (including certain former shareholders of Christianson) may receive additional consideration in the event such founding company generates actual adjusted net income for the year ending December 31, 1999, in excess of a designated target level of net income for that period. Any additional stock issued or cash paid will be recorded as additional consideration and, accordingly, will be reflected as goodwill in the financial statements of the Company.


     The acquisitions resulted in a substantial amount of goodwill recorded on the Company's balance sheet, amortized on a straight-line basis over 30 years. The Company's management will periodically evaluate recorded goodwill balances, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset.


     In addition, the Company has entered into employment agreements with certain key executives of the founding companies and is currently negotiating and expects to enter into employment agreements with the executive officers of AMPAM. These employment agreements will generally prohibit such individuals from disclosing confidential information and trade secrets, and restrict such individuals from competing with the Company for a period of two years following termination of employment. The initial term of these employment agreements is five years with provisions for annual extensions at the end of the initial term.

5. INITIAL FINANCINGS

     On April 1, 1999, the Company obtained debt financing in the form of a credit facility, a subordinated loan, seller notes and a note to Sterling City Capital, LLC or a sponsor note, which all comprise the initial financings. The key terms of these debt instruments are as follows:

  The Credit Facility

     The credit facility is a senior secured revolving credit facility in an aggregate principal amount of $95 million. Amounts borrowed under the credit facility were used to fund a part of the cash portion of the acquisition consideration and will be used to fund future acquisitions and to provide financing of general corporate purposes. The credit facility bears interest, at the option of the Company, at the base rate of the arranging bank plus an applicable margin or at LIBOR plus an applicable margin. The applicable margin fluctuates based on the Company's ratio of funded debt to EBITDA and will be between 1.50% and 2.50% above LIBOR or 0.00% and 1.00% above the arranging banks base rate. Interest is payable no less frequently than quarterly in arrears. The term of the credit facility is three years from the date of closing of the acquisitions and all principal amounts borrowed will be payable in full at maturity.

     The credit facility is secured by (1) the accounts receivable, the seller notes, inventory, equipment and other personal property of the Company and (2) all of the capital stock owned by AMPAM of its existing or later-formed domestic subsidiaries. The Company is required to make prepayments or commitment reductions on the credit facility under certain circumstances.

     The credit facility requires the Company to maintain compliance with certain specified financial covenants including maximum ratios of funded debt to EBITDA, a minimum fixed charge coverage ratio, a minimum net worth and other restrictive covenants. Additionally, the terms of the credit facility limit

                      AMERICAN PLUMBING & MECHANICAL, INC.

the ability of the Company to incur additional indebtedness, dispose of assets, make acquisitions or other investments and to make various other payments.

     As of April 1, 1999, $70.3 million was outstanding on the credit facility. The Company repaid such outstanding amount in full with the proceeds from the offering discussed in Note 6.

  The Subordinated Loan

     The subordinated loan was a senior subordinated loan in an aggregate principal amount of $30.0 million. The subordinated loan was a senior subordinated obligation of the Company, subordinated to all other of the Company's senior debt (including the credit facility) and senior to all other subordinated debt of the Company (including the seller notes). Amounts borrowed under the subordinated loan were used to fund a portion of the cash acquisition consideration. The subordinated loan bore interest at an annual rate equal to three months LIBOR plus 350 basis points. Interest was payable quarterly in arrears.

     Concurrently with entering into the subordinated loan, AMPAM deposited into escrow, for the benefit of the lenders, warrants to purchase common stock. The warrants terminated when the subordinated loan was repaid, upon closing of the offering discussed in Note 6. The warrants were immediately exercisable at a price of $0.01 per share in the event that the subordinated loan was not repaid prior to or at maturity. Upon exercise, the warrants would have represented approximately 5.0% of the outstanding common stock and would have been subject to customary anti-dilution provisions. The Company recorded the warrants as an increase to stockholder's equity for their estimated fair value (approximately $0.3 million) and a corresponding discount to the subordinated loan recorded value. The discount was amortized as additional interest expense.

     As of April 1, 1999, $30.0 million was outstanding on the subordinated loan. The Company repaid such outstanding amount in full with the proceeds from the offering discussed below. Upon repayment, the Company wrote off deferred loan issuance costs of $0.5 million and the discount of approximately $0.3 million.

  The Seller Notes

     The Company issued $5.8 million principal amount of seller notes due on April 1, 2002. The seller notes bore interest at the rate of 10% per annum.

     Interest on the seller notes was payable quarterly, commencing 90 days from the date of issuance. The seller notes were unsecured obligations of the Company, subordinated in the right of payment to any and all existing and future senior indebtedness of the Company (including the credit facility and the subordinated loan). The seller notes were repaid upon completion of the offering discussed in Note 6.

  The Sponsor Note


     The Company issued a subordinated note payable to Sterling City Capital, LLC on April 1, 1999 in settlement of the amounts due to stockholders of $3.1 million ($2.0 million at December 31, 1998). The sponsor note was due on April 1, 2002 and bore interest payable quarterly at the annual rate of 10%. The sponsor note was redeemed by the Company upon completion of the offering discussed in Note 6.


6. THE OFFERING AND THE EXCHANGE OFFERING


     On May 19, 1999, the Company completed an offering of $125.0 million of 11 5/8% senior subordinated notes due in 2008. The notes are subordinated to all existing and future senior indebtedness of the Company and are guaranteed by each of the Company's current and future subsidiaries. The Company has the option to redeem the notes at any time on or after 2004, at specified redemption prices. Before 2002,

                      AMERICAN PLUMBING & MECHANICAL, INC.

the Company also has the option, under certain circumstances, to redeem up to 35% of the aggregate principal amount of the notes at specified redemption prices. Additionally, the Company is required under certain circumstances to repurchase the notes at specified redemption prices in the event of a change in control.

     Additionally, the terms of the notes limit the ability of the Company to, among other things, incur additional indebtedness, dispose of assets, make acquisitions, make other investments, pay dividends and to make various other payments. In conjunction with this offering, the Company entered into a registration rights agreement whereby the Company agreed to file a registration statement within 60 days after the close of the offering that would enable noteholders to exchange their privately placed notes for publicly registered notes with substantially identical terms. Additionally, the Company agreed, among other things, to use their reasonable best efforts to cause the registration statement to become effective within 150 days after the close of the offering and to be completed within 180 days after the close of the offering. If the Company does not comply with their obligations (including their reasonable best efforts) under the registration rights agreement, the interest rate on the notes will increase.


     The net proceeds from the offering of approximately $117.7 million (net of offering costs), were used (1) to repay the outstanding indebtedness ($70.3 million as of April 1, 1999) under the $95.0 million credit facility discussed above (2) to repay the $30.0 million subordinated loan (3) to repay the seller notes and the sponsor note ($8.9 million as of April 1, 1999) and (4) for general corporate purposes.


     The Company is currently in the process of registering the privately placed notes with the Securities and Exchange Commission and, accordingly, intends to meet their obligations, as described above, under the registration rights agreement. No assurance can be made that the exchange offering will be completed.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Christianson Enterprises, Inc.,


and Combined Companies:



     We have audited the accompanying combined balance sheets of Christianson Enterprises, Inc., and Combined Companies (the Company) as of December 31, 1997 and 1998 and March 31, 1999, and the related combined statements of operations, cash flows and stockholders' equity for the year ended August 31, 1996, the four months ended December 31, 1996 and the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1997 and 1998 and March 31, 1999, and the results of their operations and their cash flows for each of the year ended August 31, 1996, the four months ended December 31, 1996, and the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Austin, Texas

May 14, 1999

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

                            COMBINED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31
                                                              ----------------   MARCH 31
                                                               1997     1998       1999
                                                              ------   -------   --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  165   $ 1,980   $ 5,439
  Accounts receivable --
     Contract, net..........................................   4,835     6,301     6,652
     Other..................................................     166        93       221
     Related parties........................................      32         3         3
  Inventories...............................................     376       450     1,182
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     143       273       350
  Prepaid expenses and other current assets.................     165       233        40
                                                              ------   -------   -------
          Total current assets..............................   5,882     9,333    13,887
PROPERTY AND EQUIPMENT, net.................................   1,590     1,699     1,989
OTHER ASSETS................................................     162       178        --
                                                              ------   -------   -------
          Total assets......................................  $7,634   $11,210   $15,876
                                                              ======   =======   =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of capital lease obligations...........  $  396   $   480   $   505
  Accounts payable and accrued expenses.....................     944     3,213     4,165
  Accounts payable, related parties.........................      17        37        --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     174       611       622
  Income taxes payable......................................      66       169       339
  Deferred income taxes.....................................       6        31        --
                                                              ------   -------   -------
          Total current liabilities.........................   1,603     4,541     5,631
LONG-TERM LIABILITIES:
  Capital lease obligations, net of current maturities......     329       349       532
  Deferred income taxes.....................................      17        19        10
                                                              ------   -------   -------
          Total liabilities.................................   1,949     4,909     6,173
                                                              ------   -------   -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value and 1,000,000 shares
     authorized for each of Christianson Enterprises, Inc.
     (CEI), GGR Leasing Corporation (GGR) and Christianson
     Service Company (CSC), 1,200, 78,000 and 3,000 issued
     and outstanding for CEI, GGR and CSC, respectively.....      82        82        82
  Additional paid-in capital................................      11        11        11
  Retained earnings.........................................   5,592     6,208     9,610
                                                              ------   -------   -------
          Total stockholders' equity........................   5,685     6,301     9,703
                                                              ------   -------   -------
          Total liabilities and stockholders' equity........  $7,634   $11,210   $15,876
                                                              ======   =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                              FOUR MONTHS           YEAR ENDED        THREE MONTHS ENDED
                            YEAR ENDED     ENDED DECEMBER 31        DECEMBER 31            MARCH 31
                            AUGUST 31,   ---------------------   -----------------   ---------------------
                               1996         1995        1996      1997      1998        1998        1999
                            ----------   -----------   -------   -------   -------   -----------   -------
                                         (UNAUDITED)                                 (UNAUDITED)
REVENUES..................   $50,330       $14,619     $15,576   $50,909   $63,374     $12,744     $16,824
COST OF REVENUES
  (Including
  depreciation)...........    38,203        11,044      11,868    37,504    45,704       9,024      11,390
                             -------       -------     -------   -------   -------     -------     -------
     Gross profit.........    12,127         3,575       3,708    13,405    17,670       3,720       5,434
                             -------       -------     -------   -------   -------     -------     -------
SELLING, GENERAL AND
  ADMINISTRATIVE
  EXPENSES................    11,051         3,430       5,142    11,497    17,078       3,253       1,863
                             -------       -------     -------   -------   -------     -------     -------
     Income (loss) from
       operations.........     1,076           145      (1,434)    1,908       592         467       3,571
                             -------       -------     -------   -------   -------     -------     -------
OTHER INCOME (EXPENSE):
  Interest and dividend
     income...............       109            24          39       126       102           4          11
  Interest expense........       (92)          (29)        (33)     (102)     (116)        (37)        (27)
  Other...................       250           230          26        35        70          15           9
                             -------       -------     -------   -------   -------     -------     -------
     Other income
       (expense), net.....       267           225          32        59        56         (18)         (7)
                             -------       -------     -------   -------   -------     -------     -------
INCOME (LOSS) BEFORE
  PROVISION FOR INCOME
  TAXES...................     1,343           370      (1,402)    1,967       648         449       3,564
PROVISION (BENEFIT) FOR
  INCOME TAXES............       345            74         (56)       77        32          20         162
                             -------       -------     -------   -------   -------     -------     -------
NET INCOME (LOSS).........   $   998       $   296     $(1,346)  $ 1,890   $   616     $   429     $ 3,402
                             =======       =======     =======   =======   =======     =======     =======

    The accompanying notes are an integral part of these combined financial statements.

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      FOUR MONTHS           YEAR ENDED        THREE MONTHS ENDED
                                    YEAR ENDED     ENDED DECEMBER 31        DECEMBER 31            MARCH 31
                                    AUGUST 31,   ---------------------   -----------------   --------------------
                                       1996         1995        1996      1997      1998        1998        1999
                                    ----------   -----------   -------   -------   -------   -----------   ------
                                                 (UNAUDITED)                                 (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)...............    $  998       $  296      $(1,346)  $ 1,890   $   616     $  429      $3,402
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities --
    Depreciation and
      amortization................       461          152          184       595       673        159         136
    Loss on disposal of property
      and equipment...............         1           --           14         1        --         --           1
    Deferred income taxes.........       145          (53)        (135)       49       (35)        (9)         (8)
    Changes in operating assets
      and liabilities --
      (Increase) decrease in --
         Accounts receivable......      (870)         421        1,425      (648)   (1,363)      (115)       (479)
         Inventories..............      (160)        (282)        (269)      411       (75)      (473)       (732)
         Prepaid expenses and
           other current assets...      (234)        (234)         (80)      (16)     (153)        --         263
      Increase (decrease) in --
         Accounts payable and
           accrued expenses.......     2,008        2,958        2,312    (5,631)    2,290      3,943       1,102
         Other current
           liabilities............         6          123          207        14       540         --          11
                                      ------       ------      -------   -------   -------     ------      ------
         Net cash provided by
           (used in) operating
           activities.............     2,355        3,381        2,312    (3,335)    2,493      3,934       3,696
                                      ------       ------      -------   -------   -------     ------      ------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions of property and
    equipment.....................      (269)         (76)         (61)     (166)     (167)       (15)        (92)
                                      ------       ------      -------   -------   -------     ------      ------
           Net cash used in
             investing
             activities...........      (269)         (76)         (61)     (166)     (167)       (15)        (92)
                                      ------       ------      -------   -------   -------     ------      ------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Borrowings of long-term debt....       103          103           --        --        --         --          --
  Payments of long-term debt......      (454)        (149)        (147)     (425)     (511)      (134)       (145)
                                      ------       ------      -------   -------   -------     ------      ------
           Net cash used in
             financing
             activities...........      (351)         (46)        (147)     (425)     (511)      (134)       (145)
                                      ------       ------      -------   -------   -------     ------      ------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS............     1,735        3,259        2,104    (3,926)    1,815      3,785       3,459
CASH AND CASH EQUIVALENTS,
  beginning of period.............       252          252        1,987     4,091       165        165       1,980
                                      ------       ------      -------   -------   -------     ------      ------
CASH AND CASH EQUIVALENTS, end of
  period..........................    $1,987       $3,511      $ 4,091   $   165   $ 1,980     $3,950      $5,439
                                      ======       ======      =======   =======   =======     ======      ======
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for --
    Interest......................    $   92       $   29      $    33   $   102   $   116     $   29      $   27
    Income taxes..................       200          127           80        28        29         --          --
  Capital lease additions.........       630          141           --       460       615        197         394

    The accompanying notes are an integral part of these combined financial statements.

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                               COMMON STOCK     ADDITIONAL                  TOTAL
                                              ---------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                              SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                              ------   ------   ----------   --------   -------------
BALANCE, August 31, 1995....................  79,200    $79        $11       $ 4,050       $ 4,140
  Net income................................      --     --         --           998           998
                                              ------    ---        ---       -------       -------
BALANCE, August 31, 1996....................  79,200     79         11         5,048         5,138
  Net loss..................................      --     --         --        (1,346)       (1,346)
                                              ------    ---        ---       -------       -------
BALANCE, December 31, 1996..................  79,200     79         11         3,702         3,792
  Formation of Christianson Service
     Company................................   3,000      3         --            --             3
  Net income................................      --     --         --         1,890         1,890
                                              ------    ---        ---       -------       -------
BALANCE, December 31, 1997..................  82,200     82         11         5,592         5,685
  Net income................................      --     --         --           616           616
                                              ------    ---        ---       -------       -------
BALANCE, December 31, 1998..................  82,200     82         11         6,208         6,301
  Net income................................      --     --         --         3,402         3,402
                                              ------    ---        ---       -------       -------
BALANCE, March 31, 1999.....................  82,200    $82        $11       $ 9,610       $ 9,703
                                              ======    ===        ===       =======       =======

    The accompanying notes are an integral part of these combined financial statements.

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Christianson Enterprises, Inc., a Texas Corporation, and its wholly owned subsidiaries, together with Christianson Service Company and GGR Leasing Corporation, both Texas Corporations (the Combined Companies), which are owned by the stockholders of Christianson Enterprises, Inc., are collectively referred to herein as the "Company." The Company provides plumbing and air conditioning installation and repair services primarily for single-family residential markets in Texas. The Company performs the majority of its services under fixed-price contracts which generally span three months.

     The Company and its stockholders entered into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock were exchanged for cash, notes and shares of AMPAM common and preferred stock concurrently with the consummation of the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation and Combination

     The accompanying financial statements present Christianson Enterprises, Inc., consolidated with its wholly owned subsidiaries, together with Christianson Service Company and GGR Leasing Corporation on a combined basis. All significant intercompany transactions have been eliminated in consolidation and combination.

     Effective December 31, 1997, Christianson Enterprises, Inc., and its subsidiaries changed their year ends from August 31 to December 31. Christianson Service Company and GGR Leasing Corporation have each reported on a December 31 year-end since inception. For the years ended August 31, 1995 and 1996, the results of operations for Christianson Service Company and GGR Leasing Corporation have been conformed to an August 31 year-end. Generally accepted accounting principles have been consistently applied to the financial statements for all periods presented.

  Interim Financial Information

     The interim financial statements for the four months ended December 31, 1995, and the three months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for one year after completion of a plumbing or air conditioning installation. The Company generally warrants labor for 90 days after plumbing and air conditioner repairs. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.


  Preacquisition Officers' Compensation of the Accounting Acquiror


     Total officers' compensation for the years ended August 31, 1996, and December 31, 1997 and 1998, the four months ended December 31, 1995 and 1996, and the three months ended March 31, 1999, was $6,905,000, $6,643,000, $10,701,000, $2,257,000 (unaudited), $3,763,000, and $400,000, respectively.
Such amounts are included within selling, general and administrative expenses in the accompanying statements of operations.

  Income Taxes

     Effective January 1, 1997, Christianson Enterprises, Inc., including its wholly owned subsidiaries, elected S Corporation status. Christianson Service Company and GGR Leasing Corporation have elected

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

S Corporation status. Under S Corporation status, as defined by the Internal Revenue Code, the Company itself is not subject to taxation for federal purposes; rather, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Certain states do not recognize S Corporation status for purposes of state taxation. Consequently, the provision for current and deferred income taxes for the years ended December 31, 1997, 1998 and the three months ended March 31, 1999, consists of only state income taxes. The Company terminated its S Corporation status concurrently with the effective date of the merger discussed in Note 13.

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Reclassifications

     Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):

                                                            DECEMBER 31
                                                          ----------------    MARCH 31,
                                                           1997      1998       1999
                                                          ------    ------    ---------
Billed..................................................  $4,957    $6,402     $6,739
Allowance for uncollectible accounts....................    (122)     (101)       (87)
                                                          ------    ------     ------
Contract receivables, net...............................  $4,835    $6,301     $6,652
                                                          ======    ======     ======

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                 FOUR MONTHS ENDED    YEAR ENDED    THREE MONTHS
                                    YEAR ENDED      DECEMBER 31       DECEMBER 31      ENDED
                                    AUGUST 31,   ------------------   -----------    MARCH 31,
                                       1996         1995       1996   1997   1998       1999
                                    ----------   -----------   ----   ----   ----   ------------
                                                 (UNAUDITED)
Balance at beginning of period....     $ 74          $74       $117   $109   $122       $101
Additions to costs and expenses...       74           25          2     63     59         10
Deductions for uncollectible
  receivables written off and
  recoveries......................      (31)          (6)       (10)   (50)   (80)       (24)
                                       ----          ---       ----   ----   ----       ----
Balance at end of period..........     $117          $93       $109   $122   $101       $ 87
                                       ====          ===       ====   ====   ====       ====

     Plumbing and air conditioning installation contracts in progress are as follows (in thousands):

                                                             DECEMBER 31
                                                          -----------------   MARCH 31,
                                                           1997      1998       1999
                                                          -------   -------   ---------
Costs incurred on contracts in progress.................  $ 1,200   $ 1,848    $ 3,569
Estimated earnings, net of losses.......................    1,100     4,259      3,200
                                                          -------   -------    -------
                                                            2,300     6,107      6,769
Less -- Billings to date................................   (2,331)   (6,445)    (7,041)
                                                          -------   -------    -------
                                                          $   (31)  $  (338)   $  (272)
                                                          =======   =======    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.................................  $   143   $   273    $   350
Billings in excess of costs and estimated earnings on
  uncompleted contracts.................................     (174)     (611)      (622)
                                                          -------   -------    -------
                                                          $   (31)  $  (338)   $  (272)
                                                          =======   =======    =======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                            DECEMBER 31
                                                           --------------    MARCH 31,
                                                           1997     1998       1999
                                                           ----    ------    ---------
Accounts payable, trade..................................  $239    $2,101     $$2,845
Accrued warranty.........................................   315       410        410
Accrued payroll..........................................    25       132        475
Accrued bonuses..........................................    74       173         --
Accrued vacation.........................................   258       205        205
Self-insurance reserve...................................    --       115        153
Other accrued expenses...................................    33        77         77
                                                           ----    ------     ------
                                                           $944    $3,213     $4,165
                                                           ====    ======     ======

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT, NET:

     Property and equipment, net consists of the following (in thousands):

                                                   ESTIMATED        DECEMBER 31
                                                  USEFUL LIVES   -----------------   MARCH 31,
                                                    IN YEARS      1997      1998       1999
                                                  ------------   -------   -------   ---------
Vehicles and equipment..........................        5        $ 4,531   $ 5,180    $ 5,507
Office equipment................................      5-7            403       378        391
                                                                 -------   -------    -------
                                                                   4,934     5,558      5,898
Less -- Accumulated depreciation and
  amortization..................................                  (3,344)   (3,859)    (3,909)
                                                                 -------   -------    -------
  Property and equipment, net...................                 $ 1,590   $ 1,699    $ 1,989
                                                                 =======   =======    =======

     Capital leases of approximately $1,666,000, $1,529,000 and $1,118,000 as of March 31, 1999, December 31, 1998 and 1997 are included in vehicles and equipment.

5. LONG-TERM DEBT:

     Long-term debt consists of capital lease obligations. The maturities of capital lease obligations are as follows (in thousands):

                                                              DECEMBER 31,   MARCH 31,
                                                                  1998         1999
                                                              ------------   ---------
1999........................................................     $ 522        $  421
2000........................................................       328           402
2001........................................................        95           309
                                                                 -----        ------
          Total lease payments..............................       945         1,132
Less -- Amounts representing interest.......................      (116)          (95)
                                                                 -----        ------
Present value of minimum lease payments.....................       829         1,037
Less -- Current maturities..................................      (480)         (505)
                                                                 -----        ------
Capital lease obligations, net of current maturities........     $ 349        $  532
                                                                 =====        ======

6. LEASES:

     The Company leases facilities under operating leases from related parties. The Company also leases certain vehicles and equipment under operating leases from third parties. Lease expiration dates vary, and approximate lease payments were as follows (in thousands):

                                                              RELATED     THIRD
                                                              PARTIES    PARTIES
                                                              -------    -------
Four months ended December 31 --
  1995 (unaudited)..........................................   $ 52        $15
  1996......................................................     52         11
Year ended August 31, 1996..................................    156         43
Year ended December 31 --
  1997......................................................    466         33
  1998......................................................    492         18
Three months ended March 31, 1999...........................    135         35

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

                                                              RELATED     THIRD
                                                              PARTIES    PARTIES
                                                              -------    -------
Year ending December 31 --
  1999......................................................  $  495       $19
  2000......................................................     554         2
  2001......................................................     559        --
  2002......................................................      69        --
  2003......................................................      24        --
                                                              ------       ---
                                                              $1,701       $21
                                                              ======       ===

7. INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):

                                           FOUR MONTHS         YEAR ENDED     THREE MONTHS
                         YEAR ENDED     ENDED DECEMBER 31     DECEMBER 31        ENDED
                         AUGUST 31,    -------------------    ------------     MARCH 31,
                            1996          1995        1996    1997    1998        1999
                         ----------    -----------    ----    ----    ----    ------------
                                       (UNAUDITED)
Federal --
  Current..............     $155          $105        $ 71    $ --    $ --        $ --
  Deferred.............      126           (49)        (64)    (16)     --          --
State --
  Current..............       45            22           8      28      67         170
  Deferred.............       19            (4)        (71)     65     (35)         (8)
                            ----          ----        ----    ----    ----        ----
                            $345          $ 74        $(56)   $ 77    $ 32        $162
                            ====          ====        ====    ====    ====        ====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income
(loss) before provision for income taxes as follows (in thousands):

                                                     FOUR MONTHS        YEAR ENDED
                                    YEAR ENDED    ENDED DECEMBER 31     DECEMBER 31    THREE MONTHS ENDED
                                    AUGUST 31,   -------------------   -------------       MARCH 31,
                                       1996         1995       1996    1997    1998           1999
                                    ----------   -----------   -----   -----   -----   ------------------
                                                 (UNAUDITED)
Provision (benefit) at the
  statutory rate..................    $ 470         $130       $(491)  $ 688   $ 227        $ 1,247
Increase (decrease) resulting
  from --
  Earnings of combined
     corporations taxed as S
     Corporations.................     (199)         (78)        501    (688)   (227)        (1,247)
  Permanent differences, primarily
     meals and entertainment......       31           10          (3)      5      --             --
  State income tax, net of benefit
     for federal deduction........       43           12         (63)     88      32            162
  Reversal of C Corporation
     federal deferred taxes.......       --           --          --     (16)     --             --
                                      -----         ----       -----   -----   -----        -------
                                      $ 345         $ 74       $ (56)  $  77   $  32        $   162
                                      =====         ====       =====   =====   =====        =======

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                             DECEMBER 31
                                                             ------------    MARCH 31,
                                                             1997    1998      1999
                                                             ----    ----    ---------
Deferred income tax assets --
  Reserves and accrued expenses............................  $ 25    $ 62      $ 34
  Other....................................................     1      --        (4)
                                                             ----    ----      ----
          Total deferred income tax assets.................    26      62        30
                                                             ----    ----      ----
Deferred income tax liabilities --
  Property and equipment...................................   (17)    (15)      (10)
  Revenue recognition......................................   (32)    (23)       --
  Other....................................................    --     (12)       --
                                                             ----    ----      ----
          Total deferred income tax liabilities............   (49)    (50)      (10)
                                                             ----    ----      ----
          Net deferred income tax assets (liabilities).....  $(23)   $ 12      $ 20
                                                             ====    ====      ====

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                              DECEMBER 31
                                                              ------------   MARCH 31,
                                                              1997    1998     1999
                                                              ----    ----   ---------
Deferred tax assets --
  Current...................................................  $ 26    $ 56     $ 34
  Long-term.................................................    --       6       --
                                                              ----    ----     ----
          Total deferred income tax assets..................    26      62       34
                                                              ----    ----     ----
Deferred tax liabilities --
  Current...................................................   (32)    (31)      (4)
  Long-term.................................................   (17)    (19)     (10)
                                                              ----    ----     ----
          Total deferred income tax liabilities.............   (49)    (50)     (14)
                                                              ----    ----     ----
     Net deferred income tax assets (liabilities)...........  $(23)   $ 12     $ 20
                                                              ====    ====     ====

     Effective January 1, 1997, Christianson Enterprises, Inc., elected S Corporation status. As such, Christianson Enterprises, Inc., was no longer directly responsible for any federal deferred tax liability. The removal of the federal deferred tax liability of $16,000 at December 31, 1996, is recognized in the 1997 statement of operations for the year ended December 31, 1997.

8. STOCKHOLDERS' EQUITY:

     Effective May 13, 1998, the outstanding shares of common stock of Christianson Enterprises, Inc., were split 10 for 1. This split has been reflected retroactively for all periods presented in the accompanying financial statements.

     Shares of common stock of Christianson Enterprises, Inc., are not transferable unless they are first offered for sale to Christianson Enterprises, Inc. and secondly to the other shareholders of Christianson Enterprises, Inc.

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. RELATED-PARTY TRANSACTIONS:

  Leases

     As discussed in Note 6, the Company leases its facilities and its furniture and fixtures in Austin and San Antonio, Texas, from related parties. It is management's opinion that such leases are at market value.

  Other

     Through December 31, 1995, the Company subcontracted its construction labor to a related party. The Company was charged for such labor based on the related party's actual costs. For the year ended August 31, 1996, and the four months ended December 31, 1995, subcontractor labor costs reflected within cost of revenues in the accompanying statements of operations were $2,663,000 and $2,663,000 (unaudited), respectively. This relationship was terminated effective December 31, 1995.

     Also through December 31, 1995, the related party provided workers' compensation insurance to its employees through a self-insurance program. The related party charged the Company an agreed-upon rate for such insurance based on an estimate of the cost of workers' compensation insurance as a subscriber under the Texas risk pool. Claims were administered and paid by the related party. For the year ended August 31, 1996, and the four months ended December 31, 1995, workers' compensation insurance costs reflected within cost of services in the accompanying statements of operations were $268,000 and $268,000 (unaudited), respectively. This relationship was terminated effective December 31, 1995.

     In connection with various administrative and management services provided to the related party, the Company charged a fee to the related party for such services. For the years ended August 31, 1996, and the four months ended December 31, 1995, the Company charged the related party $225,000 and $225,000 (unaudited), respectively. These amounts are included within other income in the accompanying statements of operations. As discussed above, the relationship was terminated December 31, 1995; therefore, no fees were charged subsequent to this date.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, capital lease obligations and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair values.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

     Beginning on May 1, 1998, the Company self-insured for medical claims up to $50,000 per year per individual covered, with a $642,000 aggregate maximum exposure per year. Claims in excess of these amounts are covered by a stop-loss policy. At December 31, 1998, and March 31, 1999, the Company has

                         CHRISTIANSON ENTERPRISES, INC.
                             AND COMBINED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

recorded reserves within accounts payable and accrued liabilities for its portion of self-insurance claims based on estimated claims.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 24.1 percent, 22.8 percent, 23.1 percent, 23.5 percent (unaudited), 23.4 percent and 18.4 percent of total sales to one major customer during the years ended August 31, 1996, December 31, 1997 and 1998, the four months ended December 31, 1995 and 1996 and the three months ended March 31, 1999, respectively.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest on the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas in which it operates.

13. SUBSEQUENT EVENT:

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash, notes and common and preferred stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM. In connection with the merger, the Company made cash distributions which represent the Company's estimated S Corporation accumulated adjustment account.

     As discussed in Note 2, in connection with the merger, the Company converted from an S Corporation to a C Corporation. Upon conversion to C Corporation status, the Company recorded deferred taxes for which it will be responsible. If the S Corporation status had been terminated as of December 31, 1998 or March 31, 1999, the Company would have recorded an additional deferred tax asset of approximately $471,000 and $296,000, respectively, due primarily to reserves and accrued expenses and an additional deferred tax liability of approximately $379,000 and $121,000, respectively, due primarily to differences between book and tax depreciation and revenue recognition.

     Concurrently with the merger, the Company entered into agreements with the stockholders to lease land and buildings used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To RCR Plumbing, Inc.:

     We have audited the accompanying balance sheets of RCR Plumbing, Inc. (dba RCR Companies, Inc.) as of December 31, 1997 and 1998, and March 31, 1999, and the related statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RCR Plumbing, Inc., as of December 31, 1997 and 1998, and March 31, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Phoenix, Arizona,
June 3, 1999

                               RCR PLUMBING, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31
                                                              -----------------    MARCH 31,
                                                               1997      1998        1999
                                                              -------   -------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    --   $ 1,378     $ 1,420
  Accounts receivable --
     Contract, net..........................................   10,350    10,360      12,813
     Other..................................................       59       132           9
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    1,557     1,536       2,090
  Inventories...............................................    1,706     1,308       1,374
  Prepaid expenses and other current assets.................       95       128          22
                                                              -------   -------     -------
          Total current assets..............................   13,767    14,842      17,728
PROPERTY AND EQUIPMENT, net.................................    4,848     5,484       4,175
                                                              -------   -------     -------
          Total assets......................................  $18,615   $20,326     $21,903
                                                              =======   =======     =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank overdraft............................................  $   772   $   130     $    --
  Lines of credit...........................................    1,910        --          --
  Current maturities of long-term debt......................      144       129         171
  Current maturities of capital lease obligations...........      465       495         475
  Accounts payable and accrued expenses.....................    3,739     4,804       7,379
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    2,000     2,612       2,537
                                                              -------   -------     -------
          Total current liabilities.........................    9,030     8,170      10,562
LONG-TERM LIABILITIES:
  Long-term debt, net of current maturities.................    1,543     1,415          --
  Capital lease obligations.................................      229       521         576
                                                              -------   -------     -------
          Total liabilities.................................   10,802    10,106      11,138
                                                              -------   -------     -------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 75,000 shares authorized,
     12,163 shares issued and outstanding...................      194       194         194
  Additional paid-in capital................................       37        37          37
  Retained earnings.........................................    7,986    10,393      10,938
  Treasury stock, 14,601, shares, at cost...................     (404)     (404)       (404)
                                                              -------   -------     -------
          Total stockholders' equity........................    7,813    10,220      10,765
                                                              -------   -------     -------
          Total liabilities and stockholders' equity........  $18,615   $20,326     $21,903
                                                              =======   =======     =======

   The accompanying notes are an integral part of these financial statements.

                               RCR PLUMBING, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31              MARCH 31,
                                           ---------------------------   -------------------------
                                            1996      1997      1998        1998          1999
                                           -------   -------   -------   -----------   -----------
                                                                         (UNAUDITED)
REVENUES.................................  $40,430   $49,738   $63,293     $13,200       $19,815
COST OF REVENUES (including depreciation
  and amortization)......................   35,102    42,377    51,604      10,744        15,735
                                           -------   -------   -------     -------       -------
     Gross profit........................    5,328     7,361    11,689       2,456         4,080
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...............................    3,979     5,712     8,370       1,724         2,452
                                           -------   -------   -------     -------       -------
     Income from operations..............    1,349     1,649     3,319         732         1,628
                                           -------   -------   -------     -------       -------
OTHER INCOME (EXPENSE):
  Interest income........................       34        25         1           1             6
  Interest expense.......................     (118)     (251)     (271)        (90)          (36)
  Other..................................       96        98       (11)          1             8
  Gain on Sale of Buildings..............       --        --        --          --           605
                                           -------   -------   -------     -------       -------
     Other income (expense), net.........       12      (128)     (281)        (88)          583
                                           -------   -------   -------     -------       -------
INCOME BEFORE PROVISION FOR INCOME
  TAXES..................................    1,361     1,521     3,038         644         2,211
PROVISION FOR INCOME TAXES...............       19         5        24           8            26
                                           -------   -------   -------     -------       -------
NET INCOME...............................  $ 1,342   $ 1,516   $ 3,014     $   636       $ 2,185
                                           =======   =======   =======     =======       =======

   The accompanying notes are an integral part of these financial statements.

                               RCR PLUMBING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31            MARCH 31
                                                              ---------------------------   ---------------------
                                                               1996      1997      1998        1998        1999
                                                              -------   -------   -------   -----------   -------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 1,342   $ 1,516   $ 3,014     $   636     $ 2,185
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities --
    Depreciation and amortization...........................      345       561       879         185         231
    Loss (gain) on sale of property and equipment...........      (14)      (12)       19          --        (605)
    Changes in operating assets and liabilities:
      (Increase) decrease in --
        Accounts receivable.................................   (1,221)   (4,838)      (83)        379      (2,330)
        Costs and estimated earnings in excess of billings
          on uncompleted contracts..........................     (263)     (228)       21        (237)       (554)
        Inventories.........................................      419       (85)      398        (238)        (66)
        Prepaid expenses and other current assets...........       34       117       (33)         96         106
      Increase (decrease) in --
        Accounts payable and accrued expenses...............      396       423     1,065       1,330       2,575
        Billings in excess of costs and estimated earnings
          on uncompleted contracts..........................      314     1,032       612        (312)        (75)
                                                              -------   -------   -------     -------     -------
          Net cash provided by (used in) operating
            activities......................................    1,352    (1,514)    5,892       1,839       1,467
                                                              -------   -------   -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............       67       512       103          --          42
  Additions of property and equipment.......................   (2,053)   (1,112)     (607)       (269)       (299)
                                                              -------   -------   -------     -------     -------
          Net cash used in investing activities.............   (1,986)     (600)     (504)       (269)       (257)
                                                              -------   -------   -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft............................................       --       772      (642)       (772)       (130)
  Borrowings on line of credit..............................       --     1,910        --          --          --
  Payments on line of credit................................       --        --    (1,910)       (350)         --
  Borrowings on long-term debt and capital lease
    obligations.............................................    1,153       184        --          --          --
  Payments on long-term debt and capital lease
    obligations.............................................     (322)     (966)     (851)       (170)       (210)
  Distributions to stockholders.............................      (25)     (948)     (607)       (197)       (828)
                                                              -------   -------   -------     -------     -------
          Net cash provided by (used in) financing
            activities......................................      806       952    (4,010)     (1,489)     (1,168)
                                                              -------   -------   -------     -------     -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      172    (1,162)    1,378          81       1,252
CASH AND CASH EQUIVALENTS, beginning of period..............      990     1,162        --          --       1,378
                                                              -------   -------   -------     -------     -------
CASH AND CASH EQUIVALENTS, end of period....................  $ 1,162   $    --   $ 1,378     $    81     $ 1,420
                                                              =======   =======   =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest................................................  $   177   $   362   $   397     $   120     $    75
    Capital lease additions.................................      415       902     1,030         284         204

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
    In connection with the completion of the AMPAM Agreement, the Company transferred certain assets of the
Company to the stockholders with a fair market value of approximately $2,144. In return the stockholders assumed liabilities related to those assets of approximately $1,332. The difference between the fair market value of the assets transferred and the liabilities assumed was approximately $812 and was accounted for as a distribution to stockholders equity.

   The accompanying notes are an integral part of these financial statements.

                               RCR PLUMBING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                      COMMON STOCK     ADDITIONAL                             TOTAL
                                     ---------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                     SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                     ------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1995.........  12,163    $194       $--       $ 6,101     $(404)       $ 5,891
  Distributions to stockholders....      --      --        --           (25)       --            (25)
  Net income.......................      --      --        --         1,342        --          1,342
  Stockholder contribution of
     assets........................      --      --        37            --        --             37
                                     ------    ----       ---       -------     -----        -------
BALANCE, December 31, 1996.........  12,163     194        37         7,418      (404)         7,245
  Distributions to stockholders....      --      --        --          (948)       --           (948)
  Net income.......................      --      --        --         1,516        --          1,516
                                     ------    ----       ---       -------     -----        -------
BALANCE, December 31, 1997.........  12,163     194        37         7,986      (404)         7,813
  Distributions to stockholders....      --      --        --          (607)       --           (607)
  Net income.......................      --      --        --         3,014        --          3,014
                                     ------    ----       ---       -------     -----        -------
BALANCE, December 31, 1998.........  12,163     194        37        10,393      (404)        10,220
  Distributions to stockholders....      --      --        --        (1,640)       --         (1,640)
  Net income.......................      --      --        --         2,185        --          2,185
                                     ------    ----       ---       -------     -----        -------
BALANCE, March 31, 1999............  12,163    $194       $37       $10,938     $(404)       $10,765
                                     ======    ====       ===       =======     =====        =======

   The accompanying notes are an integral part of these financial statements.

                               RCR PLUMBING, INC.

                         NOTES TO FINANCIAL STATEMENTS
(1) BUSINESS AND ORGANIZATION:

     RCR Plumbing, Inc., a California corporation (the Company), focuses on providing installation of plumbing and heating, ventilation, and air conditioning (HVAC) primarily for developers and builders of single-family and multi-family developments, apartment buildings and condominiums. The Company performs the majority of its contract work under fixed price arrangements with contract terms generally ranging from six to 12 months. The Company performs the majority of its work in California and Nevada.

     The Company and its stockholders entered into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock were exchanged for cash, notes and shares of AMPAM common stock concurrently with the consummation of the related financing.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the three months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                               RCR PLUMBING, INC.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     A portion of the Company's receivables are comprised of retainages. These balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     The Company generally warrants labor and materials for twelve months after installation of a new plumbing or HVAC contract. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns. Certain states do not recognize the S Corporation status for purposes of state taxation. The provision for income taxes in the accompanying statements of operations represents the state tax provision related to such states. The Company terminated its S Corporation status concurrently with the effective date of the merger discussed in Note 13.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of

                               RCR PLUMBING, INC.

recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

(3) DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):

                                                            DECEMBER 31
                                                         -----------------    MARCH 31,
                                                          1997      1998        1999
                                                         -------   -------   -----------
Billed.................................................  $10,055   $ 9,529     $12,280
Retainage..............................................      379       473         412
Other..................................................       66       476         248
Allowance for uncollectible accounts...................     (150)     (118)       (127)
                                                         -------   -------     -------
          Balance at end of period.....................  $10,350   $10,360     $12,813
                                                         =======   =======     =======

     Plumbing and HVAC installation contracts in progress are as follows (in thousands):

                                                           DECEMBER 31
                                                       -------------------    MARCH 31,
                                                         1997       1998        1999
                                                       --------   --------   -----------
Costs incurred on contracts in progress..............  $ 13,351   $ 22,929     $27,008
Estimated earnings, net of losses....................     4,763      9,008      10,265
                                                       --------   --------     -------
                                                         18,114     31,937      37,273
Less -- billings to date.............................   (18,557)   (33,013)     37,720
                                                       --------   --------     -------
                                                       $   (443)  $ (1,076)    $  (447)
                                                       ========   ========     =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts..............................  $  1,557   $  1,536     $ 2,090
Billings in excess of costs and estimated earnings on
  uncompleted contracts..............................    (2,000)    (2,612)     (2,537)
                                                       --------   --------     -------
                                                       $   (443)  $ (1,076)    $  (447)
                                                       ========   ========     =======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                             DECEMBER 31
                                                           ---------------    MARCH 31,
                                                            1997     1998       1999
                                                           ------   ------   -----------
Accounts payable, trade..................................  $2,726   $3,420     $ 4,656
Accrued compensation and benefits........................     524      800       2,094
Other accrued expenses...................................     489      584         629
                                                           ------   ------     -------
Balance at end of period.................................  $3,739   $4,804     $ 7,379
                                                           ======   ======     =======

                               RCR PLUMBING, INC.

(4) PROPERTY AND EQUIPMENT:

     Property and equipment, including capital lease assets, consist of the following (in thousands):

                                              ESTIMATED        DECEMBER 31
                                             USEFUL LIVES   -----------------    MARCH 31,
                                               IN YEARS      1997      1998        1999
                                             ------------   -------   -------   -----------
Land.......................................                 $   446   $   423     $    --
Transportation equipment...................      2 - 6        2,195     3,055       3,185
Machinery and equipment....................      3 - 7          585       678         724
Computer and telephone equipment...........      3 - 7          802       946         683
Building and leasehold improvements........      5 -39        2,338     2,411       1,253
Furniture and fixtures.....................          7          207       221         628
                                                            -------   -------     -------
                                                              6,573     7,734       6,473
Less -- accumulated depreciation and
  amortization.............................                  (1,725)   (2,250)     (2,298)
                                                            -------   -------     -------
Property and equipment, net................                 $ 4,848   $ 5,484     $ 4,175
                                                            =======   =======     =======

(5) LINES OF CREDIT AND LONG-TERM DEBT:

     During 1997, the Company negotiated two lines of credit, with an aggregate credit limit of $4.5 million. The lines of credit expired May 1, 1999, and are to be used for working capital and equipment purchases, and bear interest ranging from the Bank's Reference Rate (8.5% at December 31, 1998) to the Bank's Reference Rate plus .5%. The lines of credit are collateralized by machinery and equipment, inventory and receivables. Borrowings on the lines of credit at December 31, 1997 totaled $1.9 million. At December 31, 1998, and March 31, 1999, the Company had no borrowings against this line of credit. The line of credit was terminated on April 5, 1999.

     Long-term debt consists of the following (in thousands):

                                                              DECEMBER 31
                                                            ---------------    MARCH 31,
                                                             1997     1998       1999
                                                            ------   ------   -----------
Notes payable to a bank, due in monthly installments of
  $2,218 including interest at 9.5% through October 2002,
  collateralized by real estate with a carrying value of
  $241,000 and $235,000 at December 31, 1997 and 1998,
  respectively and $0 at March 31, 1999...................  $  225   $  221     $      --
Notes payable to a bank, due in monthly installments
  ranging from $359 to $5,365 at interest rates ranging
  from 8.25% to 11%, maturity dates ranging from February
  1999 to December 2003. Notes are collateralized by
  vehicles and real estate, with a carrying value of
  $1,335,000 and $1,313,000 at December 31, 1997 and 1998,
  respectively and $243,000 at March 31, 1999.............  $  727   $  679     $     171

                               RCR PLUMBING, INC.

                                                              DECEMBER 31
                                                            ---------------    MARCH 31,
                                                             1997     1998       1999
                                                            ------   ------   -----------
Notes payable to a bank, due in monthly installments from
  $7,896 to $8,917 at interest rates ranging from 9% to
  9.75%, maturity date of October 2000. Notes are
  collateralized by real estate, with a carrying value of
  $1,215,000 and $1,171,000 at December 31, 1997 and 1998,
  respectively and $0 at March 31, 1999...................     735      644            --
                                                            ------   ------     ---------
          Totals..........................................   1,687    1,544           171
Less -- current maturities................................    (144)    (129)         (171)
                                                            ------   ------     ---------
          Total long-term debt............................  $1,543   $1,415     $      --
                                                            ======   ======     =========

     The maturities of long-term debt as of December 31, 1998, are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
- ------------
1999.............................................................  $  129
2000.............................................................     730
2001.............................................................      13
2002.............................................................     216
2003.............................................................     456
                                                                   ------
                                                                   $1,544
                                                                   ======

(6) LEASES:

     The Company leases various automobiles and equipment under capital lease and noncancelable operating arrangements. Future minimum lease payments under capital lease arrangements at December 31, 1998, and March 31, 1999, are as follows (in thousands):

                                                       1998     1999
                                                      ------   ------
  1999..............................................  $  609   $  453
  2000..............................................     394      476
  2001..............................................     210      276
  2002..............................................      25       39
  2003..............................................      27       30
                                                      ------   ------
                                                       1,265    1,274
Amounts representing interest.......................    (249)    (223)
                                                      ------   ------
                                                       1,016    1,051
Less -- current maturities..........................    (495)    (475)
                                                      ------   ------
Noncurrent..........................................  $  521   $  576
                                                      ======   ======

                               RCR PLUMBING, INC.

     Future minimum lease payments under these noncancelable operating leases at December 31, 1998, are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
- ------------
1999..............................................................  $305
2000..............................................................   297
2001..............................................................   125
                                                                    ----
                                                                    $727
                                                                    ====

     Lease expense for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999 totaled approximately $230,000, $243,000, $312,000 and $78,000, respectively.

(7) RELATED-PARTY TRANSACTIONS:

     Two of the Company's stockholders owned a partnership which leased vehicles to the Company at rates that in management's opinion, approximated market. During 1996, these stockholders contributed all such leased vehicles to the Company, at their historical cost, less accumulated depreciation. Upon the contribution of these assets, the net book value approximated zero.

     A Company stockholder and employee owned a partnership, which leased steel storage containers to the Company at rates that in management's opinion, approximated market. During 1996, this stockholder and employee contributed all such leased assets to the Company. These assets were contributed at the approximate historical cost, less accumulated depreciation, of approximately $37,000.

     A Company stockholder and employee owned a partnership, which leased certain equipment to the Company at rates that in management's opinion, approximate market. The Company incurred lease expense under this arrangement of approximately $87,000, $52,000, $77,000 and $10,000 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively.

     The Company funds three life insurance policies for certain officers of the Company. Two of the policies name the Company as the beneficiary, while the other names one of the Company's stockholders as the beneficiary. Total payments for these policies approximated $41,000, $29,000, $12,000 and $0 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively.

     The Company leases its two primary facilities from one of its stockholders at rates that in management's opinion, approximate market. Lease expense related to these buildings totaled approximately $220,000, $220,000, $220,000 and $55,000 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively.

(8) EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The Plan provides for the Company to match 25% to 100%, depending on length of service, of the first 6% contributed by each employee. Total contributions by the Company under the Plan were approximately $150,000, $172,000, $222,000 and $50,000 for the years ending December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999, respectively. The Company may also make discretionary contributions. The Company made no discretionary contributions for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999.

(9) FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, lines of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximate their fair value.

                               RCR PLUMBING, INC.

(10) COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

(11) CONCENTRATION OF CREDIT RISK:

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

(12) SALE OF COMMON STOCK:

     During 1998, one of the Company's stockholders sold all his shares to another stockholder. Subsequent to this transaction, the Company was owned by the two remaining stockholders.

(13) SUBSEQUENT EVENT:

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash, notes and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the completion of the AMPAM Agreement, the Company transferred certain assets of the Company to the stockholders with a fair market value of approximately $2,144,000. In return the stockholders assumed liabilities related to those assets of approximately $1,332,000. In accordance with Accounting Principles Board No. 29, Accounting for Nonmonetary Transactions, the Company recognized a gain on the transfer of the property of approximately $605,000. The difference between the fair market value of the assets transferred and the liabilities assumed was approximately $812,000 and was accounted for as a distribution to stockholders. Additionally, the Company made cash distributions which represent the Company's estimated S corporation accumulated adjustment account.

     As discussed in Note 2, in connection with the merger, the Company converted from an S Corporation to a C Corporation. Upon conversion to C Corporation status, the Company recorded deferred taxes for which it will be responsible. If the S Corporation had been terminated as of December 31, 1998 or March 31, 1999, the Company would have recorded a net current deferred tax liability of approximately $1,850,356 and $719,318, respectively, and a net non-current deferred tax liability of approximately $156,908 and $168,038, respectively. Deferred tax assets are a result of bad debt allowances, and warranty and other liability reserves. Deferred tax liabilities are a result of differences between book and tax depreciation, and differences between the percentage of completion and completed contract method of accounting for its contracts.

     Concurrently with the merger, the Company entered into agreements with the stockholders to lease office space used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Teepe's River City Mechanical, Inc.:

     We have audited the accompanying balance sheets of Teepe's River City Mechanical, Inc. as of December 31, 1997, 1998 and March 31, 1999, and the related statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998 and for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teepe's River City Mechanical, Inc. as of December 31, 1997, 1998 and March 31, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

St. Louis, Missouri
May 21, 1999

                      TEEPE'S RIVER CITY MECHANICAL, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                 DECEMBER 31
                                                              -----------------   MARCH 31,
                                                               1997      1998       1999
                                                              -------   -------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   802   $ 1,177    $   749
  Accounts receivable --
     Contract, net..........................................    6,729     8,709      8,247
     Other..................................................       77        44         36
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      336     1,263      1,533
  Inventories...............................................      128       201        210
  Prepaid expenses and other current assets.................      169       178        178
  Deferred income taxes.....................................      398       388        380
                                                              -------   -------    -------
          Total current assets..............................    8,639    11,960     11,333
PROPERTY AND EQUIPMENT, net.................................    3,710     3,394      3,384
RELATED PARTY RECEIVABLES...................................      214       219        220
OTHER ASSETS................................................      202       200        196
                                                              -------   -------    -------
          Total assets......................................  $12,765   $15,773    $15,133
                                                              =======   =======    =======

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current maturities of long-term debt......................  $   338   $   308    $   258
  Note payable..............................................      520       498        676
  Accounts payable and accrued expenses.....................    3,520     6,268      5,524
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    2,226     1,463      1,291
  Retainage payable.........................................    1,036     1,221      1,332
                                                              -------   -------    -------
          Total current liabilities.........................    7,640     9,758      9,081
LONG-TERM DEBT, net of current maturities...................    1,318       601        596
OTHER LONG-TERM OBLIGATIONS.................................      391     1,084      1,064
                                                              -------   -------    -------
          Total liabilities.................................    9,349    11,443     10,741
                                                              -------   -------    -------
STOCKHOLDERS' EQUITY:
  Common stock, no par value, $15 stated value, 500 shares
     authorized, 90 shares issued and outstanding...........        1         1          1
  Retained earnings.........................................    3,415     4,329      4,391
                                                              -------   -------    -------
          Total stockholders' equity........................    3,416     4,330      4,392
                                                              -------   -------    -------
          Total liabilities and stockholders' equity........  $12,765   $15,773    $15,133
                                                              =======   =======    =======

   The accompanying notes are an integral part of these financial statements.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31            MARCH 31
                                             ---------------------------   ---------------------
                                              1996      1997      1998        1998        1999
                                             -------   -------   -------   -----------   -------
                                                                           (UNAUDITED)
REVENUES...................................  $35,400   $42,687   $50,627     $11,449     $10,546
COST OF REVENUES (including depreciation)..   30,410    37,170    44,048      10,066       9,287
                                             -------   -------   -------     -------     -------
     Gross profit..........................    4,990     5,517     6,579       1,383       1,259
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................    3,414     4,158     4,779       1,205       1,126
                                             -------   -------   -------     -------     -------
     Income from operations................    1,576     1,359     1,800         178         133
                                             -------   -------   -------     -------     -------
OTHER INCOME (EXPENSE):
  Interest income..........................       54        71        82          17          12
  Interest expense.........................      (76)     (145)     (125)        (33)        (61)
  Other....................................       13        14      (177)         --           5
                                             -------   -------   -------     -------     -------
     Other income (expense), net...........       (9)      (60)     (220)        (16)        (44)
                                             -------   -------   -------     -------     -------
INCOME BEFORE PROVISION FOR INCOME TAXES...    1,567     1,299     1,580         162          89
PROVISION FOR INCOME TAXES.................      658       522       666          55          27
                                             -------   -------   -------     -------     -------
NET INCOME.................................  $   909   $   777   $   914     $   107     $    62
                                             =======   =======   =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31           MARCH 31
                                                  --------------------------   --------------------
                                                   1996     1997      1998        1998        1999
                                                  ------   -------   -------   -----------   ------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................  $  909   $   777   $   914     $   107     $   62
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities --
     Depreciation and amortization..............     272       388       303          76         88
     (Gain) loss on sale of property and
       equipment................................       1         2       114          --          5
     Deferred income taxes......................      52        72       (33)         47         --
     Other, net.................................       2        (9)        2           9          4
     Changes in operating assets and
       liabilities --
       (Increase) decrease in --
          Accounts receivable...................    (783)   (1,681)   (1,952)     (1,537)       470
          Costs and estimated earnings in excess
            of billings on uncompleted
            contracts...........................    (983)      720      (927)       (564)      (270)
          Inventories...........................      28       (62)      (73)        (23)        (9)
          Prepaid expenses and other current
            assets..............................       9       (39)       (9)         15         --
       Increase (decrease) in --
          Accounts payable and accrued
            expenses............................   1,511      (803)    2,933       2,447       (633)
          Billings in excess of costs and
            estimated earnings on uncompleted
            contracts...........................    (468)    1,137      (763)         59       (172)
                                                  ------   -------   -------     -------     ------
            Net cash provided by operating
               activities.......................     550       502       509         636       (455)
                                                  ------   -------   -------     -------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and
     equipment..................................      15       141       349          --          7
  Additions of property and equipment...........    (677)   (1,488)     (450)        (79)       (90)
  Other investing activities....................      --        --       736          --        (13)
                                                  ------   -------   -------     -------     ------
          Net cash (used in) provided by
            investing activities................    (662)   (1,347)      635         (79)       (96)
                                                  ------   -------   -------     -------     ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments) proceeds from note payable.....      --       520       (22)       (220)       178
  Borrowings of long-term debt..................     226     1,280       326           2         35
  Payments of long-term debt....................    (210)     (846)   (1,073)       (127)       (90)
                                                  ------   -------   -------     -------     ------
          Net cash provided by (used in)
            financing activities................      16       954      (769)       (345)       123
                                                  ------   -------   -------     -------     ------
          Net (decrease) increase in cash and
            cash equivalents....................     (96)      109       375         212       (428)
CASH AND CASH EQUIVALENTS, beginning of
  period........................................     789       693       802         802      1,177
                                                  ------   -------   -------     -------     ------
CASH AND CASH EQUIVALENTS, end of period........  $  693   $   802   $ 1,177     $ 1,014     $  749
                                                  ======   =======   =======     =======     ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
     Interest...................................  $   76   $   145   $   120     $    33     $   55
     Income taxes...............................  $  624   $   607   $   299     $    --     $  145
  Capital lease additions.......................  $   --   $   378   $    --     $    --     $   --

   The accompanying notes are an integral part of these financial statements.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                          COMMON STOCK                    TOTAL
                                                         ---------------   RETAINED   STOCKHOLDERS'
                                                         SHARES   AMOUNT   EARNINGS      EQUITY
                                                         ------   ------   --------   -------------
BALANCE, December 31, 1995.............................    90       $1      $1,729       $1,730
  Net income...........................................    --       --         909          909
                                                           --       --      ------       ------
BALANCE, December 31, 1996.............................    90        1       2,638        2,639
  Net income...........................................    --       --         777          777
                                                           --       --      ------       ------
BALANCE, December 31, 1997.............................    90        1       3,415        3,416
  Net income...........................................    --       --         914          914
                                                           --       --      ------       ------
BALANCE, December 31, 1998.............................    90        1       4,329        4,330
  Net income...........................................    --       --          62           62
                                                           --       --      ------       ------
BALANCE, March 31, 1999................................    90       $1      $4,391       $4,392
                                                           ==       ==      ======       ======

   The accompanying notes are an integral part of these financial statements.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Teepe's River City Mechanical, Inc., an Ohio corporation (the Company), provides plumbing and mechanical services for commercial and industrial properties. The Company performs the majority of its contract work under fixed price contracts with contract terms generally ranging from six to twelve months. The Company performs the majority of its work in Ohio, Kentucky and Indiana.

     The Company and its stockholders intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash, notes and shares of AMPAM common stock concurrently with the consummation of the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the three months ended March 31, 1998, are unaudited and have been pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

  Revenue Recognition

     Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated. Revenue from noncontract work is recognized when the services are performed.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer.

     The current asset, "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For certain contracts, the Company warrants labor for one year after installation of plumbing or mechanical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

     The Company, which is a C Corporation, follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1997      1998       1999
                                                          ------    ------    ---------
Trade...................................................  $4,855    $6,087     $5,828
Unbilled retainage......................................   1,849     2,186      2,052
Billed retainage........................................     225       636        567
Allowance for uncollectible accounts....................    (200)     (200)      (200)
                                                          ------    ------     ------
     Balance at end of year.............................  $6,729    $8,709     $8,247
                                                          ======    ======     ======

     Installation contracts in progress are as follows (in thousands):

                                                           DECEMBER 31,
                                                        ------------------    MARCH 31,
                                                         1997       1998        1999
                                                        -------    -------    ---------
Costs incurred on contracts in progress...............  $45,748    $60,913     $58,710
Estimated earnings, net of losses.....................    4,995      8,213       7,867
                                                        -------    -------     -------
                                                         50,743     69,126      66,577
Less -- Billings to date..............................   52,633     69,326      66,335
                                                        -------    -------     -------
                                                        $(1,890)   $  (200)    $   242
                                                        =======    =======     =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................  $   336    $ 1,263     $ 1,533
Billings in excess of costs and estimated earnings on
  uncompleted contracts...............................   (2,226)    (1,463)     (1,291)
                                                        -------    -------     -------
                                                        $(1,890)   $  (200)    $   242
                                                        =======    =======     =======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1997      1998       1999
                                                          ------    ------    ---------
Accounts payable, trade.................................  $2,737    $5,226     $5,040
Accrued compensation and benefits.......................     357       664        311
Other accrued expenses..................................     426       378        173
                                                          ------    ------     ------
                                                          $3,520    $6,268     $5,524
                                                          ======    ======     ======

                      TEEPE'S RIVER CITY MECHANICAL, INC.

4. PROPERTY AND EQUIPMENT:

     Property and equipment, including capital lease assets, consists of the following (in thousands):

                                               ESTIMATED       DECEMBER 31,
                                              USEFUL LIVES   -----------------   MARCH 31,
                                                IN YEARS      1997      1998       1999
                                              ------------   -------   -------   ---------
Land, Building and leasehold improvements...     15-40       $ 1,613   $ 1,078    $ 1,006
Machinery and equipment.....................      6-10         1,338     1,671      1,741
Transportation equipment....................      5-10         1,140     1,387      1,402
Furniture and fixtures......................      5-12           720       779        801
Property held under capital lease...........        12           378       378        378
Tools.......................................       5-7            56        55         56
                                                             -------   -------    -------
                                                               5,245     5,348      5,384
Less -- Accumulated depreciation and
  amortization                                                (1,535)   (1,954)    (2,000)
                                                             -------   -------    -------
                                                             $ 3,710   $ 3,394    $ 3,384
                                                             =======   =======    =======

5. LONG-TERM DEBT:

     Long-term debt consists of the following (in thousands):

                                                           DECEMBER 31,
                                                          ---------------    MARCH 31,
                                                           1997     1998       1999
                                                          ------    -----    ---------
Mortgage note payable in monthly installments through
  November 2003. The interest rate (8.5% at December 31,
  1997) is subject to annual adjustment based upon
  current market interest rates. Land and building are
  pledged as collateral. The shareholders of the Company
  are guarantors........................................  $  363    $  --      $  --
Mortgage note payable requires monthly installments of
  $3 through October 2012. The interest rate (8.3% at
  December 31, 1997) is subject to triennial adjustment
  based upon current market interest rates. Land and
  building are pledged as collateral. The shareholders
  of the Company are guarantors.........................     301       --         --
Various installment notes payable with interest rates
  ranging from 6.7% to 9.0%, payable in monthly
  installments of $21 including interest, with various
  maturities through August 2004, collateralized by
  equipment.............................................     631      592        553
Capital lease obligation, payable in monthly
  installments of $5, maturing September 2004, bearing
  interest at 4.2%. The lease is collateralized by
  equipment.............................................     361      317        301
                                                          ------    -----      -----
          Totals........................................   1,656      909        854
Less -- Current portion.................................    (338)    (308)      (258)
                                                          ------    -----      -----
          Long-term.....................................  $1,318    $ 601      $ 596
                                                          ======    =====      =====

                      TEEPE'S RIVER CITY MECHANICAL, INC.

     The maturities of long-term debt are as follows (in thousands):

Year ending December 31:
  1999......................................................  $258
  2000......................................................   279
  2001......................................................   133
  2002......................................................    79
  2003......................................................    59
  Thereafter................................................    46
                                                              ----
                                                              $854
                                                              ====

6. NOTE PAYABLE:

     The Company has a note payable to a bank that provided for borrowings of up to $1,500,000 at December 31, 1997, 1998 and March 31, 1999. The note had outstanding balances of $520,000, $498,000 and $676,000 at December 31, 1997, 1998 and March 31, 1999, respectively. At December 31, 1997, the note bore interest at 8.5%, payable monthly with a maturity date of July 1998. At December 31, 1998, and March 31, 1999, the note bore interest at 7.75%, payable monthly with a maturity date of July 1999. The note is secured by the Company's assets and is subject to certain restrictive covenants.

7. LEASES:

     The Company leases vehicles and office equipment under operating leases. Lease expense related to these lease agreements totaled $30,000, $98,000, $40,000 and $7,833 for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1999, respectively. The Company also leases a crane under a capital lease from a third party. The capital lease requires payments of $63,000 per year through September 2004. Future minimum lease payments under noncancelable operating leases at December 31, 1998, are as follows (in thousands):

Year ending December 31:
  1999......................................................   $ 88
  2000......................................................     82
  2001......................................................     64
  2002......................................................     37
                                                               ----
                                                               $271
                                                               ====

8. INCOME TAXES:

     Federal and state income tax expenses are as follows (in thousands):

                                                     YEAR ENDED
                                                    DECEMBER 31          THREE MONTHS
                                                --------------------    ENDED MARCH 31,
                                                1996    1997    1998         1999
                                                ----    ----    ----    ---------------
Federal:
  Current.....................................  $485    $362    $653          $13
  Deferred....................................    42      60     (45)          --
State:
  Current.....................................   121      88      46           14
  Deferred....................................    10      12      12           --
                                                ----    ----    ----          ---
                                                $658    $522    $666          $27
                                                ====    ====    ====          ===

                      TEEPE'S RIVER CITY MECHANICAL, INC.

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34% to income before provision for income taxes as follows (in thousands):

                                                     YEAR ENDED
                                                    DECEMBER 31          THREE MONTHS
                                                --------------------    ENDED MARCH 31,
                                                1996    1997    1998         1999
                                                ----    ----    ----    ---------------
Provision at the statutory rate...............  $533    $442    $537         $ 30
Increase resulting from:
  State income tax, net of benefit for federal
     deduction................................    79      57      58           14
  Benefit of lower marginal tax rates.........   (15)    (13)    (13)         (13)
  Other.......................................    61      36      84           (4)
                                                ----    ----    ----         ----
                                                $658    $522    $666         $ 27
                                                ====    ====    ====         ====

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                          AS OF
                                                       DECEMBER 31       THREE MONTHS
                                                      --------------    ENDED MARCH 31,
                                                      1997     1998          1999
                                                      -----    -----    ---------------
Deferred income tax assets:
  Allowance for doubtful accounts...................  $  82    $  82         $ 82
  Accrued expenses..................................    316      306          298
                                                      -----    -----         ----
          Total deferred income tax asset...........    398      388          380
                                                      -----    -----         ----
Deferred income tax liabilities:
  Property and equipment............................   (388)    (335)        (333)
  Other.............................................     (3)     (13)          (7)
                                                      -----    -----         ----
          Total deferred income tax liability
            (included in other long-term
            obligations)............................   (391)    (348)        (340)
                                                      -----    -----         ----
          Net deferred income tax asset.............  $   7    $  40         $ 40
                                                      =====    =====         ====

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                          AS OF
                                                       DECEMBER 31       THREE MONTHS
                                                      --------------    ENDED MARCH 31,
                                                      1997     1998          1999
                                                      -----    -----    ---------------
Deferred tax assets:
  Current...........................................  $ 398    $ 388         $ 380
  Long-term.........................................     --       --            --
                                                      -----    -----         -----
          Total.....................................    398      388           380
                                                      -----    -----         -----
Deferred tax liabilities:
  Current...........................................     --       --            --
  Long-term.........................................   (391)    (348)         (340)
                                                      -----    -----         -----
          Net deferred income tax asset.............  $   7    $  40         $  40
                                                      =====    =====         =====

                      TEEPE'S RIVER CITY MECHANICAL, INC.

9. RELATED-PARTY TRANSACTIONS:

     In July 1998, the Company sold certain property to an entity controlled by the Company's majority stockholder. Concurrent with the sale, the Company entered into a lease with the entity for the same property. The lease calls for monthly lease payments of approximately $12,000. The sale leaseback was recorded under the deposit method using Statement of Financial Accounting Standards
(SFAS) No. 98, "Accounting for Leases" and, as such, the liability of $736,000 and $724,000 is recorded at December 31, 1998, and March 31, 1999, respectively, as a deposit and all payments will be charged against the deposit liability, that is included in other long-term obligations on the balance sheet.

     In 1997, the Company entered into an operating lease for its Columbus, Ohio building with a related entity. The building lease expires in August 2003 with an option to renew for two five year terms. The lease calls for monthly lease payments of approximately $5,000. Total rent paid under this was $18,000, $55,000 and $15,000 in 1997, 1998 and for the three months ended March 31, 1999, respectively.

     As of December 31, 1997 and 1998, and March 31, 1999, the Company has loans to a shareholder and to an officer. Both receivables are classified as related party receivables for balance sheet presentation. The loan to the shareholder has an outstanding balance of $114,000, $122,940 and $121,752 at December 31, 1997, 1998, and March 31, 1999, respectively. The loan bears interest at the applicable federal rate (5.9% at December 31, 1997, 1998 and 5.9% at March 31,
1999). Total interest income related to this loan was $7,000 for December 31, 1997 and 1998, and $1,771 for the three months ended March 31, 1999. The loan to the officer of the Company had an outstanding balance of $100,000, $98,000 and $98,000 at December 31, 1997, 1998, and March 31, 1999, respectively. The loan bears interest at the prime rate, 8.5% at December 31, 1997 and 1998, and 7.75% at March 31, 1999, respectively, and matures in August 1999.

10. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan for all employees with immediate vesting. The plan provides for the Company to match the first $500 contributed by each employee, which vests over a period of seven years. Total contributions by the Company under the plan were approximately $50,000, $57,000, $71,000 and $54,000 for the years ended December 31, 1996,
1997, 1998 and the three months ended March 31, 1999, respectively.

     The Company's field personnel elected to have the Company contribute a portion of their wages earned on prevailing wage contracts to a multiemployer plan. The expense related to this plan was $333,000, $570,000, $501,700 and $103,941 for the years ended December 31, 1996, 1997, 1998 and the three months ended March 31, 1999, respectively.

11. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, a notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

12. COMMITMENTS AND CONTINGENCIES:

  Guarantees

     The Company is the guarantor on several loans entered into by a company affiliated through common ownership. The loans had outstanding balances $1,937,000, $3,037,000 and $3,020,000 at December 31, 1997, 1998, and March
31,1999, respectively.

                      TEEPE'S RIVER CITY MECHANICAL, INC.

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies. The Company participates in a state-wide workers' compensation program. In June 1998, the Company received a one-time refund of $422,000 as a result of positive claims experience and strong earnings of the workers' compensation fund. The refund is reflected as a reduction in cost of services in 1998.

13. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales greater than 10% of the total revenues for one, two, two and one major customers during the years ended December 31, 1996, 1997, 1998, and for the three months ended March 31, 1999, respectively. These customers represented approximately 10.4% of total revenues during 1996, 11.9% and 10.9% during 1997, 13.4% and 10.0% during 1998, and 10.0% during 1999.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within Ohio, Kentucky and Indiana. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

14. SUBSEQUENT EVENT:

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash, notes and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     Concurrently with the merger, the Company entered into agreements with the stockholder to lease land and buildings used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Keith Riggs Plumbing, Inc.:

     We have audited the accompanying balance sheets of Keith Riggs Plumbing, Inc., (an Arizona corporation), as of December 31, 1997 and 1998, and March 31, 1999, and the related statements of operations, cash flows and stockholders' equity for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keith Riggs Plumbing, Inc., as of December 31, 1997 and 1998, and March 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Phoenix, Arizona
June 18, 1999

                           KEITH RIGGS PLUMBING, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31
                                                              ---------------    MARCH 31,
                                                               1997     1998       1999
                                                              ------   ------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   64   $  194     $  171
  Accounts receivable --
     Contract, net..........................................   4,927    4,207      4,776
     Other..................................................       7        4        227
  Inventories...............................................     314      516        685
  Prepaid expenses and other current assets.................      29       21         --
                                                              ------   ------     ------
          Total current assets..............................   5,341    4,942      5,859
PROPERTY AND EQUIPMENT, net.................................   1,432    1,227      1,161
OTHER ASSETS................................................       4       --         --
                                                              ------   ------     ------
          Total assets......................................  $6,777   $6,169     $7,020
                                                              ======   ======     ======

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank overdraft............................................  $  224   $   --     $   --
  Line of credit............................................     450       --         --
  Current maturities of long-term debt......................     224      214        200
  Current maturities of notes payable -- related parties....      32       16         16
  Accounts payable and accrued expenses.....................   3,035    2,482      2,606
                                                              ------   ------     ------
          Total current liabilities.........................   3,965    2,712      2,822
LONG-TERM LIABILITIES:
  Long-term debt, net of current maturities.................     562      437        382
  Notes payable -- related parties, net of current
     maturities.............................................      89       84         70
                                                              ------   ------     ------
          Total liabilities.................................   4,616    3,233      3,274
                                                              ------   ------     ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 1,000,000 shares authorized;
     10,250 shares issued and 8,200 shares outstanding......      10       10         10
  Additional paid-in capital................................     249      249        249
  Retained earnings.........................................   2,089    2,864      3,674
  Treasury stock, at cost, 2,050 shares.....................    (187)    (187)      (187)
                                                              ------   ------     ------
          Total stockholders' equity........................   2,161    2,936      3,746
                                                              ------   ------     ------
          Total liabilities and stockholders' equity........  $6,777   $6,169     $7,020
                                                              ======   ======     ======

   The accompanying notes are an integral part of these financial statements.

                           KEITH RIGGS PLUMBING, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                        YEAR ENDED             THREE MONTHS
                                                       DECEMBER 31,          ENDED MARCH 31,
                                                    -------------------    --------------------
                                                     1997        1998         1998        1999
                                                    -------     -------    -----------   ------
                                                                           (UNAUDITED)
REVENUES..........................................  $29,680     $34,464      $7,279      $8,917
COST OF REVENUES (including depreciation).........   25,865      29,965       6,190       7,457
                                                    -------     -------      ------      ------
     Gross profit.................................    3,815       4,499       1,089       1,460
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES......    2,583       2,943         655         728
                                                    -------     -------      ------      ------
     Income from operations.......................    1,232       1,556         434         732
                                                    -------     -------      ------      ------
OTHER INCOME (EXPENSE):
  Interest income.................................        8          17           2          11
  Interest expense................................      (74)        (90)        (26)         (9)
  Other...........................................      165          97         (14)        227
                                                    -------     -------      ------      ------
     Other income (expense).......................       99          24         (38)        229
                                                    -------     -------      ------      ------
NET INCOME........................................  $ 1,331     $ 1,580      $  396      $  961
                                                    =======     =======      ======      ======

   The accompanying notes are an integral part of these financial statements.

                           KEITH RIGGS PLUMBING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           YEAR ENDED          THREE MONTHS
                                                          DECEMBER 31,        ENDED MARCH 31,
                                                        -----------------   -------------------
                                                         1997      1998        1998       1999
                                                        -------   -------   -----------   -----
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 1,331   $ 1,580      $ 396      $ 961
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization....................      420       438        105         97
     (Gain) loss on sale of property and equipment....        9         2         15        (28)
     Changes in operating assets and liabilities:
       (Increase) decrease in --
          Accounts receivable, contract, net..........     (818)      720        351       (569)
          Accounts receivable, other..................        4         3        (14)      (223)
          Inventories.................................       49      (202)        --       (170)
          Prepaid expenses and other current assets...       19         8         --         21
          Other noncurrent assets.....................       --         4         (2)        --
       Increase (decrease) in --
          Accounts payable and accrued expenses.......      244      (553)      (666)       124
                                                        -------   -------      -----      -----
            Net cash provided by operating
               activities.............................    1,258     2,000        185        213
                                                        -------   -------      -----      -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment........       35        22         --         64
  Additions of property and equipment.................     (327)     (148)       (41)       (66)
                                                        -------   -------      -----      -----
            Net cash used in investing activities.....     (292)     (126)       (41)        (2)
                                                        -------   -------      -----      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in borrowings under line of
     credit...........................................      450      (450)      (450)        --
  Proceeds from long-term debt........................      248        --         --         --
  Payments of long-term debt..........................     (341)     (246)       (62)       (69)
  Distributions to stockholders.......................     (974)     (805)      (202)      (151)
  Payments to related parties.........................      (20)      (19)        (8)       (14)
  Increase in treasury stock..........................      (55)       --         --         --
  Decrease in bank overdraft..........................     (540)     (224)       602         --
                                                        -------   -------      -----      -----
            Net cash used in financing activities.....   (1,232)   (1,744)      (120)      (234)
                                                        -------   -------      -----      -----
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................     (266)      130
CASH AND CASH EQUIVALENTS, beginning of period........      330        64         64        194
                                                        -------   -------      -----      -----
CASH AND CASH EQUIVALENTS, end of period..............  $    64   $   194      $  88      $ 171
                                                        =======   =======      =====      =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for -- interest...........................  $    74   $    90      $  26      $  15
                                                        =======   =======      =====      =====
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Additions of property and equipment via debt
     financing........................................  $   183   $   110      $  16      $  --
                                                        =======   =======      =====      =====

   The accompanying notes are an integral part of these financial statements.

                           KEITH RIGGS PLUMBING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                      COMMON STOCK
                                     ---------------   ADDITIONAL                             TOTAL
                                     SHARES             PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                     ISSUED   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                     ------   ------   ----------   --------   --------   -------------
BALANCE, December 31, 1996.........  10,250    $10        $249       $1,732     $(132)       $1,859
  Distributions to stockholders....      --     --          --         (974)       --          (974)
  Net income.......................      --     --          --        1,331        --         1,331
  Other (Note 7)...................      --     --          --           --       (55)          (55)
                                     ------    ---        ----       ------     -----        ------
BALANCE, December 31, 1997.........  10,250     10         249        2,089      (187)        2,161
  Distributions to stockholders....      --     --          --         (805)       --          (805)
  Net income.......................      --     --          --        1,580        --         1,580
                                     ------    ---        ----       ------     -----        ------
BALANCE, December 31, 1998.........  10,250    $10        $249       $2,864     $(187)       $2,936
  Distributions to stockholders....      --     --          --         (151)       --          (151)
  Net income.......................      --     --          --          961        --           961
                                     ------    ---        ----       ------     -----        ------
BALANCE, March 31, 1999............  10,250    $10        $249       $3,674     $(187)       $3,746
                                     ======    ===        ====       ======     =====        ======

   The accompanying notes are an integral part of these financial statements.

                           KEITH RIGGS PLUMBING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Keith Riggs Plumbing, Inc., an Arizona corporation (the Company), provides plumbing services primarily for residential contractors. The Company performs the majority of its contract work under fixed price contracts in the state of Arizona.

     The Company and its stockholders intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of AMPAM common stock concurrently with the consummation of the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the three months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenue from construction contracts is generally recognized on the

                           KEITH RIGGS PLUMBING, INC.

percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs.

  Warranty Costs

     The Company warrants labor for two years after installation of new plumbing. The Company generally warrants labor for 30 days after repair of existing plumbing. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

     The Company has elected Subchapter S status under the Internal Revenue Code. Therefore, the tax effects of the Company's operations will be reflected on the tax returns of the individual stockholders. The Company will terminate its S Corporation status concurrently with the effective date of the merger discussed in Note 13.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables at December 31, 1997 and 1998, and March 31, 1999, consist of the following (in thousands):

                                                               1997     1998     1999
                                                              ------   ------   ------
Billed......................................................  $4,912   $4,016   $4,598
Unbilled....................................................     117      293      280
Allowance for doubtful accounts.............................    (102)    (102)    (102)
                                                              ------   ------   ------
          Balance at end of year............................  $4,927   $4,207   $4,776
                                                              ======   ======   ======

                           KEITH RIGGS PLUMBING, INC.

     Accounts payable and accrued expenses at December 31, 1997 and 1998, and March 31, 1999, consist of the following (in thousands):

                                                               1997     1998     1999
                                                              ------   ------   ------
Accounts payable, trade.....................................  $2,354   $1,783   $1,689
Accrued compensation and benefits...........................     352      445      519
Other accrued expenses......................................     329      254      398
                                                              ------   ------   ------
          Balance at end of year............................  $3,035   $2,482   $2,606
                                                              ======   ======   ======

4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1997 and 1998, and March 31, 1999, consist of the following (in thousands):

                                                         ESTIMATED
                                                        USEFUL LIVES
                                                          IN YEARS      1997      1998      1999
                                                        ------------   -------   -------   -------
Land..................................................        --       $    20   $    --   $    --
Transportation equipment..............................       5-7         2,551     2,735     2,633
Machinery and equipment...............................      5-10           244       249       311
Building and leasehold improvements...................      7-40           284       284       284
Furniture and fixtures................................      3-10           207       221       221
                                                                       -------   -------   -------
                                                                         3,306     3,489     3,449
Less -- accumulated depreciation and amortization.....                  (1,874)   (2,262)   (2,288)
                                                                       -------   -------   -------
          Property and equipment, net.................                 $ 1,432   $ 1,227   $ 1,161
                                                                       =======   =======   =======

5. LOAN AGREEMENT:

     At December 31, 1998, and March 31, 1999, the Company had a Loan Agreement (the Agreement) with a bank that provides for a revolving line of credit of $550,000 and a term loan of $450,000. The proceeds of the revolving line of credit are used to finance temporary increases in inventory and accounts receivable and provide funds to take advantage of trade discounts. Proceeds of the term loan are used to provide working capital.

     The revolving line of credit requires payment of interest monthly at .5% over the prime rate, which was 8.25% at December 31, 1998, and 7.75% at March 31, 1999, and matures on May 28, 1999. Borrowings on the line of credit at December 31, 1997, totaled $450,000. There were no borrowings at December 31, 1998, and March 31, 1999. The line of credit was terminated subsequent to March 31, 1999.

     The term loan is payable in monthly installments of $7,500 plus interest at 9% and matures in June 2002. At December 31, 1997 and 1998, and March 31, 1999, $395,625, $298,125 and $283,125 respectively, was outstanding on the term loan. Subsequent to March 31, 1999, and in connection with the merger (see Note 13), the Company paid in full the amounts outstanding under the term loan.

     The Agreement is collateralized by receivables, inventory and equipment. In addition, the shareholders of the Company are guarantors of the term loan.

     Under the terms of the Agreement, the Company is required to maintain certain financial covenants on a monthly basis, the most restrictive of which are the following: maintenance of a debt to tangible net worth ratio of not more than 3.5 to 1.0; a debt service coverage ratio greater than 1.5 to 1.0; and a current ratio of not less than 1.1 to 1.0. The Agreement also places restrictions on the Company's ability to create liens or encumbrances to be placed on the collateral, to transfer or sell the collateral, or to change ownership of the Company.

                           KEITH RIGGS PLUMBING, INC.

6. LONG-TERM DEBT:

     Long-term debt at December 31, 1997 and 1998, and March 31, 1999, consists of the following (in thousands):

                                                              1997    1998    1999
                                                              -----   -----   -----
Term loan (Note 5)..........................................  $ 396   $ 298   $ 283
Notes payable to a bank, payable in monthly installments of
  principal and interest at 9%; maturing through July 2003;
  secured by vehicles.......................................    195     205     169
Note payable to a bank, payable in monthly installments of
  principal and interest at 4.6%, maturing September 2001;
  secured by equipment......................................     39      29      26
Notes payable to various credit corporations, payable in
  monthly installments of principal and interest at rates
  between 6.45% and 10.9%; maturing through October 2001;
  secured by vehicles and equipment.........................    156     119     104
                                                              -----   -----   -----
                                                                786     651     582
  Less -- current maturities................................   (224)   (214)   (200)
                                                              -----   -----   -----
          Total long-term debt, net of current maturities...  $ 562   $ 437   $ 382
                                                              =====   =====   =====

     The maturities of long-term debt as of December 31, 1998, are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
- ------------
  1999......................................................   $214
  2000......................................................    185
  2001......................................................    151
  2002......................................................     59
  2003......................................................      8
  Thereafter................................................     34
                                                               ----
                                                               $651
                                                               ====

7. STOCKHOLDERS' EQUITY:

  Common Stock Split

     On February 1, 1998, the Company declared a 1.025 for 1.0 stock split of the Company's common stock to stockholders of record on December 31, 1997. All share amounts have been restated to reflect the split.

  Buy-Sell Agreement

     The Keith Riggs Plumbing, Inc. Stockholders' Buy-Sell Agreement (the "Buy-Sell Agreement") restricts the sale, assignment, transfer, pledge or other disposition of the Company's shares without the prior written consent of the other stockholders. Additionally, under certain circumstances shares of stock shall be repurchased by the Company. The redemption price is to be based on an annual certificate of value or, in the absence of the former, on an appraisal performed at the time of the transaction, and is to be paid according to the terms stipulated in the Buy-Sell Agreement.

     The Buy-Sell Agreement also provides for the issuance of 100 shares of the Company's common stock to any lineal descendant of the founders based upon attaining 10 years of continuous service and shall receive 100 shares for each additional year of service thereafter until the 20th year of service, when an additional 1,000 shares shall be issued for a maximum of 2,000 shares. The years of service are

                           KEITH RIGGS PLUMBING, INC.

measured at December 31st and the shares are issued on February 1st of the subsequent year. Such shares may be issued through the issuance of new shares or existing shares. On February 1, 1998 and 1999, 100 shares of the Company's common stock were issued in connection with the terms of this Agreement. The Company's stockholders elected to issue the shares from their existing holdings.

  Treasury Stock

     Treasury stock consists of 2,050 shares redeemed from one stockholder in 1994 for an 11-year note payable collateralized by a life insurance policy. The Company recorded the value of the treasury shares at the present value of the note discounted at 8%. In 1997, upon the death of the stockholder and receipt of the insurance proceeds, the Company repaid this debt in its entirety. The $55,062 loss associated with this early extinguishment of debt with a related party was recorded as an additional cost of treasury stock.

8. RELATED-PARTY TRANSACTIONS:

     At December 31, 1998, the Company had a note payable due to one stockholder amounting to $10,600. This note is noninterest bearing and is due on demand. At December 31, 1998, and March 31, 1999, the Company had a note payable to RGS Land LLC (RGS), a company wholly owned by the Company's stockholders, amounting to $90,008 and $86,008, respectively. This note is payable in monthly installments of $1,333 plus interest at prime plus 2% and matures in July 2004. The proceeds received from the RGS note were used to construct the Glendale, Arizona facility. Subsequent to March 31, 1999, these notes were paid in full.

     The Company leases its main premises in Mesa, Arizona and in Glendale, Arizona, from the principal stockholders. The Company's lease obligation is on a month to month basis with no fixed term. Rent expense for these locations totaled $61,330, $63,878 and $11,118 for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, respectively. Management of the Company believes that the approximate market rental value for these properties is $180,000 per year.

9. EMPLOYEE BENEFIT PLAN:

     Effective January 1, 1997, the Company established the Keith Riggs Plumbing, Inc. 401(k) Plan. The Plan covers full time employees and provides for employer contributions on a discretionary basis. The Company's expense for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, totaled $25,448, $32,383 and $0, respectively.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, other current assets, the line of credit, accounts payable and accrued expenses, notes payable and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                           KEITH RIGGS PLUMBING, INC.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, property and workers' compensation. The Company has not incurred significant claims or losses on any of these insurance policies. The workers' compensation policy provides for an annual refundable deposit in addition to the premium payments. As of March 31, 1999, $200,000 has been accrued for a 1996 and 1997 compensation refund.

  Operating Leases

     In addition to the related-party leases described in Note 8, the Company leases certain equipment from unaffiliated third parties under noncancellable operating leases. Rent expense related to these lease agreements totaled $24,371, $31,818 and $19,945 for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, respectively. Future minimum lease payments under these noncancellable leases are as follows:

YEAR ENDING
DECEMBER 31,
- ------------
  1999...................................................   $ 83,451
  2000...................................................     83,451
  2001...................................................     30,548
                                                            --------
                                                            $197,450
                                                            ========

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had revenues greater than 10% of total revenues to the following major customers for the periods ended December 31, 1997 and 1998, and March 31, 1999:

                                    1997                          1998                          1999
                         ---------------------------   ---------------------------   ---------------------------
                            REVENUES      PERCENT OF      REVENUES      PERCENT OF      REVENUES      PERCENT OF
                         (IN THOUSANDS)    REVENUES    (IN THOUSANDS)    REVENUES    (IN THOUSANDS)    REVENUES
                         --------------   ----------   --------------   ----------   --------------   ----------
Customer A.............      $3,773          12.7%         $6,143          17.8%         $1,384          15.5%
Customer B.............       5,370          18.1           5,771          16.7           1,153          12.9
Customer C.............       4,388          14.8           5,741          16.7           1,082          12.1
Customer D.............       3,580          12.1           3,574          10.3              --            --

     Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of contract accounts receivable. At December 31, 1998, and March 31, 1999, approximately 39% and 47% of contract accounts receivable are due from three customers.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the state of Arizona. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

     The Company relies on several key vendors to supply its primary material needs. However, the Company believes that other suppliers could provide for the Company's needs on comparable terms.

                           KEITH RIGGS PLUMBING, INC.

Abrupt changes in the supply flow could, however cause a delay and a possible inability to meet its commitments on schedule or a possible loss of sales which would offset operating results adversely.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company sold or distributed certain non-operating assets and attendant liabilities, if any, to the stockholders. Additionally, the Company made cash distributions prior to the merger which represent the Company's estimated S corporation accumulated adjustment account.

     As discussed in Note 2, in connection with the merger, the Company converted from an S corporation to a C corporation. Upon conversion to C corporation status, the Company recorded deferred taxes for which it will be responsible. If the S corporation had been terminated as of December 31, 1998, and March 31, 1999, the Company would have recorded a deferred tax asset of approximately $140,000 and $192,000, respectively, due to various book reserves and accruals and a deferred tax liability of approximately $246,000 and $265,000, respectively, due to differences between book and tax depreciation and due to an accrual for unbilled revenue.

     Concurrently with the merger, the Company entered into agreements with the stockholders to lease office space used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of J.A. Croson Company and Franklin Fire Sprinkler Company:

     We have audited the accompanying combined balance sheets of J.A. Croson Company and Franklin Fire Sprinkler Company (combined, the Company) as of September 30, 1997 and 1998, and March 31, 1999, and the related combined statements of operations, cash flows and stockholders' equity for each of the three years in the period ended September 30, 1998, and for the six months ended March 31, 1999. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of J.A. Croson Company and Franklin Fire Sprinkler Company as of September 30, 1997 and 1998, and March 31, 1999, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, and for the six months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

St. Louis, Missouri,
May 14, 1999

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                              ----------------   MARCH 31,
                                                               1997     1998       1999
                                                              ------   -------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  479   $   692    $   379
  Accounts receivable --
     Contract, net..........................................   3,148     4,179      4,970
     Contract -- related party..............................   1,761     1,152      1,332
     Other..................................................      90        22         47
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................   2,318     2,327      2,951
  Inventories...............................................     292       215        247
  Prepaid expenses and other current assets.................      15        --         14
                                                              ------   -------    -------
          Total current assets..............................   8,103     8,587      9,940
PROPERTY AND EQUIPMENT, net.................................   1,629     1,569      1,567
OTHER ASSETS................................................       2        --         --
                                                              ------   -------    -------
          Total assets......................................  $9,734   $10,156    $11,507
                                                              ======   =======    =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   20   $    13    $    --
  Current portion of other long-term obligations............     201       181        186
  Notes payable short-term..................................      --        --        800
  Accounts payable and accrued expenses.....................   3,375     2,782      2,940
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................   1,217     1,452      1,081
                                                              ------   -------    -------
          Total current liabilities.........................   4,813     4,428      5,007
LONG-TERM DEBT, net of current maturities...................      93        61         64
OTHER LONG-TERM OBLIGATIONS, net of current portion.........     636       570        493
                                                              ------   -------    -------
          Total liabilities.................................   5,542     5,059      5,564
                                                              ------   -------    -------
STOCKHOLDERS' EQUITY:
  Croson common stock, $20 stated value; 750 shares
     authorized, issued and outstanding.....................      15        15         15
  Franklin common stock, $5 stated value; 750 shares
     authorized, 100 issued and outstanding.................       1         1          1
  Retained earnings.........................................   4,176     5,081      5,927
                                                              ------   -------    -------
          Total stockholders' equity........................   4,192     5,097      5,943
                                                              ------   -------    -------
          Total liabilities and stockholders' equity........  $9,734   $10,156    $11,507
                                                              ======   =======    =======

    The accompanying notes are an integral part of these combined financial statements.

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                             ---------------------------   ---------------------
                                              1996      1997      1998        1998        1999
                                             -------   -------   -------   -----------   -------
                                                                           (UNAUDITED)
REVENUES...................................  $26,185   $27,029   $25,234     $12,330     $17,194
COST OF REVENUES (including depreciation)..   22,305    22,970    20,438      10,500      14,407
                                             -------   -------   -------     -------     -------
     Gross profit..........................    3,880     4,059     4,796       1,830       2,787
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................    2,263     2,217     2,032         894       1,232
                                             -------   -------   -------     -------     -------
     Income from operations................    1,617     1,842     2,764         936       1,555
                                             -------   -------   -------     -------     -------
OTHER INCOME (EXPENSE):
  Interest income..........................       66        49        42          21          20
  Interest expense.........................      (55)      (55)      (51)        (28)        (23)
  Other....................................       15         3        (7)        (12)         (1)
                                             -------   -------   -------     -------     -------
     Other income (expense), net...........       26        (3)      (16)        (19)         (4)
                                             -------   -------   -------     -------     -------
INCOME BEFORE PROVISION FOR INCOME TAXES...    1,643     1,839     2,748         917       1,551
PROVISION FOR INCOME TAXES.................       23        32        33          19          12
                                             -------   -------   -------     -------     -------
NET INCOME.................................  $ 1,620   $ 1,807   $ 2,715     $   898     $ 1,539
                                             =======   =======   =======     =======     =======

    The accompanying notes are an integral part of these combined financial statements.

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                       SIX MONTHS ENDED
                                                         YEAR ENDED SEPTEMBER 30           MARCH 31
                                                       ---------------------------   --------------------
                                                        1996      1997      1998        1998        1999
                                                       -------   -------   -------   -----------   ------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................  $ 1,620   $ 1,807   $ 2,715     $   898     $1,539
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities --
    Depreciation and amortization....................      310       348       359         144        181
    Gain on sale of property and equipment...........      (10)       (5)       (4)         (4)        --
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable.........................     (509)        8      (354)        655       (996)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts.........      685    (1,165)       (9)         86       (624)
         Inventories.................................      (37)      (69)       77          59        (32)
         Prepaid expenses and other current assets...       --       (15)       15         (43)       (14)
      Increase (decrease) in --
         Accounts payable and accrued expenses.......       93       101      (593)       (580)       158
         Billings in excess of costs and estimated
           earnings on uncompleted contracts.........      (22)     (194)      235         309       (371)
         Other.......................................      240        --        --                     --
                                                       -------   -------   -------     -------     ------
           Net cash provided by operating
             activities..............................    2,370       816     2,441       1,524       (159)
                                                       -------   -------   -------     -------     ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment.......       11        13        18          18         --
  Acquisitions of property and equipment.............     (336)     (289)     (112)       (112)      (107)
  Other investing activities.........................       13        --        --          --        800
                                                       -------   -------   -------     -------     ------
         Net cash used in investing activities.......     (312)     (276)      (94)        (94)       693
                                                       -------   -------   -------     -------     ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt.........................       --      (125)      (45)        (18)       (13)
  Payments of other long-term obligations............     (142)     (162)     (279)       (131)      (141)
  Distributions to stockholders......................   (1,323)   (1,303)   (1,810)     (1,166)      (693)
                                                       -------   -------   -------     -------     ------
         Net cash used in financing activities.......   (1,465)   (1,590)   (2,134)     (1,315)      (847)
                                                       -------   -------   -------     -------     ------
         Net increase (decrease) in cash and cash
           equivalents...............................      593    (1,050)      213         115       (313)
CASH AND CASH EQUIVALENTS, beginning of period.......      936     1,529       479         479        692
                                                       -------   -------   -------     -------     ------
CASH AND CASH EQUIVALENTS, end of period.............  $ 1,529   $   479   $   692     $   594     $  379
                                                       =======   =======   =======     =======     ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest.........................................  $    55   $    55   $    51     $    28     $   21
    Income taxes.....................................  $    23   $    23   $    25     $    10     $    9
  Capital lease additions............................  $   169   $   187   $   172     $    39     $   52

    The accompanying notes are an integral part of these combined financial statements.

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                         SHARES OF
                                                          COMMON     COMMON   RETAINED
                                                           STOCK     STOCK    EARNINGS    TOTAL
                                                         ---------   ------   --------   -------
BALANCE, September 30, 1995............................    1,500      $16     $ 3,375    $ 3,391
  Distributions to stockholders........................       --       --      (1,323)    (1,323)
  Net income...........................................       --       --       1,620      1,620
                                                           -----      ---     -------    -------
BALANCE, September 30, 1996............................    1,500       16       3,672      3,688
  Distributions to stockholders........................       --       --      (1,303)    (1,303)
  Net income...........................................       --       --       1,807      1,807
                                                           -----      ---     -------    -------
BALANCE AT SEPTEMBER 30, 1997..........................    1,500       16       4,176      4,192
  Distributions to stockholders........................       --       --      (1,810)    (1,810)
  Net income...........................................       --       --       2,715      2,715
                                                           -----      ---     -------    -------
BALANCE AT SEPTEMBER 30, 1998..........................    1,500       16       5,081      5,097
  Distributions to stockholders........................       --       --        (693)      (693)
  Net income...........................................       --       --       1,539      1,539
                                                           -----      ---     -------    -------
BALANCE AT MARCH 31, 1999..............................    1,500      $16     $ 5,927    $ 5,943
                                                           =====      ===     =======    =======

    The accompanying notes are an integral part of these combined financial statements.

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     J.A. Croson Company (Croson), an Ohio corporation, provides plumbing and mechanical contracting services for commercial and industrial entities primarily in Ohio. Franklin Fire Sprinkler Company (Franklin) provides fire protection contracting services for commercial and industrial entities throughout Ohio. The lengths of construction contracts are typically less than one year. Croson and Franklin are collectively referred to herein as the Company.

     The Company and its stockholders intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of AMPAM common stock concurrently with the consummation of the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination

     The accompanying financial statements include the accounts of Croson and Franklin which are affiliated through common ownership. Intercompany transactions and balances have been eliminated in combination.

  Interim Financial Information

     The interim financial statements for the six months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Income Taxes

     The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. Certain municipalities do not recognize the S Corporation status for purposes of local taxation. The provision for income taxes in the accompanying statement of operations represents the local tax provision related to such municipalities. The Company will terminate its S Corporation status concurrently with the effective date of the merger (see Note
12).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provision of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  Reclassifications

     Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consists of the following (in thousands):

                                                             SEPTEMBER 30
                                                            ---------------   MARCH 31,
                                                             1997     1998      1999
                                                            ------   ------   ---------
Trade.....................................................  $2,408   $3,289    $3,693
  Billed retentions.......................................     190      133       314
  Unbilled retentions.....................................     684      891     1,097
                                                            ------   ------    ------
                                                             3,282    4,313     5,104
  Less -- Allowance for doubtful accounts.................    (134)    (134)     (134)
                                                            ------   ------    ------
     Balance at end of year...............................  $3,148   $4,179    $4,970
                                                            ======   ======    ======

     Plumbing installation contracts in progress are as follows (in thousands):

                                                            SEPTEMBER 30
                                                          -----------------   MARCH 31,
                                                           1997      1998       1999
                                                          -------   -------   ---------
Costs incurred on contracts in progress.................  $33,510   $31,261    $41,005
Estimated earnings, net of losses.......................    3,338     3,666      5,461
                                                          -------   -------    -------
                                                           36,848    34,927     46,466
Less -- Billings to date................................   35,747    34,052     44,596
                                                          -------   -------    -------
                                                          $ 1,101   $   875    $ 1,870
                                                          =======   =======    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.................................  $ 2,318   $ 2,327    $ 2,951
Billings in excess of costs and estimated earnings on
  uncompleted contracts.................................   (1,217)   (1,452)    (1,081)
                                                          -------   -------    -------
                                                          $ 1,101   $   875    $ 1,870
                                                          =======   =======    =======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                             SEPTEMBER 30
                                                            ---------------   MARCH 31,
                                                             1997     1998      1999
                                                            ------   ------   ---------
Accounts payable, trade...................................  $1,800   $1,935    $2,176
Accrued compensation and benefits.........................   1,236      830       637
Payables to related parties...............................     339       17         1
Other.....................................................      --       --       126
                                                            ------   ------    ------
          Balance at end of year..........................  $3,375   $2,782    $2,940
                                                            ======   ======    ======

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

4. PROPERTY AND EQUIPMENT:

     Property and equipment, including capital lease assets, consists of the following (in thousands):

                                                ESTIMATED
                                                 USEFUL       SEPTEMBER 30
                                                LIVES IN    -----------------   MARCH 31,
                                                  YEARS      1997      1998       1999
                                                ---------   -------   -------   ---------
Transportation equipment......................     5        $ 1,082   $ 1,142    $ 1,193
Machinery and equipment.......................     5            700       868        916
Building and leasehold improvements...........   10-30        1,255     1,143      1,143
Furniture and fixtures........................     5            243       296        377
                                                            -------   -------    -------
                                                              3,280     3,449      3,629
Less -- Accumulated depreciation and
  amortization................................               (1,651)   (1,880)    (2,062)
                                                            -------   -------    -------
          Property and equipment, net.........              $ 1,629   $ 1,569    $ 1,567
                                                            =======   =======    =======

5. LINE OF CREDIT AND LONG-TERM DEBT:

     The Company has a $1,000,000 line of credit with a bank, bearing interest at the prime rate (7.75% at March 31, 1999) less .5%. Interest on the outstanding balance is due monthly. The Company had a $-0-, $-0- and $800,000 outstanding balance on its line of credit as of September 30, 1997 and 1998, and March 31, 1999, respectively. The line of credit is secured by substantially all of the Company's inventory, accounts receivable, property and equipment.

     Long-term debt consists of the following (in thousands):

                                                             SEPTEMBER 30
                                                             ------------    MARCH 31,
                                                             1997    1998      1999
                                                             ----    ----    ---------
Note payable, unsecured, 3-year, $60,000 noninterest
  bearing agreement with principal payments due quarterly
  in installments of $5,000................................  $ 45    $ --       $--
Note payable, 7-year, $185,000 noninterest bearing term
  note (discounted at the Company's incremental borrowing
  rate of 8.25% at the date of the note) with principal
  payments due in four installments, $85,000 in 1997,
  $12,500 in 1999, $12,500 in 2001 and $75,000 in 2003. The
  note is secured by certain property......................    68      74        64
                                                             ----    ----       ---
          Total debt.......................................   113      74        64
Current portion............................................   (20)    (13)       --
                                                             ----    ----       ---
          Long-term portion................................  $ 93    $ 61       $64
                                                             ====    ====       ===

     The maturities of long-term debt as of September 30, 1998, are as follows (in thousands):

1999........................................................  $ 13
2000........................................................    --
2001........................................................    12
2002........................................................    --
2003........................................................    75
                                                              ----
                                                              $100
                                                              ====

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

6. LEASES:

     Upon the sale of property to its majority stockholder on March 1, 1995, the Company agreed to lease back the property through February 28, 2005. The sale leaseback was recorded as a financing transaction and the obligation is recorded at the present value of future minimum payments of $99,600 per year, discounted at an interest rate of 9%.

     The Company has also entered into various leases for certain equipment for lease terms through January 2002. Obligations under these capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at the applicable interest rate. The capitalized cost of $582,831, $755,226 and $806,976, less accumulated depreciation of $243,717, $373,012 and $443,541, is included in property and equipment in the accompanying financial statements as of September 30, 1997 and 1998, and March 31, 1999, respectively. Depreciation expense for this equipment for the years ended September 30, 1996, 1997 and 1998, was $63,608, $91,836 and $129,295, respectively. Depreciation expense for this equipment for the six month period ended March 31, 1999, was $70,529.

     Future minimum lease payments under the capital leases and the net present value of the future minimum lease payments as of September 30, 1998, and March 31, 1999, are as follows (in thousands):

                                                                1998       1999
                                                                -----      -----
1998........................................................    $ 236      $ 174
2000........................................................      196        175
2001........................................................      128        123
2002........................................................      102        100
2003........................................................      100        100
Thereafter..................................................      141        141
                                                                -----      -----
          Total future minimum lease payments...............      903        813
Amount representing interest................................     (152)      (134)
                                                                -----      -----
          Present value of future minimum lease payments....      751        679
Less -- Current portion.....................................     (181)      (186)
                                                                -----      -----
          Noncurrent........................................    $ 570      $ 493
                                                                =====      =====

7. RELATED-PARTY TRANSACTIONS:

     Croson is a partner in a joint venture with Lincoln T. Mandeville Plumbing (Mandeville). The joint venture subcontracts all work to Croson and Mandeville in amounts such that the joint venture reports minimal net income (loss). The Company periodically receives and advances funds from and to the joint venture. At September 30, 1997 and 1998, and March 31, 1999, the Company owed the joint venture $339,386, $17,000 and $1,600, respectively, which is included in "accounts payables and accrued expenses" in the accompanying balance sheet. The joint venture owed the Company $1,760,765, $1,152,000 and $1,027,530 at September 30, 1997 and 1998, and March 31, 1999, for the Company's billings on contracts performed by the joint venture. The joint venture has receivables from customers, principally governmental organizations, totaling $909,571, $588,840 and $745,543 as of September 30, 1997 and 1998, and March 31, 1999,
respectively. The Company recorded revenues for work performed for the joint venture of $1,401,723, $2,172,264 and $3,635,953 for the years ended September 30, 1996, 1997 and 1998, respectively. The Company recorded revenues for work performed for the joint venture of $1,229,234 for the six month period ended March 31, 1999. The Company recorded costs of revenues for work performed for the joint venture totaling $901,021, $1,908,858 and $3,023,871 for the years ended September 30, 1996,

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY

1997 and 1998, respectively. The Company recorded costs of revenues for work performed for the joint venture totaling $1,027,870 for the six month period ended March 31, 1999.

     At March 31, 1999, the Company has a receivable balance of $303,973 from David A. Croson related to an advance for a personal investment, which is included in contract and other-related party on the accompanying combined balance sheet. The noninterest bearing receivable is due upon demand.

     On March 1, 1995, the Company sold certain property to its majority stockholder approximately equal to the net book value of the property. The Company then entered into a lease with the stockholder for the same property (see Note 6). In 1996, 1997 and 1998, the Company made obligation payments to its majority stockholder in the amount of $99,600. At September 30, 1997 and 1998, and March 31, 1999, the Company owed the majority stockholder $537,743, $484,155 and $455,611, respectively, which is included in other long-term obligations on the accompanying combined balance sheets.

8. EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) and profit-sharing plan which covers full-time employees who have met age and service requirements. The plan specifies contributions at the discretion of the Company's management. Expense under the plan amounted to approximately $208,000, $180,500 and $90,000 for the years ended September 30, 1996, 1997 and 1998. Expense under the plan amounted to approximately $26,590 for the six month period ended March 31, 1999. Amounts due to this plan were approximately $177,000, $1,000 and $1,000 at September 30, 1997 and 1998, and March 31, 1999, respectively.

9. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents and debt. The Company's management believes that the carrying value of these instruments on the accompanying combined balance sheets approximates their fair value.

10. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

11. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had revenues of approximately 26.8%, 32.2% and 31.2% of total revenues to one major customer during the years ended September 30, 1996, 1997 and 1998, respectively. The Company had revenues of approximately 35.8% of total revenues to one major customer during the six month period ended March 31, 1999.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the region. However,

            J.A. CROSON COMPANY AND FRANKLIN FIRE SPRINKLER COMPANY management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

12. SUBSEQUENT EVENT:

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company sold or distributed certain nonoperating assets and attendant liabilities, if any, to the stockholders. Additionally, the Company made cash distributions which represent the Company's estimated S Corporation accumulated adjustment account.

     As discussed in Note 2, in connection with the merger, the Company converted from an S Corporation to a C Corporation. Upon conversion to C Corporation status, the Company recorded deferred taxes for which it will be responsible. If the S Corporation had been terminated as of September 30, 1998, the Company would have recorded a deferred tax asset of approximately $99,000 due to differences between book and tax depreciation. If the S Corporation had been terminated as of March 31, 1999, the Company would have recorded a deferred tax liability of approximately $133,000 due to differences between book and tax depreciation.

     Concurrently with the merger, the Company entered into agreements with the stockholders to lease office space used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
J. A. Croson Company of Florida:

     We have audited the accompanying balance sheets of J. A. Croson Company of Florida as of December 31, 1997 and 1998, and March 31, 1999, and the related statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. A. Croson Company of Florida, as of December 31, 1997 and 1998, and March 31, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 26, 1999

                        J. A. CROSON COMPANY OF FLORIDA

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31,
                                                              ----------------    MARCH 31
                                                               1997      1998       1999
                                                              ------    ------    --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   19    $   71     $   57
  Accounts receivable, net..................................   3,401     4,688      4,994
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     657     1,233      1,140
  Inventories...............................................      73        40          2
  Prepaid expenses and other current assets.................     399       371        539
                                                              ------    ------     ------
          Total current assets..............................   4,549     6,403      6,732
PROPERTY AND EQUIPMENT, net.................................   1,293     1,247        996
OTHER LONG-TERM ASSETS......................................      --       378         --
                                                              ------    ------     ------
          Total assets......................................  $5,842    $8,028     $7,728
                                                              ======    ======     ======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   82    $   --     $   --
  Line of credit............................................     739       337        840
  Bank overdraft............................................      89        --         --
  Accounts payable and accrued expenses.....................     994     1,692      1,100
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................   1,640     1,724        593
                                                              ------    ------     ------
          Total current liabilities.........................   3,544     3,753      2,533
LONG-TERM DEBT, net of current maturities...................      23        --         --
NOTE PAYABLE TO STOCKHOLDER.................................     434        --         --
                                                              ------    ------     ------
          Total liabilities.................................   4,001     3,753      2,533
                                                              ------    ------     ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 7,500 shares authorized, 980
     shares issued and outstanding..........................       1         1          1
  Additional paid-in capital................................     650       650        650
  Retained earnings.........................................   1,190     3,624      4,544
                                                              ------    ------     ------
          Total stockholders' equity........................   1,841     4,275      5,195
                                                              ------    ------     ------
          Total liabilities and stockholders' equity........  $5,842    $8,028     $7,728
                                                              ======    ======     ======

   The accompanying notes are an integral part of these financial statements.

                        J. A. CROSON COMPANY OF FLORIDA

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31            MARCH 31
                                              ---------------------------   --------------------
                                               1996      1997      1998        1998        1999
                                              -------   -------   -------   -----------   ------
                                                                            (UNAUDITED)
REVENUES....................................  $11,722   $18,095   $28,142     $6,148      $8,274
COST OF REVENUES (including depreciation)...    9,300    13,916    20,483      4,658       5,482
                                              -------   -------   -------     ------      ------
     Gross profit...........................    2,422     4,179     7,659      1,490       2,792
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..................................    1,050     2,213     2,960        718         869
                                              -------   -------   -------     ------      ------
     Income from operations.................    1,372     1,966     4,699        772       1,923
                                              -------   -------   -------     ------      ------
OTHER INCOME (EXPENSE):
  Interest income...........................       10        --        --         --          --
  Interest expense..........................      (97)      (87)     (108)       (24)         (7)
  Other.....................................       --       (44)       --         --          --
                                              -------   -------   -------     ------      ------
     Other income (expense), net............      (87)     (131)     (108)       (24)         (7)
                                              -------   -------   -------     ------      ------
NET INCOME..................................  $ 1,285   $ 1,835   $ 4,591     $  748      $1,916
                                              =======   =======   =======     ======      ======

   The accompanying notes are an integral part of these financial statements.

                        J. A. CROSON COMPANY OF FLORIDA

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31            MARCH 31
                                                 ---------------------------   ---------------------
                                                  1996      1997      1998        1998        1999
                                                 -------   -------   -------   -----------   -------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................  $ 1,285   $ 1,835   $ 4,591      $ 748      $ 1,916
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation..............................       73       173       182         23           45
     Loss on sale of property and equipment....       --        44        40
     Changes in operating assets and
       liabilities:
       (Increase) decrease in:
          Accounts receivable..................      416    (1,623)   (1,287)      (641)        (306)
          Costs and estimated earnings in
            excess of billings on uncompleted
            contracts..........................      135      (448)     (576)      (675)          93
          Inventories..........................        2       (58)       33         71           38
          Prepaid expenses and other assets....     (200)     (183)     (350)      (327)         210
       Increase (decrease) in:
          Bank overdraft.......................       --        89       (89)       682           --
          Accounts payable and accrued
            expenses...........................      122       309       698        (67)        (378)
          Billings in excess of costs and
            estimated earnings on uncompleted
            contracts..........................      105       951        84        367       (1,131)
                                                 -------   -------   -------      -----      -------
            Net cash provided by operating
               activities......................    1,938     1,089     3,326        181          487
                                                 -------   -------   -------      -----      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..........     (165)     (992)     (352)      (108)          (8)
  Proceeds from the sale of property and
     equipment.................................       --        --       176         --           --
                                                 -------   -------   -------      -----      -------
            Net cash used in investing
               activities......................     (165)     (992)     (176)      (108)          (8)
                                                 -------   -------   -------      -----      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.................      250        --        --         --           --
  Payments of long-term debt...................     (302)      (96)     (105)        (7)          --
  Net borrowings (payments) on line of
     credit....................................     (146)      739      (402)       (70)         503
  Borrowings from (payments to) stockholder....     (273)       --      (434)
  Proceeds from issuance of common stock.......      197       325        --
  Distribution to stockholders.................   (1,065)   (1,521)   (2,157)        --         (996)
                                                 -------   -------   -------      -----      -------
            Net cash used in financing
               activities......................   (1,339)     (553)   (3,098)       (77)        (493)
                                                 -------   -------   -------      -----      -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................      434      (456)       52         (4)         (14)
CASH AND CASH EQUIVALENTS, beginning of
  period.......................................       41       475        19         19           71
                                                 -------   -------   -------      -----      -------
CASH AND CASH EQUIVALENTS, end of period.......  $   475   $    19   $    71      $  15      $    57
                                                 =======   =======   =======      =====      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for:
     Interest..................................  $   116   $    44   $   108      $  24      $     7
                                                 =======   =======   =======      =====      =======

   The accompanying notes are an integral part of these financial statements.

                        J. A. CROSON COMPANY OF FLORIDA

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                 ADDITIONAL                  TOTAL
                                                                  PAID-IN     RETAINED   STOCKHOLDERS'
                                               SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                               ------   ------   ----------   --------   -------------
BALANCE, December 31, 1995...................   714       $1        $128      $   656       $   785
  Issuance of Common Stock...................   119       --         197           --           197
  Distributions to stockholders..............    --       --          --       (1,065)       (1,065)
  Net income.................................    --       --          --        1,285         1,285
                                                ---       --        ----      -------       -------
BALANCE, December 31, 1996...................   833        1         325          876         1,202
  Issuance of Common Stock...................   147       --         325           --           325
  Distributions to stockholders..............    --       --          --       (1,521)       (1,521)
  Net income.................................    --       --          --        1,835         1,835
                                                ---       --        ----      -------       -------
BALANCE, December 31, 1997...................   980        1         650        1,190         1,841
  Distributions to stockholders..............    --       --          --       (2,157)       (2,157)
  Net income.................................    --       --          --        4,591         4,591
                                                ---       --        ----      -------       -------
BALANCE, December 31, 1998...................   980        1         650        3,624         4,275
  Distributions to stockholders..............    --       --          --         (996)         (996)
  Net income.................................    --       --          --        1,916         1,916
                                                ---       --        ----      -------       -------
BALANCE, March 31, 1999......................   980       $1        $650      $ 4,544       $ 5,195
                                                ===       ==        ====      =======       =======

   The accompanying notes are an integral part of these financial statements.

                        J. A. CROSON COMPANY OF FLORIDA

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     J. A. Croson Company of Florida (the Company), a Florida corporation, focuses on providing plumbing contractor services primarily for multi-family housing developers. The Company performs the majority of its contract work under fixed-price contracts, with contract terms generally less than one year. The Company performs the majority of its work in Central Florida.

     The Company and its stockholders intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of AMPAM common stock concurrently with the consummation of the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Financial Information

     The interim financial statements for the three months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Inventories

     Inventory purchases have historically been charged to jobs when purchased. Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets, net of any salvage values.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                        J. A. CROSON COMPANY OF FLORIDA

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Warranty Costs

     For most contracts, the Company warrants labor and materials for one year after completion of the job.

  Income Taxes

     The Company has elected S corporation status, as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred federal taxes. The Company terminated its S corporation status concurrently with the effective date (April 1, 1999) of the merger discussed in Note 13.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between

                        J. A. CROSON COMPANY OF FLORIDA
the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Accounts receivables consist of the following at December 31, 1997 and 1998 and March 31, 1999 (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1997      1998       1999
                                                          ------    ------    ---------
Billed..................................................  $2,445    $3,422     $3,528
Retainage...............................................     956     1,266      1,507
Allowance for doubtful accounts.........................       0         0        (41)
                                                          ------    ------     ------
          Balance at end of period......................  $3,401    $4,688     $4,994
                                                          ======    ======     ======

     Plumbing installation contracts in progress are as follows at December 31, 1997 and 1998 and March 31, 1999 (in thousands):

                                                           DECEMBER 31,
                                                        ------------------    MARCH 31,
                                                         1997       1998        1999
                                                        -------    -------    ---------
Costs incurred on contracts in progress...............  $ 6,620    $12,031     $11,968
Estimated earnings, net of losses.....................    1,965      3,934       4,234
                                                        -------    -------     -------
                                                          8,585     15,965      16,202
Less: Billings to date................................    9,568     16,456      15,655
                                                        -------    -------     -------
                                                        $  (983)   $  (491)    $   547
                                                        =======    =======     =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................  $   657    $ 1,233     $ 1,140
Billings in excess of costs and estimated earnings on
  uncompleted contracts...............................   (1,640)    (1,724)       (593)
                                                        -------    -------     -------
                                                        $  (983)   $  (491)    $   547
                                                        =======    =======     =======

     Accounts payable and accrued expenses consist of the following at December 31, 1997 and 1998 and March 31, 1999 (in thousands):

                                                            DECEMBER 31,
                                                           --------------    MARCH 31,
                                                           1997     1998       1999
                                                           ----    ------    ---------
Accounts payable, trade..................................  $596    $  975     $  848
Accrued compensation and benefits........................   227       356        187
Other accrued expenses...................................   171       361         65
                                                           ----    ------     ------
          Balance at end of period.......................  $994    $1,692     $1,100
                                                           ====    ======     ======

                        J. A. CROSON COMPANY OF FLORIDA

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1997 and 1998 and March 31, 1999 (in thousands):

                                                  ESTIMATED
                                                   USEFUL      DECEMBER 31,
                                                    LIVES     ---------------   MARCH 31,
                                                  IN YEARS     1997     1998      1999
                                                  ---------   ------   ------   ---------
Transportation equipment........................      5       $  913   $1,063    $1,066
Machinery and equipment.........................      7          125      150       154
Office and storage trailers.....................      5           96      103       103
Building and improvements.......................     39          390      231        --
Furniture and fixtures..........................      5          103      175       175
                                                              ------   ------    ------
                                                               1,627    1,722     1,498
Less: accumulated depreciation..................                (334)    (475)     (502)
                                                              ------   ------    ------
Property and equipment, net.....................              $1,293   $1,247    $  996
                                                              ======   ======    ======

5. LINE OF CREDIT AND LONG-TERM DEBT

  Line of Credit

     The Company has a $1,500,000 line of credit agreement with a bank to be drawn upon as needed, with variable interest payable monthly at the bank's prime rate, as defined, plus 1.25% (9.0% at March 31, 1999). The line is secured by accounts receivable, inventory, and a personal guarantee by a principal shareholder of the Company. At December 31, 1997 and 1998 and March 31, 1999, $739,000, $337,000 and $840,000 was outstanding under the line of credit, which is due June 1999.

  Long-Term Debt

     Long-term debt at December 31, 1997 and 1998 and March 31, 1999, consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------   MARCH 31,
                                                              1997    1998      1999
                                                              -----   -----   ---------
Notes payable to a financial institution, due monthly,
  payable in 19 payments of $3,943 including interest at a
  rate of 8.66% paid off in 1998............................  $ 26    $ --      $ --
Notes payable to a financial institution, due monthly,
  payable in 31 payments of $5,337 including interest at a
  rate of 9.55%, paid off in 1998...........................    79      --        --
                                                              ----    ----      ----
          Total debt........................................   105      --        --
  Less: Current maturities of long-term debt................   (82)     --        --
                                                              ----    ----      ----
          Total long-term debt..............................  $ 23    $ --        --
                                                              ====    ====      ====

6. LEASES

     The Company leases certain property and office space from its stockholders under noncancellable operating leases, expiring in September 2002 and December 2004. Rent expense under these related-party leases were approximately $32,000 for the years ended December 31, 1996 and 1997, $24,000 for the year ended December 31, 1998 and $13,000 for the three months ended March 31, 1999.

                        J. A. CROSON COMPANY OF FLORIDA

     In May 1998, the Company entered into a noncancellable operating lease with a third party for property to be utilized as a prefabrication work location, expiring in May 2001. Rent expense under this lease was approximately $22,000 for the year ended December 31, 1998 and $7,000 for the three months ended March 31, 1999.

     In 1997, the Company entered into a lease for a warehouse and office facility with a third party under a noncancellable operating lease, expiring in March 2002. Rent expense under this lease was approximately $33,000 and $57,000 for the years ended December 31, 1997, and 1998, respectively and $14,000 for the these months ended March 31, 1999.

     Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year ending December 31:
  1999......................................................   $109
  2000......................................................    111
  2001......................................................     91
  2002......................................................     31
                                                               ----
                                                               $342
                                                               ====

7. STOCKHOLDERS' EQUITY

     The Company is authorized to issue 7,500 shares of common stock. Of this authorized amount, the Company has issued and outstanding 980 shares at December 31, 1997 and 1998 and March 31, 1999.

     The Company has also entered into a Stock Redemption Agreement with a principal shareholder, agreeing to repurchase all of his stock over a period of years, with the first redemption date being no earlier than January 1, 1998. The redemption date shall be determined by the mutual agreement of the stockholder and the Company before December 31 of the preceding year. The agreement requires the Company to purchase annually from the stockholder the number of shares equal to 10% (on a fully diluted basis immediately following the redemption) of the total number of issued and outstanding shares as of the redemption date. The purchase price of these shares shall be payable in cash and shall be equal to 10% of the book value of the Company on the redemption date. As of May 26, 1999, no repurchase has occurred.

8. RELATED-PARTY TRANSACTIONS

     The Company leases CERTAIN property and office space from a stockholder under a noncancelable operating lease (see Note 6). The rent approximates the fair market value of the property.

     The Company had a Subordinated Note Agreement with a stockholder, with a balance of $434,000 at December 31, 1997. This note was repaid during 1998.

     At December 31, 1997 and 1998 and March 31, 1999, the Company had $80,000, $179,000 and $4,000, respectively, of advances to employees included in current assets. The 1998 amount includes a balance of $125,000 due from a principal shareholder of the Company.

     During the years ended December 31, 1996 and 1997, the Company purchased plumbing supplies of $81,000 and $48,000, respectively, from a company affiliated through common ownership. No such purchases have been made since January 1, 1998. No amounts were owed to the Company at December 31, 1997 and 1998, or March 31, 1999.

                        J. A. CROSON COMPANY OF FLORIDA

9. EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match 50% of the first $1,200 contributed by each employee. Total contributions by the Company under the plan were approximately $11,000, $23,000, and $26,000 for the years ending December 31, 1996, 1997 and
1998, respectively and $14,000 for the three months ended March 31, 1999.

10. FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, a line of credit, notes payable and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of SUCH legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including workers' compensation, general liability, and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION

     The Company had revenues of approximately 29%, 27% and 24% of total revenues to one major customer during the years ended December 31, 1996, 1997, and 1998, respectively and 42% during the three months ended March 31, 1999.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

13. SUBSEQUENT EVENTS

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company sold or distributed certain non-operating assets and attendant liabilities, if any, to the stockholders. Additionally, the Company made cash distributions which represent the Company's estimated S corporation accumulated adjustments account.

     As discussed in Note 2, in connection with the merger, the Company converted from an S corporation to a C corporation. Upon conversion to C corporation status, the Company recorded deferred taxes for which it will be responsible. If the S corporation had been terminated as of December 31, 1998, the Company would have recorded a deferred tax asset of approximately $30,000 due to differences between

                        J. A. CROSON COMPANY OF FLORIDA
book and tax depreciation. If the S corporation had been terminated as of March 31, 1999, the Company would have recorded a deferred tax asset of approximately $15,600 due to bad debt allowance and a deferred tax liability of approximately $7,500 due to the difference between book and tax depreciation.

     Concurrently with the merger, the Company entered into agreements with the stockholders to lease land and buildings used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Power Plumbing, Inc.:

     We have audited the accompanying consolidated balance sheets of Power Plumbing, Inc., and subsidiaries as of December 31, 1997 and 1998, and March 31, 1999, and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Plumbing, Inc., and subsidiaries as of December 31, 1997 and 1998, and March 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 21, 1999

                     POWER PLUMBING, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                                DECEMBER 31
                                                              ----------------    MARCH 31,
                                                               1997      1998       1999
                                                              ------    ------    ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  696    $1,807     $3,083
  Accounts receivable --
     Contract, net..........................................   2,918     3,961      3,748
     Other..................................................     219       266        264
  Notes receivable -- stockholders..........................      --        --        396
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     181        79        239
  Prepaid expenses and other current assets.................       3        17         19
                                                              ------    ------     ------
          Total current assets..............................   4,017     6,130      7,749
PROPERTY AND EQUIPMENT, net.................................     441       414         79
OTHER ASSETS................................................     129        74         --
                                                              ------    ------     ------
          Total assets......................................  $4,587    $6,618     $7,828
                                                              ======    ======     ======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $    5    $    6     $   --
  Accounts payable and accrued expenses.....................     910       963      1,829
  Billings in excess of cost and estimated earnings on
     uncompleted contracts..................................     692     2,123      1,799
  Deferred tax liability, current...........................     613       215        167
                                                              ------    ------     ------
          Total current liabilities.........................   2,220     3,307      3,795
LONG-TERM DEBT, net of current maturities...................      71        65         --
OTHER LONG-TERM LIABILITIES.................................      20         2         --
DEFERRED INCOME TAXES.......................................       7         4          6
                                                              ------    ------     ------
          Total liabilities.................................   2,318     3,378      3,801
                                                              ------    ------     ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 1,200 shares authorized, 1,125
     shares issued and outstanding..........................       1         1          1
  Retained earnings.........................................   2,268     3,239      4,026
                                                              ------    ------     ------
          Total stockholders' equity........................   2,269     3,240      4,027
                                                              ------    ------     ------
          Total liabilities and stockholders' equity........  $4,587    $6,618     $7,828
                                                              ======    ======     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     POWER PLUMBING, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                THREE MONTHS
                                                          YEAR ENDED               ENDED
                                                         DECEMBER 31              MARCH 31
                                                     --------------------   --------------------
                                                      1997         1998        1998        1999
                                                     -------      -------   -----------   ------
                                                                            (UNAUDITED)
REVENUES...........................................  $17,010      $17,109     $3,501      $5,620
COST OF REVENUES (Including depreciation)..........   14,680       14,371      3,174       4,022
                                                     -------      -------     ------      ------
     Gross profit..................................    2,330        2,738        327       1,598
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......    1,128        1,268        217         346
                                                     -------      -------     ------      ------
     Income from operations........................    1,202        1,470        110       1,252
                                                     -------      -------     ------      ------
OTHER INCOME (EXPENSE):
  Interest income..................................       20           33          5          22
  Interest expense.................................       --           (3)        (3)         (3)
  Other............................................       84           83         13           4
                                                     -------      -------     ------      ------
     Other income (expense), net...................      104          113         15          23
                                                     -------      -------     ------      ------
INCOME BEFORE PROVISION FOR INCOME TAXES...........    1,306        1,583        125       1,275
PROVISION FOR INCOME TAXES.........................      498          612         50         488
                                                     -------      -------     ------      ------
NET INCOME.........................................  $   808      $   971     $   75      $  787
                                                     =======      =======     ======      ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     POWER PLUMBING, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               THREE MONTHS
                                                           YEAR ENDED             ENDED
                                                           DECEMBER 31           MARCH 31
                                                         ---------------   --------------------
                                                         1997     1998        1998        1999
                                                         -----   -------   -----------   ------
                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $ 808   $   971      $  75      $  787
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities --
     Depreciation......................................     35        37          6           7
     Loss (gain) on sale of property and equipment.....      2        (3)        --          --
     Deferred income taxes.............................    266      (401)      (247)        (46)
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable..........................   (734)   (1,090)      (342)        215
          Costs and estimated earnings in excess of
            billings on uncompleted contracts..........    (46)      102         68        (160)
          Prepaid expenses and other current assets....      8       (14)       (22)         (2)
          Other noncurrent assets......................     --        55         --          --
       Increase (decrease) in --
          Accounts payable and accrued expenses........   (159)       53        126         878
          Billings in excess of costs and estimated
            earnings on uncompleted contracts..........   (266)    1,431        183        (324)
          Other liabilities............................    (18)      (18)        (5)         (2)
                                                         -----   -------      -----      ------
            Net cash provided by (used in) operating
               activities..............................   (104)    1,123       (158)      1,353
                                                         -----   -------      -----      ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment.........      7         3         --          12
  Additions of property and equipment..................    (24)      (10)        --         (36)
  Investment transactions, net.........................     11        --         54         (53)
                                                         -----   -------      -----      ------
            Net cash used in investing activities......     (6)       (7)        54         (77)
                                                         -----   -------      -----      ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt...........................    (89)       (5)        (1)         --
                                                         -----   -------      -----      ------
            Net cash used in financing activities......    (89)       (5)        (1)         --
                                                         -----   -------      -----      ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   (199)    1,111       (105)      1,276
CASH AND CASH EQUIVALENTS, beginning of period.........    895       696        696       1,807
                                                         -----   -------      -----      ------
CASH AND CASH EQUIVALENTS, end of period...............  $ 696   $ 1,807      $ 591      $3,083
                                                         =====   =======      =====      ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest..........................................  $  --   $     3      $   3      $    3
     Income taxes......................................    294       666        175         310
  Non-cash transactions --
     Note receivable received for sale of
       partnership.....................................     --        --         --         396
     Net book value of partnership sold................     --        --         --        (344)

  The accompanying notes are an integral part of these consolidated financial statements.

                     POWER PLUMBING, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                          COMMON STOCK                    TOTAL
                                                         ---------------   RETAINED   STOCKHOLDERS'
                                                         SHARES   AMOUNT   EARNINGS      EQUITY
                                                         ------   ------   --------   -------------
BALANCE, December 31, 1996.............................  1,125      $1      $1,460       $1,461
  Net income...........................................     --      --         808          808
                                                         -----      --      ------       ------
BALANCE, December 31, 1997.............................  1,125       1       2,268        2,269
  Net income...........................................     --      --         971          971
                                                         -----      --      ------       ------
BALANCE, December 31, 1998.............................  1,125       1       3,239        3,240
                                                         -----      --      ------       ------
  Net income...........................................     --      --         787          787
                                                         -----      --      ------       ------
BALANCE, March 31, 1999................................  1,125      $1      $4,026       $4,027
                                                         =====      ==      ======       ======

  The accompanying notes are an integral part of these consolidated financial statements.

                     POWER PLUMBING, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Power Plumbing, Inc., a Delaware corporation, and its subsidiaries (the Company) focus on providing plumbing construction services primarily for multifamily residential buildings. The Company performs the majority of its contract work under fixed-price contracts, with contract terms generally ranging from six to 18 months. The Company performs the majority of its work in Texas.

     On April 1, 1999, American Plumbing & Mechanical, Inc. (AMPAM) acquired through merger all the stock of the Company in exchange for cash and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM. In connection with the merger, the Company sold or distributed certain nonoperating assets and attendant liabilities, if any, to the stockholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The financial statements through December 31, 1998 include the accounts and results of operations of the Company, its wholly owned subsidiary, Power Plumbing Personnel, Inc., and an affiliated company, Bingle Partners, Ltd. (see
Note 8), which is under common control and management. Effective January 1, 1999, the Company sold its interest in Bingle Partners, Ltd. to the stockholders of the Company; therefore the financial statements for periods presented subsequent to December 31, 1998 include only the accounts and results of operations of the Company and its wholly owned subsidiary, Power Plumbing Personnel, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

  Interim Financial Information

     The interim financial statements for the three months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life lease or the estimated useful life of the asset (see Note 4).

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the remaining useful life. Upon retirement or disposition of property and equipment, the

                     POWER PLUMBING, INC., AND SUBSIDIARIES
cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in accompanying consolidated statements of operations.

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the Company anticipates that the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset "Costs and estimated earnings in excess of billing on uncompleted contracts" represents revenues recognized in excess of amounts billed. The current liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

  Warranty Costs

     The Company warrants labor and materials for the first year after completion of plumbing construction. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

     The Company, which is a C Corporation, follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rules and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash

                     POWER PLUMBING, INC., AND SUBSIDIARIES
flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. The adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):

                                                              DECEMBER 31
                                                            ---------------   MARCH 31,
                                                             1997     1998      1999
                                                            ------   ------   ---------
Billed....................................................  $1,418   $2,031    $1,971
Retainage.................................................   1,525    1,967     1,880
Allowance for uncollectible accounts......................     (25)     (37)     (103)
                                                            ------   ------    ------
          Balance at end of year..........................  $2,918   $3,961    $3,748
                                                            ======   ======    ======

     Plumbing installation contracts in progress are as follows (in thousands):

                                                           DECEMBER 31
                                                       -------------------   MARCH 31,
                                                         1997       1998       1999
                                                       --------   --------   ---------
Costs incurred on contracts in progress..............  $ 10,472   $  9,110   $ 11,347
Estimated earnings, net of losses....................     1,766      1,974      3,050
                                                       --------   --------   --------
                                                         12,238     11,084     14,397
Less -- Billings to date.............................   (12,749)   (13,128)   (15,957)
                                                       --------   --------   --------
                                                       $   (511)  $ (2,044)  $ (1,560)
                                                       ========   ========   ========
Costs and estimated earnings in excess of billings on
  uncompleted contracts..............................  $    181   $     79   $    239
Billings in excess of costs and estimated earnings on
  uncompleted contracts..............................      (692)    (2,123)    (1,799)
                                                       --------   --------   --------
                                                       $   (511)  $ (2,044)  $ (1,560)
                                                       ========   ========   ========

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                              DECEMBER 31
                                                              -----------   MARCH 31,
                                                              1997   1998     1999
                                                              ----   ----   ---------
Accounts payable, trade.....................................  $669   $553    $1,089
Accrued compensation and benefits...........................    33     40        82
Retainage payable...........................................    49     58        76
Other accrued expenses......................................   134    115       151
Income taxes payable........................................    25    197       431
                                                              ----   ----    ------
          Balance at end of year............................  $910   $963    $1,829
                                                              ====   ====    ======

                     POWER PLUMBING, INC., AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                   ESTIMATED     DECEMBER 31
                                                  USEFUL LIVES   ------------   MARCH 31,
                                                    IN YEARS     1997   1998      1999
                                                  ------------   ----   -----   ---------
Transportation..................................        5        $ 94   $  76     $ 78
Machinery and equipment.........................        7          78      76       82
Land and building...............................       30         363     377       --
Furniture and fixtures..........................      5-7           3       1        5
                                                                 ----   -----     ----
                                                                  538     530      165
Less -- Accumulated depreciation................                  (97)   (116)     (86)
                                                                 ----   -----     ----
          Property and equipment, net...........                 $441   $ 414     $ 79
                                                                 ====   =====     ====

5. LINE OF CREDIT AND LONG-TERM DEBT:

     The Company has a $150,000 revolving line of credit with a bank which is due on demand or, if no demand, expires May 1, 1999, and bears interest at 0.5 percent above the bank's base lending rate. At December 31, 1997 and 1998 and March 31, 1999, no balance was outstanding under this line of credit. This line of credit is collateralized by the Company's accounts receivable and equipment as well as insurance on its president and a personal unlimited guarantee from the president. The line of credit was cancelled subsequent to March 31, 1999.

     Long-term debt at December 31, 1998, consisted of a note payable with a balance of approximately $71,000 to a bank for the purchase of property by Bingle Partners, Ltd. The note was included in the Company's sale of its interest in Bingle Partners, Ltd. interest; therefore, the Company has no long-term debt at March 31, 1999.

6. LEASES:

     During 1998, the Company leased two vehicles for stockholders, which expire in April 2001 and September 2001. Expense for the vehicle leases was $4,980, $11,113 and $12,490 for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, respectively.

     The Company has an agreement with Bingle Partners, Ltd., that as of January 1, 1999 was owned by stockholders of the Company, to lease office space at a rate that, in management's opinion, approximated market. The lease expires August 31, 2003. Expense for the lease was $7,950 for the three months ended March 31, 1999. Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year ending December 31 --
  1999......................................................   $ 46
  2000......................................................     46
  2001......................................................     39
  2002......................................................     32
  2003......................................................     21
                                                               ----
                                                               $184
                                                               ====

                     POWER PLUMBING, INC., AND SUBSIDIARIES

7. INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):

                                                              DECEMBER 31
                                                              ------------   MARCH 31,
                                                              1997   1998      1999
                                                              ----   -----   ---------
Federal --
  Current...................................................  $242   $ 887     $470
  Deferred..................................................   197    (348)     (40)
State --
  Current...................................................    26     126       63
  Deferred..................................................    33     (53)      (5)
                                                              ----   -----     ----
                                                              $498   $ 612     $488
                                                              ====   =====     ====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows (in thousands):

                                                              DECEMBER 31
                                                              -----------   MARCH 31,
                                                              1997   1998     1999
                                                              ----   ----   ---------
Provision at the statutory rate.............................  $457   $554     $446
Increase resulting from --
  State income tax, net of benefit for federal deduction....    38     47       38
  Permanent differences, primarily meals and
     entertainment..........................................     3     11        4
                                                              ----   ----     ----
                                                              $498   $612     $488
                                                              ====   ====     ====

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities result principally from the following (in thousands):

                                                              DECEMBER 31
                                                             -------------   MARCH 31,
                                                             1997    1998      1999
                                                             -----   -----   ---------
Deferred income tax assets --
  Investment in partnership................................  $  15   $  15     $  15
  Minimum tax credit.......................................     49      --        --
                                                             -----   -----     -----
          Total deferred income tax asset..................     64      15        15
                                                             -----   -----     -----
Deferred income tax liabilities --
  Property and equipment...................................     (7)    (11)      (12)
  Deferred contract revenue................................   (656)   (252)     (237)
  Allowance for doubtful accounts..........................     (8)     15        41
  Accrued expenses.........................................    (13)     17        23
  Other....................................................     --      (3)       (3)
                                                             -----   -----     -----
          Total deferred income tax liability..............   (684)   (234)     (188)
                                                             -----   -----     -----
          Net deferred income tax liability................  $(620)  $(219)    $(173)
                                                             =====   =====     =====

                     POWER PLUMBING, INC., AND SUBSIDIARIES

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                            DECEMBER 31
                                                           --------------    MARCH 31,
                                                           1997     1998       1999
                                                           -----    -----    ---------
Deferred tax assets --
  Current................................................  $  64    $  15      $  15
  Long-term..............................................     --       --         --
                                                           -----    -----      -----
          Total..........................................     64       15         15
                                                           -----    -----      -----
Deferred tax liabilities --
  Current................................................   (677)    (230)      (182)
  Long-term..............................................     (7)      (4)        (6)
                                                           -----    -----      -----
          Total..........................................   (684)    (234)      (188)
                                                           -----    -----      -----
          Net deferred income tax liability..............  $(620)   $(219)     $(173)
                                                           =====    =====      =====

8. RELATED-PARTY TRANSACTIONS:

     In December 1996, the Company purchased a 97 percent limited partnership interest in Bingle Partners, Ltd., from a former stockholder for $300,000. A stockholder owns a majority interest in the company that is the 3 percent general partner in Bingle Partners, Ltd. On January 1, 1999, the Company sold its interest in Bingle Partners, Ltd., to the stockholders of the Company in exchange for promissory notes from each stockholder. The notes receivable had a balance of approximately $396,000 at March 31, 1999. Subsequent to March 31, 1999, the Company collected the full amount of the receivable. The Company leases office space from Bingle Partners, Ltd. (see Note 6).

     In June 1998, the Company entered into a financing arrangement with ICM, Inc., whereby the Company began purchasing materials for and selling them to ICM, Inc., at a nominal markup. One of the Company's stockholders (the ICM Stockholder) has a majority ownership in ICM Notes, Ltd., a company that also provides financing to ICM, Inc. ICM Notes, Ltd., and ICM, Inc., do not have common ownership. The ICM Stockholder has an informal agreement with the other stockholders of the Company which provides that any losses incurred as a result of the financing arrangement between the Company and ICM, Inc., will be funded by the ICM Stockholder. As a result of this arrangement, approximately $200,000 of accounts receivable was included as other accounts receivable in the accompanying balance sheets at December 31, 1998 and March 31, 1999. At the end of 1998, ICM, Inc., ceased operations, and, subsequent to March 31, 1999, the Company collected such receivable from the ICM Stockholder.

     In June 1998, the Company guaranteed certain long-term obligations of four employees. The long-term obligations consist of four notes payable to Northwest Bank, N.A., for the purchase of vehicles. The notes are secured by the vehicles.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The plan provides for discretionary contributions by the Company as determined by the stockholders. Total contributions by the Company under the plan were approximately $14,216 and $14,690 for the years ended December 31, 1997 and 1998, respectively. No contributions were made by the Company under the plan for the three months ended March 31, 1999. Such contributions are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets at December 31, 1997 and 1998.

                     POWER PLUMBING, INC., AND SUBSIDIARIES

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, a line of credit and debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximate their fair value.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     During the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, three customers accounted for more than 10 percent of total revenues. Sales to these companies were as follows (in thousands):

                                        YEAR ENDED DECEMBER 31            THREE MONTHS
                                   --------------------------------      ENDED MARCH 31,
                                        1997              1998                1999
                                   --------------    --------------      ---------------
Customer A.......................  $2,552    15.0%   $2,204    12.9%     $804      14.3%
Customer B.......................   2,548    15.0     1,982    11.6       716      12.7
Customer C.......................   1,983    11.7     1,761    10.3       625      11.1

     During the year ended December 31, 1997, three vendors accounted for more than 10 percent of the Company's total materials purchases, and for the year ended December 31, 1998 and the three months ended March 31, 1999, two vendors accounted for more than 10 percent. Materials purchases from these vendors were as follows (in thousands):

                                      YEAR ENDED DECEMBER 31            THREE MONTHS
                                 --------------------------------      ENDED MARCH 31,
                                      1997              1998                1999
                                 --------------    --------------      ---------------
Vendor A.......................  $3,092    36.6%   $3,180    39.3%     $1,272     58.2%
Vendor B.......................   1,532    18.1     2,222    27.5         717     32.8
Vendor C.......................   1,411    16.7        --      --          --       --

     Management believes that the materials are readily available in the marketplace at prices which approximate those paid to the above vendors.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors in Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

                     POWER PLUMBING, INC., AND SUBSIDIARIES

13. SUBSEQUENT EVENT

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company sold or distributed certain nonoperating assets and attendant liabilities, if any, to the stockholders.

     Concurrently with the merger, the Company entered into agreements with the stockholders to lease office space used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nelson Mechanical Contractors, Inc.:

     We have audited the accompanying balance sheets of Nelson Mechanical Contractors, Inc. as of April 30, 1998, and March 31, 1999, and the related statements of operations, cash flows, and stockholders' equity for the years ended April 30, 1997 and 1998, and for the eleven months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nelson Mechanical Contractors, Inc. as of April 30, 1998, and March 31, 1999, and the results of its operations and its cash flows for the years ended April 30, 1997 and 1998, and for the eleven months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
June 1, 1999

                      NELSON MECHANICAL CONTRACTORS, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                              APRIL 30,    MARCH 31,
                                                                 1998        1999
                                                              ----------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  683      $  601
  Accounts receivable:
     Contract...............................................     1,477       2,034
     Other..................................................       238         123
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     1,445       1,055
  Inventories...............................................       581         400
  Prepaid expenses and other current assets.................       155         613
  Current portion of notes receivable.......................        25          --
  Loans to stockholders.....................................       170          --
                                                                ------      ------
          Total current assets..............................     4,774       4,826
LONG-TERM NOTES RECEIVABLE..................................        85          --
PROPERTY AND EQUIPMENT, net.................................     1,630       1,018
OTHER ASSETS................................................       530          --
                                                                ------      ------
          Total assets......................................    $7,019      $5,844
                                                                ======      ======

                        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts payable, accrued expenses, and other.............    $1,349      $  308
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       127         205
  Loans from stockholders...................................        99       4,788
  Income taxes payable......................................        --          --
                                                                ------      ------
          Total liabilities.................................     1,575       5,301
                                                                ------      ------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 200 shares authorized, 50
     shares issued and outstanding..........................         1           1
  Additional paid-in capital................................     1,088       1,088
  Retained earnings (deficit)...............................     4,355        (546)
                                                                ------      ------
          Total stockholders' equity........................     5,444         543
                                                                ------      ------
          Total liabilities and stockholders' equity........    $7,019      $5,844
                                                                ======      ======

   The accompanying notes are an integral part of these financial statements.

                      NELSON MECHANICAL CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                         YEAR ENDED APRIL 30   ELEVEN MONTHS ENDED
                                                         -------------------        MARCH 31,
                                                           1997       1998            1999
                                                         --------   --------   -------------------
REVENUES...............................................  $12,507    $14,240          $14,039
COST OF REVENUES (including depreciation)..............    9,110      9,641            9,349
                                                         -------    -------          -------
     Gross profit......................................    3,397      4,599            4,690
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES..........    2,408      2,458            1,914
                                                         -------    -------          -------
     Income from operations............................      989      2,141            2,776
                                                         -------    -------          -------
OTHER INCOME (EXPENSE):
  Interest income......................................       54         48               51
  Interest expense.....................................      (11)       (20)            (134)
  Other................................................       45         50              416
                                                         -------    -------          -------
     Other income (expense), net.......................       88         78              333
                                                         -------    -------          -------
NET INCOME.............................................  $ 1,077    $ 2,219          $ 3,109
                                                         =======    =======          =======

   The accompanying notes are an integral part of these financial statements.

                      NELSON MECHANICAL CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          YEAR ENDED APRIL 30     ELEVEN MONTHS ENDED
                                                          -------------------          MARCH 31,
                                                           1997        1998              1999
                                                          -------     -------     -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................  $ 1,077     $ 2,219           $ 3,109
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.......................      396         382               336
    Gain on sale of property and equipment..............      (23)         (5)             (414)
    Changes in operating assets and liabilities:
       (Increase) decrease in:
         Accounts receivable............................      (26)         44              (425)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts............       14      (1,144)              390
         Inventories....................................      (66)        (66)              180
         Prepaid expenses and other current assets......       (8)          3                81
       Increase (decrease) in:
         Accounts payable, accrued expenses, and
           other........................................      (14)        179            (1,042)
         Billings in excess of costs and estimated
           earnings on uncompleted contracts............       50         (32)               78
       Other, net.......................................       --         (57)               --
                                                          -------     -------           -------
         Net cash provided by operating activities......    1,400       1,523             2,293
                                                          -------     -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..........       48          24             1,052
  Additions of property and equipment...................     (427)       (725)             (361)
  Collections on notes receivable.......................        4           7                85
  Additions to notes receivable.........................       --         (30)               --
  Collections on loans to stockholders..................      159         212               262
  Additions to loans to stockholders....................     (227)       (172)              (92)
                                                          -------     -------           -------
         Net cash provided by (used in) investing
           activities...................................     (443)       (684)              946
                                                          -------     -------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of short-term debt.........................      300         250               500
  Payments of short-term debt...........................     (300)       (250)             (500)
  Proceeds from loans from stockholders.................      420         587             7,162
  Payments on loans from stockholders...................     (594)       (505)           (2,473)
  Distributions to stockholders.........................     (859)     (1,046)           (8,010)
                                                          -------     -------           -------
         Net cash used in financing activities..........   (1,033)       (964)           (3,321)
                                                          -------     -------           -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....      (76)       (125)              (82)
CASH AND CASH EQUIVALENTS, beginning of period..........      884         808               683
                                                          -------     -------           -------
CASH AND CASH EQUIVALENTS, end of period................  $   808     $   683           $   601
                                                          =======     =======           =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest............................................  $    11     $    20           $   134
                                                          =======     =======           =======
    Income taxes........................................  $    --     $    --           $    --
                                                          =======     =======           =======

   The accompanying notes are an integral part of these financial statements.

                      NELSON MECHANICAL CONTRACTORS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                 ADDITIONAL                  TOTAL
                                                                  PAID-IN     RETAINED   STOCKHOLDERS'
                                               SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                               ------   ------   ----------   --------   -------------
BALANCE, April 30, 1996......................    50      $  1      $1,088     $ 2,964       $ 4,053
  Distributions to stockholders..............    --        --          --        (859)         (859)
  Net income.................................    --        --          --       1,077         1,077
                                                ---      ----      ------     -------       -------
BALANCE, April 30, 1997......................    50         1       1,088       3,182         4,271
  Distributions to stockholders..............    --        --          --      (1,046)       (1,046)
  Net income.................................    --        --          --       2,219         2,219
                                                ---      ----      ------     -------       -------
BALANCE, April 30, 1998......................    50         1       1,088       4,355         5,444
  Distributions to stockholders..............    --        --          --      (8,010)       (8,010)
  Net income.................................    --        --          --       3,109         3,109
                                                ---      ----      ------     -------       -------
BALANCE, March 31, 1999......................    50      $  1      $1,088     $  (546)      $   543
                                                ===      ====      ======     =======       =======

   The accompanying notes are an integral part of these financial statements.

                      NELSON MECHANICAL CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Nelson Mechanical Contractors, Inc., (the "Company"), a Florida corporation, focuses on providing plumbing and utility services primarily for general contractors, developers, local governmental agencies, and private institutions. The Company performs the majority of its contract work under fixed-price contracts, with contract terms generally ranging from two months to two years. The Company performs the majority of its work in the southeast United States.

     The Company and its stockholders intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash, notes and shares of AMPAM common stock concurrently with the consummation of the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized using the percentage-of-completion method, measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year. Customer retainage is included in accounts receivable from construction contracts in the accompanying balance sheets.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As noted in
Note 5, cash and cash equivalents include $222,000 and $233,000 of restricted cash at April 30, 1998, and March 31, 1999, respectively.

  Accounts Receivable and Provision for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based on its historical collection experience with its plumbing and utility services customers. Management believes that an allowance for doubtful accounts is not necessary, based on the status of contracts and their review of accounts.

                      NELSON MECHANICAL CONTRACTORS, INC.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Warranty Costs

     For most contracts, the Company warrants labor and materials for one year after completion of the job. A reserve for warranty costs is recorded based on the historical level of warranty claims and management's estimate of future costs.

  Income Taxes

     The Company has elected S corporation status, as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns. The Company will continue to be liable for income tax currently due to states that do not recognize S corporation status. At April 30, 1998, and March 31, 1999, there were no material income taxes due to such states.

     An S corporation is permitted under the Revenue Act of 1987 to retain its fiscal year, rather than adopting the calendar year, for tax purposes. However, an annual payment approximating the income tax that would be paid on short-period income if there had been a switch to a calendar year must be paid. This tax deposit is reported as "other assets" in the accompanying financial statements, is adjusted annually and amounts to $530,024 at April 30, 1998, and March 31, 1999. The tax deposit is realized when the entity switches to a calendar year, liquidates, terminates its S status or is considered not to have any deferred taxable income. The Company terminated its S corporation status on April 1, 1999, which is the effective date of the merger discussed in Note 11.

     At April 30, 1998, and March 31, 1999, the Company had available for state income tax purposes net operating loss carryforwards of approximately $550,000 which expire through 2011.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      NELSON MECHANICAL CONTRACTORS, INC.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine whether an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Contract receivables consist of the following at April 30, 1998, and March 31, 1999 (in thousands):

                                                               1998     1999
                                                              ------   ------
Billed......................................................  $1,083   $1,385
Retainage...................................................     394      649
                                                              ------   ------
Balance at end of period....................................  $1,477   $2,034
                                                              ======   ======

     Plumbing installation contracts in progress are as follows at April 30, 1998, and March 31, 1999 (in thousands):

                                                               1998     1999
                                                              ------   -------
Costs incurred on contracts in progress.....................  $3,445   $ 5,711
Estimated earnings, net of losses...........................   5,279     8,051
                                                              ------   -------
                                                               8,724    13,762
Less billings to date.......................................   7,406    12,912
                                                              ------   -------
                                                              $1,318   $   850
                                                              ======   =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $$1,445  $ 1,055
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................    (127)     (205)
                                                              ------   -------
                                                              $1,318   $   850
                                                              ======   =======

     Accounts payable and accrued expenses consist of the following at April 30, 1998, and March 31, 1999 (in thousands):

                                                               1998     1999
                                                              ------   ------
Accounts payable, trade.....................................  $  726   $  216
Accrued compensation and benefits...........................     154       --
Insurance payable...........................................     442       42
Other accrued expenses......................................      27       50
                                                              ------   ------
Balance at end of period....................................  $1,349   $  308
                                                              ======   ======

                      NELSON MECHANICAL CONTRACTORS, INC.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at April 30, 1998, and March 31, 1999 (in thousands):

                                                         ESTIMATED
                                                        USEFUL LIVES
                                                          IN YEARS      1998      1999
                                                        ------------   -------   -------
Land..................................................                 $   323   $    --
Transportation equipment..............................       5.0         1,529     1,332
Machinery and equipment...............................       5.0         2,974     2,715
Computer and telephone equipment......................       5.0            97       110
Building and leasehold improvements...................      31.5           114        --
Furniture and fixtures................................       7.0            21        39
                                                                       -------   -------
                                                                         5,058     4,196
Less accumulated depreciation and amortization........                  (3,428)   (3,178)
                                                                       -------   -------
Property and equipment, net...........................                 $ 1,630   $ 1,018
                                                                       =======   =======

5. REVOLVING LINE OF CREDIT, LETTER OF CREDIT, AND DEBT

     The Company has a $500,000 revolving line of credit with a financial institution, secured by all owned equipment. The line of credit matures on January 8, 2000, with the outstanding balance being due at this time. The line of credit bears interest at the prime rate, which was 7.75% at March 31, 1999, and is paid quarterly on the outstanding balance during the period. At April 30, 1998, and March 31, 1999, the Company did not have an outstanding balance on the line of credit. The line of credit was terminated subsequent to March 31, 1999.

     The Company has a $250,000 letter of credit with a financial institution, secured by assignment of a certificate of deposit in the amount of $222,000 and $233,000 at April 30, 1998, and March 31, 1999, respectively. The letter of credit was reduced to $150,000 subsequent to March 31, 1999.

     The Company occasionally borrows from its stockholders, as discussed in
Note 7. These notes are payable on demand and bear interest at 7%. At April 30, 1998, and March 31, 1999, the outstanding balance on loans from its stockholders was $99,000 and $4,788,000, respectively.

     The Company does not have any long-term debt instruments.

6. LEASES

     The Company leases office space from a stockholder on a month-to-month basis (Note 7). Rent expense for each of the years ended April 30, 1997 and 1998, and the eleven months ended March 31, 1999, was $45,000, $45,000 and $41,000, respectively.

     On occasion, the Company leases apartment space for extended jobs outside of the southeast United States and certain office equipment under operating leases from third parties. Rent expense under operating leases for the years ended April 30, 1997 and 1998, and the eleven months ended March 31, 1999, was $33,000, $42,000 and $51,000, respectively.

                      NELSON MECHANICAL CONTRACTORS, INC.

     Future minimum lease payments under the noncancelable operating lease are as follows (in thousands):

                        YEAR ENDING
                         APRIL 30,
                        -----------
1999........................................................  $  7
2000........................................................    54
2001........................................................    46
2002........................................................    48
2003........................................................    49
Thereafter..................................................    47
                                                              ----
                                                              $251
                                                              ====

7. RELATED-PARTY TRANSACTIONS

     The Company occasionally loans money to its stockholders, which is payable on demand. The loans bear interest at the applicable federal rate (5.51% at April 30, 1998). There were no such loans at March 31, 1999.

     The Company occasionally borrows money from its stockholders, which is payable on demand. The loans bear interest at 7%.

     The Company rents certain real property from its majority stockholder on a month-to-month basis (see Note 6). Management believes the rent paid approximates the fair market value of the property.

     The Company loaned $90,000 to a stockholder under an installment agreement on April 1, 1996. The note bears interest at 7% and is payable in monthly installations of $809, including interest through April 2011. Current maturities of the loan at April 30, 1998, was $4,000. The loan was paid in full on September 30, 1998.

8. FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, notes receivable and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

9. COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability, and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

10. MAJOR CUSTOMERS AND RISK CONCENTRATION

     The Company had sales of approximately 17.8 percent and 11.5 percent of total sales to one major customer during the year ended April 30, 1997. The Company had sales of approximately 23.0 percent and

                      NELSON MECHANICAL CONTRACTORS, INC.

33.3 percent of total sales to another major customer during the year ended April 30, 1998, and the eleven months ended March 31, 1999, respectively.

     In general, the Company performs its services under contract terms that entitle it to progress payments, and the Company is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the market. However, management believes that its contract acceptance, billing, and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

11. SUBSEQUENT EVENTS

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash, notes and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company sold or distributed certain non-operating assets and attendant liabilities, if any, to the stockholders. Additionally, the Company made cash distributions which represent the Company's estimated S Corporation accumulated adjustment account.

     As discussed in Note 2, in connection with the merger, the Company converted from an S corporation to a C corporation. Upon conversion to C corporation status, the Company recorded deferred taxes for which it will be responsible. If the S corporation had been terminated as of April 30, 1998, the Company would have recorded a deferred tax asset of approximately $4,500 due to bad debt allowance and a deferred tax liability of approximately $47,000 due to differences between book and tax depreciation.

     Concurrently with the merger, the Company entered into agreements with the stockholder(s) to lease land and buildings used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sherwood Mechanical, Inc.:

     We have audited the accompanying balance sheets of Sherwood Mechanical, Inc. (a California corporation), as of September 30, 1997 and 1998, and March 31, 1999, and the related statements of operations, cash flows and stockholder's equity for the years ended September 30, 1997 and 1998, and for the six months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sherwood Mechanical, Inc. as of September 30, 1997 and 1998, and March 31, 1999, and the results of its operations and its cash flows for the years ended September 30, 1997 and 1998, and for the six months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Phoenix, Arizona,
June 22, 1999

                           SHERWOOD MECHANICAL, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                              ---------------    MARCH 31,
                                                               1997     1998       1999
                                                              ------   ------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   49   $   98     $   11
  Contracts receivable, net.................................   1,954    3,024      2,464
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     471      903        929
  Inventories...............................................     143      272        266
  Prepaid expenses and other current assets.................       8       21          4
  Due from stockholder......................................      63       83        455
  Land held for sale........................................      --      554         --
                                                              ------   ------     ------
          Total current assets..............................   2,688    4,955      4,129
LAND UNDER DEVELOPMENT......................................     528       --         --
PROPERTY AND EQUIPMENT, net.................................     364      387        442
DEFERRED INCOME TAXES.......................................     216       30         --
OTHER ASSETS................................................      10        7          9
                                                              ------   ------     ------
          Total assets......................................  $3,806   $5,379     $4,580
                                                              ======   ======     ======

                           LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Lines of credit...........................................  $  645   $  972     $  750
  Current maturities of long-term debt......................     293      258        104
  Accounts payable and accrued expenses.....................     763    2,137      1,629
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     389       78        229
  Income taxes payable......................................      19      156         18
  Deferred income taxes.....................................     505      369        321
                                                              ------   ------     ------
          Total current liabilities.........................   2,614    3,970      3,051
LONG-TERM DEBT, net of current maturities...................     107       52         62
DEFERRED INCOME TAXES.......................................      --       --          5
                                                              ------   ------     ------
          Total liabilities.................................   2,721    4,022      3,118

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Common stock, no par value 1,000 shares authorized, issued
     and outstanding........................................      26       26         26
  Capital contribution......................................      --      258        258
  Retained earnings.........................................   1,059    1,073      1,178
                                                              ------   ------     ------
          Total stockholder's equity........................   1,085    1,357      1,462
                                                              ------   ------     ------
          Total liabilities and stockholder's equity........  $3,806   $5,379     $4,580
                                                              ======   ======     ======

   The accompanying notes are an integral part of these financial statements.

                           SHERWOOD MECHANICAL, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS
                                                          YEAR ENDED              ENDED
                                                         SEPTEMBER 30,          MARCH 31,
                                                       -----------------   --------------------
                                                        1997      1998        1998        1999
                                                       -------   -------   -----------   ------
                                                                           (UNAUDITED)
REVENUES.............................................  $11,482   $13,556     $6,607      $7,790
COST OF REVENUES (including depreciation)............    9,867    11,066      5,372       6,530
                                                       -------   -------     ------      ------
     Gross profit....................................    1,615     2,490      1,235       1,260
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........    1,505     2,189        850       1,150
                                                       -------   -------     ------      ------
     Income from operations..........................      110       301        385         110
                                                       -------   -------     ------      ------
OTHER INCOME (EXPENSE):
  Interest expense...................................      (53)      (83)       (40)        (53)
  Other..............................................       18         3         --          (3)
                                                       -------   -------     ------      ------
     Other income (expense), net.....................      (35)      (80)       (40)        (56)
                                                       -------   -------     ------      ------
INCOME BEFORE PROVISION FOR (BENEFIT FROM) INCOME
  TAXES..............................................       75       221        345          54
PROVISION FOR (BENEFIT FROM) INCOME TAXES............       40       207        148         (51)
                                                       -------   -------     ------      ------
NET INCOME...........................................  $    35   $    14     $  197      $  105
                                                       =======   =======     ======      ======

   The accompanying notes are an integral part of these financial statements.

                           SHERWOOD MECHANICAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS
                                                               YEAR ENDED          ENDED
                                                              SEPTEMBER 30,      MARCH 31,
                                                             ---------------   -------------
                                                             1997     1998     1998    1999
                                                             -----   -------   -----   -----
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $  35   $    14   $ 197   $ 105
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities --
     Depreciation..........................................     80       107      47      62
     Deferred income taxes.................................     22        50      (4)    (13)
     Loss on disposal of assets............................     --        --      --       3
     Changes in operating assets and liabilities:
       (Increase) decrease in --
          Contracts receivable, net........................    349    (1,070)   (594)    560
          Costs and estimated earnings in excess of
            billings on uncompleted contracts..............    (25)     (432)   (297)    (26)
          Inventories......................................    (36)     (129)    (23)      6
          Prepaid expenses and other assets................      6       (10)    (51)     15
       Increase (decrease) in --
          Accounts payable and accrued expenses............   (250)    1,632     886    (508)
          Billings in excess of costs and estimated
            earnings on uncompleted contracts..............    178      (311)    (61)    151
          Income taxes payable.............................     19       137     (22)   (138)
                                                             -----   -------   -----   -----
          Net cash provided by (used in) operating
            activities.....................................    378       (12)     78     217
                                                             -----   -------   -----   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Development of land, capitalized costs...................   (108)      (26)    (19)     --
  Additions of property and equipment......................   (146)     (120)    (74)    (29)
                                                             -----   -------   -----   -----
          Net cash used in investing activities............   (254)     (146)    (93)    (29)
                                                             -----   -------   -----   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in bank overdraft...............................     --        --     153      --
  Advances to shareholder..................................    (63)      (29)     --      (4)
  Payments of borrowings from stockholder..................    (20)        9      --      --
  Payments of long-term debt...............................    (63)     (100)    (34)    (49)
  Proceeds on borrowings of long-term debt.................     19        --      --      --
  Borrowings on lines of credit, net.......................    (47)      327    (153)   (222)
                                                             -----   -------   -----   -----
          Net cash (used in) provided by financing
            activities.....................................   (174)      207     (34)   (275)
                                                             -----   -------   -----   -----
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......    (50)       49     (49)    (87)
CASH AND CASH EQUIVALENTS, beginning of period.............     99        49      49      98
                                                             -----   -------   -----   -----
CASH AND CASH EQUIVALENTS, end of period...................  $  49   $    98   $  --   $  11
                                                             =====   =======   =====   =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest..............................................  $  55   $    82   $  12   $  46
                                                             =====   =======   =====   =====
     Income taxes..........................................  $  --   $     1   $  --   $ 100
                                                             =====   =======   =====   =====
  Non cash investing and financing activities --
     Property and equipment acquired by incurring notes
       payable.............................................  $ 121   $    10   $  --   $  91
                                                             =====   =======   =====   =====
     Liabilities assumed by the sole shareholder of the
       Company.............................................  $  --   $   258   $  --   $  --
                                                             =====   =======   =====   =====
     Promissory note received from the sole shareholder in
       exchange for land held for sale and assumption of
       related debt outstanding............................  $  --   $    --   $  --   $ 367
                                                             =====   =======   =====   =====

   The accompanying notes are an integral part of these financial statements.

                           SHERWOOD MECHANICAL, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                              COMMON STOCK
                                             ---------------      CAPITAL      RETAINED   STOCKHOLDER'S
                                             SHARES   AMOUNT   CONTRIBUTIONS   EARNINGS      EQUITY
                                             ------   ------   -------------   --------   -------------
BALANCE, September 30, 1996................  1,000     $26         $ --         $1,024       $1,050
  Net income...............................     --      --           --             35           35
                                             -----     ---         ----         ------       ------
BALANCE, September 30, 1997................  1,000      26           --          1,059        1,085
  Capital contribution.....................     --      --          258             --          258
  Net income...............................     --      --           --             14           14
                                             -----     ---         ----         ------       ------
BALANCE, September 30, 1998................  1,000      26          258          1,073        1,357
  Net income...............................     --      --           --            105          105
                                             -----     ---         ----         ------       ------
BALANCE, March 31, 1999....................  1,000     $26         $258         $1,178       $1,462
                                             =====     ===         ====         ======       ======

   The accompanying notes are an integral part of these financial statements.

                           SHERWOOD MECHANICAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) BUSINESS AND ORGANIZATION:

     Sherwood Mechanical, Inc., a California corporation (the Company), focuses on installation of plumbing, mechanical, and site utilities for commercial and industrial construction projects. The Company performs the majority of its contract work under fixed price contracts with contract terms generally ranging from 12 to 24 months. The Company performs the majority of its work in California, Arizona and Nevada.

     The Company and its stockholder intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash, notes and shares of AMPAM common stock concurrently with the consummation of the related financing.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the six months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Contracts Receivable and Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                           SHERWOOD MECHANICAL, INC.

  Revenue Recognition

     The Company recognizes revenues when services are performed, except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized under the percentage of completion.

  Warranty Costs

     The Company warrants labor for generally one year after construction is complete. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs, which are not expected to be material.

  Income Taxes

     The Company, which is a C Corporation, follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. Historically, the Company used the completed-contract method of reporting for income tax purposes, under which all contract revenues and expenses are recognized in the accounting period in which the contract is completed. The Company changed to the percentage of completion method for income tax purposes for the year beginning October 1, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and

                           SHERWOOD MECHANICAL, INC.

circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

(3) DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):

                                                              SEPTEMBER 30,
                                                             ---------------   MARCH 31,
                                                              1997     1998      1999
                                                             ------   ------   ---------
Billed.....................................................  $1,470   $2,487    $1,871
Claims.....................................................     118      118        --
Retainage..................................................     391      444       618
Allowance for doubtful accounts............................     (25)     (25)      (25)
                                                             ------   ------    ------
          Balance at end of period.........................  $1,954   $3,024    $2,464
                                                             ======   ======    ======

     Contracts in progress are as follows (in thousands):

                                                             SEPTEMBER 30,
                                                            ----------------   MARCH 31,
                                                             1997      1998      1999
                                                            -------   ------   ---------
Costs incurred on contracts in progress...................  $11,403   $8,500    $13,855
Estimated earnings, net of losses.........................    2,251    2,152      3,027
                                                            -------   ------    -------
                                                             13,654   10,652     16,882
Less -- billings to date..................................   13,572    9,827     16,182
                                                            -------   ------    -------
                                                            $    82   $  825    $   700
                                                            =======   ======    =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts...................................  $   471   $  903    $   929
Billings in excess of costs and estimated earnings on
  uncompleted contracts...................................     (389)     (78)      (229)
                                                            -------   ------    -------
                                                            $    82   $  825    $   700
                                                            =======   ======    =======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                              SEPTEMBER 30,
                                                              -------------   MARCH 31,
                                                              1997    1998      1999
                                                              ----   ------   ---------
Accounts payable, trade.....................................  $498   $1,832    $1,254
Accrued compensation and benefits...........................   195      236       188
Other accrued expenses......................................    70       69       187
                                                              ----   ------    ------
     Balance at end of period...............................  $763   $2,137    $1,629
                                                              ====   ======    ======

                           SHERWOOD MECHANICAL, INC.

(4) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands, except year information):

                                                 ESTIMATED      SEPTEMBER 30,
                                                USEFUL LIVES   ---------------   MARCH 31,
                                                  IN YEARS      1997     1998      1999
                                                ------------   ------   ------   ---------
Transportation equipment......................    3-5          $  498   $  515    $  585
Machinery and equipment.......................    3-7             396      379       408
Leasehold improvements........................    7-10            211      233       233
Office furniture and equipment................    5-7             123      180       195
                                                               ------   ------    ------
                                                                1,228    1,307     1,421
Less -- accumulated depreciation..............                    864      920       979
                                                               ------   ------    ------
          Property and equipment, net.........                 $  364   $  387    $  442
                                                               ======   ======    ======

(5) LAND HELD FOR SALE AND LAND UNDER DEVELOPMENT:

     The Company purchased land in April 1992 with plans to subdivide and resell it at a future date. Included in the net book value is capitalized interest of approximately $5,000 and $8,000 at September 30, 1997 and 1998, respectively. The land is carried at the lower of cost or net realizable value.

     In March 1999, the sole stockholder of the Company acquired the land for carrying value and assumed the related outstanding debt.

(6) LINES OF CREDIT AND LONG-TERM DEBT:

     The Company has two lines of credit with a bank with $750,000 and $250,000 of available credit. The lines of credit expire May 1999 and bear interest at 8.75%. The lines of credit are collateralized by the Company's assets and are personally guaranteed by the sole stockholder. Aggregate borrowings outstanding at September 30, 1997 and 1998, and March 31, 1999, were approximately $645,000, $972,000 and $750,000, respectively.

     Long-term debt consists of the following:

                                                              SEPTEMBER 30,
                                                              --------------    MARCH 31,
                                                              1997     1998       1999
                                                              -----    -----    ---------
                                                                    (IN THOUSANDS)
Note payable, due in monthly installments of $944 including
  interest at 7.75% to 13.4% through March 2000,
  collateralized by equipment and vehicles with a net book
  value of $22,608, $15,215 and $11,519 at September 30,
  1997 and 1998, and March 31, 1999, respectively...........  $  21    $  11      $   4
Notes payable, due in monthly installments of $385 including interest at 4.9% through June 1999. Notes are
  collateralized by vehicles with a net book value of
  $21,710, $11,977 and $7,111 at September 30, 1997 and
  1998, and March 31, 1999, respectively....................     15        3          1
Notes payable, due in monthly installments of $2,774 at
  interest rates ranging from 8.5% to 9.25%, maturity dates
  ranging from December 1999 to March 2001. Notes are
  collateralized by vehicles with a net book value of
  $97,433, $76,347 and $65,804 at September 30, 1997 and
  1998, and March 31, 1999, respectively....................     84       58         41
Note payable, due in monthly installments of $1,268,
  including interest at 9.2%, through October 1998,
  collateralized by equipment with a net book value of
  $23,882 and $15,922 at September 30, 1997 and 1998,
  respectively..............................................     16        1         --

                           SHERWOOD MECHANICAL, INC.

                                                              SEPTEMBER 30,
                                                              --------------    MARCH 31,
                                                              1997     1998       1999
                                                              -----    -----    ---------
                                                                    (IN THOUSANDS)
Note payable, due in monthly installments of $1,561
  including interest at 6.9%, through August 2000,
  collateralized by equipment with a net book value of
  $48,953, $38,825 and $33,761 at September 30, 1997 and
  1998, and March 31, 1999, respectively....................     49       34         25
Note payable, due in monthly installments of $331, including interest at 9.77%, through February 2001, collateralized
  by equipment with a net book value of $9,345 and $5,993 at
  September 30, 1998 and March 31, 1999, respectively.......     --        8          7
Note payable, balance due in July 1999. Collateralized by
  land with a book value of $528,000 and $554,000 at
  September 30, 1997 and 1998, respectively. (Also see Note
  5.).......................................................    215      195         --
Note payable, due in monthly installments of $3,841,
  including interest rates ranging from 4.9% to 8.2%,
  maturity dates ranging from February 2001 to March 2002.
  Notes are collateralized by equipment with a net book
  value of $95,765 at March 31, 1999........................     --       --         88
                                                              -----    -----      -----
Total debt..................................................    400      310        166
Less -- current maturities..................................   (293)    (258)      (104)
                                                              -----    -----      -----
Total long-term debt........................................  $ 107    $  52      $  62
                                                              =====    =====      =====

     The maturities of long-term debt are as follows (in thousands):

                                                          YEAR ENDING
 YEAR ENDING                                       --------------------------
SEPTEMBER 30,                                      SEPTEMBER 30,    MARCH 31,
- -------------                                      -------------    ---------
   1999..........................................      $258           $ --
   2000..........................................          47          104
   2001..........................................           5           56
   2002..........................................          --            6
                                                       ----           ----
                                                       $310           $166
                                                       ====           ====

(7) LEASES:

     The Company leases a building under an operating lease agreement with the sole stockholder. The rent paid under this related party lease was approximately $78,000 and $97,000 for the year ended September 30, 1997 and 1998, respectively and $63,000 for the six months ended March 31, 1999. The lease expires in May 2003.

     Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

 YEAR ENDING
SEPTEMBER 30,
- -------------
1999................................................................ $126
2000................................................................  129
2001................................................................  133
2002................................................................  137
2003................................................................  129
                                                                     ----
                                                                     $654
                                                                     ====

                           SHERWOOD MECHANICAL, INC.

(8) INCOME TAXES:

     Federal and state income taxes are as follows (in thousands):

                                                            SEPTEMBER 30,
                                                            -------------   MARCH 31,
                                                            1997    1998      1999
                                                            ----    -----   ---------
Federal --
  Current.................................................  $ 13    $ 106     $ (25)
  Deferred................................................    18       43        (9)
State --
  Current.................................................     6       51       (13)
  Deferred................................................     3        7        (4)
                                                            ----    -----     -----
                                                            $ 40    $ 207     $ (51)
                                                            ====    =====     =====

     At September 30, 1997 and 1998, and March 31, 1999, actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35%, 34% and 34%, respectively, to income before provision for income taxes as follows (in thousands):

                                                            SEPTEMBER 30,
                                                            -------------   MARCH 31,
                                                            1997    1998      1999
                                                            ----    -----   ---------
Provision at the statutory rate...........................  $ 26    $  75     $  18
  Increase resulting from --
     Permanent differences................................     9        7       (84)
     Benefit of lower marginal tax rates..................    (1)      --        --
     State income tax, net of benefit for federal
       deduction..........................................     6       40         4
     Non deductible expense...............................    --       85        --
     Other, net...........................................    --       --        11
                                                            ----    -----     -----
                                                            $ 40    $ 207     $ (51)
                                                            ====    =====     =====

     The Company had federal and state alternative minimum tax credits of $48,000 available to offset future regular tax at September 30, 1997, and no credits available at September 30, 1998 and March 31, 1999.

     Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                           SEPTEMBER 30,
                                                           --------------   MARCH 31,
                                                           1997     1998      1999
                                                           -----    -----   ---------
Deferred income tax assets --
  Allowance for bad debts................................  $  10    $  10     $  10
  Reserves and accrued expenses..........................     27       30        10
  Property and equipment.................................     49       30        --
  Alternative minimum tax credit.........................     48       --        --
  Net operating loss.....................................    119       --        --
                                                           -----    -----     -----
          Total deferred income tax asset................    253       70        20
                                                           -----    -----     -----
Deferred income tax liabilities --
  Deferred contract revenue..............................   (522)    (409)     (341)
  Property and equipment.................................     --       --        (5)
  Accrued expenses.......................................    (20)      --        --
                                                           -----    -----     -----
          Total deferred income tax liability............   (542)    (409)     (346)
                                                           -----    -----     -----
          Net deferred income tax liability..............  $(289)   $(339)    $(326)
                                                           =====    =====     =====

                           SHERWOOD MECHANICAL, INC.

     The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                              SEPTEMBER 30,
                                                              -------------   MARCH 31,
                                                              1997    1998      1999
                                                              -----   -----   ---------
Deferred tax assets --
  Current...................................................  $  37   $  40     $  20
  Long-term.................................................    216      30        --
                                                              -----   -----     -----
          Total.............................................    253      70        20
                                                              -----   -----     -----
Deferred tax liabilities --
  Current...................................................   (542)   (409)     (341)
  Long-term.................................................     --      --        (5)
                                                              -----   -----     -----
          Total.............................................   (542)   (409)     (346)
                                                              -----   -----     -----
          Net deferred income tax liability.................  $(289)  $(339)    $ 326)
                                                              =====   =====     =====

(9) RELATED-PARTY TRANSACTIONS:

     The Company entered into a construction contract with a partnership in which the partners are executive officers and a stockholder of the Company. The total contract receivable balance as of September 30, 1997 and 1998, and March 31, 1999 was approximately $302,000, $88,000 and $88,000, respectively. The Company recorded construction revenue and gross margin for this contract of approximately $457,000 and $23,000 for 1997, and approximately $475,000 and $(112,000) for 1998, respectively.

(10) EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match an unspecified percent contributed by each employee at the discretion of the Board of Director. Total cash contributions by the Company under the plan were approximately $68,000, $100,000 and $13,000 for the year ended September 30, 1997 and 1998, and the six months ended March 31, 1999, respectively. Vesting is 100% at date of contribution for employee contributions and employer contributions generally vest over a period of one to six years.

(11) FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, contracts receivable, accounts payable, lines of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

(12) COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company was named as a defendant in an action filed by the trustee of a union apprenticeship committee in December 1997, alleging the Company violated the State's prevailing wage law and is seeking damages totaling approximately $269,000. Related to the same matter, the Division of Labor Standards Enforcement has sued an unaffiliated third party (Ray Wilson Company) seeking the wages stated above of $269,000 plus penalties of $293,000. Ray Wilson Company is seeking indemnification from the Company. The two cases overlap and the collective potential loss totals $562,000. The sole stockholder of the Company personally guaranteed any liability to the Company related to this matter. In April 1999, the sole stockholder of the Company settled this matter for approximately $270,000, which was accrued as of September 30, 1998.

                           SHERWOOD MECHANICAL, INC.

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

(13) MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had revenue greater than 10 percent of total revenues from three major customers during the year ended September 30, 1997, one major customer during the year ended September 30, 1998, and three different major customers during the six months ended March 31, 1999, as follows (in thousands):

                                      1997                   1998                   1999
                              --------------------   --------------------   --------------------
                                        PERCENTAGE             PERCENTAGE             PERCENTAGE
                                            OF                     OF                     OF
                              REVENUE    REVENUE     REVENUE    REVENUE     REVENUE    REVENUE
                              -------   ----------   -------   ----------   -------   ----------
Customer A..................  $1,870       16.3%     $4,134       30.5%     $   --         --%
Customer B..................   1,857       16.2          --         --          --         --
Customer C..................   1,546       13.5          --         --       2,019       26.3
Customer D..................      --         --          --         --       2,168       28.2
Customer E..................      --         --          --         --         828       10.8

     For the year ended September 30, 1997, contracts receivable were approximately $133,000, $131,000 and $77,000 for customers A, B and C, respectively. Contracts receivable at September 30, 1998, from Customer A was approximately $1,020,000. Contracts receivable at March 31, 1999 were $585,000, $537,000 and $244,000 for customers C, D and E, respectively.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the market. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

(14) SUBSEQUENT EVENT:

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash, notes and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company distributed certain assets to the shareholder, consisting of land, buildings and automobiles, at carrying value.

     Concurrently with the merger, the Company entered into agreements with the stockholder to lease land and buildings used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Miller Mechanical Contractors, Inc.:

     We have audited the accompanying balance sheets of Miller Mechanical Contractors, Inc., as of September 30, 1997 and 1998, and as of March 31, 1999, and the related statements of operations, cash flows and stockholders' equity for the years ended September 30, 1997 and 1998, and for the six months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miller Mechanical Contractors, Inc., as of September 30, 1997 and 1998, and as of March 31, 1999, and the results of its operations and its cash flows for the years ended September 30, 1997 and 1998, and for the six months ended March 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 26, 1999

                      MILLER MECHANICAL CONTRACTORS, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS

                                                               SEPTEMBER 30,
                                                              ---------------   MARCH 31,
                                                               1997     1998      1999
                                                              ------   ------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $1,040   $1,872    $1,985
  Accounts receivable --
     Contract...............................................   1,255    1,650     1,284
     Other..................................................     123       86       127
  Due from affiliate........................................     195        8        --
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      55       74        72
  Inventories...............................................     481      344       532
  Prepaid expenses and other current assets.................      21       11        22
  Deferred income taxes.....................................      85       --        --
                                                              ------   ------    ------
          Total current assets..............................   3,255    4,045     4,022
PROPERTY AND EQUIPMENT, net.................................     297      326       225
OTHER ASSETS................................................      49       21        --
                                                              ------   ------    ------
          Total assets......................................  $3,601   $4,392    $4,247
                                                              ======   ======    ======

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   61   $   65    $   26
  Note payable -- officer...................................      41       --        --
  Accounts payable and accrued expenses.....................   1,222    1,024       772
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................   1,072    1,044       866
  Income taxes payable......................................      --      332       120
                                                              ------   ------    ------
          Total current liabilities.........................   2,396    2,465     1,784
LONG-TERM DEBT, net of current maturities...................      61       48        37
DEFERRED INCOME TAXES.......................................      --       10        12
                                                              ------   ------    ------
          Total liabilities.................................   2,457    2,523     1,833
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 100,000 shares authorized,
     73,781 shares issued and outstanding...................      74       74        74
  Retained earnings.........................................   1,070    1,795     2,340
                                                              ------   ------    ------
          Total stockholders' equity........................   1,144    1,869     2,414
                                                              ------   ------    ------
          Total liabilities and stockholders' equity........  $3,601   $4,392    $4,247
                                                              ======   ======    ======

   The accompanying notes are an integral part of these financial statements.

                      MILLER MECHANICAL CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED        SIX MONTHS ENDED
                                                              SEPTEMBER 30           MARCH 31
                                                            ----------------   --------------------
                                                             1997     1998        1998        1999
                                                            ------   -------   -----------   ------
                                                                               (UNAUDITED)
REVENUES..................................................  $8,042   $11,346     $5,369      $5,158
COST OF REVENUES (Including depreciation).................   5,806     7,675      3,713       3,346
                                                            ------   -------     ------      ------
     Gross profit.........................................   2,236     3,671      1,656       1,812
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............   2,023     2,531      1,224         892
                                                            ------   -------     ------      ------
     Income from operations...............................     213     1,140        432         920
                                                            ------   -------     ------      ------
OTHER INCOME (EXPENSE):
  Interest income.........................................      20        47         22          40
  Interest expense........................................     (49)      (12)        (9)         (2)
  Other...................................................       9        13         12          25
                                                            ------   -------     ------      ------
     Other income, net....................................     (20)       48         25          63
                                                            ------   -------     ------      ------
INCOME BEFORE PROVISION FOR INCOME TAXES..................     193     1,188        457         983
PROVISION FOR INCOME TAXES................................      56       463        183         438
                                                            ------   -------     ------      ------
NET INCOME................................................  $  137   $   725     $  274      $  545
                                                            ======   =======     ======      ======

   The accompanying notes are an integral part of these financial statements.

                      MILLER MECHANICAL CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           YEAR ENDED        SIX MONTHS ENDED
                                                          SEPTEMBER 30           MARCH 31
                                                         ---------------   ---------------------
                                                          1997     1998       1998         1999
                                                         ------   ------   -----------    ------
                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $  137   $  725     $  274       $  545
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation......................................     108      116         18           81
     Loss (gain) on sale of property and equipment.....       2      (12)       (11)         (25)
     Deferred income taxes.............................       8       95         --            2
     Changes in operating assets and liabilities
       (Increase) decrease in --
          Accounts receivable..........................    (495)    (172)         8          333
          Costs and estimated earnings in excess of
            billings on uncompleted contracts..........      37      (18)       (81)           2
          Inventories..................................     137      137        (22)        (188)
          Prepaid expenses and other assets............      (6)      10        (32)         (11)
       Increase (decrease) in --
          Accounts payable and accrued expenses........     127     (197)       170         (253)
          Billings in excess of costs and estimated
            earnings on uncompleted contracts..........     642      (28)      (245)        (178)
          Income taxes payable.........................      --      332        232         (212)
          Other current liabilities....................     (53)      --         --           --
                                                         ------   ------     ------       ------
            Net cash provided by operating
               activities..............................     644      988        311           96
                                                         ------   ------     ------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment.........       7       14         15           71
  Additions to property and equipment..................     (87)    (147)       (35)         (26)
  (Increase) decrease in cash value of life
     insurance.........................................     (10)      28         --           21
                                                         ------   ------     ------       ------
            Net cash provided by (used in) investing
               activities..............................     (90)    (105)       (20)          66
                                                         ------   ------     ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on long-term debt.........................      --       68         26           --
  Payments of long-term debt...........................    (489)    (119)       (94)         (49)
                                                         ------   ------     ------       ------
            Net cash used in financing activities......    (489)     (51)       (68)         (49)
                                                         ------   ------     ------       ------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............      65      832        223          113
CASH AND CASH EQUIVALENTS, beginning of period.........     975    1,040      1,040        1,872
                                                         ------   ------     ------       ------
CASH AND CASH EQUIVALENTS, end of period...............  $1,040   $1,872     $1,263       $1,985
                                                         ======   ======     ======       ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest..........................................  $   49   $   12     $   11       $    4
     Income taxes......................................      60       28         13          234

   The accompanying notes are an integral part of these financial statements.

                      MILLER MECHANICAL CONTRACTORS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                         COMMON STOCK                    TOTAL
                                                        ---------------   RETAINED   STOCKHOLDERS'
                                                        SHARES   AMOUNT   EARNINGS      EQUITY
                                                        ------   ------   --------   -------------
BALANCE, September 30, 1996...........................  73,781    $74      $  933       $1,007
  Net income..........................................      --     --         137          137
                                                        ------    ---      ------       ------
BALANCE, September 30, 1997...........................  73,781     74       1,070        1,144
  Net income..........................................      --     --         725          725
                                                        ------    ---      ------       ------
BALANCE, September 30, 1998...........................  73,781     74       1,795        1,869
  Net income..........................................      --     --         545          545
                                                        ------    ---      ------       ------
BALANCE, March 31, 1999...............................  73,781    $74      $2,340       $2,414
                                                        ======    ===      ======       ======

   The accompanying notes are an integral part of these financial statements.

                      MILLER MECHANICAL CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     Miller Mechanical Contractors, Inc. (the Company), a Georgia corporation, is a plumbing subcontractor primarily for extended-stay motels and large upscale apartment complexes. The Company performs the majority of its contract work under fixed-price contracts, with contract terms generally ranging from six to 18 months. The Company performs the majority of its work in Georgia, Florida, North Carolina, South Carolina and Tennessee.

     The Company and its stockholders intend to enter into a definitive agreement with American Plumbing & Mechanical, Inc. (AMPAM), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash, notes and shares of AMPAM common stock concurrently with the consummation the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Information

     The interim financial statements for the six months ended March 31, 1998, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable and Provisions for Doubtful Accounts

     The Company provides an allowance for doubtful accounts based upon an estimate of uncollectable balances. Management believes that an allowance for doubtful accounts is not necessary, based on the status of contracts and review of accounts.

  Inventories

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the weighted-average method.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the assets (see Note 4). Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                      MILLER MECHANICAL CONTRACTORS, INC.

  Revenue Recognition

     The Company recognizes revenue when services are performed, except when work is being performed under a construction contract. Revenues from construction contracts are recognized using the percentage-of-completion method measured by the percentage of cost incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

     The current asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The current liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

  Income Taxes

     The Company, which is a C Corporation, follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets and liabilities are recovered or settled.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

  Realization of Long-Lived Assets

     The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine whether an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                      MILLER MECHANICAL CONTRACTORS, INC.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Contract receivables consist of the following (in thousands):

                                                           SEPTEMBER 30
                                                         ----------------     MARCH 31
                                                          1997      1998        1999
                                                         ------    ------    ----------
Completed contracts....................................  $  544    $   30      $   24
Contracts in progress..................................     560     1,260         985
Retainage..............................................     151       360         275
                                                         ------    ------      ------
  Balance at end of period.............................  $1,255    $1,650      $1,284
                                                         ======    ======      ======

     Plumbing installation contracts in progress are as follows (in thousands):

                                                          SEPTEMBER 30
                                                       ------------------     MARCH 31
                                                        1997       1998         1999
                                                       -------    -------    ----------
Cost incurred on contracts in progress...............  $ 2,735    $ 8,352      $5,097
Estimated earnings, net of losses....................    1,115      4,096       2,615
                                                       -------    -------      ------
                                                         3,850     12,448       7,712
Less -- Billing to date..............................    4,867     13,418       8,506
                                                       -------    -------      ------
                                                       $(1,017)   $  (970)     $ (794)
                                                       =======    =======      ======
Cost and estimated earnings in excess of billings on
  uncompleted contracts..............................  $    55    $    74      $   72
Billing in excess of costs and estimated earnings on
  uncompleted contracts..............................   (1,072)    (1,044)       (866)
                                                       -------    -------      ------
                                                       $(1,017)   $  (970)     $ (794)
                                                       =======    =======      ======

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                            SEPTEMBER 30
                                                          ----------------    MARCH 31
                                                           1997      1998       1999
                                                          ------    ------    --------
Accounts payable, trade.................................  $  570    $  374      $475
Accrued compensation and benefits.......................     391       587       229
Other accrued expenses..................................     261        63        68
                                                          ------    ------      ----
  Balance at end of period..............................  $1,222    $1,024      $772
                                                          ======    ======      ====

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands):

                                                    ESTIMATED     SEPTEMBER 30
                                                   USEFUL LIVES   -------------   MARCH 31
                                                     IN YEARS     1997    1998      1999
                                                   ------------   -----   -----   --------
Vehicles.........................................          5      $434    $472      $400
Machinery and equipment..........................        5-7       139     218       282
Property under capital lease.....................          5        26      --        --
Leasehold improvements...........................    31.5-39       128     130        35
                                                                  ----    ----      ----
                                                                   727     820       717
Less -- Accumulated depreciation and
  amortization...................................                  430     494       492
                                                                  ----    ----      ----
          Property and equipment, net............                 $297    $326      $225
                                                                  ====    ====      ====

                      MILLER MECHANICAL CONTRACTORS, INC.

5. LINE OF CREDIT AND LONG-TERM DEBT:

     The Company has available a $300,000 line of credit with a bank. Outstanding borrowings under the line of credit bear interest at the banks prime rate plus 1 percent. The line of credit is secured by substantially all of the assets of the Company and is personally guaranteed by the stockholders. At September 30, 1997 and 1998, and March 31, 1999, no amount was outstanding on the line of credit. The line of credit included an annual renewal option and was not renewed during the six months ended March 31, 1999.

     The Company has various notes payable with several financial institutions. These notes have monthly payments ranging from $291 to $872, including interest, and total $112,570 in the aggregate at September 30, 1998. Interest rates on the notes vary from 1.9 percent to 10.4 percent and are due from February 1999 through June 2001. All of the notes payable are secured by the respective vehicles and equipment.

     The maturities of long-term debt as of September 30, 1998, are as follows (in thousands):

Year ending September 30 --
  1999......................................................   $ 65
  2000......................................................     33
  2001......................................................     15
                                                               ----
                                                               $113
                                                               ====

6. LEASES:

     The Company leases all of its operating facilities from the majority stockholder under a lease agreement that expires on September 30, 2005. Monthly lease payments aggregate $7,500 for the land and buildings through September 30, 2005. Under the agreement, the Company is responsible for all property taxes, maintenance and insurance on the property. Future minimum lease payments under the agreement are $90,000 per year through September 30, 2005. Rent expense was $90,000 for the years ended September 30, 1997 and 1998 and $45,000 for the six months ended March 31, 1999.

7. INCOME TAXES:

     Federal and state income tax provisions are as follows (in thousands):

                                                              SIX MONTHS
                                               SEPTEMBER 30     ENDED
                                               ------------    MARCH 31
                                               1997   1998       1999
                                               ----   -----   ----------
Federal --
  Current....................................  $38    $310       $376
  Deferred...................................    7      81          2
State --
  Current....................................   10      58         59
  Deferred...................................    1      14          1
                                               ---    ----       ----
                                               $56    $463       $438
                                               ===    ====       ====

                      MILLER MECHANICAL CONTRACTORS, INC.

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows (in thousands):

                                                              SIX MONTHS
                                              SEPTEMBER 30      ENDED
                                              -------------    MARCH 31
                                              1997    1998       1999
                                              -----   -----   ----------
Provisions at the statutory rate............  $ 68    $415       $344
Increase (decrease) resulting from --
  State income tax, net of benefit for
     federal deduction......................     7      47         39
  Benefit of lower marginal rates...........   (16)     (4)        --
Resolution of prior year uncertainties......    --      --         53
  Other, net................................    (3)      5          2
                                              ----    ----       ----
                                              $ 56    $463       $438
                                              ====    ====       ====

     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                              SEPTEMBER 30
                                                              ------------   MARCH 31
                                                              1997   1998      1999
                                                              ----   -----   --------
Deferred income tax assets --
  Net operating loss carryforward...........................  $74      --        --
  Accrued related-party interest............................   11      --        --
                                                              ---    ----      ----
          Total deferred income tax asset...................   85      --        --
                                                              ---    ----      ----
Deferred income tax liabilities --
  Property and equipment....................................   --    $(10)     $(12)
                                                              ---    ----      ----
          Total deferred income tax liability...............   --    $(10)     $(12)
                                                              ---    ----      ----
          Net deferred income tax assets (liabilities)......  $85    $(10)     $(12)
                                                              ===    ====      ====

8. RELATED-PARTY TRANSACTIONS:

     The Company has purchased certain materials and supplies from an affiliate. The Company also bills certain salaries, insurance and office supplies to the affiliate. The Company and the affiliate have a common stockholder. For the years ended September 30, 1997 and 1998 and the six months ended March 31, 1999, the Company purchased approximately $1,940,000, $3,048,000 and $1,044,000, respectively, of material and supplies from the affiliate. At September 30, 1997 and 1998 and March 31, 1999, the Company had receivables of $195,334, $8,241 and $63, respectively due from the affiliate.

     The Company leases all of its operating facilities from the majority stockholder (see Note 6).

9. EMPLOYEE BENEFIT PLAN:

     The Company has a defined contribution profit-sharing plan qualifying under
Section 401(a) of the Internal Revenue Code. The plan covers all eligible employees. The Company can elect to contribute specified amounts to the plan, as determined by the board of directors. Participants' vested interests in the Company's contributions are based on years of service, as defined, with the Company. The Company contributed $240,000, $130,000 and $65,000 to the plan for the years ended September 30, 1997 and 1998,

                      MILLER MECHANICAL CONTRACTORS, INC.

and for the six months ended March 31, 1999, respectively, which is included in accounts payable and accrued expenses in the accompanying balance sheets.

10. FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and cash equivalents, a line of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their values.

11. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

     The Company had sales of approximately 54 percent of total sales to one major customer during the year ended September 30, 1997. The Company had sales of approximately 63 percent and 13 percent, respectively to two major customers during the year ended September 30, 1998 and sales of approximately 56 percent and 11 percent to two major customers during the six months ended March 31, 1999.

     In general, the Company performs its services under contract terms that entitle it to progress payments and is, by law, granted a lien interest in the work until paid. The Company is exposed to potential credit risk related to changes in business and economic factors within the southeastern United States. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

     The Company's customers are primarily in the construction industry. Accordingly, the Company is exposed to risks of fluctuations in construction in the areas which it operates.

13. SUBSEQUENT EVENT:

     On April 1, 1999, AMPAM acquired through merger all the stock of the Company in exchange for cash, notes and stock of AMPAM, after which the Company is a wholly owned subsidiary of AMPAM.

     In connection with the merger, the Company sold or distributed certain nonoperating assets and attendant liabilities, if any, to the stockholders.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                  [American Plumbing & Mechanical, Inc. Logo]

                      AMERICAN PLUMBING & MECHANICAL, INC.

 OFFER TO EXCHANGE 11 5/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B FOR ALL
         EXISTING 11 5/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES A

                              --------------------

                                   PROSPECTUS
                              --------------------

                                           , 1999

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, the information or representations must not be relied upon as having been authorized by American Plumbing & Mechanical, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy securities of that type in any circumstances in which an offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of American Plumbing & Mechanical, Inc. since the date hereof or that the information contained in this prospectus is correct as of any time subsequent to its date.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

     Section 7(d) of the Company's Amended and Restated Certificate of Incorporation states that:

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7(d) by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     In addition, Article IX of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

     The Company has or will be entering into indemnification agreements with each of its executive officers and directors.

     These limitations on liability would apply to violations of the federal securities laws. However, the registrant has been advised that in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy and therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

         Unless otherwise indicated, all exhibits listed below were previously filed as part of this registration statement.


            3.1          --   Amended and Restated Certificate of Incorporation
            3.2          --   Amended and Restated Bylaws
            3.3          --   Certificate of Designations of 10% Cumulative Redeemable
                              Convertible Preferred Stock, Series A
            4.1          --   Indenture, dated May 19, 1999, by and among American
                              Plumbing & Mechanical, Inc. and the subsidiaries named
                              therein and State Street Bank and Trust Company covering up to $125,000,000 11 5/8% Senior Subordinated Notes due 2008
            4.2          --   Registration Rights Agreement dated May 19, 1999 by and
                              among American Plumbing & Mechanical, Inc., Fleet
                              Securities, Inc., Merrill Lynch & Co., Banc One Capital
                              Markets, Inc. and Credit Lyonnais Securities (USA), Inc.
            4.3          --   Form of American Plumbing & Mechanical, Inc. 11 5/8% Senior
                              Subordinated Note due 2008 (Included in Exhibit A to Exhibit
                              4.1)
            5.1          --   Opinion of Andrews & Kurth L.L.P.
           10.1          --   Form of Officer and Director Indemnification Agreement
           10.2          --   American Plumbing & Mechanical, Inc. 1999 Stock Plan
           10.3          --   $95 Million Senior Secured Credit Agreement dated March 31,
                              1999 among American Plumbing & Mechanical, Inc., First
                              National Bank of Chicago and the other lenders party
                              thereto.
           10.4          --   Transfer Restriction and Expense Reimbursement Agreement
           10.5          --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Christianson
                              Enterprises, Inc, Christianson Service Company, G.G.R.
                              Leasing Corporation and their stockholders
           10.6          --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., J.A. Croson Company
                              and Franklin Fire Sprinkler Company and their stockholders

            10.7          --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., J.A. Croson Company of Florida and its stockholders
            10.8          --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., Nelson Mechanical Contractors, Inc. and its stockholders
            10.9          --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., Miller Mechanical Contractors, Inc. and its stockholders
            10.10         --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., R.C.R. Plumbing, Inc. and its stockholders
            10.11         --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., Teepe's River City Mechanical, Inc. and its stockholders
            10.12         --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., Keith Riggs Plumbing, Inc. and its stockholders
            10.13         --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., Power Plumbing, Inc. and its stockholders
            10.14         --         Acquisition Agreement dated February 11, 1999 by and between American Plumbing &
                                     Mechanical, Inc., Sherwood Mechanical, Inc. and its stockholder
            10.15         --         Employment Agreement between the Company and Robert Christianson
           *10.16         --         Employment Agreement between the Company and Robert Richey
            10.17         --         Employment Agreement between the Company and David Baggett
            10.18         --         Employment Agreement between the Company, Croson Ohio and David Croson
            10.19         --         Employment Agreement between the Company, Croson Florida and James Croson
            10.20         --         Employment Agreement between the Company, Miller and Joseph B. Miller
            10.21         --         Employment Agreement between the Company, Sherwood and Robert Sherwood
            10.22         --         Employment Agreement between the Company, Keith Riggs and Sam Sherwood
            10.23         --         Employment Agreement between the Company, Teepe's and Scott Teepe
            12            --         Ratio of Earnings to Fixed Charges
            23.1          --         Consent of Andrews & Kurth L.L.P. (Included in Exhibit 5.1)
           *23.2          --         Consent of Arthur Andersen, LLP
            25.1          --         Statement of Eligibility of State Street Bank and Trust Company, Trustee on Form T-1
            99.1          --         Form of Letter of Transmittal
            99.2          --         Form of Notice of Guaranteed Delivery
            99.3          --         Form of Letter to Clients
            99.4          --         Form of Letter to Nominees
            99.5          --         Form of Instruction to Registered Holder from Beneficial Owner


- ---------------


* Filed herewith


ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

             (d) To supply all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class main or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 1999.


                                        AMERICAN PLUMBING & MECHANICAL, INC.

                                        By:                   *
                                           -------------------------------------
                                                  Robert A. Christianson
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated on September 30, 1999.


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Chairman of the Board of Directors
- -----------------------------------------------------
                   C. Byron Snyder

                          *                            President, Chief Executive Officer and
- -----------------------------------------------------    Director (Principal Executive Officer)
               Robert A. Christianson

                /s/ DAVID C. BAGGETT                   Senior Vice President, Chief Financial
- -----------------------------------------------------    Officer, Secretary and Director (Principal
                  David C. Baggett                       Financial Officer and Principal Accounting
                                                         Officer)

                          *                            Senior Vice President, Chief Operating Officer
- -----------------------------------------------------    and Director
                  Robert C. Richey

                          *                            Director
- -----------------------------------------------------
                   David A. Croson

                          *                            Director
- -----------------------------------------------------
                   James A. Croson

                          *                            Director
- -----------------------------------------------------
                  Joseph E. Miller

                          *                            Director
- -----------------------------------------------------
                Albert W. Niemi, Jr.

                          *                            Director
- -----------------------------------------------------
                   Susan O. Rheney

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Director
- -----------------------------------------------------
                 Robert W. Sherwood

                          *                            Director
- -----------------------------------------------------
                   Sam B. Sherwood

                          *                            Director
- -----------------------------------------------------
                 Scott W. Teepe, Sr.

              *By: /s/ DAVID C. BAGGETT
- -----------------------------------------------------
                  David C. Baggett
           Pursuant to a power-of-attorney
        filed with the Registration Statement
                  on June 21, 1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants set forth below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 1999.


                                        CHRISTIANSON ENTERPRISES, INC.
                                        CHRISTIANSON SERVICE COMPANY
                                        G.G.R. LEASING CORPORATION
                                        R.C.R. PLUMBING, INC.
                                        J.A. CROSON COMPANY
                                        FRANKLIN FIRE SPRINKLER COMPANY
                                        J.A. CROSON COMPANY OF FLORIDA
                                        TEEPE'S RIVER CITY MECHANICAL, INC.
                                        KEITH RIGGS PLUMBING, INC.
                                        POWER PLUMBING, INC.
                                        NELSON MECHANICAL CONTRACTORS, INC.
                                        SHERWOOD MECHANICAL, INC.
                                        MILLER MECHANICAL CONTRACTORS, INC.

                                        By:     /s/ DAVID C. BAGGETT
                                        ----------------------------------------
                                                    David C. Baggett
                                        Vice President, Secretary and Treasurer
                                         of each of the above listed companies


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 30, 1999.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
           CHRISTIANSON ENTERPRISES, INC.
            CHRISTIANSON SERVICE COMPANY
             G.G.R. LEASING CORPORATION

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
               Robert A. Christianson

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
                Brian T. Christianson

                R.C.R. PLUMBING, INC.

                          *                            Chief Executive Officer and Director
- -----------------------------------------------------    (Principal Executive Officer)
                  Robert C. Richey

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                 J.A. CROSON COMPANY

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                   David A. Croson

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

           FRANKLIN FIRE SPRINKLER COMPANY

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                   David A. Croson

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

           J.A. CROSON COMPANY OF FLORIDA

                          *                            Chief Executive Officer and Director
- -----------------------------------------------------    (Principal Executive Officer)
                   James A. Croson

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

         TEEPE'S RIVER CITY MECHANICAL, INC.

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                     Scott Teepe

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

             KEITH RIGGS PLUMBING, INC.

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                    Gerald Riggs

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                POWER PLUMBING, INC.

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                   James N. Power

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

         NELSON MECHANICAL CONTRACTORS, INC.

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                   Gilbert Nelson

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

              SHERWOOD MECHANICAL, INC.

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                   Robert Sherwood

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson

         MILLER MECHANICAL CONTRACTORS, INC.

                          *                            President and Director (Principal Executive
- -----------------------------------------------------    Officer)
                  Joseph E. Miller

                /s/ DAVID C. BAGGETT                   Treasurer and Director (Principal Financial
- -----------------------------------------------------    and Accounting Officer)
                  David C. Baggett

                          *                            Director
- -----------------------------------------------------
               Robert A. Christianson


                /s/ DAVID C. BAGGETT
- -----------------------------------------------------
                  David C. Baggett
           Pursuant to a power-of-attorney
        filed with the Registration Statement
                  on June 21, 1999

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                         DESCRIPTION
        -------                                       -----------

          3.1            --   Amended and Restated Certificate of Incorporation
          3.2            --   Amended and Restated Bylaws
          3.3            --   Certificate of Designations of 10% Cumulative Redeemable
                              Convertible Preferred Stock, Series A
          4.1            --   Indenture, dated May 19, 1999, by and among American
                              Plumbing & Mechanical, Inc. and the subsidiaries named
                              therein and State Street Bank and Trust Company covering up to $125,000,000 11 5/8% Senior Subordinated Notes due 2008
          4.2            --   Registration Rights Agreement dated May 19, 1999 by and
                              among American Plumbing & Mechanical, Inc., Fleet
                              Securities, Inc., Merrill Lynch & Co., Banc One Capital
                              Markets, Inc. and Credit Lyonnais Securities (USA), Inc.
          4.3            --   Form of American Plumbing & Mechanical, Inc. 11 5/8% Senior
                              Subordinated Note due 2008 (Included in Exhibit A to Exhibit
                              4.1)
          5.1            --   Opinion of Andrews & Kurth L.L.P.
         10.1            --   Form of Officer and Director Indemnification Agreement
         10.2            --   American Plumbing & Mechanical, Inc. 1999 Stock Plan
         10.3            --   $95 Million Senior Secured Credit Agreement dated March 31,
                              1999 among American Plumbing & Mechanical, Inc., First
                              National Bank of Chicago and the other lenders party
                              thereto.
         10.4            --   Transfer Restriction and Expense Reimbursement Agreement
         10.5            --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Christianson
                              Enterprises, Inc, Christianson Service Company, G.G.R.
                              Leasing Corporation and their stockholders
         10.6            --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., J.A. Crosan Company
                              and Franklin Fire Sprinkler Company and their stockholders
         10.7            --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., J.A. Croson Company of
                              Florida and its stockholders
         10.8            --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Nelson Mechanical
                              Contractors, Inc. and its stockholders
         10.9            --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Miller Mechanical
                              Contractors, Inc. and its stockholders
         10.10           --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., R.C.R. Plumbing, Inc.
                              and its stockholders
         10.11           --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Teepe's River City
                              Mechanical, Inc. and its stockholders
         10.12           --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Keith Riggs Plumbing,
                              Inc. and its stockholders
         10.13           --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Power Plumbing, Inc.
                              and its stockholders
         10.14           --   Acquisition Agreement dated February 11, 1999 by and between
                              American Plumbing & Mechanical, Inc., Sherwood Mechanical,
                              Inc. and its stockholder
         10.15           --   Employment Agreement between the Company and Robert
                              Christianson

        EXHIBIT
          NO.                                         DESCRIPTION
        -------                                       -----------
        *10.16           --   Employment Agreement between the Company and Robert Richey
         10.17           --   Employment Agreement between the Company and David Baggett
         10.18           --   Employment Agreement between the Company, Croson Ohio and
                              David Croson
         10.19           --   Employment Agreement between the Company, Croson Florida and
                              James Croson
         10.20           --   Employment Agreement between the Company, Miller and Joseph
                              B. Miller
         10.21           --   Employment Agreement between the Company, Sherwood and
                              Robert Sherwood
         10.22           --   Employment Agreement between the Company, Keith Riggs and
                              Sam Sherwood
         10.23           --   Employment Agreement between the Company, Teepe's and Scott
                              Teepe
         12              --   Ratio of Earnings to Fixed Charges
         23.1            --   Consent of Andrews & Kurth L.L.P. (Included in Exhibit 5.1)
        *23.2            --   Consent of Arthur Andersen, LLP
         25.1            --   Statement of Eligibility of State Street Bank and Trust
                              Company, Trustee on Form T-1
         99.1            --   Form of Letter of Transmittal
         99.2            --   Form of Notice of Guaranteed Delivery
         99.3            --   Form of Letter to Clients
         99.4            --   Form of Letter to Nominees
         99.5            --   Form of Instruction to Registered Holder from Beneficial
                              Owner


- ---------------


* Filed herewith